As filed with the Securities and Exchange Commission on August 14, 2020

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNRUN INC.

(Exact name of registrant as specified in its charter)

Delaware	3430	26-2841711
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Bush Street, Suite 1400

San Francisco, California 94104

(415) 580-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeanna Steele, General Counsel and Corporate Secretary

Sundance Banks, Deputy General Counsel

225 Bush Street, Suite 1400

San Francisco, California 94104

(415) 580-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jamie Leigh, Esq. Ian Nussbaum, Esq. Calise Cheng, Esq. Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	C. Dan Black Chief Legal Officer, Executive Vice President and Secretary Vivint Solar, Inc. 1800 West Ashton Boulevard Lehi, Utah 84043 (877) 404-4129	Elizabeth Cooper, Esq. Brian Stadler, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 share	90,329,469(1)	N/A	$4,049,223,713.04(2)	$525,589.24(3)

(1)

The number of shares of common stock, par value $0.0001 per share (“Sunrun common stock”), of the registrant being registered upon completion of the merger of a wholly owned subsidiary of the registrant with and into Vivint Solar, Inc. (“Vivint Solar”) described in the joint proxy statement/prospectus contained herein is based upon an estimate of the maximum number of shares of common stock of Vivint Solar, par value $0.01 per share (“Vivint Solar common stock”), presently outstanding or issuable or expected to be issued in connection with the merger, including shares of Vivint Solar common stock underlying Vivint Solar stock options, performance-based restricted stock unit, restricted stock units, and awards pursuant to Vivint Solar’s long term incentive pool plans and shares of Vivint Solar common stock potentially issuable in respect of Vivint Solar stock options, performance-based restricted stock units, restricted stock units, and Vivint Solar’s long term incentive pool plans, which is equal to 164,235,397, multiplied by the exchange ratio of 0.55 shares of the registrant’s common stock for each share of Vivint Solar common stock, collectively equal to 90,329,469.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of Vivint Solar common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $24.66, the average of the high and low prices per share of Vivint Solar common stock on August 11, 2020, as quoted on the New York Stock Exchange and (b) 164,235,397, the estimated maximum number of shares of Vivint Solar common stock that may be exchanged for the shares of Sunrun common stock being registered;

(3)	Computed in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 14, 2020

MERGER AND SHARE ISSUANCE PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Sunrun and Vivint Solar Stockholders:

On July 6, 2020, Sunrun Inc., a Delaware corporation (“Sunrun”), Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrun (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (“Vivint Solar”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) pursuant to which, subject to approval of Sunrun stockholders and Vivint Solar stockholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, Sunrun will acquire Vivint Solar in an all-stock merger. At the completion of the merger, Merger Sub will merge with and into Vivint Solar, with Vivint Solar surviving the merger and becoming a wholly owned subsidiary of Sunrun.

If the merger is completed, each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for certain specified shares, will be converted into the right to receive 0.55 (the “exchange ratio”) fully paid and nonassessable shares of Sunrun common stock and, if applicable, substituting cash in lieu of fractional shares, less any applicable withholding taxes (the “merger consideration”). The exchange ratio is fixed and will not be adjusted for changes in the market price of either Sunrun common stock or Vivint Solar common stock between the dates of the signing of the merger agreement and the completion of the merger. If the merger is completed, Sunrun stockholders will continue to own their existing shares of Sunrun common stock, which will not be adjusted or otherwise changed by the merger. For more details on the merger consideration, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of the accompanying joint proxy statement/prospectus.

Sunrun common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “RUN”, and Vivint Solar common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “VSLR”. As of [●], 2020, the last completed trading day before the date of the accompanying joint proxy statement/prospectus, the last reported sales price of Sunrun common stock at the end of regular trading hours, as reported on Nasdaq, was $[●] per share, and the last reported sales price of Vivint Solar common stock at the end of regular trading hours, as reported on NYSE, was $[●] per share. Because the merger consideration is payable in a fixed number of shares of Sunrun common stock, with each share of Vivint Solar common stock being exchanged for 0.55 shares of Sunrun common stock, the implied value of the merger consideration to be received in exchange for each share of Vivint Solar common stock will fluctuate based on the market price of Sunrun common stock until the completion of the merger. As a result, the value of the per share merger consideration that Vivint Solar stockholders will be entitled to receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of the accompanying joint proxy statement/prospectus. Accordingly, Sunrun and Vivint Solar urge you to obtain updated market quotations for Sunrun common stock before deciding whether to vote for the proposals presented in the accompanying joint proxy statement/prospectus.

Based on the number of shares of Vivint Solar common stock outstanding and reserved for issuance as of the Vivint Solar record date (as defined below), and the number of shares of Sunrun common stock outstanding and reserved for issuance as of the Sunrun record date (as defined below), we estimate that, immediately following completion of the merger, former holders of Vivint Solar common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis, and pre-merger holders of Sunrun common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis.

Each of Sunrun and Vivint Solar is holding a virtual special meeting of its stockholders to vote on the proposals necessary to complete the merger. In light of the ongoing COVID-19 pandemic, Sunrun and Vivint Solar have each chosen to hold an exclusively virtual special meeting rather than an in-person meeting to minimize the health and safety risks of holding an in-person meeting and to allow for greater access to those who may want to attend. Information about each virtual special meeting, the merger and the other business to be considered by stockholders at each virtual special meeting is contained in the accompanying joint proxy statement/prospectus. Any stockholder entitled to attend and vote at the applicable virtual special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Sunrun common stock or Vivint Solar common stock. We urge you to read the accompanying joint proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page [●] of the accompanying joint proxy statement/prospectus before making any voting decisions.

Your vote is very important regardless of the number of shares of Sunrun common stock or Vivint Solar common stock that you own. The merger cannot be completed unless (1) Sunrun stockholders approve the issuance of Sunrun common stock to Vivint Solar stockholders in connection with the merger and (2) Vivint Solar stockholders adopt the merger agreement.

The Sunrun board of directors unanimously recommends that Sunrun stockholders vote “FOR” each of the proposals to be considered at the Sunrun virtual special meeting. The Vivint Solar board of directors unanimously recommends that Vivint Solar stockholders vote “FOR” each of the proposals to be considered at the Vivint Solar virtual special meeting.

Whether or not you plan to attend the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

Lynn Jurich Chief Executive Officer Sunrun Inc.	David Bywater Chief Executive Officer Vivint Solar, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in the accompanying joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2020 and is first being mailed to Sunrun stockholders and Vivint Solar stockholders on or about [●], 2020.

225 Bush Street, Suite 1400

San Francisco, California 94104

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To be held at [●] Pacific Time on [●], 2020

Dear Sunrun Inc. Stockholders:

Notice is hereby given that Sunrun Inc. (“Sunrun”), will hold a virtual special meeting of its stockholders (the “Sunrun virtual special meeting”), exclusively online via live audio-only webcast on [●], 2020 at [●] Pacific Time.

There will not be a physical meeting location. The Sunrun virtual special meeting can be accessed by visiting http://virtualshareholdermeeting.com/Sunrun2020SM, where you will be able to attend the Sunrun virtual special meeting via live audio-only webcast. You will be able to vote your shares and submit questions during the Sunrun virtual special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at [●] Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the Sunrun virtual special meeting in person. We are holding the Sunrun virtual special meeting to consider the following proposals:

1.

Approval of the Sunrun Share Issuance. To vote on a proposal to approve the issuance of shares of Sunrun common stock, par value $0.0001 per share, to Vivint Solar stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 6, 2020 (as it may be amended from time to time, the “merger agreement”), by and among Sunrun, Viking Merger Sub, Inc. and Vivint Solar, Inc. (the “Sunrun share issuance proposal”); and

2.

Adjournment of the Sunrun Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Sunrun virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Sunrun virtual special meeting to approve the Sunrun share issuance proposal (the “Sunrun adjournment proposal”).

Sunrun will transact no other business at the Sunrun virtual special meeting, except such business as may properly be brought before the Sunrun virtual special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Sunrun virtual special meeting.

The Sunrun board of directors, referred to as the Sunrun Board, has fixed the close of business on [●], 2020 as the record date for the Sunrun virtual special meeting, referred to as the Sunrun record date. Only Sunrun stockholders of record as of the Sunrun record date are entitled to receive notice of, and to vote at, the Sunrun virtual special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, approval of the Sunrun share issuance proposal by the Sunrun stockholders, which requires the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the Sunrun share issuance proposal.

The Sunrun Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Sunrun share issuance, are advisable and fair to and in the best interests of Sunrun and its stockholders, and unanimously recommends that Sunrun stockholders vote:

•	“FOR” the Sunrun share issuance proposal; and

•	“FOR” the Sunrun adjournment proposal.

Your vote is very important regardless of the number of shares of Sunrun common stock that you own. In order to approve the Sunrun share issuance proposal, the votes cast in favor of the Sunrun share issuance proposal must represent a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote against the Sunrun share issuance proposal.

You are cordially invited to attend the Sunrun virtual special meeting. The Sunrun virtual special meeting can be accessed by visiting http://virtualshareholdermeeting.com/Sunrun2020SM, where you will be able to attend the Sunrun virtual special meeting via live audio-only webcast. You will be able to vote your shares and submit questions during the Sunrun virtual special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Whether or not you expect to attend the Sunrun virtual special meeting, to ensure your representation at the Sunrun virtual special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the enclosed Sunrun proxy card, (2) calling the toll-free number listed on the enclosed Sunrun proxy card or (3) submitting your enclosed Sunrun proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from attending by means of remote communication the Sunrun virtual special meeting and voting at the Sunrun virtual special meeting, but it will help to ensure that a quorum is present and avoid added solicitation costs. Any holder of record of Sunrun common stock as of the Sunrun record date who attends the Sunrun virtual special meeting may vote at the Sunrun virtual special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Sunrun virtual special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by your bank, broker or other nominee.

If you own shares in street name through an account with a bank, broker or other nominee and you decide to attend the Sunrun virtual special meeting, you cannot vote at the Sunrun virtual special meeting unless you present a “legal proxy”, issued in your name from your bank, broker or other nominee.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Sunrun virtual special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning either of the proposals in this notice, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Sunrun common stock, please contact Sunrun’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway – 27th Floor

New York, New York 10018

Stockholders may call toll-free: (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

Email: proxy@mackenziepartners.com

By Order of the Board of Directors,

Jeanna Steele General Counsel and Corporate Secretary
[●], 2020

VIVINT SOLAR, INC.

1800 West Ashton Boulevard

Lehi, Utah 84043

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To be held at [●] Mountain Time on [●], 2020

Dear Stockholders of Vivint Solar, Inc.:

Notice is hereby given that Vivint Solar, Inc. (“Vivint Solar”), will hold a virtual special meeting of its stockholders (the “Vivint Solar virtual special meeting”) exclusively online via live audio-only webcast on [●], 2020 at [●] Mountain Time.

There will not be a physical meeting location. The Vivint Solar virtual special meeting can be accessed by visiting [●], where you will be able to attend the virtual meeting live, have an opportunity to submit questions, and vote online. We encourage you to allow ample time for online check-in, which will open at [●], Mountain Time. Please note that you will not be able to attend the Vivint Solar virtual special meeting in person. We are holding the Vivint Solar virtual special meeting to consider the following proposals:

1.

Adoption of the Merger Agreement. To vote on a proposal to adopt the merger agreement, which is further described in the accompanying joint proxy statement/prospectus, including in the section entitled “The Merger Agreement” beginning on page [●] of the accompanying joint proxy statement/prospectus, and a copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus (the “Vivint Solar merger proposal”);

2.

Vivint Solar Merger-Related Compensation. To vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Vivint Solar to certain of its named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the “Vivint Solar merger-related compensation proposal”); and

3.

Adjournment of the Vivint Solar Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Vivint Solar virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Vivint Solar virtual special meeting to approve the Vivint Solar merger proposal (the “Vivint Solar adjournment proposal”).

Vivint Solar will transact no other business at the Vivint Solar virtual special meeting, except such business as may properly be brought before the Vivint Solar virtual special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Vivint Solar virtual special meeting.

The Vivint Solar board of directors, referred to as the Vivint Solar Board, has fixed the close of business on [●], 2020 as the record date for the Vivint Solar virtual special meeting, referred to as the Vivint Solar record date. Only Vivint Solar stockholders of record as of the Vivint Solar record date are entitled to receive notice of, and to vote at, the Vivint Solar virtual special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on, among other things, approval of the Vivint Solar merger proposal by the Vivint Solar stockholders, which requires the affirmative vote of the holders a majority of all the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal.

The Vivint Solar Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Vivint Solar and its stockholders, and unanimously recommends that Vivint Solar stockholders vote:

“FOR” the Vivint Solar merger proposal;

“FOR” the Vivint Solar merger-related compensation proposal; and

“FOR” the Vivint Solar adjournment proposal.

Your vote is very important regardless of the number of shares of Vivint Solar common stock that you own. In order to approve the Vivint Solar merger proposal, the votes cast in favor of the Vivint Solar merger proposal must represent a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date. Accordingly, abstentions will have the same effect as a vote against the Vivint Solar merger proposal.

You are cordially invited to attend the Vivint Solar virtual special meeting. The Vivint Solar virtual special meeting can be accessed by visiting [●], where you will be able to listen to the Vivint Solar virtual special meeting live, have an opportunity to submit questions and vote online. Whether or not you expect to attend the Vivint Solar virtual special meeting, to ensure your representation at the Vivint Solar virtual special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the enclosed Vivint Solar proxy card, (2) calling the toll-free number listed on the enclosed Vivint Solar proxy card or (3) submitting your enclosed Vivint Solar proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from attending by means of remote communication the Vivint Solar virtual special meeting and voting at the Vivint Solar virtual special meeting, but it will help to ensure that a quorum is present and avoid added solicitation costs. Any holder of record of Vivint Solar common stock as of the Vivint Solar record date who attends the Vivint Solar virtual special meeting may vote at the Vivint Solar virtual special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Vivint Solar virtual special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by your bank, broker or other nominee.

If you own shares in street name through an account with a bank, broker or other nominee and you decide to attend the Vivint Solar virtual special meeting, you cannot vote at the Vivint Solar virtual special meeting unless you present a “legal proxy”, issued in your name from your bank, broker or other nominee.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Vivint Solar virtual special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning either of the proposals in this notice, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Vivint Solar common stock, please contact Vivint Solar’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 800-5187

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

C. Dan Black Chief Legal Officer, Executive Vice President, and Secretary
[●], 2020

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Sunrun and Vivint Solar from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. For a listing of the documents incorporated by reference into the accompanying joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page [●] of the accompanying joint proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into the joint proxy statement/prospectus by requesting them in writing or by telephone as follows:

For Sunrun Stockholders: Sunrun Inc. 225 Bush Street, Suite 1400 San Francisco, California 94104 Attention: Investor Relations (415) 373-5206 investors@sunrun.com	For Vivint Solar Stockholders: Vivint Solar, Inc. 1800 West Ashton Boulevard Lehi, Utah 84043 Attention: Investor Relations (855) 842-1844 ir@vivintsolar.com

To receive timely delivery of the documents in advance of the Sunrun virtual special meeting and the Vivint Solar virtual special meeting, you should make your request no later than [●], 2020.

You may also obtain any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus without charge through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by Sunrun with the SEC on Sunrun’s Internet website at https://investors.sunrun.com/, under the tab “Filings & Financials”, then under the tab “SEC Filings” or by contacting Sunrun’s Corporate Secretary at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, California 94104 or by calling (415) 580-6900. You may also obtain copies of documents filed by Vivint Solar with the SEC on Vivint Solar’s Internet website at https://investors.vivintsolar.com/, under the tab “Financial Information”, then under the tab “SEC Filings” or by contacting Vivint Solar’s Secretary at Vivint Solar, Inc., 1800 West Ashton Boulevard, Lehi, Utah 84043 or by calling (877) 404-4129.

We are not incorporating the contents of the websites of the SEC, Sunrun, Vivint Solar or any other entity or any other website into the accompanying joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into the accompanying joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Sunrun (File No. [●]), constitutes a prospectus of Sunrun under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.0001 per share, of Sunrun to be issued to Vivint Solar stockholders pursuant to the merger agreement. This document also constitutes a joint proxy statement of each of Sunrun and Vivint Solar under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the Sunrun virtual special meeting, at which Sunrun stockholders will be asked to consider and vote upon the Sunrun share issuance proposal and certain other proposals, and constitutes a notice of meeting with respect to the Vivint Solar virtual special meeting, at which Vivint Solar stockholders will be asked to consider and vote upon the Vivint Solar merger proposal and certain other proposals.

Sunrun has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Sunrun and Viking Merger Sub, Inc. and Vivint Solar has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Vivint Solar.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Sunrun and Vivint Solar have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated as of the date set forth above on the cover page of this joint proxy statement/prospectus, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Sunrun stockholders or Vivint Solar stockholders nor the issuance by Sunrun of shares of Sunrun common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement, the transactions contemplated by the merger agreement, the Sunrun virtual special meeting and the Vivint Solar virtual special meeting. They may not include all the information that is important to Sunrun stockholders and Vivint Solar stockholders. Sunrun stockholders and Vivint Solar stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:

Sunrun, Merger Sub and Vivint Solar have entered into a merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed merger involving Sunrun and Vivint Solar, whereby Sunrun will acquire Vivint Solar in an all-stock merger. Under the merger agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement and described hereafter, in each case prior to the completion of the merger, Merger Sub will merge with and into Vivint Solar, with Vivint Solar surviving the merger and becoming a wholly owned subsidiary of Sunrun (the “merger”). As a result of the merger, shares of Vivint Solar will no longer be publicly traded and will be delisted from the New York Stock Exchange, referred to as NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

Q:	Why am I receiving these materials?

A:

You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of Sunrun common stock or Vivint Solar common stock with respect to the Sunrun share issuance proposal or the Vivint Solar merger proposal, respectively, and other matters to be considered at the virtual special meetings.

The merger cannot be completed unless, among other things, (1) Sunrun stockholders approve the issuance of Sunrun common stock to Vivint Solar stockholders in connection with the merger at the Sunrun virtual special meeting and (2) Vivint Solar stockholders adopt the merger agreement at the Vivint Solar virtual special meeting.

This joint proxy statement/prospectus constitutes both a joint proxy statement of Sunrun and Vivint Solar and a prospectus of Sunrun. It is a joint proxy statement because each of the Sunrun board of directors (the “Sunrun Board”) and the Vivint Solar board of directors (the “Vivint Solar Board”) is soliciting proxies from its stockholders. It is a prospectus because Sunrun will issue shares of its common stock in exchange for outstanding shares of Vivint Solar common stock in the merger if the merger is consummated. Information about the Sunrun virtual special meeting, the Vivint Solar virtual special meeting, the merger, the merger agreement and the other business to be considered by Sunrun stockholders at the Sunrun virtual special meeting and Vivint Solar stockholders at the Vivint Solar virtual special meeting is contained in this joint proxy statement/prospectus. Sunrun stockholders and Vivint Solar stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Sunrun stockholders and Vivint Solar stockholders to vote their shares by proxy without attending the applicable virtual special meeting.

Q:	What will Vivint Solar stockholders receive in the merger?

A:

If the merger is completed, each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time, except for certain specified shares, will be converted into the right to receive the merger consideration, which is the right to receive 0.55 fully paid and nonassessable shares of Sunrun common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. The merger consideration is described in more detail in the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What will Sunrun stockholders receive in the merger?

A:	Sunrun stockholders will not receive any merger consideration, and their shares of Sunrun common stock will remain outstanding.

Q:	What respective equity stakes will Sunrun stockholders and Vivint Solar stockholders hold in Sunrun immediately following the merger?

A:

Based on the number of shares of Sunrun common stock and Vivint Solar common stock outstanding and reserved for issuance as of the Sunrun record date and the Vivint Solar record date, respectively, we estimate that, immediately following completion of the merger, pre-merger holders of Sunrun common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis and former holders of Vivint Solar common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis. The exact equity stake of Sunrun stockholders and Vivint Solar stockholders in Sunrun immediately following the merger will depend on the number of shares of Sunrun common stock and Vivint Solar common stock issued and outstanding immediately prior to the merger.

Q:	Will the market value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Sunrun common stock that holders of Vivint Solar common stock will receive is fixed, the market value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the trading price of shares of Sunrun common stock. Any fluctuation in the trading price of shares of Sunrun common stock after the date of this joint proxy statement/prospectus will change the market value of the shares of Sunrun common stock that holders of Vivint Solar common stock will receive.

Q:	When do Sunrun and Vivint Solar expect to complete the transaction?

A:

Sunrun and Vivint Solar are working to complete the transaction as soon as practicable. We currently expect that the merger will be completed in the fourth quarter of 2020. Neither Sunrun nor Vivint Solar can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What matters will be considered at each of the virtual special meetings?

A:	Sunrun stockholders are being asked to vote on the following proposals:

1.

Approval of the Sunrun Share Issuance. To vote on a proposal to approve the issuance of Sunrun common stock, par value $0.0001 per share, to Vivint Solar stockholders in connection with the merger agreement, referred to as the Sunrun share issuance proposal; and

2.

Adjournment of the Sunrun Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Sunrun virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Sunrun virtual special meeting to approve the Sunrun share issuance proposal, referred to as the Sunrun adjournment proposal.

Vivint Solar stockholders are being asked to vote on the following proposals:

1.	Adoption of the Merger Agreement. To vote on a proposal to adopt the merger agreement, which is further described in the section entitled “The Merger Agreement”, beginning on page [●] of this joint proxy statement/prospectus and a copy of which merger agreement is attached as Annex A to this joint proxy statement/prospectus, referred to as the Vivint Solar merger proposal;

2.

Vivint Solar Merger-Related Compensation. To vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Vivint Solar to certain of its named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement, referred to as the Vivint Solar merger-related compensation proposal; and

3.

Adjournment of the Vivint Solar Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Vivint Solar virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Vivint Solar virtual special meeting to approve the Vivint Solar merger proposal, referred to as the Vivint Solar adjournment proposal.

Approval of the Sunrun share issuance proposal by Sunrun stockholders and approval of the Vivint Solar merger proposal by Vivint Solar stockholders are required for completion of the merger.

Q:	What vote is required to approve each proposal at the Sunrun virtual special meeting?

A:

The Sunrun share issuance proposal: The affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the Sunrun share issuance proposal is required to approve the Sunrun share issuance proposal.

Sunrun adjournment proposal: The affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the Sunrun adjournment proposal is required to approve the Sunrun adjournment proposal.

Q:	What vote is required to approve each proposal at the Vivint Solar virtual special meeting?

A:

The Vivint Solar merger proposal: The affirmative vote of the holders of a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal is required to approve the Vivint Solar merger proposal.

The Vivint Solar merger-related compensation proposal: The affirmative vote of the holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar merger-related compensation proposal, is required to approve the Vivint Solar merger-related compensation proposal.

The Vivint Solar adjournment proposal: The affirmative vote of the holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar adjournment proposal, is required to approve the Vivint Solar adjournment proposal.

Q:	Why are Vivint Solar stockholders being asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the Vivint Solar merger-related executive compensation?

A:

Under SEC rules, Vivint Solar is required to seek a vote on a non-binding, advisory basis with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What happens if the Vivint Solar merger-related compensation proposal is not approved?

A:

Approval of the Vivint Solar merger-related compensation proposal is not a condition to completion of the merger, and because the vote on the Vivint Solar merger-related compensation proposal is advisory only, it will not be binding on Vivint Solar. Accordingly, if the merger is approved and the other conditions to closing are satisfied or waived, the merger will be completed even if the Vivint Solar merger-related compensation proposal is not approved. If the Vivint Solar merger proposal is approved and the Sunrun share issuance proposal is approved and the merger is completed, the Vivint Solar merger-related compensation will be payable to Vivint Solar’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Vivint Solar merger-related compensation proposal.

Q:	Do any of Sunrun’s or Vivint Solar’s directors or executive officers have interests in the merger that may differ from those of Sunrun stockholders or Vivint Solar stockholders?

A:

Certain of Sunrun’s directors and executive officers and Vivint Solar’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Sunrun stockholders and Vivint Solar stockholders generally. The Sunrun Board was aware of the interests of Sunrun’s directors and executive officers, the Vivint Solar Board was aware of the interests of Vivint Solar’s directors and executive officers, and each board carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendations to its stockholders. For more information regarding these interests, see the sections entitled “The Merger—Interests of Sunrun’s Directors and Executive Officers in the Merger” and “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page [●] and [●], respectively, of this joint proxy statement/prospectus.

Q:	How many votes do I have?

Each Sunrun stockholder is entitled to one vote for each share of Sunrun common stock held of record as of the Sunrun record date and each Vivint Solar stockholder is entitled to one vote for each share of Vivint Solar common stock held of record as of the Vivint Solar record date.

As of the close of business on the Sunrun record date, there were [●] shares of Sunrun common stock outstanding. As of the close of business on the Vivint Solar record date, there were [●] shares of Vivint Solar common stock outstanding. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in street name.

Q:	What constitutes a quorum for the Sunrun virtual special meeting?

A:

The presence at the Sunrun virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, as of the Sunrun record date, will constitute a quorum for the transaction of business at the Sunrun virtual special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the Sunrun virtual special meeting.

Q:	What constitutes a quorum for the Vivint Solar virtual special meeting?

A:

The presence at the Vivint Solar virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, as of the Vivint Solar record date, will constitute a quorum for the transaction of business at the Vivint Solar virtual special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the Vivint Solar virtual special meeting.

Q:	How does the Sunrun Board recommend that Sunrun stockholders vote?

A:	The Sunrun Board unanimously recommends that Sunrun stockholders vote: “FOR” the Sunrun share issuance proposal and “FOR” the Sunrun adjournment proposal.

Q:	How does the Vivint Solar Board recommend that Vivint Solar stockholders vote?

A:

The Vivint Solar Board unanimously recommends that Vivint Solar stockholders vote: “FOR” the Vivint Solar merger proposal, “FOR” the Vivint Solar merger-related compensation proposal and “FOR” the Vivint Solar adjournment proposal.

Q:	Why did the Sunrun Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:

For information regarding the Sunrun Board’s reasons for approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommending that Sunrun stockholders approve the Sunrun share issuance proposal, see the section entitled “The Merger—Reasons for the Merger—Sunrun Board’s Recommendation and Reasons for the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Why did the Vivint Solar Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:

For information regarding the Vivint Solar Board’s reasons for approving and recommending adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, see the section entitled “The Merger—Reasons for the Merger—Vivint Solar Board’s Recommendation and Reasons for the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What if I hold shares in both Sunrun and Vivint Solar?

A:

If you hold shares of both Sunrun common stock and Vivint Solar common stock, you will receive two separate packages of proxy materials. A vote cast as a holder of Sunrun common stock will not count as a vote cast as a holder of Vivint Solar common stock, and a vote cast as a holder of Vivint Solar common stock will not count as a vote cast as a holder of Sunrun common stock. Therefore, please submit separate proxies for your shares of Sunrun common stock and your shares of Vivint Solar common stock.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Sunrun virtual special meeting or Vivint Solar virtual special meeting, as applicable. Please follow the instructions set forth on the enclosed Sunrun proxy card or the Vivint Solar proxy card, as applicable, or on the voting instruction form provided by the record holder of your shares if your shares are held in the name of your bank, broker or other nominee.

Q:	Does my vote matter?

A:

Yes. The merger cannot be completed unless the Sunrun share issuance proposal is approved by the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the Sunrun share issuance proposal and the Vivint Solar merger proposal is approved by the affirmative vote of the holders of a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal.

Q:	How do I vote?

A:

If you are a stockholder of record of Sunrun as of the Sunrun record date, you are entitled to receive notice of, and cast a vote at, the Sunrun virtual special meeting. If you are a stockholder of record of Vivint Solar as of the Vivint Solar record date, you are entitled to receive notice of, and cast a vote at, the Vivint Solar virtual special meeting. Each holder of Sunrun common stock is entitled to cast one vote on each matter properly brought before the Sunrun virtual special meeting for each share of Sunrun common stock that such holder owned of record as of the Sunrun record date. Each holder of Vivint Solar common stock is entitled to cast one vote on each matter properly brought before the Vivint Solar virtual special meeting for each share of Vivint Solar common stock that such holder owned of record as of the Vivint Solar record date. You may submit your proxy to vote your shares before the Sunrun virtual special meeting or the Vivint Solar virtual special meeting in one of the following ways:

•	Telephone—use the toll-free number shown on your proxy card;

•	Via the Internet—visit the website shown on your proxy card to vote via the Internet; or

•	Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote at the applicable virtual special meeting.

If your shares are held in “street name”, through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting will need to obtain a “legal proxy” form from their bank, broker or other nominee.

Q:	What is the difference between holding shares as stockholder of record and as a beneficial owner?

A:

You are a “stockholder of record” if your shares are registered in your name with Sunrun’s transfer agent, American Stock Transfer & Trust Co LLC, referred to as AST, or Vivint Solar’s transfer agent, Computershare Trust Company, N.A., referred to as Computershare. As the stockholder of record, you have the right to vote at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, as applicable. You may also vote by submitting a proxy via the Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a bank, broker or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the Sunrun virtual special meeting or Vivint Solar virtual special meeting, as applicable; however, you may not vote your shares at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, as applicable, unless you obtain a “legal proxy” from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, as applicable.

Q:	If my shares are held in “street name” by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Sunrun or Vivint Solar, as applicable, or by voting at the Sunrun virtual special meeting or Vivint Solar virtual special meeting, as applicable, unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use.

Banks, brokers or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at each of the Sunrun virtual special meeting and the Vivint Solar virtual special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power. If a beneficial owner of shares of Sunrun common stock or Vivint Solar common stock held in street name does not give voting instructions to the broker, bank or other nominee, then those shares will not be present or represented by proxy at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting. As a result, there will not be any broker non-votes at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting.

Q:	May I attend the Sunrun virtual special meeting or the Vivint Solar virtual special meeting?

A:	You or your authorized proxy may attend the Sunrun virtual special meeting if you were a registered or beneficial stockholder of Sunrun common stock as of the Sunrun record date.

You or your authorized proxy may attend the Vivint Solar virtual special meeting if you were a registered or beneficial stockholder of Vivint Solar common stock as of the Vivint Solar record date.

Q:	When and where will the Sunrun virtual special meeting take place? What must I do to attend the Sunrun virtual special meeting?

A:

The Sunrun virtual special meeting will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Pacific Time. Online check-in will begin at [●] Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the Sunrun virtual special meeting in person.

You or your authorized proxy may attend the Sunrun virtual special meeting if you were a registered or beneficial stockholder of Sunrun common stock as of the Sunrun record date.

You will be able to vote your shares and submit questions during the Sunrun virtual special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. If you wish to submit a question during the Sunrun virtual special meeting, log into the Sunrun virtual special meeting platform at http://virtualshareholdermeeting.com/Sunrun2020SM, type your question into the “Ask a Question” field, and click “Submit.” We will respond to as many properly submitted questions during the relevant portion of the Sunrun virtual special meeting agenda as time allows.

If we experience technical difficulties during the Sunrun virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the Sunrun virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Sunrun virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via http://virtualshareholdermeeting.com/Sunrun2020SM. We will have technicians ready to assist you with any technical difficulties you may have accessing the Sunrun virtual special meeting website. If you encounter any difficulties accessing the Sunrun virtual special meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Sunrun virtual special meeting website log-in page at http://virtualshareholdermeeting.com/Sunrun2020SM.

You should register in advance to attend the Sunrun virtual special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 225 Bush Street, Suite 1400, San Francisco, California 94104, email at legalnotices@sunrun.com or by phone at (415) 580-6900. You are encouraged to timely make any such request such that Sunrun’s Corporate Secretary receives your request for an admission ticket on or before [●].

If you own shares in street name through an account with a bank, broker or other nominee, please send proof of your Sunrun share ownership as of the Sunrun record date (for example, a brokerage firm account statement or a “legal proxy” from your intermediary) along with your registration request. If you are not sure what proof to send, check with your intermediary.

If your shares are registered in your name with Sunrun’s stock registrar and transfer agent, American Stock Transfer & Trust Company, no proof of ownership is necessary because Sunrun can verify your ownership.

Q:	When and where will the Vivint Solar virtual special meeting take place? What must I do to attend the Vivint Solar virtual special meeting?

A:

The Vivint Solar virtual special meeting will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Mountain Time. We encourage you to allow ample time for online check-in, which will open at [●], Mountain Time. Please note that you will not be able to attend the special meeting in person.

You or your authorized proxy may attend the Vivint Solar virtual special meeting if you were a registered or beneficial stockholder of Vivint Solar common stock as of the Vivint Solar record date.

To participate in the Vivint Solar virtual special meeting, visit [●] and enter the 15-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is VSLR2020. If you wish to submit a question during the Vivint Solar virtual special meeting, log into the virtual meeting platform at [●], click the message icon at the top of the screen, and submit your question. We will respond to as many properly submitted questions during the relevant portion of the Vivint Solar virtual special meeting agenda as time allows.

If we experience technical difficulties during the Vivint Solar virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the Vivint Solar virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Vivint Solar virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via [●].

If you are a registered stockholder (that is, you hold your shares through Vivint Solar’s transfer agent, Computershare), you do not need to register to attend the Vivint Solar virtual special meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. No proof of ownership is necessary because Vivint Solar can verify your ownership.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Vivint Solar virtual special meeting virtually on the Internet. To register to attend the Vivint Solar virtual special meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Vivint Solar holdings, along with your name and email address, to Computershare by email to legalproxy@computershare.com or mail to Computershare, Vivint Solar, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than [●], Eastern Time, on [●], 2020.

Q:	What if I fail to vote or abstain?

A:

For purposes of the Sunrun virtual special meeting, an abstention occurs when a Sunrun stockholder attends the Sunrun virtual special meeting and does not vote or returns a proxy with an “abstain” instruction.

Sunrun share issuance proposal: An abstention will have the same effect as a vote cast “AGAINST” the Sunrun share issuance proposal. If a Sunrun stockholder is not present at the Sunrun virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Sunrun adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Sunrun adjournment proposal. If a Sunrun stockholder is not present at the Sunrun virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

For purposes of the Vivint Solar virtual special meeting, an abstention occurs when a Vivint Solar stockholder attends the Vivint Solar virtual special meeting and does not vote or returns a proxy with an “abstain” instruction.

Vivint Solar merger proposal: An abstention will have the same effect as a vote cast “AGAINST” the Vivint Solar merger proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have the same effect of a vote cast “AGAINST” such proposal.

Vivint Solar merger-related compensation proposal: An abstention will have the same effect as a vote cast “AGAINST” the Vivint Solar merger-related compensation proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have no effect on the outcome of the Vivint Solar merger-related compensation proposal (assuming a quorum is present).

Vivint Solar adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Vivint Solar adjournment proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Q:	What will happen if I return my proxy or voting instruction form without indicating how to vote?

A:

If you submit your proxy or voting instruction form without indicating how to vote your shares on any particular proposal, the common stock represented by your proxy will be voted as recommended by the Sunrun Board or the Vivint Solar Board, as applicable, with respect to that proposal.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction form?

A:

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, as applicable, as described herein. You may do this in one of the following four ways:

•

By delivering to Sunrun’s Corporate Secretary (at Sunrun’s executive offices at 225 Bush Street, Suite 1400, San Francisco, California 94104) or Vivint Solar’s Secretary (at Vivint Solar’s principal executive offices located at 1800 West Ashton Boulevard, Lehi, Utah 84043), as applicable, a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the applicable virtual special meeting;

•

By duly executing a subsequently dated proxy relating to the same shares of Sunrun common stock or Vivint Solar common stock and returning it in the postage-paid envelope provided, which subsequent proxy is received before the prior proxy is exercised at the applicable virtual special meeting;

•

By duly submitting a subsequently dated proxy relating to the same shares of Sunrun common stock or Vivint Solar common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before [●] on [●], 2020; or

•

By attending the Sunrun virtual special meeting or the Vivint Solar virtual special meeting and voting such shares during the Sunrun virtual special meeting or the Vivint Solar virtual special meeting.

If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction form or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by each of Sunrun and Vivint Solar of an opinion from its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party), each dated and based on the facts and law existing as of the closing date of the merger and relying upon customary assumptions and certain representations made by Sunrun and Vivint Solar, that for U.S. federal income tax purposes the merger will qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as “the Code”. Accordingly, it is expected that U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus) of shares of Vivint Solar common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Sunrun common stock in exchange for Vivint Solar common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Sunrun common stock). For more information regarding the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Where can I find the voting results of the Sunrun virtual special meeting and the Vivint Solar virtual special meeting?

A:

The preliminary voting results will be announced at each of the Sunrun virtual special meeting and the Vivint Solar virtual special meeting. In addition, within four business days following certification of the final voting results, each of Sunrun and Vivint Solar intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are holders of Sunrun common stock entitled to appraisal rights?

A:

No. Holders of Sunrun common stock are not entitled to appraisal rights under the Delaware General Corporation Law of the State of Delaware, as amended, referred to as the DGCL. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Are holders of Vivint Solar common stock entitled to appraisal rights?

A:

No. Holders of Vivint Solar common stock are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of Sunrun common stock after the Sunrun record date but before the Sunrun virtual special meeting?

A:

The Sunrun record date for the Sunrun virtual special meeting (the close of business on [●], 2020) is earlier than the date of the Sunrun virtual special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Sunrun common stock after the Sunrun record date but before the date of the Sunrun virtual special meeting, you will retain your right to vote at the Sunrun virtual special meeting.

Q:	What happens if I sell my shares of Vivint Solar common stock after the Vivint Solar record date but before the Vivint Solar virtual special meeting?

A:

The Vivint Solar record date for the Vivint Solar virtual special meeting (the close of business on [●], 2020) is earlier than the date of the Vivint Solar virtual special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Vivint Solar common stock after the Vivint Solar record date but before the date of the Vivint Solar virtual special meeting, you will retain your right to vote at the Vivint Solar virtual special meeting. However, you will not have the right to receive the merger consideration to be received by Vivint Solar stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:

Are there any risks that I should consider in deciding whether to vote in favor of the Sunrun share issuance proposal or the Vivint Solar merger proposal, or the other proposals to be considered at the Sunrun virtual special meeting or the Vivint Solar virtual special meeting, as applicable?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Sunrun and Vivint Solar contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the Sunrun share issuance proposal by Sunrun stockholders and of the Vivint Solar merger proposal by Vivint Solar stockholders as described above, completion of the merger is subject to the satisfaction or (to the extent permitted by law) waiver of a number of other conditions, including:

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	approval of the listing on the Nasdaq Global Select Market (“Nasdaq”) of the Sunrun common stock forming part of the merger consideration;

•	the absence of any order or law that has the effect of enjoining or otherwise making illegal the consummation of the merger;

•

receipt by each of Sunrun and Vivint Solar of an opinion of its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party) to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the absence of a material adverse effect with respect to Sunrun or Vivint Solar, as applicable, since the date of the merger agreement;

•	the accuracy of the representations and warranties of Sunrun or Vivint Solar, as applicable, made in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•	the performance by Sunrun or Vivint Solar in all material respects, as applicable, of its covenants and obligations under the merger agreement; and

•	delivery of an officer’s certificate by each of Sunrun and Vivint Solar certifying satisfaction of the conditions described in the preceding three bullet points.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:

If you are a stockholder of record of Sunrun and you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Sunrun proxy card, you should contact MacKenzie Partners, Inc., referred to as MacKenzie, the proxy solicitation agent for Sunrun, at (800) 322-2885 (toll-free for stockholders) or (212) 929-5500 (collect for banks and brokers).

If you are a stockholder of record of Vivint Solar and you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Vivint Solar proxy card, you should contact Innisfree M&A Incorporated, referred to as Innisfree, the proxy solicitation agent for Vivint Solar, at (877) 800-5187 (toll-free for stockholders) or (212) 750-5833 (collect for banks and brokers).

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Sunrun and Vivint Solar urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Sunrun and Vivint Solar also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

The Parties to the Merger (page [●])

Sunrun Inc.

Sunrun is one of the nation’s leading home solar, battery storage, and energy services companies. Sunrun’s mission is to provide our customers with clean, affordable solar energy and storage, and a best-in-class customer experience. Founded in 2007, Sunrun pioneered the residential solar service model, creating a low-cost solution for customers seeking to lower their energy bills. By removing the high initial cost and complexity of cash system sales that used to define the residential solar industry, Sunrun fostered the residential solar industry’s rapid growth and generated enormous consumer value. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. Sunrun’s relentless drive to increase the accessibility and affordability of solar energy is fueled by Sunrun’s enduring vision: to create a planet run by the sun. Sunrun’s principal executive offices are located at 225 Bush Street, Suite 1400, San Francisco, California 94104, and its telephone number is (415) 580-6900.

Sunrun’s common stock is publicly traded on Nasdaq under the ticker symbol “RUN”.

Vivint Solar, Inc.

Vivint Solar is a leading full-service residential solar provider in the United States. Founded in 2011, Vivint Solar provides homeowners with simple and affordable clean energy. With the help of Vivint Solar, homeowners can power their homes with clean, renewable energy, typically achieving significant financial savings over time. Vivint Solar designs and installs solar energy systems for homeowners and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, homeowners may benefit from Vivint Solar’s affordable, flexible financing options, including power purchase agreements, or lease agreements, where available. Vivint Solar also offers solar plus storage systems with LG Chem home batteries and electric vehicle chargers with ChargePoint Home. Vivint Solar’s principal executive offices are located at 1800 West Ashton Boulevard, Lehi, Utah 84043 and its telephone number is (877) 404-4129.

Vivint Solar’s common stock is publicly traded on NYSE under the ticker symbol “VSLR”.

Viking Merger Sub, Inc.

Viking Merger Sub, Inc., referred to as Merger Sub, a direct wholly owned subsidiary of Sunrun, is a Delaware corporation incorporated on July 2, 2020 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 225 Bush Street, Suite 1400, San Francisco, California 94104, and its telephone number is (415) 580-6900.

The Merger and the Merger Agreement (page [●])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will be merged with and into Vivint Solar, with Vivint Solar continuing as the surviving corporation and a wholly owned subsidiary of Sunrun. Following the merger, Vivint Solar common stock will be delisted from NYSE, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration; Exchange Ratio (page [●])

At the completion of the merger, each share of Vivint Solar common stock that is issued and outstanding immediately prior to the effective time, except for the excluded shares, will be converted into the right to receive 0.55 shares of Sunrun common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Sunrun common stock or Vivint Solar common stock changes. The market value of Sunrun common stock at the time of completion of the merger could be greater than, less than or the same as the market value of Sunrun common stock on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of common stock of Sunrun and Vivint Solar.

For more details on the exchange ratio, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this joint proxy statement/prospectus.

Treatment of Vivint Solar Equity Awards (page [●])

Vivint Solar Stock Options

Immediately prior to completion of the merger, except as described in the following paragraph, each then-outstanding Vivint Solar stock option (whether vested or unvested) will automatically be converted into an option to purchase (1) that number of shares of Sunrun common stock equal to the product (with the result rounded down to the nearest whole share) of (a) the number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio, (2) at an exercise price per share of Sunrun common stock equal to the quotient (with the result rounded up to the nearest whole cent) of (a) the exercise price per share of Vivint Solar common stock of such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Vivint Solar stock option that is converted into a Sunrun stock option will remain subject to the same terms and conditions as applied to such Vivint Solar stock option as of immediately prior to the completion of the merger.

Each Vivint Solar stock option that is outstanding immediately prior to completion of the merger and that is held by a non-employee director of Vivint Solar or a current or former employee of Vivint Solar who will not be employed by Sunrun following completion of the merger, referred to as a non-employee, will be canceled upon completion of the merger and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger multiplied by (2) the excess, if any, of (a) the per share cash equivalent of the merger consideration (determined by multiplying the merger consideration by the dollar volume-weighted average price, rounded to four decimal points, of Sunrun common stock for the ten consecutive trading days prior to the date that is two business days prior to the closing of the merger), referred to as the per share cash equivalent, over

(b) the exercise price per share of Vivint Solar common stock under such Vivint Solar stock option, less applicable taxes required to be withheld with respect to such payment. Any Vivint Solar stock option held by a non-employee which has an exercise price per share of Vivint Solar common stock that is greater than or equal to the per share cash equivalent will be canceled upon completion of the merger for no consideration or payment.

Vivint Solar RSU Awards

Immediately prior to completion of the merger, except as described in the following paragraph, each then-outstanding Vivint Solar restricted stock unit (a “Vivint Solar RSU”) will automatically be converted into a restricted stock unit denominated in shares of Sunrun common stock (a “Sunrun RSU”). The number of shares of Sunrun common stock subject to each such Sunrun RSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar RSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun RSU so converted from a Vivint Solar RSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar RSU as of immediately prior to the completion of the merger.

Each Vivint Solar RSU that is outstanding immediately prior to completion of the merger and held by a non-employee director of Vivint Solar will be canceled upon completion of the merger, and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar RSU immediately prior to completion of the merger multiplied by (2) the per share cash equivalent, less applicable taxes required to be withheld with respect to such payment.

Vivint Solar PSU Awards

Immediately prior to completion of the merger, each then-outstanding Vivint Solar performance-based restricted stock unit (a “Vivint Solar PSU”) will automatically be converted into a performance-based restricted stock unit denominated in shares of Sunrun common stock (a “Sunrun PSU”). The number of shares of Sunrun common stock subject to each such Sunrun PSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar PSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun PSU so converted from a Vivint Solar PSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar PSU as of immediately prior to the completion of the merger.

Vivint Solar LTIP Awards

Immediately prior to completion of the merger, each then-outstanding award (a “Vivint Solar LTIP Award”) made pursuant to Vivint Solar’s Amended and Restated 2013 Long Term Incentive Pool Plans (the “Vivint Solar LTIP Plans”) will be canceled and terminated. As soon as practicable following the completion of the merger and Sunrun’s filing of a Form S-8 registration statement registering the remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), each holder of a canceled Vivint Solar LTIP Award will be granted an award of restricted stock units under the 2014 Plan (a “Replacement RSU Award”) with the following terms: (1) the number of shares of Sunrun common stock subject to the Replacement RSU Award will have a grant date fair market value equal to the value of each holder’s Vivint Solar LTIP Award, calculated as if the closing date of the merger were a determination date under the Vivint Solar LTIP Plans upon which certain performance conditions under the Vivint Solar LTIP Plans were attained, with such number of shares of Sunrun common stock rounded down to the nearest whole share; (2) the Replacement RSU Award will vest, and the shares of Sunrun common stock will be issued, in three equal installments, subject to the grantee’s continued provision of services to Sunrun or Vivint Solar through each of 30 days, nine months and 18 months following the closing date of the merger; and (3) the Replacement RSU Award will be subject to the same restrictive covenants as the Vivint Solar LTIP Awards (other than adjustments necessary to reflect that the Replacement RSU Award will be granted under the 2014 Plan, rather than the Vivint Solar LTIP Plans).

For additional information please see the section entitled “The Merger Agreement—Treatment of Vivint Solar Equity Awards” beginning on page [●] of this joint proxy statement/prospectus.

Recommendation of the Sunrun Board and its Reasons for the Merger (page [●])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger—Sunrun Board’s Recommendation and Reasons for the Merger”, beginning on page [●] of this joint proxy statement/prospectus, the Sunrun Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger and the Sunrun share issuance) are advisable and fair to and in the best interests of Sunrun and its stockholders, and the Sunrun Board unanimously recommends that holders of Sunrun common stock vote:

•	“FOR” the Sunrun share issuance proposal; and

•	“FOR” the Sunrun adjournment proposal.

Recommendation of the Vivint Solar Board and its Reasons for the Merger (page [●])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger—Vivint Solar Board’s Recommendation and Reasons for the Merger”, beginning on page [●] of this joint proxy statement/prospectus, the Vivint Solar Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and fair to and in the best interests of Vivint Solar and its stockholders, and the Vivint Solar Board unanimously recommends that holders of Vivint Solar common stock vote:

•	“FOR” the Vivint Solar merger proposal;

•	“FOR” the Vivint Solar merger-related compensation proposal; and

•	“FOR” the Vivint Solar adjournment proposal.

Opinion of Sunrun’s Financial Advisor (page [●])

Sunrun retained Credit Suisse Securities (USA) LLC, referred to as “Credit Suisse”, to act as financial advisor to the Sunrun Board in connection with the proposed merger involving Sunrun and Vivint Solar. On July 6, 2020, Credit Suisse rendered its oral opinion to the Sunrun Board (which was subsequently confirmed by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of July 6, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse and referred to in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Sunrun.

Credit Suisse’s opinion was directed to the Sunrun Board, and only addressed the fairness, from a financial point of view, to Sunrun of the exchange ratio set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the entire opinion—which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion—carefully and in its entirety. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any holders of shares of Sunrun common stock or holders of shares of Vivint Solar common stock as to how such holder should vote or act with respect to any matter relating to the transaction. For more information, see the section entitled “The Merger—Opinion of Sunrun’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus, as well as Annex B to this joint proxy statement/prospectus.

Opinions of Vivint Solar’s Financial Advisors (page [●])

Opinion of Morgan Stanley & Co. LLC

Vivint Solar retained Morgan Stanley & Co. LLC, referred to as “Morgan Stanley”, to act as one of its financial advisors to the Vivint Solar Board in connection with the proposed merger involving Vivint Solar and Sunrun. At the meeting of the Vivint Solar Board on July 6, 2020, Morgan Stanley rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2020, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio was fair from a financial point of view to the holders of shares of Vivint Solar common stock (other than the excluded shares). The full text of the written opinion of Morgan Stanley, dated as of July 6, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

You are encouraged to read the entire opinion carefully and in its entirety.

Morgan Stanley’s opinion was rendered for the benefit of the Vivint Solar Board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio to the holders of shares of Vivint Solar common stock (other than the excluded shares) as of the date of the opinion. It does not address other aspects of the Merger or other transactions contemplated by the Merger Agreement, including the prices at which shares of Sunrun common stock would trade at any time in the future, the relative merits of the merger as compared to other business or financial strategies that might be available to Vivint Solar or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of Vivint Solar, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Vivint Solar Board and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Vivint Solar common stock or any holder of shares of Sunrun common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger.

Opinion of BofA Securities, Inc.

In connection with the merger, on July 6, 2020, at a meeting of the Vivint Solar Board, BofA Securities, Inc., referred to as “BofA Securities”, delivered to the Vivint Solar Board an oral, which was subsequently confirmed by delivery of a written opinion dated July 6, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Vivint Solar common stock of the exchange ratio. The full text of the written opinion, dated July 6, 2020, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Vivint Solar Board (in its capacity as such) for the benefit and use of the Vivint Solar Board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the proposed merger and no opinion or view was expressed as to the relative merits of the proposed merger in comparison to other strategies or transactions that might be available to Vivint Solar or in which Vivint Solar might engage or as to the underlying business decision of Vivint Solar to proceed with or effect the proposed merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

Interests of Sunrun’s Directors and Executive Officers in the Merger (page [●])

Certain of Sunrun’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of stockholders of Sunrun generally. The members of the Sunrun Board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that Sunrun stockholders approve (1) the Sunrun share issuance proposal and (2) the Sunrun adjournment proposal. Additional interests of the directors and executive officers of Sunrun in the merger include that the members of the Sunrun Board will continue to be directors of Sunrun and executive officers of Sunrun will continue to be executive officers of Sunrun following the consummation of the merger. Sunrun stockholders should take these interests into account in deciding whether to vote “FOR” the Sunrun share issuance proposal and the Sunrun adjournment proposal.

See the section entitled “The Merger—Interests of Sunrun’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus for a more detailed description of these interests.

Interests of Vivint Solar’s Directors and Executive Officers in the Merger (page [●])

Certain of Vivint Solar’s directors and officers have interests in the merger that may be different from, or in addition to, the interests of Vivint Solar stockholders generally and that may present actual or potential conflicts of interest. The members of the Vivint Solar Board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the Vivint Solar stockholders approve (1) the Vivint Solar merger proposal, (2) the Vivint Solar merger-related compensation proposal and (3) the Vivint Solar adjournment proposal. Additional interests of the directors and executive officers of Vivint Solar in the merger include the treatment in the merger of Vivint Solar stock options or Vivint Solar RSU awards held by these directors and/or executive officers, as applicable, certain severance payments and other benefits that Vivint Solar executive officers are entitled to receive upon a qualifying termination of employment in connection with the completion of the merger, indemnification and insurance for current and former directors and executive officers of Vivint Solar as provided under the merger agreement, that at the completion of the merger, the Sunrun Board will be expanded to add two directors including David Bywater, Chief Executive Officer of Vivint Solar, and a member of the Vivint Solar Board, that David Bywater entered into an employment agreement with Sunrun providing for certain payments and benefits following the consummation of the merger, that L. Chance Allred, Chief Sales Officer of Vivint Solar, entered into an employment agreement with Sunrun providing for certain payments and benefits following the consummation of the merger, and that each executive officer of Vivint Solar is eligible for awards under a retention pool established in connection with the merger. Vivint Solar stockholders should take these interests into account in deciding whether to vote “FOR” the Vivint Solar merger proposal, the Vivint Solar merger-related compensation proposal and the Vivint Solar adjournment proposal.

See the section entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus for a more detailed description of these interests.

Information about the Sunrun Virtual Special Meeting (page [●])

Time, Place and Purpose of the Sunrun Virtual Special Meeting

The Sunrun virtual special meeting to consider and vote upon the Sunrun share issuance proposal and related matters will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Pacific Time. The Sunrun virtual special meeting can be accessed by visiting http://virtualshareholdermeeting.com/Sunrun2020SM, where you will be able to vote your shares and submit questions during the Sunrun virtual special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at [●] Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the Sunrun virtual special meeting in person.

At the Sunrun virtual special meeting, Sunrun stockholders will be asked to consider and vote upon (1) the Sunrun share issuance proposal and (2) the Sunrun adjournment proposal.

Sunrun Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Sunrun virtual special meeting if you are an owner of record of shares of Sunrun common stock as of the close of business on [●], 2020, the Sunrun record date. As of the close of business on the Sunrun record date, there were [●] shares of Sunrun common stock outstanding and entitled to vote at the Sunrun virtual special meeting. Each share of Sunrun common stock outstanding on the Sunrun record date entitles the holder thereof to one vote on each proposal to be considered at the Sunrun virtual special meeting.

The presence at the Sunrun virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, as of the Sunrun record date, will constitute a quorum for the transaction of business at the Sunrun virtual special meeting.

Vote Required

The Sunrun share issuance proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting, and entitled to vote on the Sunrun share issuance proposal. If a Sunrun stockholder present at the Sunrun virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Sunrun stockholder is not present at the Sunrun virtual special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

The Sunrun adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting, and entitled to vote on the Sunrun adjournment proposal. If a Sunrun stockholder present at the Sunrun virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Sunrun stockholder is not present at the Sunrun virtual special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Proxies and Revocations

Any Sunrun stockholder of record entitled to vote at the Sunrun virtual special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed Sunrun proxy card in the accompanying prepaid reply envelope or may vote at the Sunrun virtual special meeting. If your shares of Sunrun common stock are held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of Sunrun common stock using the instructions provided by your bank, broker or other nominee.

If you are a record holder, you may change or revoke your vote before your proxy is voted at the Sunrun virtual special meeting as described herein. You may do this in one of the following four ways: (1) by delivering to Sunrun’s Corporate Secretary (at Sunrun’s executive offices at 225 Bush Street, Suite 1400, San Francisco, California 94104) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Sunrun virtual special meeting; (2) by duly executing a subsequently dated proxy relating to the same shares of Sunrun common stock and returning it in the postage-paid envelope provided, which subsequent proxy is received before the prior proxy is exercised at the Sunrun virtual special meeting; (3) by duly submitting a subsequently dated proxy relating to the same shares of Sunrun common stock by telephone or via the Internet before [●] on [●], 2020; or (4) by attending the Sunrun virtual special meeting and voting such shares during the Sunrun virtual special meeting.

Information about the Vivint Solar Virtual Special Meeting (page [●])

Time, Place and Purpose of the Vivint Solar Virtual Special Meeting

The Vivint Solar virtual special meeting to consider and vote upon the Vivint Solar merger proposal and related matters will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Mountain Time. The Vivint Solar virtual special meeting can be accessed by visiting [●], where you will be able to listen to the Vivint Solar virtual special meeting live, submit questions, and vote online. Please note that you will not be able to attend the Vivint Solar virtual special meeting in person.

At the Vivint Solar virtual special meeting, the Vivint Solar stockholders will be asked to consider and vote upon (1) the Vivint Solar merger proposal, (2) the Vivint Solar merger-related compensation proposal and (3) the Vivint Solar adjournment proposal.

Vivint Solar Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Vivint Solar virtual special meeting if you are an owner of record of shares of Vivint Solar common stock as of the close of business on [●], 2020, the Vivint Solar record date. As of the close of business on the Vivint Solar record date, there were [●] shares of Vivint Solar common stock outstanding and entitled to vote at the Vivint Solar virtual special meeting. Each share of Vivint Solar common stock outstanding on the Vivint Solar record date entitles the holder thereof to one vote on each proposal to be considered at the Vivint Solar virtual special meeting.

The presence at the Vivint Solar virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat as of the Vivint Solar record date, will constitute a quorum for the transaction of business at the Vivint Solar virtual special meeting.

Vote Required

The Vivint Solar merger proposal requires the affirmative vote of the holders of a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal. If a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, responds by proxy with an “abstain” vote, is not present at the Vivint Solar virtual special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have the effect of a vote cast “AGAINST” such proposal.

The Vivint Solar merger-related compensation proposal requires the affirmative vote of the holders of a majority of the voting power of the shares, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar merger-related compensation proposal. If a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the outcome for such proposal.

The Vivint Solar adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar adjournment proposal. If a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Proxies and Revocations

Any Vivint Solar stockholder of record entitled to vote at the Vivint Solar virtual special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed Vivint Solar proxy card in the accompanying prepaid reply envelope or may vote at the Vivint Solar virtual special meeting. If your shares of Vivint Solar common stock are held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of Vivint Solar common stock using the instructions provided by your bank, broker or other nominee.

If you are a record holder, you may change or revoke your vote before your proxy is voted at the Vivint Solar virtual special meeting as described herein. You may do this in one of the following four ways: (1) by delivering, to Vivint Solar’s Secretary (at Vivint Solar’s principal executive offices located at 1800 West Ashton Boulevard, Lehi, Utah 84043), a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Vivint Solar virtual special meeting; (2) by duly executing a subsequently dated proxy relating to the same shares of Vivint Solar common stock and delivering it to Vivint Solar’s Secretary at the address in the clause above, which subsequent proxy is received before the prior proxy is exercised at the Vivint Solar virtual special meeting; (3) by duly submitting a subsequently dated proxy relating to the same shares of Vivint Solar common stock by telephone or via the Internet (using the original instructions provided to you) before [●] on [●], 2020; or (4) by attending the Vivint Solar virtual special meeting and voting such shares during the Vivint Solar virtual special meeting.

Voting by Sunrun Directors and Executive Officers (page [●])

As of the close of business on the Sunrun record date, directors and executive officers of Sunrun and their affiliates owned and were entitled to vote [●] shares of Sunrun common stock, or approximately [●]% of the shares of common stock outstanding on that date. It is expected that Sunrun’s directors and named executive officers will vote their shares of common stock in favor of each of the proposals to be considered at the Sunrun virtual special meeting, although none of such directors or executive officers have entered into an agreement obligating them to do so. For information with respect to Sunrun common stock owned by directors and executive officers of Sunrun, please see Sunrun’s definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2020 and incorporated by reference into this joint proxy statement/prospectus.

The number of shares reflected above does not include shares underlying outstanding Sunrun stock options or Sunrun restricted stock unit awards.

Voting by Vivint Solar Directors and Executive Officers (page [●])

As of the close of business on the Vivint Solar record date, directors and executive officers of Vivint Solar and their affiliates owned and were entitled to vote [●] shares of Vivint Solar common stock or approximately [●]% of the shares of Vivint Solar common stock outstanding on that date. It is currently expected that Vivint Solar’s directors and executive officers will vote their shares of Vivint Solar common stock in favor of each of the proposals to be considered at the Vivint Solar virtual special meeting, although none of such directors or executive officers have entered into an agreement obligating them to do so. For information with respect to Vivint Solar common stock owned by directors and executive officers of Vivint Solar, please see Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020 and incorporated by reference into this joint proxy statement/prospectus.

The number of shares reflected above does not include shares underlying outstanding Vivint Solar stock options, Vivint Solar PSU awards, Vivint Solar RSU awards or Vivint Solar LTIP Awards.

Governance of Sunrun (page [●])

Board of Directors of Sunrun

The Sunrun Board as of the completion of the merger will have nine members, consisting of:

•

seven directors, each of whom is a member of the Sunrun Board as of the date of this joint proxy statement/prospectus and is anticipated to be a member of the Sunrun Board as of immediately before the completion of the merger, referred to as the Sunrun continuing directors;

•	David Bywater (who will be designated as a Sunrun Class I director); and

•	one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director).

Biographical information for David Bywater is incorporated by reference to Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020.

Regulatory Approvals (page [●])

Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed unless certain information has been furnished to the Antitrust Division of the United States Department of Justice, referred to as the Antitrust Division, and the United States Federal Trade Commission, referred to as the FTC, in Notification and Report Forms provided by the acquiring and acquired persons, and certain waiting period requirements have been satisfied. The completion of the merger is subject to such requirements. Sunrun and Blackstone Capital Partners VI, L.P., the ultimate parent entity of Vivint Solar, each filed their respective HSR Act Notification and Report forms on July 20, 2020. The parties subsequently elected to withdraw their Notification and Report Forms, effective as of August 19, 2020, and intend to resubmit their Notification and Report Forms by August 21, 2020.

There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

See the section entitled “The Merger—Regulatory Approvals” beginning on page [●] of this joint proxy statement/prospectus.

Conditions to the Merger (page [●])

In addition to the approval of the Sunrun share issuance proposal by Sunrun stockholders and of the Vivint Solar merger proposal by Vivint Solar stockholders, completion of the merger is subject to the satisfaction (or waiver to the extent permitted by law) of a number of other conditions, including:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	approval of the listing on Nasdaq of the Sunrun common stock forming part of the merger consideration;

•	the absence of any order or law that has the effect of enjoining or otherwise making illegal the consummation of the merger;

•

receipt by each of Sunrun and Vivint Solar of an opinion of its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party) to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the absence of a material adverse effect with respect to Sunrun or Vivint Solar, as applicable, since the date of the merger agreement;

•	the accuracy of the representations and warranties of Sunrun or Vivint Solar, as applicable, made in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•	the performance by Sunrun or Vivint Solar in all material respects, as applicable, of its covenants and obligations under the merger agreement; and

•	delivery of an officer’s certificate by each of Sunrun and Vivint Solar certifying satisfaction of the conditions described in the preceding three bullet points.

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Sunrun receives stockholder approval of the Sunrun share issuance proposal at the Sunrun virtual special meeting and Vivint Solar receives stockholder approval of the Vivint Solar merger proposal at the Vivint Solar virtual special meeting and after Sunrun and Vivint Solar receive all required regulatory approvals. For a more complete description of the conditions to the merger, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Expected Timing of the Merger (page [●])

The parties expect the merger to be completed in the fourth quarter of 2020. Neither Sunrun nor Vivint Solar can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. For a more complete description of the conditions to the merger, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Ownership of Sunrun after the Merger (page [●])

Based on the number of shares of Sunrun common stock and Vivint Solar common stock outstanding and reserved for issuance as of the Sunrun record date and the Vivint Solar record date, respectively, we estimate that, immediately following completion of the merger, former holders of Vivint Solar common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis and pre-merger holders of Sunrun common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis. The exact equity stake of Sunrun stockholders and Vivint Solar stockholders in Sunrun immediately following the merger will depend on the number of shares of Sunrun common stock and Vivint Solar common stock issued and outstanding immediately prior to the merger.

No Solicitation; Change of Recommendation (page [●])

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Vivint Solar and Sunrun have each agreed not to, and to cause its respective subsidiaries and its and their respective executive officers and directors not to, and to use reasonable best efforts to cause its joint ventures, its and its subsidiaries’ and joint ventures’ other representatives not to, directly or indirectly (1) initiate, solicit, or knowingly encourage or facilitate any inquiries with respect to or the making of, or that could reasonably be expected to lead to an alternative acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions” beginning on page [●] of this joint proxy statement/prospectus) or (2) engage in any negotiations or discussions with any third party concerning any such alternative acquisition proposal or provide certain non-public information to any third party.

The merger agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the Sunrun stockholders’ approval of the Sunrun share issuance proposal (the “Sunrun stockholder approval”) or the Vivint Solar stockholders’ approval of the Vivint Solar merger proposal (the “Vivint Solar stockholder approval”), Sunrun or Vivint Solar, as applicable, may participate in discussions and negotiations concerning an unsolicited alternative acquisition proposal if the Sunrun Board or Vivint Solar Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) that it constitutes or could reasonably be expected to result in or lead to a “superior proposal” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions” beginning on page [●] of this joint proxy statement/prospectus). Also, each of the Sunrun Board and the Vivint Solar Board may, subject to complying with certain specified procedures, including providing Vivint Solar and Sunrun, as applicable, with a good faith opportunity to negotiate, (1) change its recommendation in favor of the Sunrun share issuance proposal or the Vivint Solar merger proposal, as applicable, in response to an unsolicited “superior proposal”, to the extent failure to do so would be inconsistent with its fiduciary duties under Delaware law, or (2) change its recommendation in favor of the Sunrun share issuance proposal or the Vivint Solar merger proposal, as applicable, in response to an “intervening event” (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations” beginning on page [●] of this joint proxy statement/prospectus) that becomes known after the date of the merger agreement but prior to the Sunrun stockholder approval or the Vivint Solar stockholder approval, as applicable, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law.

For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the Sunrun Board or the Vivint Solar Board, as applicable, to change its respective recommendation with respect to the transaction, see the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions” and “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated by mutual written consent of Sunrun, Merger Sub and Vivint Solar at any time before the completion of the merger. In addition, the merger agreement may be terminated by either Vivint Solar or Sunrun:

•

if the merger has not been completed by January 6, 2021 (as it may be extended in accordance with the merger agreement, referred to as the “End Date”), provided, that at any time in the five business days prior to the End Date, if certain closing conditions are not satisfied, either Sunrun or Vivint Solar may (in each case, in its sole and absolute discretion) elect to extend the End Date to July 6, 2021 and the End Date will be subject to an automatic extension by the number of days that any applicable law is enacted after the date of the merger agreement extending the applicable waiting period under the HSR Act in connection with any contagious disease, epidemic or pandemic (including the COVID-19 pandemic) (“Contagion Event”) however, in no event will the End Date be extended beyond October 6, 2021;

•	if the Vivint Solar stockholder approval has not been obtained at the Vivint Solar virtual special meeting or at any adjournment or postponement of such meeting;

•	if the Sunrun stockholder approval has not been obtained at the Sunrun virtual special meeting or at any adjournment or postponement of such meeting;

•

if any court or other governmental entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

•

if Sunrun or Vivint Solar breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the merger agreement, subject to certain materiality thresholds and rights to cure and other limitations; or

•

at any time prior to the Sunrun virtual special meeting or Vivint Solar virtual special meeting, respectively, if the Sunrun Board (in the case of a termination by Vivint Solar) or the Vivint Solar Board (in the case of a termination by Sunrun) changes its recommendation to its stockholders to vote in favor of the transaction or the other party materially breaches certain covenants under the merger agreement to not solicit alternative transactions or to hold its virtual special meeting.

If the merger agreement is terminated as described above, the merger agreement will be void without liability or obligation on the part of any party, subject to certain exceptions, including as described below and that no party will be relieved from liability for any willful breach of the merger agreement, or fraud.

Termination Fee (page [●])

The merger agreement provides for payment of a termination fee by Vivint Solar to Sunrun of $54 million in connection with a termination of the merger agreement under the circumstances described below:

•

if Sunrun terminates the merger agreement as a result of (i) the Vivint Solar Board making a change of recommendation or (ii) a material breach or failure to perform by Vivint Solar of certain of its covenants; or

•	if (1) Sunrun or Vivint Solar terminates the merger agreement because the merger has not yet been consummated by the End Date or because the Vivint Solar stockholder approval has not been obtained at the Vivint Solar virtual special meeting or at any adjournment or postponement of such meeting, or (2) Sunrun terminates the merger agreement as a result of a breach or failure to perform by Vivint Solar of certain of its covenants relating to non-solicitation, the joint proxy statement/prospectus, the Vivint Solar virtual special meeting, the Vivint Solar stockholder approval and takeover statutes and, in each case, an alternative acquisition proposal (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of Vivint Solar) is made directly to the Vivint Solar stockholders or becomes publicly known or (in the case of Sunrun terminating pursuant to clause (2), is made directly to the Vivint Solar Board or Vivint Solar’s senior management), and Vivint Solar consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal within 12 months of the termination.

The merger agreement provides for payment of a termination fee by Sunrun to Vivint Solar of $107 million in connection with a termination of the merger agreement under the following circumstances:

•

if Vivint Solar terminates the merger agreement as a result of (i) the Sunrun Board making a change of recommendation or (ii) a material breach or failure to perform by Sunrun of certain of its covenants; or

•

if (1) Vivint Solar or Sunrun terminates the merger agreement because the merger has not yet been consummated by the End Date or because the Sunrun stockholder approval has not been obtained at the Sunrun virtual special meeting or at any adjournment or postponement of such meeting or (2) Vivint Solar terminates the merger agreement as a result of a breach or failure to perform by Sunrun of certain of its covenants relating to non-solicitation, the joint proxy statement/prospectus, the Sunrun virtual special meeting, and, in each case, an alternative transaction (with regard to 50% or more of the voting power of Sunrun or 50% or more of the consolidated revenues, net income or assets of Sunrun) is made directly to the Sunrun stockholders or becomes publicly known or (in the case of Vivint Solar terminating pursuant to clause (2), is made directly to the Sunrun Board or Sunrun’s senior management), and Sunrun consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal within 12 months of the termination.

The merger agreement also provides for a payment of a termination fee by Sunrun to Vivint Solar of $45 million in the event that the merger agreement is terminated by (1) Sunrun or Vivint Solar because (a) the merger has not yet been consummated by the End Date or (b) a court or other governmental entity of competent jurisdiction has issued a final order, decree or ruling or taken final action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or action is final and nonappealable or (2) Vivint Solar based on a willful breach by Sunrun to perform certain of its covenants or agreements under the merger agreement relating to regulatory matters with respect to any antitrust or competition law of the United States, subject to certain conditions as provided in the merger agreement.

For a more complete description of each party’s termination rights and the related termination fee obligations, see the sections entitled “The Merger Agreement—Termination” and “The Merger Agreement—Expenses and Termination Fees” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus

No Appraisal Rights (page [●])

Holders of Sunrun common stock and holders of Vivint Solar common stock are not entitled to appraisal rights under the DGCL with respect to the merger. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

The Ancillary Agreements (page [●])

Support Agreements

Simultaneously with the execution of the merger agreement, Sunrun and 313 Acquisition LLC (“313 Acquisition”), an affiliate of The Blackstone Group Inc. (“Blackstone”), entered into a support agreement (the “Sunrun support agreement”), pursuant to which 313 Acquisition agreed, among other things, to vote its shares of Vivint Solar common stock in favor of the adoption of the merger agreement and against any alternative proposal. As of the close of business on the Vivint Solar record date, 313 Acquisition owned [●]% of the outstanding shares of Vivint Solar.

Also simultaneously with the execution of the merger agreement, Vivint Solar, Tiger Global Investments, L.P. and Tiger Global Long Opportunities Master Fund, L.P. (“Tiger Global”) entered into a support agreement (the “Vivint Solar support agreement”), pursuant to which Tiger Global agreed, among other things, to vote its shares of Sunrun common stock in favor of the approval of the issuance of shares of Sunrun common stock pursuant to the merger agreement and against any alternative proposal. As of the close of business on the Sunrun record date, Tiger Global owned [●]% of the outstanding shares of Sunrun.

For additional information, see the section entitled “The Merger—The Ancillary Agreements—Support Agreements” beginning on page [●] of this joint proxy statement/prospectus.

Registration Rights Agreement

Simultaneously with the execution of the merger agreement and to be effective as of the closing of the merger, Sunrun, 313 Acquisition and certain other current indirect stockholders of Vivint Solar (collectively, the “Holders” and each, a “Holder”) entered into a registration rights agreement (the “registration rights agreement”), pursuant to which the Holders agreed, among other things, that if Sunrun registers its securities for public sale or sale pursuant to the exercise of any demand rights, Sunrun will, at the request of a Holder, dispose of such shares of Sunrun common stock held by such Holder.

For additional information, see the section entitled “The Merger—The Ancillary Agreements—Registration Rights Agreement” beginning on page [●] of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by each of Sunrun and Vivint Solar of an opinion from its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party), each dated and based on the facts and law existing as of the closing date of the merger and relying upon customary assumptions and certain representations made by Sunrun and Vivint Solar, that for U.S. federal income tax purposes the merger will qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code. Provided the merger qualifies as a “reorganization”, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus) of shares of Vivint Solar common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of Sunrun common stock in exchange for Vivint Solar common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Sunrun common stock).

The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax.

Accounting Treatment (page [●])

Sunrun prepares its financial statements in accordance with accounting principles generally accepted in the United States, referred to as GAAP. The merger will be accounted for as an acquisition of Vivint Solar by Sunrun under the acquisition method of accounting in accordance with GAAP. Sunrun will be treated as the acquiror for accounting purposes. In identifying Sunrun as the accounting acquiror, Sunrun and Vivint Solar considered the structure of the transaction and other actions contemplated by the merger agreement, relative outstanding share ownership and market values, the composition of the Sunrun Board, the relative size of Sunrun and Vivint Solar, and the designation of certain senior management positions of Sunrun.

Rights of Vivint Solar Stockholders Will Change as a Result of the Merger (page [●])

Vivint Solar stockholders will have different rights once they become Sunrun stockholders due to differences between the organizational documents of Sunrun and Vivint Solar. These differences are described in more detail under the section entitled “Comparative Rights of Stockholders” beginning on page [●] of this joint proxy statement/prospectus.

Listing of Sunrun Common Stock and Delisting and Deregistration of Vivint Solar Common Stock (page [●])

Prior to the completion of the merger, Sunrun has agreed to use its reasonable best efforts to cause the shares of Sunrun common stock to be issued in connection with the merger to be approved for listing on Nasdaq. The listing of the shares of Sunrun common stock on Nasdaq, subject to official notice of issuance, is also a condition to completion of the merger.

If the merger is completed, Vivint Solar common stock will cease to be listed on NYSE and Vivint Solar common stock will be deregistered under the Exchange Act.

Risk Factors (page [●])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUNRUN

The following table presents selected historical consolidated financial data for Sunrun. The selected historical consolidated financial data of Sunrun presented below for the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 have been derived from Sunrun’s consolidated financial statements and accompanying notes contained in Sunrun’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Sunrun presented below for the year ended December 31, 2016 and as of December 31, 2017 and 2016 are derived from Sunrun’s audited consolidated financial statements and accompanying notes contained in Sunrun’s Annual Report on Form 10-K for the year ended December 31, 2018, which are not incorporated into this joint proxy statement/prospectus by reference. The selected historical consolidated financial data of Sunrun presented below for the years ended December 31, 2015 and as of December 31, 2016 and 2015 are derived from Sunrun’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/prospectus by reference. The selected historical consolidated financial data of Sunrun presented below for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 have been derived from Sunrun’s unaudited consolidated financial statements, and the accompanying notes thereto, for the and as of the six months ended June 30, 2020 contained in Sunrun’s Quarterly Report on Form 10-Q, which is incorporated by reference into this proxy statement/prospectus. The unaudited consolidated balance sheet as of June 30, 2019 has been derived from Sunrun’s unaudited consolidated financial statements and related notes thereto contained in Sunrun’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which has not been incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results, is only a summary and should be read together with Sunrun’s historical consolidated financial statements, related notes, and management’s discussion and analysis of financial condition and results of operations contained in Sunrun’s respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as other information that has been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(Dollars and shares in thousands, except per share amounts)	2020	2019	2019	2018	2017	2016	2015
Consolidated Balance Sheet
Cash and restricted cash	$354,232	$353,867	$363,229	$304,399	$241,790	$224,363	$221,161
Solar energy systems, net	4,774,425	4,149,883	4,492,615	3,820,017	3,161,570	2,629,366	1,992,021
Total Assets	6,005,042	5,207,380	5,806,341	4,749,787	3,963,136	3,572,818	2,734,592
Recourse debt, current portion	—	239,035	—	—	—	—	—
Non-recourse debt, current portion	105,381	35,158	35,348	35,484	21,529	14,153	4,722
Recourse debt, net of current portion	236,435	—	239,485	247,000	247,000	244,000	197,000
Non-recourse debt, net of current portion	2,081,725	1,688,989	1,980,107	1,466,438	1,026,416	639,870	333,042
Total equity	1,241,505	1,209,087	1,331,432	1,282,782	1,240,516	924,186	659,560
Consolidated Statements of Operations
Revenue	$392,025	$399,099	$858,578	$759,981	$532,542	$477,107	$304,606

Net loss	(244,098)	(191,491)	(391,022)	(260,186)	(287,615)	(320,839)	(248,906)

Net (loss) income available to common stockholders	$(41,521)	$(15,155)	$26,335	$26,657	$125,489	$75,129	$(53,136)

Net (loss) income available to common stockholders
Basic	$(0.35)	$(0.13)	$0.23	$0.24	$1.19	$0.73	$(0.96)

Diluted	$(0.35)	$(0.13)	$0.21	$0.23	$1.16	$0.72	$(0.96)

Weighted average shares used to compute net (loss) income per share available to common stockholders
Basic	120,201	114,843	116,397	110,089	105,432	102,367	55,091

Diluted	120,201	114,843	123,876	117,112	108,206	104,964	55,091

(1)

The Company’s consolidated assets as of June 30, 2020 and December 31, 2019 include $3,948,923 and $3,521,202, respectively, in assets of variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. These assets include solar energy systems, net, as of June 30, 2020 and December 31, 2019 of $3,557,831 and $3,259,712, respectively; cash as of June 30, 2020 and December 31, 2019 of $155,239 and $133,362, respectively; restricted cash as of June 30, 2020 and December 31, 2019 of $12,411 and $2,746, respectively; accounts receivable, net as of June 30, 2020 and December 31, 2019 of $25,530 and $21,956, respectively; inventories as of June 30, 2020 and December 31, 2019 of $94,175 and 15,721, respectively; prepaid expenses and other current assets as of June 30, 2020 and December 31, 2019 of $1,480 and $554, respectively; and other assets as of June 30, 2020 and December 31, 2019 of $102,257 and $87,151, respectively. The Company’s consolidated liabilities as of June 30, 2020 and December 31, 2019 include $894,449 and $774,564, respectively, in liabilities of VIEs whose creditors have no recourse to the Company. These liabilities include accounts payable as of June 30, 2020 and December 31, 2019 of $14,306 and $11,531, respectively; distributions payable to noncontrolling interests and redeemable noncontrolling interests as of June 30,

2020 and December 31, 2019 of $17,701 and $16,012, respectively; accrued expenses and other current liabilities as of June 30, 2020 and December 31, 2019 of $14,095 and $10,740, respectively; deferred revenue as of June 30, 2020 and December 31, 2019 of $506,486 and $482,138, respectively; deferred grants as of June 30, 2020 and December 31, 2019 of $27,516 and $28,034, respectively; non-recourse debt as of June 30, 2020 and December 31, 2019 of $277,416 and $206,476, respectively; and other liabilities as of June 30, 2020 and December 31, 2019 of $36,929 and $19,633, respectively.
(2)	Reflects the impact of the adoption of new accounting standards in 2018 related to revenue recognition and leases.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIVINT SOLAR

The following table presents selected historical consolidated financial data for Vivint Solar. The selected historical consolidated financial data of Vivint Solar presented below for the years ended December 31, 2019 and 2018 and as of December 31, 2019 and 2018 have been derived from Vivint Solar’s consolidated financial statements and accompanying notes contained in Vivint Solar’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Vivint Solar presented below for the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017, 2016 and 2015 are derived from Vivint Solar’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/prospectus by reference. The selected historical condensed consolidated financial data of Vivint Solar presented below for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 have been derived from Vivint Solar’s unaudited condensed consolidated financial statements, and the accompanying notes thereto, as of and for the six months ended June 30, 2020 contained in Vivint Solar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference into this proxy statement/prospectus. The unaudited condensed consolidated balance sheet as of June 30, 2019 has been derived from Vivint Solar’s unaudited condensed consolidated financial statements and related notes thereto contained in Vivint Solar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which has not been incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results, is only a summary and should be read together with Vivint Solar’s historical consolidated financial statements, related notes, and management’s discussion and analysis of financial condition and results of operations contained in Vivint Solar’s respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as other information that has been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(Dollars and shares in thousands, except per share amounts)	2020	2019	2019	2018	2017	2016	2015
Consolidated Balance Sheet
Cash, cash equivalents, and restricted cash and cash equivalents	$422,946	$277,518	$255,940	$290,896	$154,938	$123,439	$107,248
Solar energy systems, net	1,873,031	1,637,905	1,759,861	1,938,874	1,673,532	1,458,355	1,102,157
Total Assets	3,105,308	2,510,650	2,799,390	2,327,255	2,463,929	2,126,356	1,609,070
Current portion of long-term debt	24,664	144,243	16,405	12,155	13,585	6,252	—
Long-term debt, net of current portion	1,794,990	1,181,797	1,483,256	1,203,282	925,964	750,728	415,850
Total equity	187,090	320,386	277,216	362,212	861,066	666,834	609,252
Consolidated Statements of Operations
Revenue	$197,545	$160,128	$341,041	$290,321	$268,028	$135,167	$64,182

Net (loss) income	(209,681)	(176,895)	(423,320)	(279,563)	8,470	(242,537)	(253,265)

Net (loss) income available to common stockholders	$(41,501)	$(54,809)	$(102,175)	$(15,592)	$209,098	$17,986	$13,080

Basic	$(0.33)	$(0.45)	$(0.84)	$(0.13)	$1.85	$0.17	$0.12

Diluted	$(0.33)	$(0.45)	$(0.84)	$(0.13)	$1.77	$0.16	$0.12

Weighted average shares used to compute net (loss) income per share available to common stockholders
Basic	124,383	120,589	121,310	117,565	113,132	108,190	106,088

Diluted	124,383	120,589	121,310	117,565	118,268	112,538	109,858

(1)

Vivint Solar’s assets as of June 30, 2020 and December 31, 2019 include $2,368.4 million and $2,194.3 million consisting of assets of variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. These assets include cash and cash equivalents of $56.9 million and $82.8 million as of June 30, 2020 and December 31, 2019; accounts receivable, net, of $23.9 million and $8.9 million as of June 30, 2020 and December 31, 2019; prepaid expenses and other current assets of $2.1 million and $1.7 million as of June 30, 2020 and December 31, 2019; restricted cash and cash equivalents of $10.1 million and $8.9 million as of June 30, 2020 and December 31, 2019; solar energy systems, net, of $1,683.8 million and $1,587.4 million as of June 30, 2020 and December 31, 2019; and other non-current assets, net of $591.6 million and $504.7 million as of June 30, 2020 and December 31, 2019. The Company’s liabilities as of June 30, 2020 and December 31, 2019 include $297.6 million and $233.4 million of liabilities of VIEs whose creditors have no recourse to the Company. These liabilities include distributions payable to non-controlling interests and redeemable non-controlling interests of $15.5 million and $10.3 million as of June 30, 2020 and December 31, 2019; accrued and other current liabilities of $6.7 million and $6.4 million as of June 30, 2020 and December 31, 2019; long-term debt of $254.5 million and $201.6 million as of June 30, 2020 and December 31, 2019; deferred revenue of $20.7 million and $14.8 million as of June 30, 2020 and December 31, 2019; and other non-current liabilities of $0.3 million each period as of June 30, 2020 and December 31, 2019.

(2)	Reflects the impact of the adoption of new accounting standards in 2018 related to revenue recognition and in 2019 related to leases.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Sunrun after giving effect to the merger as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and for the year ended December 31, 2019 give effect to the merger if it occurred on January 1, 2019, the first day of Sunrun’s 2019 fiscal year. The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the merger as if it occurred on June 30, 2020.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Sunrun appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this joint proxy statement/prospectus. In addition, the pro forma financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Sunrun and Vivint Solar for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find More Information” beginning on pages [●] and [●] of this joint proxy statement/prospectus for additional information. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

(Dollars, in thousands, except per share amounts)	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Pro Forma Statement of Operations Data:
Total revenues	$588,759	$1,198,759
Net loss attributable to common stockholders	(63,771)	(42,459)
Net loss per share common stock, basic and diluted	$(0.34)	$(0.23)

(Dollars, in thousands)		As of June 30, 2020
Pro Forma Balance Sheet Data:
Working capital		$348,148
Total assets		11,801,620
Current portion of long-term debt(1)		130,045
Long-term debt, net of current portion(2)		4,207,892
Redeemable non-controlling interests and non-controlling interests in subsidiaries		1,101,145

(1)

Includes the current portion of solar asset-backed notes and term loans of $120.0 million included in current non-recourse debt and revolving lines of credit of $10.0 million included in accrued expenses and other liabilities.

(2)	Includes the non-current portion of solar asset-backed notes, term loans and revolving lines of credit.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes per share data (1) for Sunrun and Vivint Solar on a historical basis, (2) for Sunrun on an unaudited pro forma combined basis giving effect to the merger and (3) on an unaudited pro forma combined equivalent basis.

The unaudited pro forma net income (loss) per share for the year ended December 31, 2019 reflects the merger as if it had occurred on January 1, 2019. The book value per share as of June 30, 2020 reflects the merger as if it had occurred on June 30, 2020 and the book value per share as of December 31, 2019 reflects the merger as if it had occurred on December 31, 2019. The information in the table is based on, and should be read together with, the historical financial information of Sunrun and Vivint Solar which is incorporated by reference in this joint proxy statement/prospectus and the financial information contained under “Unaudited Pro Forma Combined Financial Information”, “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Sunrun” and “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Vivint Solar.” See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

	Historical Sunrun	Historical Vivint Solar	Unaudited Pro Forma Combined
Basic net income (loss) per share of common stock:
Six months ended June 30, 2020	$(0.35)	$(0.33)		$(0.34)
Twelve months ended December 31, 2019	$0.23	$(0.84)		$(0.23)

Diluted net income (loss) per share of common stock:
Six months ended June 30, 2020	$(0.35)	$(0.33)		$(0.34)
Twelve months ended December 31, 2019	$0.21	$(0.84)		$(0.23)

Cash dividends declared per share:
Six months ended June 30, 2020	$—	$—		$—
Twelve months ended December 31, 2019	$—	$—		$—

Book value per share:(1)
As of June 30, 2020	$7.27	$1.09		$16.64
As of December 31, 2019	$8.14	$1.55	$	n/m (2)

(1)	The historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of the relevant period.
(2)	Pro forma book value per share as of December 31, 2019 is not meaningful as purchase accounting adjustments were calculated as of June 30, 2020.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table sets forth, for the periods indicated, the high and low closing sales prices per share for Sunrun common stock, which trades on Nasdaq under the symbol “RUN”, and for Vivint Solar common stock, which trades on NYSE under the symbol “VSLR”, on (1) July 6, 2020, the last trading day before the public announcement of the merger, and (2) August 13, 2020 the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus.

The table also includes the estimated equivalent high and low sales prices per share of Vivint Solar common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of Sunrun common stock that Vivint Solar stockholders would receive in exchange for each share of Vivint Solar common stock if the merger were completed on either of these dates, applying the exchange ratio of 0.55 shares of Sunrun common stock for each share of Vivint Solar common stock.

	Sunrun Common Stock		Vivint Solar Common Stock		Equivalent Price per Share
	High	Low	High	Low	High	Low
July 6, 2020	$21.695	$20.53	$10.86	$10.30	$11.93	$11.29
August 13, 2020	$47.36	$44.63	$26.07	$24.52	$26.05	$24.55

The market prices of shares of Sunrun common stock and Vivint Solar common stock have fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date the merger is completed, and the market price of shares of Sunrun common stock will continue to fluctuate after the completion of the merger. No assurance can be given concerning the market prices of Sunrun common stock or Vivint Solar common stock before completion of the merger or of the market price of the common stock of Sunrun after completion of the merger. Because the exchange ratio is fixed and will not be adjusted for changes in the market price of either Sunrun common stock or Vivint Solar common stock, the market price of Sunrun common stock (and, therefore, the value of the merger consideration) when received by Vivint Solar stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. The above table shows only historical comparisons. These comparisons may not provide meaningful information to Sunrun stockholders in determining whether to approve the Sunrun share issuance proposal or the Vivint Solar stockholders in determining whether to approve the Vivint Solar merger proposal. Sunrun and Vivint Solar stockholders are urged to obtain current market quotations for Sunrun and Vivint Solar common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the issuance of shares of Sunrun common stock in the merger in the case of Sunrun stockholders, and whether to adopt the merger agreement in the case of Vivint Solar stockholders. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements based upon or relating to Sunrun’s and Vivint Solar’s expectations, assumptions, estimates, and projections. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “would”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential”, “will be”, “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the merger agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. Such risks, uncertainties and other factors include, without limitation:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

•

the possibility that the consummation of the proposed transactions, including the merger, is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions;

•

uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•	the outcome of any legal proceedings that may be instituted against the parties or others following announcement of the transactions contemplated by the merger agreement;

•	challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected;

•	risks that the merger and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm the parties’ businesses;

•	the amount of any costs, fees, expenses, impairments and charges related to the merger;

•	uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance;

•	uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock;

•	the ability of Sunrun and Vivint Solar to raise capital from third parties, including fund investors, to grow their business;

•	any rise in interest rates which would increase the cost of capital;

•	the business, economic and political conditions in the markets in which Sunrun and Vivint Solar operate;

•	the ability to meet covenants in investment funds and debt facilities;

•	the potential inaccuracy of the assumptions employed in calculating operating metrics;

•	the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and

•	the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis.

These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this joint proxy statement/prospectus are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this joint proxy statement/prospectus should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein under “Risk Factors” and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the SEC. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

RISK FACTORS

In addition to the other information included or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote in favor of the Sunrun share issuance proposal and Vivint Solar merger proposal, respectively. In addition, you should read and consider the risks associated with each of Sunrun and Vivint Solar and their respective businesses. Descriptions of some of these risks can be found in Sunrun’s and Vivint Solar’s respective Annual Reports on Form 10-K for the year ended December 31, 2019, as updated or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Risks Relating to the Merger

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Sunrun and Vivint Solar.

The completion of the merger is subject to a number of conditions, including, among other things, the receipt of the Sunrun stockholder approval and the Vivint Solar stockholder approval and receipt of certain regulatory approvals, which make the completion and timing of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus for a more detailed discussion. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. There can be no assurance that the conditions to the completion of the merger will be satisfied or waived, that the merger will be completed or that the merger will be consummated as contemplated by the merger agreement.

If the merger is not completed or is completed on different terms than as contemplated by the merger agreement, each of Sunrun and Vivint Solar may be materially adversely affected and, without realizing any of the benefits of having completed the merger, will be subject to a number of risks, including the following:

•	the market price of Sunrun common stock or Vivint Solar common stock could decline;

•	reputational harm due to the adverse perception of any failure to successfully complete the merger could result;

•	each of Sunrun and Vivint Solar could owe a substantial termination fee to the other party in specified circumstances;

•

if the merger agreement is terminated and the Sunrun Board or the Vivint Solar Board seeks another business combination, Sunrun stockholders or Vivint Solar stockholders, as applicable, cannot be certain that Sunrun or Vivint Solar, as applicable, will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time and resources, financial and otherwise, committed by Sunrun’s and Vivint Solar’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	Sunrun or Vivint Solar may experience negative reactions from the financial markets or from its customers, suppliers, strategic partners, investors and employees

•

Sunrun and Vivint Solar could be subject to litigation related to the merger or any failure to complete the merger or related to any enforcement proceeding commenced against Sunrun or Vivint Solar in connection with the merger;

•	Sunrun and Vivint Solar’s abilities to retain current key employees or attract new employees may be harmed; and

•

Sunrun and Vivint Solar will each be required to pay its costs relating to the merger, such as, for example, legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

Any delay in completing the merger may reduce or eliminate the expected benefits from the merger.

The merger is subject to a number of conditions beyond Sunrun’s and Vivint Solar’s control that may prevent, delay or otherwise materially adversely affect its completion. Sunrun and Vivint Solar cannot predict whether and when these conditions will be satisfied. There can be no assurance that either Sunrun or Vivint Solar or both parties will waive any condition to closing that is not satisfied. Furthermore, the requirements for obtaining the required clearances and approvals and the time required to satisfy any other conditions to the closing could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Sunrun or Vivint Solar not to realize some or all of the benefits that it expects to achieve if the merger is successfully completed within its expected timeframe. Further, delays in the completion of the merger could also result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about the completion of the merger and could materially and adversely impact Sunrun’s and Vivint Solar’s ongoing business, financial condition, financial results and stock price following the completion of the merger. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Sunrun or Vivint Solar or, if any such approvals, consents or clearances are not obtained, could prevent completion of the merger.

Before the merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the merger must have expired or terminated. In deciding whether to terminate or allow the applicable waiting period to expire, the relevant governmental entities will consider the effect of the merger within their relevant jurisdiction, including, among other things, the impact on the parties’ respective customers and suppliers. The terms and conditions of the authorizations and consents that are granted, if any, may impose requirements, limitations or costs or place restrictions on the conduct of Sunrun’s or Vivint Solar’s business or may materially delay the completion of the merger.

In addition, at any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods under the HSR Act, the applicable regulatory authorities or any state attorney general could take such action under antitrust or other applicable laws as such authority deems necessary or desirable in the public interest. Such actions could include, among other things, seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action challenging, seeking to enjoin, or seeking to impose conditions on, the merger. Sunrun and Vivint Solar may not prevail and may incur significant costs in defending or settling any such action. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals” beginning on page [●] of this joint proxy statement/prospectus.

There can be no assurance that the conditions to the completion of the merger set forth in the merger agreement relating to applicable regulatory laws will be satisfied.

The merger agreement contains provisions that limit Sunrun’s and Vivint Solar’s ability to pursue alternatives to the merger, could discourage a potential third-party acquiror or merger partner from making an alternative transaction proposal, and provide that, in specified circumstances, each of Sunrun and Vivint Solar would be required to pay a termination fee.

The merger agreement contains provisions that make it more difficult for each of Sunrun and Vivint Solar to be acquired by, or enter into certain combination transactions with, a third party. The merger agreement contains certain provisions that restrict each of Sunrun’s and Vivint Solar’s ability to, among other things, solicit, initiate or knowingly encourage or facilitate any alternative transaction, engage in any discussions or negotiations with any third party concerning any alternative transaction, or provide nonpublic information to any third party. In addition, following receipt by either of Sunrun or Vivint Solar of any alternative transaction proposal that constitutes a “superior proposal”, each of Vivint Solar or Sunrun, respectively, will have an opportunity to offer to modify the terms of the merger agreement before the Sunrun Board or the Vivint Solar Board, respectively, may withdraw or qualify its recommendation with respect to the Sunrun share issuance proposal or the Vivint Solar merger proposal, respectively, in favor of such superior proposal, as described further under “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring or combining with all or a significant portion of Sunrun or Vivint Solar or pursuing an alternative transaction from considering or proposing such a transaction.

In certain circumstances, upon termination of the merger agreement, Vivint Solar would be required to pay a termination fee of $54 million to Sunrun, and in certain circumstances, upon termination of the merger agreement, Sunrun would be required to pay a termination fee of $45 million or $107 million to Vivint Solar, each as contemplated by the merger agreement. For further discussion, see the sections entitled “The Merger Agreement—Termination” and “The Merger Agreement—Expenses and Termination Fees” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

If the merger agreement is terminated and either of Sunrun or Vivint Solar determines to seek another business combination transaction, Sunrun or Vivint Solar may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Sunrun’s or Vivint Solar’s stock price or changes in operating results of either company.

Upon completion of the merger, each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time (other than shares of Vivint Solar common stock owned by Sunrun, Merger Sub, any other wholly owned subsidiary of Sunrun or Vivint Solar immediately prior to the effective time, including shares of Vivint Solar common stock held in treasury by Vivint Solar, and in each case not held on behalf of third parties) will be converted into the right to receive the merger consideration, which is equal to 0.55 fully paid and nonassessable shares of Sunrun common stock and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Sunrun common stock or Vivint Solar common stock between the dates of the signing of the merger agreement and the completion of the merger or otherwise (including a result of changes in operating results of either company).

Because the exchange ratio is fixed, changes in the price of Sunrun common stock prior to the merger will affect the value of the merger consideration that Vivint Solar stockholders will receive on the date of the merger. It is impossible to accurately predict the market price of Sunrun common stock at the completion of the merger and, therefore, impossible to accurately predict the market value of the shares of Sunrun common stock that Vivint Solar stockholders will receive in the merger. The market price for Sunrun common stock may fluctuate both prior to the completion of the merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Sunrun’s or Vivint Solar’s products and services, changes in laws and regulations, the COVID-19 pandemic, other changes in Sunrun’s and Vivint Solar’s respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the merger will be completed, and the expected timing of the merger. Many of these factors are beyond Sunrun’s and Vivint Solar’s control. As a result, the market value represented by the exchange ratio will also vary.

We cannot assure you that, following the merger, the combined market price of Sunrun will equal or exceed what the combined market price of Sunrun common stock and Vivint Solar common stock would have been in the absence of the merger. It is possible that after the merger, the equity value of Sunrun will be less than the combined equity value of Sunrun and Vivint Solar before the merger.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers, strategic partners and other persons with whom Sunrun and/or Vivint Solar has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Sunrun or Vivint Solar, as the case may be, as a result of the merger or otherwise, which could negatively affect Sunrun’s or Vivint Solar’s respective revenues, earnings and/or cash flows, as well as the market price of Sunrun common stock or Vivint Solar common stock, regardless of whether the merger is completed.

Until the merger is completed, the merger agreement restricts each of Sunrun and Vivint Solar from taking specified actions without the consent of the other party, and requires each of Sunrun and Vivint Solar to operate in the ordinary and usual course of business consistent with past practice. Sunrun and Vivint Solar are subject to a number of interim operating covenants relating to, among other things, amendment of organizational documents, payment of dividends or entry into certain acquisitions or investments. Such limitations could adversely affect each of Sunrun’s and Vivint Solar’s business and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the sections entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business of Vivint Solar” and “The Merger Agreement—Covenants and Agreements—Conduct of Business of Sunrun” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

Completion of the merger may trigger change in control or other provisions in certain customer and other agreements to which Sunrun or Vivint Solar is a party, which may have an adverse impact on the combined company’s business and result of operations following completion of the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Sunrun or Vivint Solar is a party. If Sunrun or Vivint Solar is unable to negotiate waivers of those provisions, counterparties may exercise their rights and remedies under the agreements, including terminating the agreements or seeking monetary damages or equitable remedies. Even if Sunrun or Vivint Solar is able to negotiate a consent or waiver, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Sunrun or Vivint Solar. Any of the foregoing or similar developments may have an adverse impact on Sunrun’s and Vivint Solar’s business and results of operations following completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of Sunrun following completion of the merger.

Sunrun and Vivint Solar are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Sunrun’s success after the completion of the merger will depend in part upon the ability of Sunrun to retain certain key management personnel and employees of Sunrun and Vivint Solar. Prior to the completion of the merger, current and prospective employees of Sunrun and Vivint Solar may experience uncertainty about their roles following the completion of the merger, which may have an adverse effect on the ability of each of Sunrun and Vivint Solar to attract or retain key management and other key personnel. In addition, no assurance can be given that Sunrun, after the completion of the merger, will be able to attract or retain key management personnel and other key employees to the same extent that Sunrun and Vivint Solar have previously been able to attract or retain their own employees.

The merger will involve substantial costs.

Sunrun and Vivint Solar have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger and the Sunrun share issuance, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. If the merger is not completed, Sunrun and Vivint Solar will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Sunrun following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Sunrun’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the merger. Further, Sunrun’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that are included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Vivint Solar as of the date of the completion of the merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. For further discussion, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this joint proxy statement/prospectus. For more information, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

The fairness opinions obtained by the Sunrun Board and the Vivint Solar Board from their respective financial advisors will not be updated to reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Sunrun Board nor the Vivint Solar Board has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Credit Suisse, Sunrun’s financial advisor, or Morgan Stanley or BofA Securities, Vivint Solar’s financial advisors. Changes in the operations and prospects of Sunrun or Vivint Solar, general market and economic conditions, and other factors that may be beyond the control of Sunrun and

Vivint Solar and on which the fairness opinions were based, including the COVID-19 pandemic that has caused higher than normal volatility in the financial markets generally, may alter the value of Sunrun or Vivint Solar or the trading prices of Sunrun or Vivint Solar common stock by the time the merger is completed.

The fairness opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Neither Sunrun nor Vivint Solar anticipates asking their respective financial advisors to update their fairness opinions. The fairness opinions of Credit Suisse, Morgan Stanley and BofA Securities are included as Annexes B, C and D, respectively, to this joint proxy statement/prospectus. For a description of the fairness opinion that the Sunrun Board received from its financial advisor and a summary of the material financial analyses the financial advisor provided to the Sunrun Board in connection with rendering such opinion, see the section entitled “The Merger—Opinion of Sunrun’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. For a description of the opinions that the Vivint Solar Board received from its financial advisors and a summary of the material financial analyses such financial advisors provided to the Vivint Solar Board in connection with rendering such opinions, see the section entitled “The Merger—Opinions of Vivint Solar’s Financial Advisors” beginning on page [●] of this joint proxy statement/prospectus.

For a description of the factors considered by the Sunrun Board in determining to approve the merger and the Sunrun share issuance, see the section entitled “The Merger—Reasons for the Merger—Sunrun Board’s Recommendation and Reasons for the Merger” beginning on page [●] of this joint proxy statement/prospectus. For a description of the factors considered by the Vivint Solar Board in determining to approve the merger agreement and the merger, see the section entitled “The Merger— Reasons for the Merger—Vivint Solar Board’s Recommendation and Reasons for the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Sunrun’s executive officers and directors and Vivint Solar’s executive officers and directors have interests in the merger that may be different from, or in addition to, Sunrun’s stockholders’ and Vivint Solar’s stockholders’ interests.

In considering the recommendation of the Sunrun Board that Sunrun stockholders approve the Sunrun share issuance proposal and Sunrun adjournment proposal and the recommendation of the Vivint Solar Board that Vivint Solar stockholders approve the Vivint Solar merger proposal, the Vivint Solar merger-related compensation proposal and the Vivint Solar adjournment proposal, stockholders should be aware that certain directors and executive officers of Sunrun and certain directors and executive officers of Vivint Solar have interests in the merger that may be different from, or in addition to, the interests of such stockholders generally. The Sunrun Board was aware of the interests of Sunrun’s directors and executive officers, the Vivint Solar Board was aware of the interests of Vivint Solar’s directors and executive officers, and each board carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendations to its stockholders. Additional interests of the directors and executive officers of Sunrun in the merger include that the members of the Sunrun Board will continue to be directors of Sunrun and executive officers of Sunrun will continue to be executive officers of Sunrun following the consummation of the merger. Additional interests of the directors and executive officers of Vivint Solar in the merger include the treatment in the merger of Vivint Solar stock options or Vivint Solar RSU awards held by these directors and/or executive officers, as applicable, certain severance payments and other benefits that Vivint Solar executive officers are entitled to receive upon a qualifying termination of employment in connection with the completion of the merger, indemnification and insurance for current and former directors and executive officers of Vivint Solar as provided under the merger agreement, that at the completion of the merger, the Sunrun Board will be expanded to add two directors including David Bywater, Chief Executive Officer of Vivint Solar, and another member of the Vivint Solar Board, that David Bywater entered into an employment agreement with Sunrun providing for certain payments and benefits following the consummation of the merger, that L. Chance Allred, Chief Sales Officer of Vivint Solar, entered into an employment agreement with Sunrun providing for certain payments and benefits following the consummation of the merger, and that each executive officer of Vivint Solar is eligible for awards under a retention pool established in connection with the merger. See the sections entitled

“The Merger—Interests of Sunrun’s Directors and Executive Officers in the Merger” and “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for a more detailed description of these interests. As a result of these interests, these directors (as applicable) and executive officers might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if they did not have these interests. Sunrun stockholders and Vivint Solar stockholders should consider whether these interests might have influenced these directors (as applicable) and executive officers to recommend voting in favor of the Sunrun share issuance proposal and the Vivint Solar merger proposal, respectively.

Following the merger, the composition of the Sunrun Board will be different than the current composition.

The Sunrun Board currently consists of seven directors. At or prior to the effective time, Sunrun will increase the number of directors that comprise the Sunrun Board at the effective time by two directors and fill such newly created directorships with (1) one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director) and (2) David Bywater (who will be designated as a Sunrun Class I director). See the section entitled “The Merger—Governance of Sunrun” beginning on page [●] of this joint proxy statement/prospectus. This new composition of the Sunrun Board may affect the future decisions of Sunrun.

Vivint Solar stockholders will not be entitled to dissenters’ or appraisal rights in the merger.

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of clauses (a)-(c).

Because Vivint Solar common stock is listed on NYSE, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements, holders of Vivint Solar common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Vivint Solar common stock.

The COVID-19 pandemic has led to periods of significant volatility in financial and other markets and could harm the business and results of operations for each of Sunrun and Vivint Solar following the completion of the merger.

The COVID-19 pandemic is having an unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis, and has impacted, and could continue to impact, the business of each of Sunrun and Vivint Solar and created significant uncertainties for the solar industry and the economy in general. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the businesses of Sunrun and Vivint Solar, and there is no guarantee that efforts by Sunrun and Vivint Solar to address the adverse impacts of the COVID-19 pandemic will be effective. The impact to date has included periods of significant volatility in financial and other markets. This volatility, if it continues, could have an adverse impact on Sunrun’s and Vivint Solar’s customers, businesses, financial conditions and results of operations.

In addition, recent actions by U.S. federal and state governments to address the COVID-19 pandemic, including travel restrictions, quarantines, return-to-work restrictions and site closures, may also have a significant adverse effect on the jurisdictions in which Sunrun and Vivint Solar conduct their businesses as well as on the companies’ ability to staff sales and operations centers and install and maintain solar energy systems in the field. The extent of impacts resulting from the COVID-19 pandemic and other events beyond the control of Sunrun and Vivint Solar will depend on future developments, which are highly uncertain and cannot be predicted.

In addition, the COVID-19 pandemic has resulted in business disruption to Sunrun and Vivint Solar, and whether either company is able to recover from such a business disruption on a timely basis, the merger and Sunrun’s business, financial conditions and results of operations following the completion of the merger could be adversely affected. The merger and efforts to integrate the businesses of Sunrun and Vivint Solar may also be delayed and/or adversely affected by the COVID-19 pandemic, and become more costly. Each of Sunrun and Vivint Solar may incur additional costs to remedy damages caused by such disruptions, which could adversely affect their businesses, financial conditions and results of operations.

The amended and restated bylaws of Sunrun will govern Sunrun following the merger and provide that a state or federal court located within the State of Delaware will be the sole and exclusive forum for substantially all intracorporate disputes between Sunrun and its stockholders and the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit Sunrun stockholders’ ability to obtain a favorable judicial forum for disputes with Sunrun or its directors, officers or employees.

Sunrun’s amended and restated bylaws (the “Sunrun bylaws”) provide that, unless Sunrun consents to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on Sunrun’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of Sunrun’s directors, officers or other employees to Sunrun or to its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine, shall in each case be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Sunrun bylaws also provide that, unless Sunrun consents to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions in a corporation’s certificate of incorporation are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Sunrun would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Sunrun bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Sunrun or its directors, officers, or other employees, which may discourage lawsuits against Sunrun and its directors, officers and other employees. If a court were to find either exclusive forum provision in the Sunrun bylaws to be inapplicable or unenforceable in an action, Sunrun may incur significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm its business, financial conditions and results of operation.

Vivint Solar’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all intracorporate disputes between Vivint Solar and its stockholders and the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit Vivint Solar’s stockholders’ ability to obtain a favorable judicial forum for disputes with Vivint Solar or its directors, officers or employees.

Vivint Solar’s amended and restated certificate of incorporation (the “Vivint Solar certificate of incorporation”) provides that, to the fullest extent permitted by law and unless it consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of Vivint Solar, (2) action asserting a claim of breach of a fiduciary duty owed by any of Vivint Solar’s directors or officers to Vivint Solar or its stockholders, (3) action asserting a claim against Vivint Solar or any of its directors or officers arising pursuant to any provision of the DGCL, the Vivint Solar certificate of incorporation or the Vivint Solar bylaws or (4) action asserting a claim governed by the internal affairs doctrine. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Vivint Solar’s amended and restated bylaws (as amended, the “Vivint Solar bylaws”) provide that, unless Vivint Solar consents to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions in a corporation’s certificate of incorporation are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Vivint Solar would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Vivint Solar certificate of incorporation and the Vivint Solar bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Vivint Solar or its directors, officers, or other employees, which may discourage lawsuits against Vivint Solar and its directors, officers and other employees. If a court were to find either the exclusive-forum provision in the Vivint Solar certificate of incorporation or the exclusive-forum provision in the Vivint Solar bylaws to be inapplicable or unenforceable in an action, Vivint Solar may incur significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm Vivint Solar’s business, financial conditions and results of operation.

An adverse judgment in any litigation challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Whether or not the merger is completed, each of Sunrun and Vivint Solar could be subject to litigation related to the merger or any failure to complete the merger or related to any enforcement proceeding commenced against Sunrun or Vivint Solar to perform its obligations under the merger agreement. In particular, it is possible that Sunrun stockholders and Vivint Solar stockholders may file lawsuits challenging the merger or the other transactions contemplated by the merger agreement, which may name Sunrun, the Sunrun Board, Vivint Solar and/or the Vivint Solar Board as defendants. Any of these risks could materially and adversely impact Sunrun’s or Vivint Solar’s ongoing business, financial condition, financial results and stock price. The outcome of any such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the consummation of the merger in the expected timeframe, or may prevent the merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect Sunrun’s and Vivint Solar’s businesses, financial conditions and results of operations.

As a result of the merger, Vivint Solar may be subject to adverse California property tax consequences and may seek to engage in certain financing transactions with a third party prior to the closing of the merger in an effort to mitigate such risk.

The State of California provides an exclusion (the “Solar Exclusion”) from the assessment of California property taxes for qualifying “active solar energy systems” installed as fixtures before January 1, 2025, provided such systems are locally rather than centrally assessed (“Eligible Property”). However, the Solar Exclusion is not a permanent exclusion from the assessment of property tax. Once a change in ownership of the Eligible Property occurs, the Eligible Property may be subject to reassessment and California property taxes may become due.

Vivint Solar, through certain of its subsidiaries, owns solar energy systems that constitute Eligible Property (the “California PV Systems”). To the extent Vivint Solar or its subsidiaries are considered the tax owners of the California PV Systems for purposes of the California Revenue and Tax Code (“CR&T”), the merger could result in a change of control of the California PV Systems triggering the loss of the Solar Exclusion and the imposition of California property taxes, which could be significant to the business of Vivint Solar and the combined company.

In order to potentially avoid triggering a change in ownership of the California PV Systems, Vivint Solar and Sunrun are contemplating the sale by Vivint Solar to a third party of 50% of the interests in a portfolio of solar systems, including a significant number of the California PV Systems, to be effected immediately prior to the consummation of the merger (the “Cash Equity Transaction”). Any Cash Equity Transaction would be structured with the intention that neither the Cash Equity Transaction nor the merger would trigger a change in ownership under the CR&T and therefore potentially maintain the Solar Exclusion and avoid the imposition of the California property taxes described above. In connection with any Cash Equity Transaction, the parties will seek to minimize capital costs, increase liquidity, and limit the impact of property taxes and any income taxes that may be payable resulting from the Cash Equity Transaction or the merger. There can be no assurance that any Cash Equity Transaction will be completed and, even if it is, there can be no assurance that the merger will not result in the imposition of California real property tax.

Risks Relating to Sunrun Upon Completion of the Merger

Sunrun may be unable to successfully integrate the business of Vivint Solar and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on Sunrun’s ability to successfully integrate Vivint Solar’s business, and realize the anticipated benefits, including synergies, cost savings, innovation and technological opportunities and operational efficiencies from the merger in a manner that does not materially disrupt existing customer, strategic partner, supplier and employee relationships and does not result in decreased revenues due to losses of customers, or decreases in sales of its products and service offerings. If Sunrun is unable to achieve these objectives within the anticipated timeframe, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of Sunrun common stock may decline. Sunrun may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected.

The integration of Vivint Solar into Sunrun may result in material challenges, including, without limitation:

•	managing a larger, more complex combined business;

•	maintaining employee morale and retaining key management and other employees;

•

retaining existing business and operational relationships, including customers, strategic partners, suppliers and employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger, and attracting new business and operational relationships;

•

consolidating corporate and administrative infrastructures and eliminating duplicative operations, including unanticipated issues in integrating information technology, communications and other systems;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of Sunrun’s and/or Vivint Solar’s control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and other adverse impacts, which could materially affect Sunrun’s financial position, results of operations and cash flows following the completion of the merger.

Due to legal restrictions, Sunrun and Vivint Solar are currently permitted to conduct only limited planning for the integration of Vivint Solar into Sunrun following the completion of the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

Activities undertaken during the pendency of the merger to complete the merger and the other transactions contemplated by the merger agreement may divert management attention and resources.

If the efforts and actions required of Sunrun and Vivint Solar in order to consummate the merger and the other transactions contemplated by the merger agreement are more difficult, costly or time consuming than expected, such efforts and actions could result in the diversion of each company’s management’s attention and resources or the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses, which could adversely affect the businesses, financial results and results of operations of Sunrun and Vivint Solar, as applicable.

Upon completion of the merger, Vivint Solar stockholders will have different rights under Sunrun’s governing documents than they do currently under Vivint Solar’s governing documents.

Upon completion of the merger, Vivint Solar stockholders will no longer be stockholders of Vivint Solar, but will instead become stockholders of Sunrun and their rights as stockholders will be governed by the terms of the Sunrun certificate of incorporation and the Sunrun bylaws. The terms of the Sunrun certificate of incorporation and the Sunrun bylaws will be in some respects different than the terms of the Vivint Solar certificate of incorporation and the Vivint Solar bylaws, which currently govern the rights of Vivint Solar stockholders.

For a more complete description of the different rights associated with shares of Vivint Solar common stock and shares of Sunrun common stock after the completion of the merger, see the section entitled “Comparative Rights of Stockholders” beginning on page [●] of this joint proxy statement/prospectus.

Current Sunrun and Vivint Solar stockholders will be diluted by the merger.

Sunrun stockholders and Vivint Solar stockholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. Immediately after the completion of the merger, each Sunrun stockholder will remain a stockholder of Sunrun, but with a percentage ownership that will be smaller than such stockholder’s percentage of Sunrun as of immediately prior to the merger, and each Vivint Solar stockholder will become a stockholder of Sunrun, but with a percentage ownership that will be smaller than such stockholder’s percentage of Vivint Solar immediately prior to the merger. As a result of this reduced ownership percentage, Sunrun stockholders and Vivint Solar stockholders will generally have less voting power after the merger than they did prior to the merger. We estimate that, based on the number of shares of Sunrun common stock and Vivint Solar common stock outstanding and reserved for issuance as of the close of business on the Sunrun record date and the Vivint Solar record date, respectively, immediately following completion of the merger, former holders of Vivint Solar common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis and pre-merger holders of Sunrun common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis.

The future results of Sunrun may be adversely impacted if Sunrun does not effectively manage its complex operations following the completion of the merger.

Following the completion of the merger, the size of Sunrun’s business will be significantly larger than the current size of either Vivint Solar’s business or Sunrun’s business. Sunrun’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Sunrun and Vivint Solar, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that Sunrun will be successful in integrating the businesses or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Sunrun expects to incur substantial expenses related to the completion of the merger and the integration of Vivint Solar into Sunrun.

Sunrun is expected to incur substantial expenses in connection with the completion of the merger and the integration of a large number of processes, policies, procedures, operations, technologies and systems of Vivint Solar into Sunrun in connection with the merger. The substantial majority of these costs will be non-recurring expenses related to the merger and facilities and systems consolidation costs. Sunrun may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the merger, and/or losses of customers, and may also incur costs to retain certain key management personnel and employees. Sunrun will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. These incremental transaction-related costs may exceed the savings Sunrun expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Factors beyond Sunrun’s and Vivint Solar’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

The market price of Sunrun common stock after the merger is completed may be affected by factors different from those affecting the price of Sunrun common stock or Vivint Solar common stock before the merger is completed.

Upon completion of the merger, holders of Vivint Solar common stock will become holders of Sunrun common stock. As the businesses of Sunrun and Vivint Solar are different, the results of operations as well as the price of Sunrun common stock after the merger may, in the future, be affected by factors different from those factors affecting each of Sunrun and Vivint Solar as an independent stand-alone company. Sunrun will face additional risks and uncertainties to which each of Sunrun and Vivint Solar may currently not be exposed. As a result, the market price of Sunrun’s shares may fluctuate significantly following completion of the merger. For a discussion of Sunrun’s businesses and Vivint Solar’s businesses and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under the section “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

The market price of Sunrun common stock may decline as a result of the merger, including as a result of some Sunrun stockholders and/or Vivint Solar stockholders adjusting their portfolios.

The market price of Sunrun common stock may decline as a result of the merger if, among other things, the operational cost savings estimates in connection with the integration of Sunrun’s and Vivint Solar’s businesses are not realized, there are unanticipated negative impacts on Sunrun’s financial position, or if the transaction costs related to the merger are greater than expected. The market price may also decline if Sunrun does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the transactions on Sunrun’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of Sunrun common stock after the completion of the merger may cause the market price of such common stock to decrease. It is estimated that Sunrun will issue approximately [●] shares of Sunrun common stock in connection with the merger, based on the number of outstanding shares, including shares to be issued under Vivint Solar’s equity awards, of Vivint Solar common stock as of [●], 2020. Vivint Solar stockholders may decide not to hold the shares of Sunrun common stock they will receive in the merger. Certain Vivint Solar stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Sunrun common stock that they receive in the merger. Sunrun stockholders may decide not to continue to hold their shares of Sunrun common stock following completion of the merger. Certain Sunrun stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell their shares of common stock following completion of the merger. Such sales of Sunrun common stock could have the effect of depressing the market price for Sunrun common stock.

Any of these events may make it more difficult for Sunrun to sell equity or equity-related securities, dilute stockholders’ ownership interest in Sunrun and have an adverse impact on the price of Sunrun common stock.

Sunrun’s and Vivint Solar’s operations require substantial ongoing capital, and if financing is not available to Sunrun on acceptable terms, if and when needed, its operations, growth and prospects could be negatively affected.

Sunrun’s and Vivint Solar’s respective businesses are capital intensive. Following the merger, Sunrun is expected to incur significant costs on an ongoing basis to continue its operations, expand its markets, and to pay any significant unplanned or accelerated expenses or for new significant strategic investments. For example, Sunrun may need or seek to raise capital from third-party fund investors and lenders. If it is unable to do so when needed, or on desirable terms, it may be unable to finance the deployment of new solar energy systems, or its cost of capital could increase and its liquidity may be constrained, any of which could have a material adverse effect on Sunrun’s business, financial condition and results of operations.

Each of Sunrun and Vivint Solar may also need or want to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes in connection with the merger. Sunrun’s or Vivint Solar’s ability to raise capital from third-party fund investors and lenders to fund its operations and growth, or to refinance its existing indebtedness, will depend on, among other factors, Sunrun’s or Vivint Solar’s financial position and performance, as well as prevailing market conditions and other factors beyond Sunrun’s and Vivint Solar’s control, such as any decisions by credit ratings agencies with respect to credit ratings that they may maintain with respect to Sunrun or Vivint Solar. Any concerns regarding Sunrun’s or Vivint Solar’s business and liquidity, uncertainty regarding the timing and completion of the merger and the capital structure of Vivint Solar and Sunrun following the merger and general market conditions could negatively impact Sunrun’s and Vivint Solar’s ability to access the capital markets or to raise funds on acceptable terms, or at all.

Sunrun’s ability to use Sunrun’s and Vivint Solar’s net operating loss and tax credit carryforwards to offset future taxable income may be subject to limitation, which could result in higher tax liabilities.

As of December 31, 2019, Sunrun had U.S. federal and state net operating loss carryforwards, or NOLs, of approximately $0.7 billion and $1.3 billion, respectively, which begin expiring in varying amounts in 2028 and 2024, respectively, if unused. Sunrun’s U.S. federal and certain state NOLs generated in tax years beginning after

December 31, 2017 total approximately $0.5 billion and $0.1 billion, respectively, have indefinite carryover periods, and do not expire. As of December 31, 2019, Vivint Solar had U.S. federal and state NOLs of $8.1 million and $230.9 million, respectively. Vivint Solar’s U.S. federal NOLs do not expire and Vivint Solar’s state NOLs expire in varying amounts from 2029 through 2039, if unused. Vivint Solar also may carry NOLs back to earlier tax years under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). Additionally, as of December 31, 2019, Sunrun and Vivint Solar have approximately $18.8 million and $48.5 million of investment tax credits, respectively, which begin expiring in varying amounts in 2028 and 2036, respectively, if unused. These NOLs and other tax carryforwards have changed during fiscal year 2020, though the precise extent of the change will not be known until the companies file their income tax returns for 2020.

Sunrun’s ability to utilize its and Vivint Solar’s NOLs and tax credit carryforwards to offset future taxable income may be limited due to certain ownership change limitations under Section 382 and 383 of the Code, and similar state provisions. Sunrun has not yet completed its analysis to determine whether its or Vivint Solar’s tax assets will be limited by Section 382 and 383. Based on the preliminary analysis, it is anticipated that both Sunrun and Vivint Solar may undergo an ownership change. Additionally, states may impose other limitations on the use of state NOLs and tax credit carryforwards. For example, California has recently suspended the use of NOLs and limited the use of certain tax credits for taxable years beginning in 2020 through 2022. Any of these limitations may result in the expiration of Sunrun’s or Vivint Solar’s NOLs or other tax assets before utilization.

Other Risks Relating to Sunrun and Vivint Solar

Sunrun’s and Vivint Solar’s businesses are and will be subject to the risks described above. In addition, Sunrun and Vivint Solar are, and will continue to be, subject to the risks described in, as applicable, the Sunrun Annual Report on Form 10-K for the year ended December 31, 2019, and the Vivint Solar Annual Report on Form 10-K for the year ended December 31, 2019, as updated or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE SUNRUN VIRTUAL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Sunrun stockholders as part of a solicitation of proxies by the Sunrun Board for use at the Sunrun virtual special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Sunrun stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Sunrun virtual special meeting.

Date, Time and Place of the Virtual Special Meeting

The Sunrun virtual special meeting will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Pacific Time. The Sunrun virtual special meeting can be accessed by visiting http://virtualshareholdermeeting.com/Sunrun2020SM, where you will be able to vote your shares and submit questions during the Sunrun virtual special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at [●] Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Sunrun intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Sunrun virtual special meeting on or about [●], 2020.

Matters to be Considered

At the Sunrun virtual special meeting, Sunrun stockholders will be asked to consider and vote on the following:

1.

Approval of the Sunrun Share Issuance. To vote on a proposal to approve the issuance of Sunrun common stock, par value $0.0001 per share, to Vivint Solar stockholders in connection with the merger contemplated by the merger agreement; and

2.

Adjournment of the Sunrun Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Sunrun virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Sunrun virtual special meeting to approve the Sunrun share issuance proposal.

Completion of the merger is conditioned on the approval of the Sunrun share issuance proposal.

Recommendation of the Sunrun Board

On July 6, 2020, the Sunrun Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Sunrun share issuance, are advisable and fair to and in the best interests of Sunrun and its stockholders. Accordingly, the Sunrun Board unanimously recommends that Sunrun stockholders vote “FOR” the Sunrun share issuance proposal and “FOR” the Sunrun adjournment proposal.

Sunrun stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

Sunrun Record Date; Sunrun Stockholders Entitled to Vote

Only holders of record of Sunrun common stock at the close of business on the Sunrun record date will be entitled to notice of, and to vote at, the Sunrun virtual special meeting or any adjournments or postponements thereof.

As of the close of business on the Sunrun record date, there were [●] shares of Sunrun common stock outstanding and entitled to vote at the Sunrun virtual special meeting. Each share of Sunrun common stock outstanding on the Sunrun record date entitles the holder thereof to one vote on each proposal to be considered at the Sunrun virtual special meeting.

Your vote is important. We expect that many Sunrun stockholders will not attend the Sunrun virtual special meeting, and instead will be represented by proxy. Most Sunrun stockholders have a choice of submitting a proxy to vote their shares via the Internet, by using a toll-free telephone number, or by returning a completed Sunrun proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank or other holder of record, including by a Sunrun employee savings plan, to see which options are available to you. These Internet and telephone procedures have been designed to authenticate Sunrun stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone facilities for Sunrun stockholders of record to submit proxies will close at [●] on [●], 2020. If your shares are held through a broker, bank or other holder of record, including by a Sunrun employee savings plan, and Internet or telephone facilities are made available to you, these facilities may close sooner than those for Sunrun stockholders of record.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including a proxy submitted by Internet or telephone), by delivering a written revocation before the Sunrun virtual special meeting or by voting at the Sunrun virtual special meeting. Executing your proxy in advance will not limit your right to vote at the Sunrun virtual special meeting if you decide to attend the Sunrun virtual special meeting. However, if your shares are held in the name of a broker, bank or other holder of record, you cannot vote at the Sunrun virtual special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

All shares entitled to vote and represented by properly executed proxies received prior to the Sunrun virtual special meeting and not revoked will be voted at the Sunrun virtual special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Sunrun Board recommends for such proposal.

Subject to health concerns relating to COVID-19, which may require Sunrun to implement alternative procedures to protect the health and welfare of Sunrun’s employees and stockholders, a complete list of Sunrun stockholders entitled to vote at the Sunrun virtual special meeting will be available for examination by any Sunrun stockholder in the Corporate Secretary’s Office at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, California 94104, for purposes pertaining to the Sunrun virtual special meeting, during ordinary business hours for a period of ten days before the Sunrun virtual special meeting, and at the Sunrun virtual special meeting. A complete list of Sunrun stockholders entitled to vote at the Sunrun virtual special meeting will also be available for inspection during the Sunrun virtual special meeting at http://virtualshareholdermeeting.com/Sunrun2020SM by logging in with your 16-digit control number(s).

Voting by Sunrun’s Directors and Executive Officers

As of the close of business on the Sunrun record date, directors and executive officers of Sunrun and their affiliates owned and were entitled to vote [●] shares of Sunrun common stock, or approximately [●]% of the shares of common stock outstanding on that date. It is currently expected that Sunrun’s directors and executive officers will vote their shares of Sunrun common stock in favor of each of the proposals to be considered at the Sunrun virtual special meeting although none of such directors or executive officers have entered into an agreement obligating them to do so. For information with respect to Sunrun common stock owned by directors and executive officers of Sunrun, please see Sunrun’s definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2020 and incorporated by reference into this joint proxy statement/prospectus.

The number of shares reflected above does not include shares underlying outstanding Sunrun stock options or Sunrun restricted stock unit awards.

Quorum

The presence at the Sunrun virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote as of the Sunrun record date, will constitute a quorum for the transaction of business at the Sunrun virtual special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Sunrun virtual special meeting.

Required Vote

The required votes to approve the Sunrun proposals are as follows:

•

The Sunrun share issuance proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting, and entitled to vote on the Sunrun share issuance proposal. The required vote of holders of Sunrun common stock to approve the Sunrun share issuance proposal is based on the number of shares that are present virtually or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the proposal, not on the number of outstanding shares of Sunrun common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal.

•

The Sunrun adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Sunrun common stock, present or represented by proxy at the Sunrun virtual special meeting, and entitled to vote on the Sunrun adjournment proposal. The required vote of holders of Sunrun common stock to approve the Sunrun adjournment proposal is based on the number of shares that are present virtually or represented by proxy at the Sunrun virtual special meeting and entitled to vote on the proposal, not on the number of outstanding shares of Sunrun common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal.

Voting by Holders of Record

If you were the record holder of your shares of Sunrun common stock as of the Sunrun record date, you may vote your shares of Sunrun common stock at the Sunrun virtual special meeting via the virtual meeting website. Any Sunrun stockholder can attend the Sunrun virtual special meeting by visiting http://virtualshareholdermeeting.com/Sunrun2020SM, where stockholders may vote and submit questions during the Sunrun virtual special meeting webcast. Additionally, you may submit your proxy authorizing the voting of your shares of Sunrun common stock at the Sunrun virtual special meeting by mail, by telephone or via the Internet.

Voting via Proxies Submitted by the Internet or by Telephone

•	To submit your proxy via the Internet, go to www.proxyvote.com. Have your Sunrun proxy card in hand when you access the website and follow the instructions to vote your shares.

•	To submit your proxy by telephone, call (800) 690-6903. Have your Sunrun proxy card in hand when you call and then follow the instructions to vote your shares.

•	If you submit a proxy to vote your shares via the Internet or by telephone, you must do so no later than [●] on [●], 2020.

Voting via Proxies Submitted by Mail

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•

To submit your proxy by mail, simply mark, sign and date your Sunrun proxy card and return it in the pre-paid envelope that has been provided, or in an envelope addressed to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717.

•	If you submit a proxy to vote your shares by mail, your Sunrun proxy card must be received no later than [●] on [●], 2020.

Treatment of Abstentions; Failure to Vote

For purposes of the Sunrun virtual special meeting, an abstention occurs when a Sunrun stockholder attends the Sunrun virtual special meeting, either by attending the Sunrun virtual special meeting or by proxy, but abstains from voting. For each of the Sunrun share issuance proposal and the Sunrun adjournment proposal, if a Sunrun stockholder present at the Sunrun virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Sunrun stockholder is not present at the Sunrun virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal. Sunrun does not intend to call a vote on the Sunrun adjournment proposal if the Sunrun share issuance proposal has been approved at the Sunrun virtual special meeting.

Shares Held in Street Name / Broker Non-Votes

If your shares of Sunrun common stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a Sunrun proxy card directly to Sunrun or by voting at the Sunrun virtual special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Sunrun common stock on behalf of their customers may not give a proxy to Sunrun to vote those shares with respect to the Sunrun share issuance proposal and the Sunrun adjournment proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these “non-routine” matters. Under the current rules of Nasdaq, each of the proposals to be considered at the Sunrun virtual special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore banks, brokers and other nominee holders of record do not have discretionary authority to vote on any of the proposals to be considered at the Sunrun virtual special meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. If a beneficial owner of shares of Sunrun common stock held in street name does not give voting instructions to the broker, bank or other nominee, then those shares will not be present or represented by proxy at the Sunrun virtual special meeting. As a result, broker non-votes would not have any effect on the outcome of the Sunrun share issuance proposal or Sunrun adjournment proposal.

Attendance at the Sunrun Virtual Special Meeting and Voting at the Sunrun Virtual Special Meeting

You or your authorized proxy may attend the Sunrun virtual special meeting if you were a registered or beneficial stockholder of Sunrun common stock as of the Sunrun record date.

To participate in the Sunrun virtual special meeting, visit http://virtualshareholdermeeting.com/Sunrun2020SM and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you wish to submit a question during the Sunrun virtual special meeting, log into the virtual meeting platform at http://virtualshareholdermeeting.com/Sunrun2020SM, type your question into the “Ask a Question” field, and click “Submit.” We will respond to as many properly submitted questions during the relevant portion of the Sunrun virtual special meeting agenda as time allows.

If we experience technical difficulties during the Sunrun virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the Sunrun virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Sunrun virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via http://virtualshareholdermeeting.com/Sunrun2020SM. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at http://virtualshareholdermeeting.com/Sunrun2020SM.

You should register in advance to attend the Sunrun virtual special meeting. To do so, please make your request by mail to Office of the Corporate Secretary, 225 Bush Street, Suite 1400, San Francisco, California 94104, email at legalnotices@sunrun.com or by phone at (415) 580-6900. You are encouraged to timely make any such request such that Sunrun’s Corporate Secretary receives your request for an admission ticket on or before [●].

If you own shares in street name through an account with a bank, broker or other nominee, please send proof of your Sunrun share ownership as of the Sunrun record date (for example, a brokerage firm account statement or a “legal proxy” from your intermediary) along with your registration request. If you are not sure what proof to send, check with your intermediary.

If your shares are registered in your name with Sunrun’s stock registrar and transfer agent, AST, no proof of ownership is necessary because Sunrun can verify your ownership.

Revocability of Proxies

Any Sunrun stockholder of record giving a proxy has the power to revoke it. If you are a Sunrun stockholder of record, you may revoke your proxy in any of the following ways:

•

By delivering to Sunrun’s Corporate Secretary (at Sunrun’s executive offices at 225 Bush Street, Suite 1400, San Francisco, California 94104) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Sunrun virtual special meeting;

•

By duly executing a subsequently dated proxy relating to the same shares of Sunrun common stock and delivering it to Sunrun’s Corporate Secretary at the address in the bullet point above, which subsequent proxy is received before the prior proxy is exercised at the Sunrun virtual special meeting;

•

By duly submitting a subsequently dated proxy relating to the same shares of Sunrun common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before [●] on [●], 2020; or

•

By attending the Sunrun virtual special meeting and voting such shares during the Sunrun virtual special meeting as described above, although attendance at the Sunrun virtual special meeting will not, by itself, revoke a proxy.

If your shares are held by a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or applicable plan administrator. You must contact your bank, broker or other nominee, or applicable plan administrator to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

The Sunrun Board is soliciting proxies for the Sunrun virtual special meeting from its stockholders. Sunrun will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Sunrun proxy card and any additional materials furnished to Sunrun stockholders. Proxies may be solicited by directors, officers and a small number of Sunrun’s regular employees by mail, email, in person and by telephone, but such persons will not receive any additional compensation for these activities. Sunrun has retained MacKenzie, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Sunrun common stock of record for beneficial owners for forwarding to such beneficial owners. Sunrun may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Tabulation of Votes

Sunrun will appoint Broadridge to serve as the Inspector of Election for the Sunrun virtual special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Adjournments

Subject to certain restrictions contained in the merger agreement, the Sunrun virtual special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the Sunrun virtual special meeting at which the adjournment was taken unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each Sunrun stockholder of record entitled to vote at the Sunrun virtual special meeting; or

•

if, after the adjournment, a new record date for determination of Sunrun stockholders entitled to vote is fixed for the adjourned meeting, in which case the Sunrun Board will fix as the record date for determining Sunrun stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Sunrun stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Sunrun stockholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Sunrun virtual special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Assistance and Additional Information

If you need assistance with submitting a proxy to vote your shares via the Internet, by telephone or by completing your Sunrun proxy card, or have questions regarding the Sunrun virtual special meeting, please contact MacKenzie, the proxy solicitor for Sunrun at (800) 322-2885 (toll-free for stockholders), (212) 929-5500 (collect for banks and brokers) or proxy@mackenziepartners.com.

Your vote is very important regardless of the number of shares of Sunrun common stock that you own and the matters to be considered at the Sunrun virtual special meeting are of great importance to the stockholders of Sunrun. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and promptly submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed Sunrun proxy card or voting instruction form in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed Sunrun proxy card.

Please vote your shares via the Internet or by telephone, or sign, date and return a Sunrun proxy card or voting instruction form promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Sunrun virtual special meeting.

SUNRUN PROPOSALS

Sunrun Proposal 1: Approval of the Sunrun Share Issuance

As discussed elsewhere in this joint proxy statement/prospectus, Sunrun stockholders are considering and voting to approve the issuance of shares of Sunrun common stock in connection with the merger of Merger Sub with and into Vivint Solar as contemplated by the merger agreement. Sunrun stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Sunrun stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of the Sunrun share issuance proposal is a condition to the consummation of the merger. If the Sunrun share issuance proposal is not approved, the merger will not be completed.

Approval of the Sunrun share issuance proposal requires that the number of votes cast for this proposal exceeds the sum of the number of votes cast against this proposal and the number of votes that abstain from voting on this proposal at the meeting, assuming a quorum is present.

The Sunrun Board recommends that you vote “FOR” the Sunrun share issuance proposal.

Sunrun Proposal 2: Adjournment of the Sunrun Virtual Special Meeting

The Sunrun virtual special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Sunrun share issuance proposal.

Sunrun is asking you to authorize the holder of any proxy solicited by the Sunrun Board to vote in favor of any adjournment of the Sunrun virtual special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Sunrun share issuance proposal. Sunrun does not intend to call a vote on the Sunrun adjournment proposal if the Sunrun share issuance proposal considered at the Sunrun virtual special meeting has been approved at the Sunrun virtual special meeting.

Approval of the Sunrun adjournment proposal requires that the number of votes cast for this proposal exceeds the sum of the number of votes cast against this proposal and the number of votes that abstain from voting on this proposal at the meeting, assuming a quorum is present. If the Sunrun virtual special meeting is adjourned for the purpose of soliciting additional proxies, Sunrun stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Sunrun does not intend to call a vote on the Sunrun adjournment proposal if the Sunrun share issuance proposal considered at the Sunrun virtual special meeting has been approved at the Sunrun virtual special meeting. The Sunrun adjournment proposal relates only to an adjournment of the Sunrun virtual special meeting for purposes of soliciting additional votes for approval of the Sunrun share issuance proposal. Sunrun retains full authority to the extent set forth in the Sunrun bylaws and Delaware law to adjourn the Sunrun virtual special meeting for any other purpose, or to postpone the Sunrun virtual special meeting before it is convened, without the consent of any Sunrun stockholder.

The Sunrun Board recommends that you vote “FOR” the Sunrun adjournment proposal.

THE VIVINT SOLAR VIRTUAL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Vivint Solar stockholders as part of a solicitation of proxies by the Vivint Solar Board for use at the Vivint Solar virtual special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Vivint Solar stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Vivint Solar virtual special meeting.

Date, Time and Place of the Virtual Special Meeting

The Vivint Solar virtual special meeting will be held exclusively online via live audio-only webcast on [●], 2020 at [●] Mountain Time. The Vivint Solar virtual special meeting can be accessed by visiting [●], where you will be able to listen to the Vivint Solar virtual special meeting live, have an opportunity to submit questions, and vote online. We encourage you to allow ample time for online check-in, which will open at [●], Mountain Time. Please note that you will not be able to attend the special meeting in person. Vivint Solar intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Vivint Solar virtual special meeting on or about [●], 2020.

Matters to be Considered

At the Vivint Solar virtual special meeting, Vivint Solar stockholders will be asked to consider and vote on the following:

1.

Adoption of the Merger Agreement. To vote on a proposal to adopt the merger agreement, which is further described in this joint proxy statement/prospectus, including in the section entitled “The Merger Agreement” beginning on page [●] of this joint proxy statement/prospectus, and a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus;

2.

Vivint Solar Merger-Related Compensation. To vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Vivint Solar to certain of its named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement; and

3.

Adjournment of the Vivint Solar Virtual Special Meeting. To vote on a proposal to approve the adjournment of the Vivint Solar virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Vivint Solar virtual special meeting to approve the Vivint Solar merger proposal.

Completion of the merger is conditioned on the approval of the Vivint Solar merger proposal.

Recommendation of the Vivint Solar Board

On July 6, 2020, the Vivint Solar Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Vivint Solar and its stockholders. Accordingly, the Vivint Solar Board unanimously recommends that Vivint Solar stockholders vote “FOR” the Vivint Solar merger proposal, “FOR” the Vivint Solar merger-related compensation proposal and “FOR” the Vivint Solar adjournment proposal.

Vivint Solar stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

Vivint Solar Record Date; Vivint Solar Stockholders Entitled to Vote

Only holders of record of Vivint Solar common stock at the close of business on [●], 2020 will be entitled to notice of, and to vote at, the Vivint Solar virtual special meeting or any adjournments or postponements thereof.

As of the close of business on the Vivint Solar record date, there were [●] shares of Vivint Solar common stock outstanding and entitled to vote at the Vivint Solar virtual special meeting. Each share of Vivint Solar common stock outstanding on the Vivint Solar record date entitles the holder thereof to one vote on each proposal to be considered at the Vivint Solar virtual special meeting.

Your vote is important. We expect that many Vivint Solar stockholders will not attend the Vivint Solar virtual special meeting, and instead will be represented by proxy. Most Vivint Solar stockholders have a choice of submitting a proxy to vote their shares via the Internet, by using a toll-free telephone number, or by returning a completed Vivint Solar proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. These Internet and telephone procedures have been designed to authenticate Vivint Solar stockholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The Internet and telephone facilities for Vivint Solar stockholders of record to submit their proxies will close at [●] on [●], 2020. If your shares are held through a broker, bank or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than those for Vivint Solar stockholders of record.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including a proxy submitted by Internet or telephone), by delivering a written revocation before the Vivint Solar virtual special meeting or by voting at the Vivint Solar virtual special meeting. Executing your proxy in advance will not limit your right to vote at the Vivint Solar virtual special meeting if you decide to attend the Vivint Solar virtual special meeting. However, if your shares are held in the name of a broker, bank or other holder of record, you cannot vote at the Vivint Solar virtual special meeting unless you have a legal proxy, executed in your favor, from the holder of record.

All shares entitled to vote and represented by properly executed proxies received prior to the Vivint Solar virtual special meeting and not revoked will be voted at the Vivint Solar virtual special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Vivint Solar Board recommends for such proposal.

Subject to health concerns relating to COVID-19 which may require Vivint Solar to implement alternative procedures to protect the health and welfare of Vivint Solar’s employees and stockholders, a complete list of Vivint Solar stockholders entitled to vote at the Vivint Solar virtual special meeting will be available for examination by any Vivint Solar stockholder at Vivint Solar’s principal executive offices located at 1800 West Ashton Boulevard, Lehi, Utah 84043, for purposes pertaining to the Vivint Solar virtual special meeting, during ordinary business hours for a period of ten days before the Vivint Solar virtual special meeting. If you would like to examine the stockholder list, please contact Vivint Solar’s Investor Relations department at 855-842-1844 or ir@vivintsolar.com to schedule an appointment or make alternate arrangements. A complete list of Vivint Solar stockholders entitled to vote at the Vivint Solar virtual special meeting will also be available for inspection during the Vivint Solar virtual special meeting at [●] by logging in with your 15-digit control number.

Voting by Vivint Solar’s Directors and Executive Officers

As of the close of business on the Vivint Solar record date, directors and executive officers of Vivint Solar and their affiliates owned and were entitled to vote [●] shares of Vivint Solar common stock or approximately [●]% of the shares of Vivint Solar common stock outstanding on that date. It is currently expected that Vivint Solar’s directors and executive officers will vote their shares of Vivint Solar common stock in favor of each of the proposals to be considered at the Vivint Solar virtual special meeting, although none of such directors or executive officers have entered into an agreement obligating them to do so. For information with respect to Vivint Solar common stock owned by directors and executive officers of Vivint Solar, please see Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020 and incorporated by reference into this joint proxy statement/prospectus.

The number of shares reflected above does not include shares underlying outstanding Vivint Solar stock options, Vivint Solar PSU awards, Vivint Solar RSU awards or Vivint Solar LTIP Awards. For information with respect to Vivint Solar stock options and Vivint Solar RSU awards, please see the section entitled “The Merger Agreement—Treatment of Vivint Solar Equity Awards” beginning on page [●] of this joint proxy statement/prospectus.

Quorum

The presence at the Vivint Solar virtual special meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat as of the Vivint Solar record date, will constitute a quorum for the transaction of business at the Vivint Solar virtual special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Vivint Solar virtual special meeting.

Required Vote

The required votes to approve the Vivint Solar proposals are as follows:

•

The Vivint Solar merger proposal requires the affirmative vote of the holders of a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal. The required vote of Vivint Solar stockholders on the Vivint Solar merger proposal is based upon the number of outstanding shares of Vivint Solar common stock entitled to vote thereon and not the number of shares that are actually voted. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal.

•

The Vivint Solar merger-related compensation proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar merger-related compensation proposal. The required vote of holders of Vivint Solar common stock to approve the Vivint Solar merger-related compensation proposal is based on the number of shares that are present virtually or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the proposal, not on the number of outstanding shares of Vivint Solar common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. Because the vote on the Vivint Solar merger-related compensation proposal is advisory only, it will not be binding on either Vivint Solar or Sunrun. Accordingly, if the Vivint Solar merger proposal is approved and the merger is completed, the Vivint Solar merger-related compensation will be payable to Vivint Solar’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Vivint Solar merger-related compensation proposal.

•

The Vivint Solar adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar adjournment proposal. The required vote of holders of Vivint Solar common stock to approve the Vivint Solar adjournment proposal is based on the number of shares that are present virtually or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the proposal, not on the number of outstanding shares of Vivint Solar common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal.

Voting by Holders of Record

If you were the record holder of your shares of Vivint Solar common stock as of the Vivint Solar record date, you may vote your shares of Vivint Solar common stock at the Vivint Solar virtual special meeting via the virtual meeting website. Any Vivint Solar stockholder can attend the Vivint Solar virtual special meeting by visiting [●], where stockholders may vote and submit questions during the Vivint Solar virtual special meeting. Additionally, you may submit your proxy authorizing the voting of your shares of Vivint Solar common stock at the Vivint Solar virtual special meeting by mail, by telephone or via the Internet.

Voting via Proxies Submitted by the Internet or by Telephone

•	To submit your proxy via the Internet, go to http://www.envisionreports.com/VSLR. Have your Vivint Solar proxy card in hand when you access the website and follow the instructions to vote your shares.

•	To submit your proxy by telephone, call 1-800-652-VOTE. Have your Vivint Solar proxy card in hand when you call and then follow the instructions to vote your shares.

•	If you submit a proxy to vote your shares via the Internet or by telephone, you must do so no later than [●] on [●], 2020.

Voting via Proxies Submitted by Mail

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•

To submit your proxy by mail, simply mark your Vivint Solar proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed Vivint Solar proxy card to the following address:

Computershare

Vivint Solar, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

•	If you submit a proxy to vote your shares by mail, your Vivint Solar proxy card must be received no later than [●] on [●], 2020.

Treatment of Abstentions; Failure to Vote

For purposes of the Vivint Solar virtual special meeting, an abstention occurs when a Vivint Solar stockholder attends the Vivint Solar virtual special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

For the Vivint Solar merger proposal, if a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the effect of a vote cast “AGAINST” such proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have the effect of a vote cast “AGAINST” such proposal.

•

For the Vivint Solar merger-related compensation proposal, if a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

•

For the Vivint Solar adjournment proposal, if a Vivint Solar stockholder present at the Vivint Solar virtual special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Vivint Solar stockholder is not present at the Vivint Solar virtual special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal. Vivint Solar does not intend to call a vote on the Vivint Solar adjournment proposal if the Vivint Solar merger proposal has been approved at the Vivint Solar virtual special meeting.

Shares Held in Street Name / Broker Non-Votes

If your shares of Vivint Solar common stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a Vivint Solar proxy card directly to Vivint Solar or by voting virtually at the Vivint Solar virtual special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Vivint Solar common stock on behalf of their customers may not give a proxy to Vivint Solar to vote those shares with respect to the Vivint Solar merger proposal, the Vivint Solar merger-related compensation proposal and the Vivint Solar adjournment proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these “non-routine” matters. Under the current rules of NYSE, each of the proposals to be considered at the Vivint Solar virtual special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore banks, brokers and other nominee holders of record do not have discretionary authority to vote on any of the proposals to be considered at the Vivint Solar virtual special meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. If a beneficial owner of shares of Vivint Solar common stock held in street name does not give voting instructions to the broker, bank or other nominee, then those shares will not be present or represented by proxy at the Vivint Solar virtual special meeting. As a result, broker non-votes would not have any effect on the outcome of the Vivint Solar merger-related compensation proposal or the Vivint Solar adjournment proposal, but would have the same effect as a vote “AGAINST” the Vivint Solar merger proposal.

Attendance at the Vivint Solar Virtual Special Meeting

You or your authorized proxy may attend the Vivint Solar virtual special meeting if you were a registered or beneficial stockholder of Vivint Solar common stock as of the Vivint Solar record date.

To participate in the Vivint Solar virtual special meeting, visit [●] and enter the 15-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is VSLR2020. If you wish to submit a question during the Vivint Solar virtual special meeting, log into the virtual meeting platform at [●], click the message icon at the top of the screen, and submit your question. We will respond to as many properly submitted questions during the relevant portion of the Vivint Solar virtual special meeting agenda as time allows.

If we experience technical difficulties during the Vivint Solar virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the Vivint Solar virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Vivint Solar virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via [●].

If you are a registered stockholder (that is, you hold your shares through Vivint Solar’s transfer agent, Computershare), you do not need to register to attend the Vivint Solar virtual special meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. No proof of ownership is necessary because Vivint Solar can verify your ownership.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Vivint Solar virtual special meeting virtually on the Internet. To register to attend the Vivint Solar virtual special meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Vivint Solar holdings, along with your name and email address, to Computershare by email to legalproxy@computershare.com or mail to Computershare, Vivint Solar, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than [●], Eastern Time, on [●], 2020.

Revocability of Proxies

Any Vivint Solar stockholder of record giving a proxy has the power to revoke it. If you are a Vivint Solar stockholder of record, you may revoke your proxy in any of the following ways:

•

By delivering to Vivint Solar’s Secretary (at Vivint Solar’s principal executive offices located at 1800 West Ashton Boulevard, Lehi, Utah 84043) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Vivint Solar virtual special meeting;

•

By duly executing a subsequently dated proxy relating to the same shares of Vivint Solar common stock and returning it in the postage-paid envelope provided, which subsequent proxy is received before the prior proxy is exercised at the Vivint Solar virtual special meeting;

•

By duly submitting a subsequently dated proxy vote relating to the same shares of Vivint Solar common stock by telephone or via the Internet (using the original instructions provided to you) before [●] on [●], 2020; or

•

By attending the Vivint Solar virtual special meeting and voting such shares during the Vivint Solar virtual special meeting as described above, although attendance at the Vivint Solar virtual special meeting will not, by itself, revoke a proxy.

If your shares are held by a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee to find out how to do so.

Solicitation of Proxies; Expenses of Solicitation

The Vivint Solar Board is soliciting proxies for the Vivint Solar virtual special meeting from its stockholders. Vivint Solar will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Vivint Solar proxy card and any additional materials furnished to Vivint Solar stockholders. Proxies may be solicited by directors, officers and a small number of Vivint Solar’s regular employees in person or by mail, email, or telephone, but such persons will not receive any additional compensation for these activities. Vivint Solar has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $20,000 plus certain additional per-service fees and reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Vivint Solar common stock of record for beneficial owners for forwarding to such beneficial owners. Vivint Solar may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Tabulation of Votes

Vivint Solar will appoint Computershare, to serve as the Inspector of Election for the Vivint Solar virtual special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

Adjournments

Subject to certain restrictions contained in the merger agreement, the Vivint Solar virtual special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the Vivint Solar virtual special meeting at which the adjournment was taken unless:

•

the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each Vivint Solar stockholder of record entitled to vote at the Vivint Solar virtual special meeting; or

•

if, after the adjournment, a new record date for determination of Vivint Solar stockholders entitled to vote is fixed for the adjourned meeting, in which case the Vivint Solar Board will fix as the record date for determining Vivint Solar stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Vivint Solar stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Vivint Solar stockholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Vivint Solar virtual special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Assistance and Additional Information

If you need assistance with submitting a proxy to vote your shares via the Internet, by telephone or by completing your Vivint Solar proxy card, or have questions regarding the Vivint Solar virtual special meeting, please contact Innisfree M&A Incorporated, the proxy solicitor for Vivint Solar at (877) 800-5187 (toll-free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Your vote is very important regardless of the number of shares of Vivint Solar common stock that you own and the matters to be considered at the Vivint Solar virtual special meeting are of great importance to the stockholders of Vivint Solar. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and promptly submit your proxy via the Internet or by telephone or, if applicable, complete, date, sign and promptly return the enclosed Vivint Solar proxy card or voting instruction form in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed Vivint Solar proxy card.

Please vote your shares via the Internet or by telephone, or sign, date and return a Vivint Solar proxy card or voting instruction form promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Vivint Solar virtual special meeting.

VIVINT SOLAR PROPOSALS

Vivint Solar Proposal 1: Adoption of the Merger Agreement

Vivint Solar stockholders are asked to consider and vote on the Vivint Solar merger proposal as contemplated by the merger agreement. For a summary and detailed information regarding the Vivint Solar merger proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this joint proxy statement/ prospectus.

Pursuant to the merger agreement, approval of the Vivint Solar merger proposal is a condition to the consummation of the merger. If the Vivint Solar merger proposal is not approved, the merger will not be completed.

Approval of the Vivint Solar merger proposal requires the affirmative vote of the holders of a majority of the shares of Vivint Solar common stock outstanding as of the close of business on the Vivint Solar record date and entitled to vote on the Vivint Solar merger proposal.

Recommendation of the Vivint Solar Board

The Vivint Solar Board unanimously recommends that Vivint Solar stockholders vote “FOR” the Vivint Solar merger proposal.

*********************

Vivint Solar Proposal 2: Vivint Solar Merger-Related Compensation

In accordance with Section 14A of the Exchange Act, Vivint Solar is providing its stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of certain of Vivint Solar’s named executive officers that is based on or otherwise relates to the merger disclosed in “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger”. The non-binding advisory vote gives Vivint Solar stockholders the opportunity to express their views on the compensation of certain of Vivint Solar’s named executive officers related to the merger. Accordingly, Vivint Solar is requesting its stockholders to approve the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to certain of Vivint Solar’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Vivint Solar’s Named Executive Officers in Connection with the Merger” in the joint proxy statement/prospectus for the special meeting is hereby APPROVED.”

Approval of the Vivint merger-related compensation proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar merger-related compensation proposal.

The vote on the Vivint Solar merger-related compensation proposal is a vote separate and apart from the vote to approve the Vivint Solar merger proposal. Accordingly, you may vote in favor of the approval of the Vivint Solar merger proposal and against the Vivint Solar merger-related compensation proposal, or vice versa. Approval of the Vivint Solar merger-related compensation proposal, on a non-binding advisory basis, is not a condition to the consummation of the transactions contemplated by the merger agreement, and it is advisory in nature only, meaning it will not be binding on Vivint Solar or Sunrun. Because there is a contractual obligation to pay the compensation, if the transactions contemplated by the merger agreement are completed, the compensation may be paid or become payable to certain of Vivint Solar’s named executive officers, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote on the Vivint Solar merger-related compensation proposal.

Recommendation of the Vivint Solar Board

The Vivint Solar Board unanimously recommends that Vivint Solar stockholders vote “FOR” the Vivint Solar merger-related compensation proposal.

*********************

Vivint Solar Proposal 3: Adjournment of the Vivint Solar virtual special meeting

The Vivint Solar virtual special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Vivint Solar merger proposal.

The Vivint Solar stockholders are being asked to consider and vote on the authorization of the holder of any proxy solicited by the Vivint Solar Board to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the Vivint Solar virtual special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Vivint Solar virtual special meeting to approve the Vivint Solar merger proposal. Vivint Solar does not intend to call a vote on the Vivint Solar adjournment proposal if the Vivint Solar merger proposal considered at the Vivint Solar virtual special meeting has been approved at the Vivint Solar virtual special meeting.

Approval of the Vivint Solar adjournment proposal requires the affirmative vote of holders of a majority of the voting power of the shares of Vivint Solar common stock, present or represented by proxy at the Vivint Solar virtual special meeting and entitled to vote on the Vivint Solar adjournment proposal. If the Vivint Solar virtual special meeting is adjourned for the purpose of soliciting additional proxies, Vivint Solar stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Vivint Solar adjournment proposal relates only to an adjournment of the Vivint Solar virtual special meeting for purposes of soliciting additional votes for approval of the Vivint Solar merger proposal. Vivint Solar retains full authority to the extent set forth in the Vivint Solar bylaws and Delaware law to adjourn the Vivint Solar virtual special meeting for any other purpose, or to postpone the Vivint Solar virtual special meeting before it is convened, without the consent of any Vivint Solar stockholder.

Recommendation of the Vivint Solar Board

The Vivint Solar Board unanimously recommends that Vivint Solar stockholders vote “FOR” the Vivint Solar adjournment proposal.

THE PARTIES TO THE MERGER

Sunrun Inc.

Sunrun is one of the nation’s leading home solar, battery storage, and energy services companies. Sunrun’s mission is to provide our customers with clean, affordable solar energy and storage, and a best-in-class customer experience. Founded in 2007, Sunrun pioneered the residential solar service model, creating a low-cost solution for customers seeking to lower their energy bills. By removing the high initial cost and complexity of cash system sales that used to define the residential solar industry, Sunrun fostered the residential solar industry’s rapid growth and generated enormous consumer value. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. Sunrun can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. Sunrun’s relentless drive to increase the accessibility and affordability of solar energy is fueled by Sunrun’s enduring vision: to create a planet run by the sun.

Sunrun’s principal executive offices are located at 225 Bush Street, Suite 1400, San Francisco, California 94104, and its telephone number is (415) 580-6900.

Sunrun’s common stock is publicly traded on Nasdaq under the ticker symbol “RUN”. Additional information about Sunrun is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Vivint Solar, Inc.

Vivint Solar is a leading full-service residential solar provider in the United States. Founded in 2011, Vivint Solar provides homeowners with simple and affordable clean energy. With the help of Vivint Solar, homeowners can power their homes with clean, renewable energy, typically achieving significant financial savings over time. Vivint Solar designs and installs solar energy systems for homeowners and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, homeowners may benefit from Vivint Solar’s affordable, flexible financing options, including power purchase agreements, or lease agreements, where available. Vivint Solar also offers solar plus storage systems with LG Chem home batteries and electric vehicle chargers with ChargePoint Home.

Vivint Solar’s principal executive offices are located at 1800 West Ashton Boulevard, Lehi, Utah 84043 and its telephone number is (877) 404-4129.

Vivint Solar’s common stock is publicly traded on NYSE under the ticker symbol “VSLR”. Additional information about Vivint Solar is included in documents incorporated by reference in this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Viking Merger Sub, Inc.

Merger Sub, a direct wholly owned subsidiary of Sunrun, is a Delaware corporation incorporated on July 2, 2020 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 225 Bush Street, Suite 1400, San Francisco, California 94104, and its telephone number is (415) 580-6900.

THE MERGER

The following is a discussion of material aspects of the merger. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Sunrun or Vivint Solar. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Sunrun and Vivint Solar make with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Effect of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the completion of the merger, Merger Sub will be merged with and into Vivint Solar. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Vivint Solar will continue as the surviving corporation and a wholly owned subsidiary of Sunrun.

At the completion of the merger, the Vivint Solar certificate of incorporation and the Vivint Solar bylaws will be amended and restated in their entirety to be in the form of the certificate of incorporation as set forth in Exhibit A of the merger agreement and the bylaws as set forth in Exhibit B of the merger agreement.

Merger Consideration

At the completion of the merger, upon the terms and subject to the conditions set forth in the merger agreement, each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time (other than shares of Vivint Solar common stock owned by Sunrun, Merger Sub, any other wholly owned subsidiary of Sunrun or Vivint Solar immediately prior to the effective time, including shares of Vivint Solar common stock held in treasury by Vivint Solar, and in each case not held on behalf of third parties, which are collectively referred to as the excluded shares) will be converted automatically into the right to receive the merger consideration, which is:

•	0.55 fully paid and nonassessable shares of Sunrun common stock; plus

•	if applicable, cash in lieu of fractional shares of Sunrun common stock;

•	less any applicable withholding taxes.

The 0.55 shares of Sunrun common stock into which each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time, except for the excluded shares, will be converted is referred to as the exchange ratio.

The exchange ratio is fixed, which means that it will not change between now and the date of the completion of the merger, regardless of whether the market price of either Vivint Solar common stock or Sunrun common stock changes. Therefore, the value of the merger consideration will depend on the market price of Sunrun common stock at the completion of the merger.

The market price of Sunrun common stock has fluctuated since the date of the announcement of the merger and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the virtual special meetings, the date the merger is completed and thereafter. The market value of the Sunrun common stock to be issued in exchange for Vivint Solar common stock upon the completion of the merger will not be known at the time of the Vivint Solar virtual special meeting or the Sunrun virtual special meeting. Therefore, current and historical market prices of Sunrun common stock are not reflective of the value that Vivint Solar stockholders will receive in the merger, and the current stock price quotations for Vivint Solar common stock and Sunrun common stock may not provide meaningful information to Sunrun stockholders in determining whether to approve the Sunrun share issuance proposal or to Vivint Solar stockholders in determining whether to approve the Vivint Solar merger proposal. Sunrun’s common stock is traded on Nasdaq under the symbol “RUN”, and Vivint Solar’s common stock is traded on NYSE under the symbol “VSLR”. Sunrun stockholders and Vivint Solar stockholders are encouraged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

No fractional share of Sunrun common stock will be issued upon the conversion or surrender for exchange of certificates or book-entry shares, and such fractional share interests will not entitle the owner thereof to any Sunrun common stock or to vote or to any other rights of a holder of Sunrun common stock. Each holder of shares of Vivint Solar common stock converted pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Sunrun common stock (after aggregating all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (rounded to the nearest cent), without interest, in an amount equal to such fractional amount a holder is entitled to receive multiplied by the dollar volume-weighted average price, rounded to four decimal points, of Sunrun common stock on Nasdaq during the period beginning at 9:30:01 am, New York time, and ending at 4:00:00 p.m., New York time (as reported by Bloomberg through its “HP” function (set to weighted average)) for the ten consecutive trading days prior to the date that is two business days prior to the completion of the merger. The payment of cash in lieu of fractional share interests pursuant to the terms and conditions set forth in the merger agreement is not separately bargained-for consideration.

In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Vivint Solar common stock or Sunrun common stock in connection with the merger. Sunrun stockholders will continue to own their existing shares of Sunrun common stock, which will not be adjusted or otherwise changed by the merger.

Background of the Merger

Each of Sunrun’s and Vivint Solar’s management and respective board of directors, together with their legal and financial advisors, periodically review and assess various strategies, opportunities and alternatives that may enhance stockholder value. Such reviews and assessments have included, among other things, remaining as a stand-alone entity in light of the then-current business, economic and regulatory environments and entering into acquisitions, dispositions and strategic partnerships with other companies to further the respective company’s strategic objectives.

On July 20, 2015, Vivint Solar executed a definitive agreement (the “Original SunEdison Merger Agreement”) with SunEdison Inc. (“SunEdison”), pursuant to which a wholly owned subsidiary of SunEdison would have merged with and into Vivint Solar (the “SunEdison Merger”), with Vivint Solar continuing as a subsidiary of SunEdison. Pursuant to the SunEdison Merger Agreement, Vivint Solar stockholders were to receive consideration valued at $16.50 per share, consisting of $9.89 per share in cash, $3.31 per share in SunEdison stock and $3.30 per share in SunEdison convertible notes. The Original SunEdison Merger Agreement was subsequently amended on December 9, 2015 (so amended, the “SunEdison Merger Agreement”), pursuant to which Vivint Solar stockholders other than 313 Acquisition would have received cash consideration of approximately $9.97 per share as of the close of business on January 22, 2016 (the business day prior to the date of the proxy statement filed in respect of the SunEdison Merger), and 313 Acquisition, an affiliate of Blackstone which owned 77.3% of Vivint Solar’s shares of common stock as of such date, would have received consideration consisting of cash, convertible notes and common stock of SunEdison that also would have represented approximately $9.97 per share as of such date. On March 7, 2016, Vivint Solar terminated the SunEdison Merger Agreement for SunEdison’s failure to satisfy its obligations under the SunEdison Merger Agreement. On April 21, 2016, SunEdison filed for Chapter 11 bankruptcy.

Following the termination of the SunEdison Merger Agreement, Vivint Solar’s management and the Vivint Solar Board, together with their legal and financial advisors, continued to periodically review and assess various strategies, opportunities and alternatives that may enhance stockholder value, which reviews and assessments have included meeting with members of the management, board and advisors of other solar companies to discuss industry developments and possible opportunities for transactions.

As part of each company’s regular review and assessment of strategic opportunities, on occasion between December 2016 and mid-2018, Vivint Solar’s management and board and members of Sunrun’s management and board had discussions about potential strategic opportunities. Vivint Solar and Sunrun representatives recognized the potential strategic benefits of a combination between Vivint Solar and Sunrun, but the discussions were high-level with no specific terms discussed.

In mid-2018, a member of Vivint Solar management received a call from a member of management of a strategic party (“Party A”), who expressed interest in exploring potential strategic transactions with Vivint Solar. Vivint Solar and Party A already had a confidentiality agreement in place from past discussions regarding a potential business relationship. This confidentiality agreement did not restrict Party A from making unsolicited proposals to Vivint Solar or contain other standstill restrictions. Over the next few months, members of Vivint Solar management and members of Party A management engaged in preliminary discussions with respect to potential strategic transactions. These discussions were high-level and no specific terms were discussed.

In September 2018, David Bywater, Vivint Solar’s chief executive officer, received a call from a representative of a strategic party (“Party B”), who expressed interest in exploring potential strategic transactions with Vivint Solar. To facilitate additional discussions, Vivint Solar executed a confidentiality agreement with Party B and thereafter provided certain financial and other information to Party B. This confidentiality agreement did not restrict Party B from making unsolicited proposals to Vivint Solar or contain other standstill restrictions. Over the next few months, members of Vivint Solar management and members of Party B management engaged in preliminary discussions with respect to various potential transactions or other business opportunities between the two companies. At the regularly scheduled meeting of the Vivint Solar Board on September 19, 2018, Mr. Bywater advised the board in executive session of the status of discussions with Party B. While the discussions between Vivint Solar and Party B initially explored potential strategic transactions, the conversation shifted to commercial opportunities, and the parties ultimately entered into a commercial agreement. In between the regular meetings of the Vivint Solar Board on September 19, 2018 and January 17, 2019, members of the Vivint Solar Board discussed seeking views from investment banks as to potential strategic opportunities, including, among other opportunities, investments, partnerships and potential strategic transactions. Thereafter, members of Vivint Solar management met with four investment banks to discuss potential strategic opportunities. Morgan Stanley and BofA Securities were among the investment banks contacted. Vivint Solar has had a long-standing relationship with each of Morgan Stanley and BofA Securities. Morgan Stanley was engaged by Vivint Solar in connection with the SunEdison Merger, and BofA Securities, among other things, has led and participated in numerous financings for Vivint Solar, each as discussed in further detail in the section entitled “—Opinions of Vivint Solar’s Financial Advisors” beginning on page [●] of this joint proxy statement/prospectus.

On January 17, 2019, the Vivint Solar Board held a regularly scheduled meeting with members of Vivint Solar’s management in attendance. The board discussed in executive session potential strategic opportunities, including the views that had been provided by the investment banks. Following discussion, the Vivint Solar Board did not determine to take any additional steps with respect to potential strategic opportunities at that time.

During the spring of 2019, a representative of a private equity firm (“Party C”) called Peter Wallace, the chairperson of the Vivint Solar Board and a manager of 313 Acquisition, expressing Party C’s interest in exploring an acquisition of Vivint Solar. The representative of Party C indicated that Party C was considering a price in the range of $6.50-$7.00 per share of Vivint Solar common stock. Mr. Wallace told the representatives of Party C that any offer would need to be reviewed by the Vivint Solar Board. Mr. Wallace informed other members of the Vivint Solar Board and members of Vivint Solar management of this conversation. In order to determine if Party C would be interested in pursuing a transaction, Vivint Solar executed a confidentiality agreement with Party C on May 9, 2019 and thereafter provided certain financial and other information to Party C. Between March 20, 2019 and May 9, 2019, the closing prices of Vivint Solar’s common stock ranged from $4.78 to $7.24. This confidentiality agreement did not restrict Party C from making unsolicited proposals to Vivint Solar or contain other standstill restrictions. During June 2019, the Vivint Solar stock price traded above the high end of the $6.50-$7.00 range previously expressed by the representative of Party C. The Party C representative called Mr. Wallace and asked if the Vivint Solar Board would be interested in selling the company at a discount to the market price. Mr. Wallace indicated that he did not think the Vivint Solar Board would be interested in such a transaction and that 313 Acquisition, as the majority stockholder of Vivint Solar, would not support such a transaction. The Party C representative subsequently asked Mr. Wallace if 313 Acquisition would be willing to entertain an offer to sell its majority stake in Vivint Solar to Party C at a discount to market, with the other Vivint Solar stockholders having the ability to participate through a tender offer made at the same price. Mr. Wallace subsequently informed the Party C representative that 313 Acquisition was not interested in such a transaction. Mr. Wallace subsequently informed the members of the Vivint Solar Board of his discussions with the Party C representative.

During the spring of 2019, a member of Vivint Solar management received a call from a representative of an investment bank regarding the possibility of a potential strategic transaction with a strategic party (“Party D”). Following an initial meeting between a member of Vivint Solar management and a member of Party D management, to facilitate additional discussions, Vivint Solar executed a confidentiality agreement with Party D on June 28, 2019 and thereafter provided certain financial and other information to Party D. This confidentiality agreement did not restrict Party D from making unsolicited proposals to Vivint Solar or contain other standstill restrictions. On July 15, 2019, three members of Vivint Solar’s management, including Mr. Bywater, met with members of Party D’s management to explore the possibility of a potential strategic transaction. Mr. Bywater had two subsequent calls with Party D’s chief executive officer during the second half of 2019. In these discussions, Party D’s chief executive officer reiterated Party D’s potential interest in a transaction but noted that Party D was not then prepared to explore a transaction at that time given other competing business priorities. These discussions were high-level and no specific terms were discussed and no offers were made at this time with respect to any strategic transaction between Vivint Solar and Party D.

Also during the spring of 2019, the investment bank that had contacted Vivint Solar with respect to Party D introduced members of Vivint Solar management to representatives of a private equity firm (“Party E”). To facilitate additional discussions, Vivint Solar executed a confidentiality agreement with Party E. This confidentiality agreement did not restrict Party E from making unsolicited proposals to Vivint Solar or contain other standstill restrictions. Members of Vivint Solar management shared certain financial and other information with Party E and had preliminary discussions with representatives of Party E. Following these discussions, a representative of Party E spoke with Mr. Wallace and proposed to acquire Vivint Solar at a substantial discount to the market price of Vivint Solar common stock. Mr. Wallace subsequently informed members of the Vivint Solar Board of such proposal, and there were no further discussions with Party E in light of the unattractive valuation proposed.

In June 2019, a member of Vivint Solar management called a representative of a strategic party (“Party F”) to explore potential strategic transactions between the two companies. Over the next several months, members of Vivint Solar management and members of Party F management engaged in preliminary discussions with respect to various potential transactions and other business opportunities. While the discussions initially explored potential strategic transactions, the conversation shifted to commercial opportunities, and the parties ultimately entered into commercial agreements.

On June 27, 2019, the Vivint Solar Board held a regularly scheduled meeting with members of Vivint Solar’s management in attendance, which included a discussion in executive session of Vivint Solar’s strategic opportunities, including the recent interest from Party C, Party D and Party E discussed above. Mr. Wallace described his discussions with Party C and the Vivint Solar Board determined that it did not want to pursue a sale of the company at a discount to the market price. Mr. Bywater informed the Vivint Solar Board that several parties had recently contacted him on an unsolicited basis to express interest in exploring a potential strategic transaction with Vivint Solar, but that it was not clear how serious their interest was. The Vivint Solar Board discussed the possibility of commencing a formal process to explore a potential strategic transaction given the unsolicited indications of interest that Vivint Solar had received but also discussed that it was not yet clear whether there would be sufficient interest in the market to justify such a process. Accordingly, the Vivint Solar Board determined that members of the Vivint Solar Board should contact a few investment banks for their views. Following the meeting, Mr. Wallace informed Party C that the Vivint Solar Board did not intend to pursue further discussions with Party C at such time.

Following the June 27, 2019 meeting of the Vivint Solar Board, members of the Vivint Solar Board and Vivint Solar management discussed with representatives of Morgan Stanley, BofA Securities and another investment bank whether there might be third-party interest in a potential strategic transaction with Vivint Solar. The representatives of Morgan Stanley and BofA Securities each believed there could be interest in a potential strategic transaction with Vivint Solar.

During the second half of 2019, members of Vivint Solar’s management and the Vivint Solar Board conferred with Morgan Stanley and BofA Securities and discussed the possibility of commencing a process to explore a potential strategic transaction. Vivint Solar ultimately selected Morgan Stanley to act as its lead financial advisor and BofA Securities to act as an additional financial advisor in connection with a potential strategic transaction. Vivint Solar selected each of Morgan Stanley and BofA Securities based on its respective experience in transactions similar to the potential strategic transaction, qualifications, expertise and reputation and its knowledge of Vivint Solar and its business and the industries in which Vivint Solar conducts its business. During this time, members of Vivint Solar management, with the assistance of Vivint Solar’s advisors, prepared a “confidential information presentation” and assembled materials for an online data room in anticipation of a potential strategic transaction. Representatives of 313 Acquisition also participated in this process.

On November 6, 2019, consistent with the directive of the Sunrun Board to review and assess various strategic opportunities, Edward Fenster, executive chairman of the Sunrun Board, called Mr. Bywater and, after discussing industry matters, expressed interest in exploring a potential strategic transaction with Vivint Solar. Mr. Fenster did not make a proposal for a potential strategic transaction or discuss any terms. Mr. Bywater informed Mr. Fenster that any such proposal would need to be reviewed by the Vivint Solar Board, but that he would convey Mr. Fenster’s message to the Vivint Solar Board. Mr. Bywater shared Mr. Fenster’s interest with other members of the Vivint Solar Board and representatives of Morgan Stanley.

Beginning in early January 2020, at the direction of members of the Vivint Solar Board, representatives of Morgan Stanley and BofA Securities, on behalf of Vivint Solar, began to contact prospective counterparties in connection with a potential strategic transaction. During the course of the strategic transaction outreach process, 24 prospective bidders were contacted, including 8 strategic parties and 16 financial parties. Of the 24 prospective bidders, 15 executed confidentiality agreements, including (1) Sunrun, (2) Party C, (3) Party D, (4) a private equity firm (“Party G”) and (5) a strategic party (“Party H”). None of the 15 confidentiality agreements with the potential bidders restricted them from making unsolicited proposals to Vivint Solar or contained other standstill restrictions. While Party F was contacted in the course of the strategic transaction process, Party F declined to sign a confidentiality agreement and did not participate in further conversations with Vivint Solar with respect to a potential strategic transaction. Party A, Party B and Party E were not contacted in the course of the strategic transaction process because a potential combination with Party A was not expected to be attractive to the Vivint Solar Board or Vivint Solar’s stockholders, Party B had previously indicated that it was interested in pursuing commercial opportunities with Vivint Solar rather than a potential strategic transaction and Party E had previously proposed an unattractive valuation for Vivint Solar and was not expected to propose a valuation that would be attractive to the Vivint Solar Board.

On January 23, 2020, the Vivint Solar Board held a regularly scheduled meeting with members of Vivint Solar’s management in attendance, which included a discussion in executive session of Vivint Solar’s strategic opportunities, including a discussion of the commencement of the potential transaction process.

Over the course of January and early February 2020 (or, if earlier, the date on which a potential bidder ceased to pursue a potential transaction), each of the potential bidders that signed a confidentiality agreement conducted due diligence and was provided access to the online data room. The online data room included the confidential information presentation, which contained certain financial forecasts, and a financial model that, along with the financial forecasts in the confidential information presentation, was prepared by Vivint Solar management for the potential transaction process. Sunrun received a subset of such forecasts that excluded certain information relating to Vivint Solar’s “DevCo” (as discussed further in the section entitled “The Merger—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus). We refer to such forecasts together as the “January Forecasts”. The bidders were asked to submit written preliminary indications of interest by February 19, 2020 should they wish to continue exploring a transaction involving Vivint Solar.

On February 14, 2020, at the request of Lynn Jurich, Sunrun’s chief executive officer, Mr. Bywater met with Ms. Jurich in Salt Lake City, Utah. Ms. Jurich conveyed Sunrun’s interest in pursuing a strategic transaction, and expressed that a transaction could present a potentially compelling opportunity for the stockholders of the two companies. Mr. Bywater told Ms. Jurich that he would convey Sunrun’s interest to the Vivint Solar Board.

On behalf of Vivint Solar, representatives of Morgan Stanley and BofA Securities received non-binding indications of interest from five parties. The ten other parties who had signed confidentiality agreements did not submit indications of interest. On February 19, 2020, Sunrun submitted an indication of interest proposing a strategic combination with Vivint Solar in which shares of Vivint Solar common stock would be exchanged for shares of Sunrun common stock at an unspecified exchange ratio that would be between 0 to 5% greater than an at-market exchange ratio. On February 19, 2020, Party C submitted an indication of interest proposing to acquire Vivint Solar for $8.00 to $9.00 per share in cash, and Party H submitted an indication of interest proposing to acquire Vivint Solar for $1.42 billion, or approximately $10.69 per share in cash. On February 21, 2020, Party G submitted an indication of interest proposing to acquire Vivint Solar for $10.50 to $11.00 per share in cash. On February 25, 2020, Party D submitted an indication of interest proposing to acquire Vivint Solar for $12.00 per share in cash or cash and stock. Between February 18, 2020 and February 25, 2020, the closing market price of shares of Vivint Solar common stock ranged from a low of $11.04 per share to a high of $12.85 per share.

On February 23, 2020, Mr. Fenster and Thomas Plagemann, Chief Commercial Officer of Vivint Solar, met at an industry conference in Las Vegas, Nevada. Mr. Fenster conveyed to Mr. Plagemann Sunrun’s interest in pursuing a strategic transaction. Promptly following this discussion, Mr. Plagemann reported his conversation with Mr. Fenster to Mr. Bywater.

On March 2, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”) and Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), each outside counsel to Vivint Solar, and Morgan Stanley, in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the potential transaction process, the potential parties contacted and the indications of interest received from Sunrun, Party C, Party D, Party G and Party H. The representatives of Morgan Stanley and the Vivint Solar Board discussed whether to continue with the potential transaction process and, if so, which bidders should be advanced to the next round. The Vivint Solar Board supported the inclusion of Sunrun, Party D, Party G and Party H in the next round, but determined not to include Party C unless it meaningfully increased its proposed valuation. In addition, the Vivint Solar Board determined that representatives of Morgan Stanley should tell Sunrun that in order to be competitive, Sunrun would need to offer an exchange ratio with a premium that would exceed the 0 to 5% premium that it had previously proposed so as to share more of the synergy value with Vivint Solar’s stockholders. In addition, the representatives of Morgan Stanley were told to convey to Party D that the Vivint Solar Board was more interested in the all-cash transaction that Party D included in its offer letter (rather than the cash and stock alternative) and that the Vivint Solar Board would need to better understand Party D’s expected sources of third-party capital. Representatives of Wilson Sonsini reviewed with the Vivint Solar Board its fiduciary duties and also reviewed the anticipated regulatory approval process in connection with a potential transaction with Sunrun or Party D.

Between March 3 and 4, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar Board’s directives, representatives of Morgan Stanley informed Sunrun, Party D, Party G and Party H that they would be included in the next round and informed Party C that it would not be included unless it made a meaningful increase to its proposed valuation. To support its proposed valuation, Party D asked Morgan Stanley for introductions to potential funding partners involved in the process.

On March 9, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process, including a request Morgan Stanley had received from Sunrun that it be provided exclusivity before continuing with its due diligence and Party D’s request for an introduction to potential funding partners involved in the process. Following discussion among the Vivint Solar Board, the Vivint Solar Board determined that no offer received to date was sufficiently attractive to grant exclusivity to any bidder (including Sunrun) and that Party D should be introduced to and be allowed to partner with Party C and continue in the next round of the potential transaction process. The Vivint Solar Board also discussed the possibility of forming a strategic transactions committee of the board to facilitate the efficient and responsive oversight and management of the potential transaction process. Following discussion, the Vivint Solar Board was supportive of forming such a committee, which would consist of David F. D’Alessandro, Joseph S. Tibbetts, Jr. and Peter Wallace, and agreed that a written consent setting forth the powers and responsibilities of the committee would be circulated following the meeting for the board’s approval. Representatives of Wilson Sonsini reviewed with the Vivint Solar Board the anticipated regulatory approval process in connection with a potential transaction with Sunrun or Party D.

On March 10, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar Board’s directives, Morgan Stanley introduced Party D to Party C and indicated that they could partner together on a potential bid for Vivint Solar.

On March 15, 2020, by unanimous written consent, the Vivint Solar Board established a strategic transactions committee consisting of David F. D’Alessandro, Joseph S. Tibbetts, Jr. and Peter Wallace. The Vivint Solar strategic transactions committee was delegated the power and authority to, among other things, evaluate proposals relating to any potential strategic transaction, negotiate the terms of any agreement relating to any potential strategic transaction and make recommendations to the Vivint Solar Board with respect to any potential strategic transaction. Any potential strategic transaction would need to be approved by the Vivint Solar Board.

On March 19, 2020, Party G informed representatives of Morgan Stanley that it was no longer interested in pursuing a potential transaction in light of the recent volatility in the financial markets.

From March 2020 through July 2020 (or, if earlier, the date on which a potential bidder ceased to pursue a potential transaction), each of the potential bidders conducted due diligence, which included virtual presentations from Vivint Solar management, telephonic diligence sessions, review of additional documentary materials and other customary due diligence. During this time, Vivint Solar also conducted limited due diligence on Party D, which it ceased after Party D and Party C submitted a joint non-binding indication of interest in mid-April 2020 proposing an all-cash transaction. Vivint Solar also conducted due diligence on Sunrun, which included virtual presentations from Sunrun senior management, telephonic diligence sessions, review of additional documentary materials and other customary due diligence. Sunrun opened its virtual data room to Vivint Solar and its advisors on March 27, 2020.

On March 31, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process and the impact of COVID-19 on the stock market and the market price of shares of Vivint Solar’s common stock, which had declined 59.7% between March 3, 2020, and March 27, 2020. Morgan Stanley also noted that the bidders were asked to submit revised indications of interest in order to ascertain whether, in light of the significant decline in the market value of Vivint Solar’s common stock arising out of, among other things, COVID-19, the bidders continued to support the indicative valuations stated in their initial indications of interest. The Vivint Solar Board was supportive of this approach. Representatives of Simpson Thacher and Wilson Sonsini reviewed with the Vivint Solar Board the anticipated regulatory approval process for a potential transaction with Sunrun and the material provisions of the two draft merger agreements that were to be provided to bidders—one for cash bidders and the other for stock bidders—including the merger consideration, the treatment of equity awards and employee matters, restrictions on the ability of Vivint Solar to solicit alternative proposals and the ability to respond to certain unsolicited proposals, the closing conditions, the interim operating covenants, regulatory efforts covenants and the termination provisions and related fees.

On April 1, 2020, the Sunrun Board held a telephonic board meeting, which was attended by Sunrun senior management. Ms. Jurich and Mr. Fenster provided the Sunrun Board with background regarding a potential transaction with Vivint Solar, including an update on their conversations with representatives of Vivint Solar and Morgan Stanley. Ms. Jurich and Mr. Fenster described for the Sunrun Board their views with respect to the strategic rationale and challenges of a potential strategic transaction with Vivint Solar. After discussion, the Sunrun Board expressed support for a strategic transaction with Vivint Solar and authorized Sunrun senior management to continue to negotiate with representatives of Vivint Solar.

On April 15, 2020, the Vivint Solar Board held a regularly scheduled telephonic meeting with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities and Wilson Sonsini in attendance, which was largely focused on ordinary course matters and included an update from representatives of Morgan Stanley on the potential transaction process.

Later on April 15, 2020, Party C and Party D submitted a joint non-binding indication of interest proposing to acquire Vivint Solar for $6.00 per share in cash, of which up to 25% of the equity financing would be provided by Party D. The indication of interest noted that Party C would be willing to provide up to all of the equity financing if Party D did not participate in the transaction. The indication of interest was predicated on the receipt of exclusivity. On that day, the closing market price of shares of Vivint Solar common stock was $5.32 per share.

On April 16, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, Simpson Thacher and Wilson Sonsini in attendance. Mr. Bywater reviewed with the Vivint Solar strategic transactions committee the status of the potential transaction process and the progress of bidders in submitting revised indications of interest, noting that: (i) Sunrun had informed Vivint Solar that it would need at least an additional week to submit a revised indication of interest; (ii) Party H had informed Vivint Solar that it would need at least three to four additional weeks; (iii) and Party C and Party D had submitted a non-binding indication of interest the prior day proposing to acquire Vivint Solar for $6.00 per share in cash and requesting exclusivity in order to finalize due diligence and definitive documentation with respect to the potential strategic transaction. Following discussion, the Vivint Solar strategic transactions committee was supportive of continuing to explore a potential transaction with Party C and Party D, but did not believe that Party C and Party D’s offer was sufficiently attractive for a grant of exclusivity. The Vivint Solar strategic transactions committee also discussed with representatives of Morgan Stanley how to respond to Party C and Party D’s indication of interest. In light of COVID-19, the Vivint Solar strategic transactions committee asked members of Vivint Solar management to prepare updated financial forecasts to help the Vivint Solar strategic transactions committee and the Vivint Solar Board evaluate Vivint Solar’s prospects and the proposals from bidders. The Vivint Solar strategic transactions committee discussed Vivint Solar’s recent efforts to secure mezzanine financing and whether to include Party C in the mezzanine financing process of which it was already aware through the materials that had been provided in due diligence as part of the potential transaction process. Following discussion, the Vivint Solar strategic transactions committee was supportive of allowing Party C to participate in the mezzanine financing process so long as Party C’s inclusion would not negatively affect the potential transaction process.

On April 17, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Simpson Thacher and Wilson Sonsini in attendance. The Vivint Solar strategic transactions committee reviewed its role and responsibilities in connection with a potential strategic transaction and then turned to a discussion of the timeline and next steps of the potential transaction process. Mr. Wallace then informed the Vivint Solar strategic transactions committee of a call he had received from a representative of Party C that morning to express Party C’s continued interest in a potential transaction and to reiterate Party C’s request for exclusivity in order to finalize due diligence and definitive documentation with respect to the potential strategic transaction, to which Mr. Wallace informed the Party C representative that Party C’s request would be reviewed by the Vivint Solar Board. Mr. Wallace, at the direction of the Vivint Solar Board, also asked the representative of Party C whether Party C would be interested in participating in the mezzanine financing process. The representative of Party C responded that Party C would potentially be interested in participating so long as it would not negatively affect Party C’s ability to participate in a proposed transaction. The Vivint Solar strategic transactions committee also discussed Party C’s renewed request for exclusivity and determined that Party C and Party D’s offer was still not sufficiently attractive for a grant of exclusivity.

On April 19, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley in attendance. Members of Vivint Solar’s management discussed the updated financial forecasts with the Vivint Solar strategic transactions committee and representatives of Morgan Stanley. Management had prepared these forecasts at the request of the committee to take into account the potential effects of COVID-19. These forecasts are discussed further in the section entitled “The Merger—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus).

On April 23, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process and the joint indication of interest that had been submitted by Party C and Party D. Members of Vivint Solar’s management reviewed the updated forecasts with the Vivint Solar Board and the assumptions that had changed since the January Forecasts to take into account the potential effects of COVID-19. A representative of Simpson Thacher reviewed with the Vivint Solar Board its fiduciary duties. The Vivint Solar Board also instructed management not to have any discussions with any bidder relating to post-closing employment or equity arrangements without the consent of the Vivint Solar Board. A member of Vivint Solar’s management reviewed with the Vivint Solar Board the progress of the mezzanine financing process.

On April 28, 2020, the Vivint Solar strategic transactions committee met telephonically with other members of the Vivint Solar Board, members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar strategic transactions committee the status of the potential transaction process and its preliminary financial analyses based on the updated forecasts prepared by members of Vivint Solar’s management and reviewed with the Vivint Solar Board at its April 23, 2020 meeting. The Vivint Solar strategic transactions committee also discussed with representatives of Morgan Stanley and BofA Securities the proposal from Party C and Party D and potential responses. Following discussion, the committee supported keeping Party C and Party D in the potential transaction process, asking Party C and Party D to increase their proposed valuation to at least $6.50 per share and, in lieu of a grant of exclusivity, offering to pay a portion of the expenses of Party C, which was leading the diligence and negotiations on behalf of Party C and Party D.

On April 28, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar strategic transactions committee’s directives, representatives of Morgan Stanley informed representatives of Party C that Vivint Solar would not provide Party C and Party D with exclusivity but would be willing to pay a portion of Party C’s expenses if Party C was to increase its proposed valuation to at least $6.50 per share.

Later on April 28, 2020, Sunrun submitted a revised non-binding indication of interest proposing a strategic combination with Vivint Solar in which each share of Vivint Solar common stock would be exchanged for 0.505 shares of Sunrun common stock, which represented an approximately 15% premium to the $5.93 per share closing market price of Vivint Solar common stock on April 27, 2020. The exchange ratio would also have a “collar” where the exchange ratio would be fixed unless the price of Sunrun common stock increased or decreased by more than 40%. Sunrun also sought exclusivity in order to proceed with its proposal.

On April 29, 2020, Party H informed representatives of Morgan Stanley that it was no longer interested in pursuing a potential transaction as a result of COVID-19’s impact on Party H, its difficulty in identifying strategic benefits of a potential transaction with Vivint Solar and concerns about Vivint Solar’s path to profitability.

On April 30, 2020, the Vivint Solar Board held a telephonic meeting with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process and the revised indication of interest received from Sunrun and the joint indication of interest that had been submitted by Party C and Party D. Following discussion with Morgan Stanley and BofA Securities and, consistent with the view of the Vivint Solar strategic transactions committee at its April 28, 2020 meeting, the Vivint Solar Board supported, in lieu of exclusivity, offering to pay a portion of Party C’s expenses if they were to increase their proposed valuation to at least $6.50 per share. Representatives of Morgan Stanley also updated the Vivint Solar Board that Party H had decided to stop participating in the potential transaction process and reviewed the feedback they had received from Party H.

Also on April 30, 2020, the Sunrun Board held a telephonic board meeting, which was attended by Sunrun senior management. During the meeting, Ms. Jurich provided the Sunrun Board with an update on discussions with Vivint Solar, and discussed with the Sunrun Board the terms of Sunrun’s revised proposal to Vivint Solar, which included an exchange ratio of 0.505 shares of Sunrun common stock for each share of Vivint Solar common stock. Ms. Jurich also discussed finalizing the terms of Credit Suisse Securities (USA) LLC’s (“Credit Suisse”) engagement as Sunrun’s financial advisor. Credit Suisse was selected based on its long-standing relationship with Sunrun. Credit Suisse had been advising Sunrun senior management on potential discussions with Vivint Solar since February 2020. Ms. Jurich and Mr. Fenster reviewed and discussed Credit Suisse’s relevant qualifications, and Jeanna Steele, Sunrun’s General Counsel and Corporate Secretary, discussed the material relationships disclosure provided by letter by Credit Suisse, which was sent to the members of the Sunrun Board in advance of the meeting and is discussed in further detail in the section entitled “Opinion of Sunrun’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. Following these discussions, and based on Credit Suisse’s relevant industry experience, expertise and qualifications in mergers and acquisitions, valuation, financing and capital markets, Credit Suisse’s historical relationship with, and knowledge of, Sunrun and Sunrun senior management’s recommendation, the Sunrun Board approved the engagement of Credit Suisse as financial advisor in connection with the potential strategic transaction with Vivint Solar. Ms. Steele led a discussion regarding the economic and other material terms attendant to engagement of Credit Suisse as financial advisor, and the Sunrun Board authorized management to finalize Sunrun’s engagement with Credit Suisse within specified parameters. The Sunrun Board then authorized Sunrun senior management to continue to proceed with negotiations with Vivint Solar.

In April 2020, Sunrun management prepared certain financial forecasts in connection with the potential transaction process, which were shared with the Sunrun Board. Certain of these forecasts were shared with Vivint Solar and Credit Suisse in connection with the potential transaction process. For more information, see the section entitled “—Certain Sunrun Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

On May 2, 2020, outside counsel to Party C sent Vivint Solar a draft expense agreement. Over the course of the next week, Party C and Vivint Solar, assisted by their respective counsel, negotiated the terms of the expense agreement, including the amount and the terms on which expenses would be paid.

On May 8, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process and the revised indication of interest received from Sunrun and the joint indication of interest that had been submitted by Party C and Party D. Representatives of Morgan Stanley also reviewed with the Vivint Solar Board information regarding potential run-rate synergies that had been prepared by representatives of Sunrun (for further information about the potential synergies, see the section entitled “—Certain Estimated Synergies” beginning on page [●] of this joint proxy statement/prospectus). Morgan Stanley also noted that members of Vivint Solar management had reviewed and agreed with the conclusions set forth therein, and that members of Vivint Solar management provided an estimate of the cost to achieve such synergies and the timeline to achieve the run-rate synergies. Members of Vivint Solar management discussed with the Vivint Solar Board the updated forecasts (which are discussed further in the section entitled “The Merger—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus), which had been further updated by members of Vivint Solar’s management to take into account the greater than expected adoption by customers of 25-year power purchase agreements that had been introduced in early 2020 and updates to Vivint Solar’s debt financing advance rate. The Vivint Solar Board then discussed with Morgan Stanley and BofA Securities potential responses to Sunrun. Mr. Wallace, in his capacity as a manager of 313 Acquisition, noted that 313 Acquisition did not have a need to sell its shares in the near-term and sought a strategy that maximizes Vivint Solar’s value for all Vivint Solar stockholders. Following discussion, the Vivint Solar Board directed members of Vivint Solar management and Morgan Stanley to prepare a list of key information needed from Sunrun before finalizing a response. Representatives of Morgan Stanley and Vivint Solar then reviewed with the Vivint Solar Board the discussions with Party C with respect to the expense agreement, and the Vivint Solar Board discussed the terms of the expense agreement and was supportive of finalizing the expense agreement. Representatives of Simpson Thacher and Wilson Sonsini reviewed with the Vivint Solar Board the updated drafts of the merger agreements to be provided to bidders, and discussed the anticipated regulatory approval process for a potential transaction with Sunrun or Party D.

On May 11, 2020, Party C and Vivint Solar executed the expense agreement, which provided for a work fee of $3.75 million that would be payable if (i) Vivint Solar notified Party C that it was no longer interested in pursuing a potential transaction with Party C, (ii) Vivint Solar entered into a definitive transaction agreement with a party other than Party C or (iii) in certain circumstances after Party C notified Vivint Solar that it was ready to execute the definitive transaction agreement most recently delivered to it by Vivint Solar at a price of at least $6.50 per share, subject to reduction for certain prepayment expenses that could be payable at the closing of a possible transaction in respect of the proposed mezzanine financing (referred to as the “Party C proposed price”), which was the price that Party C had verbally confirmed that it was offering over the course of negotiations of the expense agreement. The fee would not be payable if Party C was no longer interested in pursuing a potential transaction or was to decrease its proposed valuation below the Party C proposed price. On May 11, 2020, the closing market price of shares of Vivint Solar common stock was $6.15 per share.

On May 14, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process. Following discussion with Morgan Stanley and BofA Securities, the Vivint Solar Board was supportive of advancing Sunrun in the potential transaction process on a non-exclusive basis and seeking from Sunrun an increased exchange ratio of 0.535 without a collar, a regulatory termination fee payable to Vivint Solar if the merger does not close relating to the failure to obtain any necessary approvals of the applicable antitrust authorities, referred to herein as “regulatory approval,” and a support agreement from Tiger Global, Sunrun’s largest stockholder, which holds 24.9% of Sunrun’s outstanding common stock, which would require Tiger Global to vote its shares of Sunrun common stock in favor of the merger. Prior to the meeting, a representative of Vivint Solar furnished to the Vivint Solar Board disclosure statements provided by each of Morgan Stanley and BofA Securities, which identified prior or current engagements or relationships between the applicable financial advisor and the potential bidders and Blackstone and certain of its affiliates and portfolio companies, as discussed in further detail in the section entitled “Opinions of Vivint Solar’s Financial Advisors” beginning on page [●] of this joint proxy statement/prospectus. Representatives of each of Morgan Stanley and BofA Securities reviewed the respective disclosure statement with the Vivint Solar Board. Representatives of each of Simpson Thacher and Wilson Sonsini also reviewed with the Vivint Solar Board the prior or current engagements or relationships between the applicable counsel and the potential bidders and Blackstone. Representatives of Simpson Thacher and C. Dan Black, Vivint Solar’s Chief Legal Officer, reminded management of Vivint Solar that management should not have any discussions with potential bidders relating to post-closing employment or equity arrangements without the consent of the Vivint Solar Board. A representative of Simpson Thacher also noted that Blackstone had engaged Richards, Layton & Finger, PA (“Richards, Layton”) to represent 313 Acquisition as a stockholder.

Later on May 14, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar Board’s directives, representatives of Morgan Stanley provided Sunrun with the feedback that had been discussed with the Vivint Solar Board, including the increased exchange ratio of 0.535 without a collar, a regulatory termination fee and a support agreement from Tiger Global.

On May 15, 2020, the draft merger agreement providing for cash consideration was made available to Party C and Party D by Morgan Stanley via the virtual data room. Among other things, the draft proposed a “two-step” transaction structure involving a tender offer followed by a short-form merger to increase the speed and closing certainty of a potential transaction with Party C, a termination fee payable by Vivint Solar in an amount equal to 2.5% of Vivint Solar’s equity value, a “hell or high water” regulatory efforts standard and a right exercisable by Vivint Solar to require Party C not to allow Party D to participate in the transaction if it would delay or prevent regulatory clearance and no limit on Party C’s damages if there were a breach of the merger agreement.

On May 18, 2020, representatives of Morgan Stanley received a revised non-binding indication of interest from Sunrun providing for an exchange ratio of 0.515, which represented a 19% premium to the $6.10 per share closing market price of Vivint Solar common stock as of May 15, 2020, the last completed trading day prior to the revised Sunrun indication of interest, subject to a 40% collar. The revised indication of interest rejected the proposed regulatory termination fee, noted that Sunrun would be willing to seek a support agreement from Tiger Global later in the process, stated that Sunrun expected that 313 Acquisition would execute a support agreement, and reiterated Sunrun’s request for exclusivity.

On May 19, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar strategic transactions committee the revised indication of interest that had been received from Sunrun. Following discussion with Morgan Stanley and BofA Securities, the Vivint Solar strategic transactions committee was supportive of seeking from Sunrun an increased exchange ratio of 0.525 (without a collar) and a regulatory termination fee, and rejecting a grant of exclusivity.

On May 20, 2020, Mr. Wallace spoke with Ms. Jurich and Mr. Fenster and conveyed the proposal approved by the Vivint Solar strategic transactions committee. Ms. Jurich and Mr. Fenster noted that Sunrun would agree to the proposal, including an increased exchange ratio of 0.525 (without a collar) and that Sunrun would proceed without exclusivity.

On May 21, 2020, Mr. Wallace and Bruce McEvoy, a member of the Vivint Solar Board and a manager of 313 Acquisition, spoke with Ms. Jurich and Mr. Fenster regarding the inclusion and potential size of a regulatory termination fee. Later on May 21, 2020, Mr. Fenster and Mr. Wallace spoke and agreed that any regulatory termination fee should be of a customary amount for a transaction of this nature.

On May 22, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Mr. Wallace reviewed with the Vivint Solar Board the conversations he had had with Ms. Jurich and Mr. Fenster. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process. The Vivint Solar Board discussed with representatives of Simpson Thacher the post-closing governance of the combined company. In light of the Vivint Solar directors’ knowledge, familiarity and experience with Vivint Solar’s business and operations, all of which could benefit the combined company and the stockholders of the combined company, including Vivint Solar stockholders who would receive shares of the combined company in the merger, the Vivint Solar Board was supportive of having representation on the board of directors of the combined company. Representatives of Simpson Thacher and Wilson Sonsini discussed with the Vivint Solar Board provisions in the draft merger agreement that would be provided to Sunrun and the anticipated regulatory approval process for a potential transaction with Sunrun.

Later on May 22, 2020, the draft merger agreement providing for stock consideration was made available by Morgan Stanley to Sunrun via the virtual data room. Among other things, the draft proposed a termination fee in an amount equal to 4.0% of each party’s equity value, a regulatory termination payment potentially payable by Sunrun in an amount to be agreed, an expense reimbursement amount potentially payable by Sunrun in an amount equal to 1.0% of Sunrun’s equity value if its stockholders rejected the issuance of common stock by Sunrun in connection with the merger and a “hell or high water” regulatory efforts covenant unless Sunrun’s compliance with the covenant would result in a “material adverse effect” on the combined company.

On May 29, 2020, Cooley LLP (“Cooley”), outside counsel to Sunrun, sent a revised draft of the merger agreement to Simpson Thacher and Wilson Sonsini, which noted, as a condition to signing, that Vivint Solar’s chief executive officer and chief sales officer must execute employment agreements concurrently with the execution of the merger agreement. Thereafter, until the merger agreement was signed, Sunrun and Vivint Solar, assisted by their respective advisors, negotiated the terms of the merger agreement. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of Sunrun’s and Vivint Solar’s respective businesses prior to the closing and the flexibility that Vivint Solar would have to respond to COVID-19, the extent to which COVID-19 could be taken into account in determining whether a “material adverse effect” has occurred, the efforts that Sunrun would be required to take to secure regulatory approvals, the efforts that Vivint Solar would be required to make to cooperate with Sunrun on financing matters, the conditions to completion of the merger, retention and other employee matters, the composition of the board of directors of the combined company following the completion of the merger, the rights of each party to negotiate with and provide information to a person who may make an alternative proposal, the rights of each party’s board of directors to change its recommendation in favor of the merger in response to a superior proposal or otherwise, the right of each party to match a superior proposal made by another person, the right of each party to terminate the merger agreement to accept a superior proposal under certain conditions, other termination provisions and the amount and triggers for payment of the termination fees and whether there would be an expense reimbursement amount under certain circumstances. In addition to the regulatory termination fee, the parties negotiated a termination fee of $54,000,000 payable by Vivint Solar if the merger agreement were terminated under certain circumstances (which as of the date of the merger agreement represented approximately 4.0% of Vivint Solar’s equity value and approximately 1.8% of Vivint Solar’s enterprise value) and a termination fee of $107,000,000 payable by Sunrun if the merger agreement were terminated under certain circumstances (which as of such date represented approximately 4.0% of Sunrun’s equity value and approximately 1.8% of Sunrun’s enterprise value).

On June 1, 2020, the draft support agreement for Tiger Global was made available to Sunrun by Morgan Stanley via the virtual data room, which provided, among other things, that Tiger Global would vote all of its shares of Sunrun common stock in favor of the issuance of Sunrun common stock in the merger.

Throughout the spring and summer of 2020, Sunrun management prepared certain financial forecasts in connection with the potential transaction process, which were shared with the Sunrun Board. Certain of these forecasts were shared with Credit Suisse in connection with the potential transaction process. For more information, see the section entitled “—Certain Sunrun Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

On June 2, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Simpson Thacher and Wilson Sonsini in attendance. Representatives of Simpson Thacher reviewed the current status of the negotiation of the merger agreement. The Vivint Solar strategic transactions committee also discussed whether Sunrun would require 313 Acquisition to agree to transfer restrictions with respect to shares of Sunrun common stock that it would receive in the merger. Representatives of Simpson Thacher noted that Blackstone had engaged Weil Gotshal & Manges LLP (“Weil”) as well as Richards, Layton to represent 313 Acquisition as stockholder in connection with the potential transaction.

On June 2, 2020, the closing market price of shares of Vivint Solar common stock was $8.30 per share. After the close of trading on June 2, 2020, Vivint Solar announced that it had completed two subsidiary-level financings on May 27, 2020 and May 29, 2020, for a total of $545 million of additional financing commitments. On June 3, 2020, the closing market price of shares of Vivint Solar common stock was $9.21 per share.

On June 9, 2020, counsel to Party C sent a revised draft of the merger agreement to Simpson Thacher and Wilson Sonsini, which, among other things, rejected the transaction structure of a tender offer followed by a short-form merger and instead proposed a one-step merger with 313 Acquisition delivering a written consent approving the transaction after execution of the merger agreement, rejected provisions allowing Vivint Solar to require Party C not to allow Party D to participate in the transaction if it would delay regulatory clearance and included a cap on damages for breaches of the merger agreement.

On June 10, 2020, on behalf of Sunrun, Cooley sent Simpson Thacher and Weil a draft support agreement for 313 Acquisition, which provided, among other things, that 313 Acquisition would vote all of its shares of Vivint Solar common stock in favor of the merger unless the Vivint Solar Board were to change its recommendation, in which case 313 Acquisition would only be required to vote a number of shares equal to 35% of the outstanding shares of Vivint Solar common stock. Until shortly before the merger agreement was signed, Sunrun and 313 Acquisition, assisted by their respective advisors, negotiated the terms of the proposed support agreement, including that 313 Acquisition would only be required to vote a number of shares equal to approximately 24.9% of the outstanding shares of Vivint Solar common stock if the Vivint Solar Board were to change its recommendation and the restrictions on 313 Acquisition’s ability to transfer its Vivint Solar shares or the Sunrun shares it would be issued in the merger.

Also on June 10, 2020, the Vivint Solar Board held a regularly scheduled telephonic meeting with members of Vivint Solar’s management and representatives of Morgan Stanley, Simpson Thacher and Wilson Sonsini in attendance. Members of Vivint Solar’s management provided the Vivint Solar Board with an update on Vivint Solar’s business performance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process, noted that the 0.525 exchange ratio currently proposed by Sunrun would reflect a slight discount to an at-market exchange ratio based on the closing market price of $10.17 per share of Vivint Solar common stock on June 9, 2020 and noted that Party C’s proposed valuation of $6.50 per share was significantly lower than the closing market price. Following discussion with Morgan Stanley, the Vivint Solar Board was supportive of asking both Sunrun and Party C to revise their proposals to reflect an increased valuation of Vivint Solar. Members of Vivint Solar management addressed other ordinary course matters. In an executive session, the Vivint Solar Board noted Vivint Solar management’s performance through COVID-19 and discussed with Mr. Bywater his expectations as to the potential terms of employment agreements with him and Vivint Solar’s chief sales officer. Mr. Bywater acknowledged that he would need the consent of the Vivint Solar Board before he could engage in employment discussions with Sunrun.

On June 12, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Simpson Thacher and Wilson Sonsini in attendance. Representatives of Simpson Thacher reviewed the status of the discussions with Sunrun and Party C and received feedback from the Vivint Solar strategic transactions committee.

On June 13, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar strategic transactions committee the status of the potential transaction process and discussed the timing and potential response to Sunrun and Party C. Following discussion, the Vivint Solar strategic transactions committee was supportive of asking both Sunrun and Party C to revise their proposals to reflect an increased valuation of Vivint Solar. A representative of Simpson Thacher updated the Vivint Solar strategic transactions committee on the negotiations with Sunrun, and the Vivint Solar strategic transactions committee discussed potential responses.

On June 14, 2020, Mr. Wallace spoke with a representative of Party C and informed the representative that Party C would need to increase its proposed valuation in light of the increase in Vivint Solar’s market value. The representative of Party C informed Mr. Wallace that Party C was not willing to submit a revised indication of interest until it was further along in its due diligence.

On June 15, 2020, Messrs. Bywater, Tibbetts, Wallace and McEvoy had a telephonic meeting with Ms. Jurich and Mr. Fenster to discuss the key terms of the merger agreement.

On June 16, 2020, Mr. Bywater, at the direction of the Vivint Solar Board, spoke to Ms. Jurich to inform her that Sunrun needed to increase its proposed exchange ratio in light of the increase in Vivint Solar’s market value and relative outperformance compared to Sunrun’s market value. Also on June 16, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar Board’s directives, representatives of Morgan Stanley spoke with representatives of Credit Suisse to inform them that Sunrun needed to increase its proposed exchange ratio in light of the increase in Vivint Solar’s market value.

Later on June 16, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Simpson Thacher and Wilson Sonsini in attendance. Mr. Bywater updated the Vivint Solar strategic transactions committee with respect to the call with Ms. Jurich and Mr. Fenster on June 15, 2020 and with respect to the call he had with Ms. Jurich earlier that day.

Also on June 16, 2020, Ms. Steele sent to the Sunrun Board an updated material relationships disclosure letter provided by Credit Suisse and a summary of the terms of the engagement of Credit Suisse.

On June 17, 2020, at the direction of Sunrun management and consistent with the Sunrun Board’s directives, representatives of Credit Suisse spoke to representatives of Morgan Stanley to inform them that Sunrun was not willing to discuss a revised exchange ratio but would revisit the topic prior to announcement after all other terms of the merger agreement were finalized.

Also on June 17, 2020, on behalf of Vivint Solar and consistent with the Vivint Solar Board’s directives, representatives of Morgan Stanley also spoke with a representative of Party C and informed the representative that Party C would need to increase its proposed valuation in light of the increase in Vivint Solar’s market value. The representative of Party C informed Morgan Stanley that Party C was not willing to submit a revised indication of interest until it was further along in its due diligence.

On June 20, 2020, the Sunrun Board held a telephonic board meeting, which was attended by Sunrun senior management. Ms. Jurich provided the Sunrun Board with an update on discussions with Vivint Solar, including the status of due diligence and negotiations regarding the terms of the merger agreement, including the exchange ratio of 0.525 that had been most recently proposed by Sunrun. Ms. Jurich also indicated to the Sunrun Board Sunrun senior management’s intention to make Sunrun’s largest stockholder, Tiger Global, aware of the proposed transaction in the near future in order to permit Tiger Global to sign a support agreement with respect to the proposed transaction. Ms. Jurich then reviewed certain key considerations of the proposed transaction, including: employee matters; the impact (and potential future impact) of the COVID-19 pandemic on the business of Vivint Solar; and Sunrun’s financial analysis of the potential combined company, including estimated amounts of net synergies to be generated from the proposed transaction (for further information about the potential synergies, see the section entitled “—Certain Estimated Synergies” beginning on page [●] of this joint proxy statement/prospectus). Ms. Steele also described key open items in the merger agreement and a summary of key due diligence issues. After discussion, the Sunrun Board expressed their support of the key transaction terms reviewed by Ms. Jurich and authorized Sunrun senior management to continue with negotiations with Vivint Solar.

On June 23, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the status of the potential transaction process. The Vivint Solar Board discussed with Morgan Stanley and BofA Securities the timing of soliciting revised proposals from Sunrun and Party C and was supportive of requiring Party C to provide a revised proposal by June 29, 2020. Representatives of Simpson Thacher and Wilson Sonsini reviewed with the Vivint Solar Board the outstanding material issues in Sunrun’s revised merger agreement and the anticipated regulatory approval process of a potential transaction. Representatives of Simpson Thacher informed the Vivint Solar Board that earlier that day they had had a call with Party C’s outside counsel during which Party C’s outside counsel asked questions about the draft merger agreement that Simpson Thacher had circulated on June 16, 2020. Neither Party C nor its counsel engaged further on the merger agreement subsequent to that day. After representatives of Morgan Stanley and BofA Securities left the meeting, the Vivint Solar Board discussed and approved the compensation to be paid to Morgan Stanley and BofA Securities in connection with the execution of a potential transaction.

On June 29, 2020, at the direction of the Sunrun Board, Mr. Fenster sent Vivint Solar a proposal, which Mr. Fenster and Mr. Wallace subsequently discussed by phone, to resolve the open issues in the merger agreement, which included a proposed exchange ratio of 0.535 and proposed transfer restrictions on the shares that 313 Acquisition would receive in the merger. Thereafter, Sunrun and 313 Acquisition, assisted by their respective advisors, negotiated the terms of the proposed transfer restrictions, including the proposed restrictions on transfer prior to the Vivint Solar stockholder vote, after the Vivint Solar stockholder vote and after the closing of the merger.

On June 30, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, Simpson Thacher and Wilson Sonsini in attendance. A representative of Simpson Thacher discussed the remaining open issues in the merger agreement. Representatives of Morgan Stanley noted that Party C had not yet submitted a revised proposal and discussed with the committee seeking an improved exchange ratio from Sunrun.

On July 1, 2020, the Vivint Solar strategic transactions committee met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Mr. Wallace reviewed with the Vivint Solar strategic transactions committee the call he had with Mr. Fenster earlier that day. The Vivint Solar strategic transactions committee discussed seeking a revised exchange ratio from Sunrun with representatives of Morgan Stanley and BofA Securities and the timing and logistical considerations of a potential transaction with Sunrun. Following discussion, the Vivint Solar strategic transactions committee was supportive of seeking a revised exchange ratio from Sunrun of 0.55.

Following the meeting of the Vivint Solar strategic transactions committee on July 1, 2020, Mr. Wallace spoke with Mr. Fenster to express the Vivint Solar Board’s request for an exchange ratio of 0.55. Later in the day on July 1, 2020, at the direction of the Sunrun Board, Mr. Fenster proposed an exchange ratio of 0.545 to Messrs. Bywater, Wallace and McEvoy.

On July 2, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Mr. Wallace noted that a representative of Party C had called to inform him that Party C would be seeking the approval of its investment committee on Monday, July 6, 2020, to submit a revised proposal that would likely be less than Vivint Solar’s current market value. A representative of Simpson Thacher reviewed with the Vivint Solar Board Sunrun’s revised proposal. Mr. Wallace noted for the Vivint Solar Board that 313 Acquisition had agreed in principle with Sunrun on transfer restrictions relating to 313 Acquisition’s shares in Vivint Solar and the shares of Sunrun it would receive in the merger. Mr. Bywater reviewed with the Vivint Solar Board the continued requirement from Sunrun that, concurrently with the signing of the merger agreement, he and Chance Allred, the chief sales officer of Vivint Solar, enter into employment agreements with Sunrun, the terms of which Sunrun had not yet provided or discussed with him or Mr. Allred. Mr. Bywater also noted that Sunrun had begun to seek Tiger Global’s support for a transaction. Representatives of Morgan Stanley reviewed with the Vivint Solar Board the potential transaction process. Representatives of each of Morgan Stanley and BofA Securities reviewed with the Vivint Solar Board their respective preliminary financial analyses relating to Vivint Solar, Sunrun and a proposed transaction. Following discussion of the revised proposal, the Vivint Solar Board was supportive of again seeking a revised exchange ratio of 0.55. In light of the progress that had been made on the key issues in the merger agreement and Sunrun’s requirement that employment agreements with Messrs. Bywater and Allred be entered into concurrently with the signing of the merger agreement and the time needed for Messrs. Bywater and Allred, along with their own counsel, to negotiate these agreements with Sunrun and Cooley, the Vivint Solar Board permitted Mr. Bywater to speak with Sunrun about the terms of his and Mr. Allred’s employment agreements with Sunrun.

On July 2, 2020, Simpson Thacher sent Cooley a revised merger agreement proposal, which included a revised exchange ratio of 0.55. Following receipt of the revised proposal, Ms. Jurich and Mr. Fenster spoke to each member of the Sunrun Board to assess their support for increasing the exchange ratio to 0.55. Based on the discussions at previous meetings, each member of the Sunrun Board supported the increase.

On July 3, 2020, at the direction of the Sunrun Board, Mr. Fenster informed Mr. Wallace that Sunrun would agree to a revised exchange ratio of 0.55.

From July 3, 2020 through July 6, 2020, Sunrun and Vivint Solar, together with Simpson Thacher and Cooley, finalized the merger agreement. During this time, Weil and Cooley negotiated a registration rights agreement covering shares of Sunrun common stock that 313 Acquisition would receive in the merger and finalized the 313 Acquisition support agreement. During this time, Cooley, Simpson Thacher and Schulte Roth & Zabel, counsel to Tiger Global, also negotiated a support agreement for Tiger Global, and employment offer letters for Mr. Bywater and Mr. Allred were negotiated between Sunrun and Mr. Bywater and Mr. Allred, with the assistance of counsel that they had separately engaged for their employment arrangements.

On July 5, 2020, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Mr. Wallace noted that a representative of Party C had called to inform him that Party C would likely be able to submit a revised proposal the following day that would increase the proposed valuation to around $8.00 per share, and Mr. Wallace noted that he had informed the representative of Party C that such a valuation would not be competitive. A representative of Simpson Thacher reviewed with the Vivint Solar Board the material terms of the merger agreement and related documents and the material terms of the employment agreements between Messrs. Bywater and Allred and Sunrun. Representatives of each of Morgan Stanley and BofA Securities reviewed with the Vivint Solar Board its respective preliminary financial analyses relating to each of Vivint Solar and Sunrun on a stand-alone basis, of the combined company taking into account the proposed merger and the effect of potential synergies. The forecasts reviewed at the May meeting were further updated to take into account the consummation of Vivint Solar’s holding company financing (the updated forecasts prepared in April 2020, as further updated in May 2020 and July 2020, as described above, are collectively referred to herein as the “Updated Forecasts,” and are discussed further in the section entitled “The Merger—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus). Representatives of each of Morgan Stanley and BofA Securities also discussed with the Vivint Solar Board its respective preliminary financial analysis related to the exchange ratio most recently proposed by Sunrun. Following discussion, the Vivint Solar Board was supportive of finalizing a definitive agreement for the Vivint Solar Board’s final consideration.

On July 6, 2020, the Sunrun Board held a virtual board meeting, which was attended by Sunrun senior management. At the request of Sunrun senior management, representatives of Cooley and Axinn, Veltrop & Harkrider LLP (“Axinn”), outside counsel with respect to antitrust matters to Sunrun, and Credit Suisse, financial advisor to Sunrun, also attended the meeting. Ms. Jurich provided an update on discussions with Vivint Solar, including that Sunrun and Vivint Solar had agreed to an exchange ratio of 0.55. Ms. Steele then provided the Sunrun Board with a further update on the status of diligence, and Ms. Jurich provided an update regarding the discussions that she had with Mr. Bywater with respect to the pre-signing employment agreements with Mr. Bywater and Mr. Allred. Representatives of Cooley discussed the directors’ fiduciary duties in connection with the Sunrun Board’s evaluation of the potential strategic transaction with Vivint Solar. Representatives of Credit Suisse reviewed Credit Suisse’s financial analyses with respect to the transaction and rendered Credit Suisse’s oral opinion, confirmed by delivery of a written opinion, to the Sunrun Board to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse as described in such written opinion, the exchange ratio was fair, from a financial point of view, to Sunrun. The full text of the written opinion of Credit Suisse is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference in this joint proxy statement/prospectus in its entirety. See also the section entitled “The Merger—Opinion of Sunrun’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. Representatives of Cooley and Axinn then provided an updated summary of the proposed terms of the merger agreement and the employment agreements that were anticipated to be entered into in connection with the transaction and described the resolutions the directors would be asked to consider if they were to approve the transaction. At the conclusion of the meeting, after careful review and discussion by the Sunrun Board, including consideration of the factors described below under the section entitled “Sunrun Board’s Recommendation and Reasons for the Merger,” the Sunrun Board (i) approved and declared advisable, fair to and in the best interests of Sunrun and its stockholders, the merger agreement, the merger and all other transactions, ancillary agreements, documents and other instruments identified in and contemplated by the merger agreement; and (ii) directed that the Sunrun share issuance proposal and the Sunrun adjournment proposal be submitted to the Sunrun stockholders for approval.

Later on July 6, 2020, following the close of trading on the NYSE and Nasdaq, the Vivint Solar Board met telephonically with members of Vivint Solar’s management and representatives of Morgan Stanley, BofA Securities, Simpson Thacher and Wilson Sonsini in attendance. Prior to the meeting, a representative of Vivint Solar furnished to the Vivint Solar Board updated disclosure statements provided by each of Morgan Stanley and BofA Securities. A representative of Simpson Thacher provided the Vivint Solar Board with an update on the merger agreement and a summary of the material changes to the merger agreement since the meeting of the Vivint Solar Board the prior day, and the material terms of the employment agreements between Messrs. Bywater and Allred and Sunrun. At the request of the Vivint Solar Board, after referencing its financial analysis of the exchange ratio reviewed with the Vivint Solar Board the prior day and noting the closing price per share of

Vivint Solar common stock and Sunrun common stock on July 6, 2020 and the fact that the proposed exchange ratio was unchanged, Morgan Stanley rendered to the Vivint Solar Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2020, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Vivint Solar common stock (other than the excluded shares). At the request of the Vivint Solar Board, after reviewing its financial analysis, BofA Securities rendered to the Vivint Solar Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 6, 2020, to the effect that, as of such date and based upon and subject to the various assumptions and limitations described in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Vivint Solar common stock. The full text of the written opinion of each of Morgan Stanley and BofA Securities is attached to this joint proxy statement/prospectus as Annexes C and D and is incorporated by reference in this joint proxy statement/prospectus in its entirety. See also the sections entitled “—Opinion of Morgan Stanley & Co. LLC” and “—Opinion of BofA Securities, Inc.” beginning on page [●] and [●] of this joint proxy statement/prospectus, respectively. Mr. Black then noted the resolutions before the Vivint Solar Board. The Vivint Solar Board unanimously approved and declared advisable and fair to and in the best interests of Vivint Solar and its stockholders, the merger agreement, the Vivint Solar support agreement, the Sunrun support agreement and the merger, and unanimously recommended that Vivint Solar stockholders vote to adopt the merger agreement.

Following the approval of the Vivint Solar Board of the merger and the merger agreement, later in the evening on July 6, 2020, the parties executed the merger agreement and the other documentation related to the proposed transaction. Concurrently with the execution of the merger agreement, 313 Acquisition delivered a support agreement to vote in favor of the merger and the registration rights agreement, Tiger Global delivered a support agreement to vote in favor of the issuance of Sunrun common stock in the merger and Messrs. Bywater and Allred delivered employment agreements with Sunrun.

On the evening of July 6, 2020, Sunrun and Vivint Solar issued a joint press release announcing the merger.

Reasons for the Merger

Sunrun Board’s Recommendation and Reasons for the Merger

At a meeting held on July 6, 2020, after careful consideration, the Sunrun Board unanimously:

•	determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sunrun and its stockholders;

•	approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

•	recommended that the Sunrun stockholders vote in favor of the proposal of the issuance of Sunrun common stock in the merger pursuant to the terms of the merger agreement.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Sunrun common stock in the merger, the Sunrun Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sunrun Board considered all these factors as a whole, including discussions with Sunrun management and legal and financial advisors, and, overall, considered the factors to be favorable to, and to support, its determination. The Sunrun Board concluded that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger and the other transactions contemplated by the merger agreement (including the Sunrun share issuance proposal). The following factors that the Sunrun Board considered are not provided in any specific order or ranking:

•

After the effective time, it is anticipated that Sunrun and Vivint Solar will have nearly 500,000 customers and over 3 gigawatts of solar assets on the balance sheet. Sunrun is expected to have improved access to project finance and other capital at lower costs and better terms, as well as improved efficiency from cost synergies and spreading the combined company’s fixed costs across a larger customer base. The Sunrun Board believes these synergies will enable a better overall value for customers through lower pricing and the acceleration of grid services and battery deployment. Sunrun believes that the merger will enhance its ability to compete with incumbent utilities powered by fossil fuels and to attract and serve new customers through improved prices and quality, increasing consumer choice in how they create and consume power.

•

Sunrun believes that its expanded sales organization, larger installed base, and improved financial strength following consummation of the merger will lead to greater opportunities for marketing its solar offerings. Sunrun offers solar services through a number of channels that do not include the direct-to-home (also known as “door-to-door”) sales channel where Vivint Solar obtains most of its business. The merger therefore offers a complementary avenue for customer acquisition and may help increase Sunrun’s market reach and capabilities. Through the addition of the direct-to-home sales channel and Sunrun’s and Vivint Solar’s combined scale, as well as opportunities for cross-selling to the companies’ existing customers, Sunrun also expects to offer new services to certain existing customers, bringing greater opportunities for consumers to save money on their electric bills and decrease dependence on fossil fuels.

•

Sunrun is expected to realize annual cost synergies after completing the merger due to increased operating efficiencies and leveraging economies of scale, including expected annual run rate cost synergies of approximately $90 million. Sunrun expects to achieve cost synergies from consolidating and optimizing its branch footprint, reducing redundant spending on technology systems, scaling its proprietary racking technology, and improving supply chain sourcing capabilities. Sunrun also expects to realize scale benefits from shared corporate functions, including accounting, HR, legal, and policy. See the section entitled “—Certain Estimated Synergies” beginning on page [●] of this joint proxy statement/prospectus.

•

Sunrun and Vivint Solar have overlapping footprints in 17 states in the United States and over 95% of Sunrun and Vivint Solar branches are in close proximity. This provides the opportunity to consolidate overhead expenses and achieve viable scale in areas that would otherwise be operating at a loss. Sunrun expects that this right-sizing of branches will reduce operating costs and the cost of customer acquisition and allow it to offer better pricing to consumers. Additionally, the merger will allow Sunrun to operate efficiently in more areas and to expand its domestic footprint, enabling it to bring affordable, innovative solar products to additional customers.

•

Sunrun is a leader in the shaping and execution of grid services arrangements, which deliver demand response and capacity services to meet the operational needs of the electricity system. Sunrun believes that Vivint Solar’s direct-to-home sales model is well suited to originating solar and storage customers that would participate in grid services programs. Through the merger, the combination of Sunrun’s grid services capabilities and Vivint Solar’s direct-to-home sales model will enable Sunrun to expand its execution of grid services arrangements, benefitting consumers, utilities and the grid by building a more resilient electricity system.

•

Sunrun expects that Vivint Solar’s complementary research and development resources should enable Sunrun to provide new and better services, which will better allow it to further its mission of accelerating the adoption of renewable energy and decreasing the United States’ dependence on fossil fuels.

•

After the effective time, Sunrun expects to have diversified revenue streams, substantial Adjusted EBITDA and a strong balance sheet. The Sunrun Board believes that this stronger financial position will improve the combined company’s ability to support research and development strategies; implement supply path optimization initiatives; respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demands; and pursue strategic growth opportunities in the future. See the sections entitled “—Certain Sunrun Unaudited Prospective Financial Information” and “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for a more detailed description of certain of Sunrun’s prospective financial information following the consummation of the merger.

•

The fact that the merger consideration is based on a fixed exchange ratio and will not change based on changes in the trading prices of Sunrun common stock or Vivint Solar common stock or changes in the business performance or financial results of Sunrun or Vivint Solar, which provides certainty as to the number of shares of Sunrun common stock that will be issued to Vivint Solar stockholders.

•

The earnings accretion that the Sunrun Board believes will result from the merger, including the fact that the merger is expected to result in adjusted diluted earnings per share accretion by the third year following completion of the merger.

•

The enhanced resilience that results from having diverse service offerings and a larger customer base, which the Sunrun Board believes will help mitigate potential negative effects of the COVID-19 pandemic on its current and future business operations.

•	Management’s view of the financial condition, results of operations, businesses and prospects of Sunrun and Vivint Solar before and after giving effect to the merger.

•	The fact that Sunrun’s senior management team will continue to lead Sunrun and are highly skilled and capable of managing Sunrun and achieving the long-term value being sought by Sunrun in the merger.

•

The fact that David Bywater, the current chief executive officer of Vivint Solar, has agreed to join Sunrun and serve on the Sunrun Board, which will enhance Sunrun’s ability to retain key service providers and integrate the two companies.

•	The belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

•

The Sunrun Board’s review and discussions with Sunrun management concerning the due diligence investigation of Vivint Solar, including its review of Vivint Solar’s financial condition, results of operation, market areas, growth potential, technology and intellectual property.

•

The financial analyses reviewed and discussed with the Sunrun Board by representatives of Credit Suisse and the oral opinion of Credit Suisse rendered to the Sunrun Board on July 6, 2020 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date and which is attached as Annex B to this joint proxy statement/prospectus) that, as of July 6, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse and referred to in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Sunrun, as set forth in such opinion and more fully described below under the section entitled “—Opinion of Sunrun’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus.

•

The ability of Sunrun and Vivint Solar to complete the merger, including their ability to obtain necessary stockholder and regulatory approvals, including as a result of the commitments made by each of the company’s respective largest stockholder under the Sunrun support agreement and Vivint Solar support agreement.

•

The financial and other terms of the merger agreement, expected tax treatment, the prohibitions on Sunrun’s and Vivint Solar’s ability to seek alternative acquisition proposals (except as explicitly provided in the merger agreement), the termination provisions, and certain restrictions on conduct which would fall outside of the ordinary course of business for each of Sunrun and Vivint Solar between the date of the merger agreement and the date of completion of the merger, each of which it reviewed with its outside legal advisors.

•	The requirement that Vivint Solar compensate Sunrun in specified circumstances if the merger does not occur.

The Sunrun Board also considered potential risks relating to the merger and other transactions contemplated by the merger agreement, including the following:

•

The fact that there can be no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated synergies resulting from the merger will be achieved and/or reflected in the trading price of Sunrun common stock following the completion of the merger.

•	The dilution that Sunrun stockholders will experience.

•

The risk that because the exchange ratio is fixed, the value of the stock to be issued by Sunrun in connection with the merger could fluctuate and increase between the original signing of the merger agreement and the completion of the transactions contemplated by the merger agreement and that Sunrun cannot be certain of the market value of the merger consideration until completion of the merger. Accordingly, if the value of Vivint Solar’s business declines relative to the value of Sunrun’s business prior to completion of the merger, the ownership percentage of the current Vivint Solar stockholders in Sunrun following the completion of the merger may exceed Vivint Solar’s relative contribution to Sunrun following the completion of the merger.

•

The challenges inherent in the management and operation of Sunrun following the consummation of the merger, including the risk that integration costs may be greater than anticipated and integration may require greater-than-anticipated management attention and focus after the completion of the merger and may divert resources from the operation of Sunrun’s and Vivint Solar’s respective businesses and other strategic opportunities and towards the completion of the merger and the integration of Vivint Solar.

•

The challenges inherent in the combination of two businesses of the size, scope and complexity of Sunrun and Vivint Solar, including the potential for unforeseen difficulties in integrating operations and systems, difficulties and costs of integrating or retaining employees and customers and difficulties maintaining key supplier relationships.

•	The risk of disruption in, and challenges to, the integration of Vivint Solar’s operations, sales infrastructure and research and development activities with those of Sunrun.

•

The risk that despite the efforts of Sunrun, key personnel might not remain employed by Sunrun after completion of the merger which could significantly affect the anticipated benefits of adding Vivint Solar’s direct-to-home sales channel.

•

The risk that the COVID-19 pandemic could negatively impact Sunrun, Vivint Solar or the solar energy industry generally, or otherwise affect the merger or combined company, including potential challenges to a direct-to-home sales model.

•	The risk that the transaction could result in adverse tax consequences related to the ownership of Vivint Solar’s solar energy systems, such as property tax liability in the state of California.

•

The risk that the merger with Vivint Solar might not be completed in a timely manner or at all and the attendant adverse consequences for Sunrun’s business as a result of the pendency of the merger and operational disruption.

•

The substantial costs that Sunrun will incur in connection with the merger and other transactions contemplated by the merger agreement, even if they are not consummated, including in connection with any litigation that may result from the announcement or pendency of the merger.

•

The potential length of the regulatory approval process and the period of time during which Sunrun may be subject to the merger agreement and the potential impact on Vivint Solar’s and Sunrun’s ability to attract and retain employees and customers and maintain business relationships.

•

The possibility that regulatory or governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of Sunrun’s business after completion of the merger, and that such conditions, terms, obligations or restrictions may have the effect of delaying closing of the merger or imposing additional material costs on, or materially limiting the revenues of, the combined company following the merger, or otherwise adversely affecting Sunrun’s businesses and results of operations after completion of the merger.

•

The risk that Sunrun must pay Vivint Solar a termination fee of (i) $107 million or (ii) $45 million in certain circumstances following the termination of the merger agreement as more fully described below under the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page [●] of this joint proxy statement/prospectus.

•

The potential negative effect of the failure of the merger to be completed on a timely basis or at all, including as a result of not obtaining the necessary regulatory approvals, on Sunrun’s business and relationships with employees, customers, providers, vendors and governmental authorities, including regulators, and the communities in which Sunrun operates.

•

The risk that, although the merger agreement prohibits Vivint Solar from soliciting a transaction from a third party to acquire Vivint Solar, the merger agreement permits Vivint Solar to provide information to, and enter into discussions or negotiations with, a third party regarding a potential acquisition of Vivint Solar if, among other circumstances specified in the merger agreement, prior to obtaining Vivint Solar stockholder approval of the Vivint Solar merger proposal, Vivint Solar receives an unsolicited, bona fide written proposal from such third party to acquire Vivint Solar and, among other requirements, the Vivint Solar Board determines that such proposal is or could reasonably be expected to lead to a superior proposal to acquire Vivint Solar.

•

The risk that, subject to compliance with the terms of the merger agreement, in response to the receipt of a superior proposal to acquire Vivint Solar, prior to obtaining Vivint Solar stockholder approval of the Vivint Solar merger proposal, the Vivint Solar Board may change its recommendation that Vivint Solar stockholders vote “FOR” the Vivint Solar merger proposal.

•

The risk that, subject to compliance with the terms of the merger agreement, in response to certain events or circumstances that materially improve the financial condition or results of operations of Vivint Solar and that were not known or reasonably foreseeable to the Vivint Solar Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) as of the date of the signing of the merger agreement, the Vivint Solar Board may change its recommendation that Vivint Solar stockholders vote “FOR” the Vivint Solar merger proposal.

•

The fact that the merger agreement places certain restrictions on the conduct of Sunrun’s business prior to completion of the merger, which may prevent Sunrun from making certain acquisitions or otherwise pursuing certain business opportunities which would be considered outside of the ordinary course of business during the pendency of the merger.

•

The fact that during the term of the merger agreement, Sunrun is prohibited from soliciting, initiating or knowingly encouraging or facilitating the submission of any acquisition proposal, or participating in any discussions or negotiations regarding an acquisition proposal, subject to certain exceptions, and the requirement that the Sunrun Board submit the Sunrun share issuance proposal for approval even if it withdraws its recommendation in favor thereof.

•

The fact that certain of Sunrun’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Sunrun stockholders generally, as more fully described under the section entitled “—Interests of Sunrun’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

•

The fact that certain senior executives of Vivint Solar may receive substantial payments in connection with the merger, as more fully described in the section entitled “—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus, and that a portion of the payments may not be deductible for federal and state income tax purposes by the combined company.

The foregoing discussion of the factors considered by the Sunrun Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Sunrun Board in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Sunrun common stock in the merger.

In considering the recommendation of the Sunrun Board with respect to the proposal of the issuance of Sunrun common stock in the merger pursuant to the terms of the merger agreement, you should be aware that some of Sunrun’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Sunrun Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the Sunrun share issuance proposal be approved by Sunrun stockholders. See the section entitled “—Interests of Sunrun’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

It should be noted that this explanation of the reasoning of the Sunrun Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus.

THE SUNRUN BOARD UNANIMOUSLY RECOMMENDS THAT SUNRUN STOCKHOLDERS VOTE “FOR” THE SUNRUN SHARE ISSUANCE PROPOSAL AND “FOR” THE SUNRUN ADJOURNMENT PROPOSAL.

Vivint Solar Board’s Recommendation and Reasons for the Merger

At its meeting on July 6, 2020, after careful consideration, the Vivint Solar Board unanimously:

•	determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Vivint Solar and its stockholders;

•	approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

•	recommended that the Vivint Solar stockholders vote in favor of the adoption of the merger agreement and the merger.

In reaching its determination, the Vivint Solar Board consulted with and received the advice of Vivint Solar’s management and its outside financial and legal advisors and, at its July 6, 2020 meeting and at other meetings at which it considered the proposed transaction, carefully considered a number of factors that the Vivint Solar Board viewed as supporting its decision, including the following factors:

•	the potential strategic benefits and opportunities the Vivint Solar Board believes will result from the merger, including the following:

•	the combined company will be a leading home solar and energy services company across the United States with a customer base of nearly 500,000 and over 3 gigawatts of solar assets on the balance sheet;

•

the complementary nature of Vivint Solar’s and Sunrun’s offerings and the potential for increasing the combined company’s reach and capabilities in a growing segment—including through the companies’ complementary go-to-market strategies;

•

the opportunities for cost synergies (estimated to be approximately $90 million on an annual basis) across the entire cost base, certain of which can be passed through to consumers, including consolidating and optimizing branch locations, reducing redundant spending on technology systems, scaling proprietary racking technology, as well as improving sourcing capabilities within supply chains and scale benefits from shared corporate functions including accounting, human resources, legal, and policy;

•	the expected revenue synergies from a larger base of solar assets and benefits from efficiencies in large scale project finance capital raising activities;

•	the combined company’s potential ability to achieve better financing terms given its greater scale than Vivint Solar could obtain as an independent company; and

•

combining R&D resources and focusing efforts will allow the combined company to accelerate the offering of advanced solutions, such as virtual power plants and other energy services programs, to more customers in more markets;

•

the opportunity for Vivint Solar stockholders to participate in the future earnings and growth of the combined company, any synergies achieved by the combined company and future appreciation in the value of the combined company’s shares following the merger;

•

the exchange ratio is fixed and will not fluctuate as a result of changes in the market value of Vivint Solar common stock or Sunrun common stock, which provides certainty as to the respective pro forma percentage ownership of the combined company;

•

the historical share prices of Vivint Solar and Sunrun, including the implied premium of approximately 10% based on the closing prices on July 6, 2020, the date of the announcement of the merger, of Vivint Solar common stock and Sunrun common stock, and the implied premium of approximately 15% based on the three month volume weighted average prices of Vivint Solar common stock and Sunrun common stock;

•	the financial condition, results of operations, businesses and prospects of Vivint Solar and Sunrun before and after giving effect to the merger;

•

the financial presentation by Morgan Stanley and the oral opinion of Morgan Stanley rendered to the Vivint Solar Board, subsequently confirmed by delivery of a written opinion dated July 6, 2020, that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such written opinion, the exchange ratio was fair from a financial point of view to the holders of shares of Vivint Solar common stock (other than the excluded shares), as more fully described in the section entitled “—Opinions of Vivint Solar’s Financial Advisors—Opinion of Morgan Stanley” beginning on page [●] of this joint proxy statement/prospectus;

•

the financial presentation by BofA Securities and the oral opinion of BofA Securities rendered to the Vivint Solar Board, subsequently confirmed by delivery of a written opinion dated July 6, 2020, that as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth in such written opinion, the exchange ratio was fair from a financial point of view to the holders of Vivint Solar common stock, as more fully described in the section entitled “—Opinions of Vivint Solar’s Financial Advisors—Opinion of BofA Securities, Inc.” beginning on page [●] of this joint proxy statement/prospectus;

•	the merger will provide the opportunity for improved liquidity for Vivint Solar stockholders as a result of the increased equity capitalization and the larger stockholder base of the combined company;

•

the belief, following discussions with Vivint Solar’s management, that the merger is more favorable to Vivint Solar stockholders than other strategic alternatives available to Vivint Solar, including remaining as an independent public company, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives;

•

Vivint Solar conducted a thorough process to explore Vivint Solar’s strategic alternatives during which representatives of Vivint Solar contacted and sought proposals from numerous potential parties, none of whom made a proposal that offered a value greater than the merger consideration;

•

the merger agreement provides Vivint Solar with the ability, under specified circumstances, to consider an acquisition proposal and provides the Vivint Solar Board with the ability, under specified circumstances, to make a change in recommendation if an intervening event occurs or a superior proposal is made;

•

the requirement that Sunrun pay Vivint Solar a termination fee of $107 million in certain circumstances if the merger agreement is terminated, as more fully described in the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page [●] of this joint proxy statement/prospectus;

•

the requirement that Sunrun pay Vivint Solar a regulatory termination fee of $45 million in certain circumstances if the merger agreement is terminated due to failure to obtain regulatory approval as more fully described in the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page [●] of this joint proxy statement/prospectus;

•	the transaction is anticipated to qualify as a tax-free transaction to both Vivint Solar and its stockholders, as well as Sunrun and its stockholders, for U.S. federal income tax purposes;

•

the support of 313 Acquisition LLC which held approximately 55.5% of the outstanding shares of Vivint Solar common stock as of the date of the merger agreement, and its willingness to enter into an agreement pursuant to which it agreed, among other things, to vote its shares of Vivint Solar common stock in favor of the approval of the merger and against any alternative proposal, as more fully described in the section entitled “—The Ancillary Agreements—Vivint Solar Support Agreement” beginning on page [●] of this joint proxy statement/prospectus;

•

the support of Tiger Global Investments, L.P. and Tiger Global Long Opportunities Master Fund, L.P. which held approximately 24.9% of the outstanding shares of Sunrun common stock as of the date of the merger agreement, and their willingness to enter into an agreement pursuant to which they agreed, among other things, to vote their shares of Sunrun common stock in favor of the approval of the issuance of shares of Sunrun common stock pursuant to the merger agreement and against any alternative proposal, as more fully described in the section entitled “—The Ancillary Agreements—Sunrun Support Agreement” beginning on page [●] of this joint proxy statement/prospectus; and

•

the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement and the fact that the terms of the merger agreement were the result of arms-length negotiation.

The Vivint Solar Board also considered a variety of risks and other potentially negative factors in considering the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following factors:

•

that, because the exchange ratio is fixed in the merger agreement and will not fluctuate as a result of changes in the market value of Vivint Solar common stock or Sunrun common stock, a decline in the value of Sunrun common stock would reduce the value of the Sunrun common stock received in the merger;

•	that, under the terms of the merger agreement, Vivint Solar must pay to Sunrun a $54 million termination fee if the merger agreement is terminated under specified circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Vivint Solar stockholders, or which may become payable in circumstances where no alternative transaction or superior proposal is available to Vivint Solar, as more fully described in the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page [●] of this joint proxy statement/prospectus;

•

that the merger agreement restricts Vivint Solar from soliciting alternative transactions and limits its ability to furnish non-public information to, or participate in discussions with, third parties interested in making an alternative transaction proposal, as more fully described in the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions” beginning on page [●] of this joint proxy statement/prospectus and “The Merger Agreement—Covenants and Agreements—Changes in Board Recommendations” beginning on page [●] of this joint proxy statement/prospectus;

•

while the merger is expected to be completed, the merger may not be completed or the completion of the merger might be unduly delayed because of reasons beyond the control of Vivint Solar and/or Sunrun, including due to a failure to obtain the necessary regulatory approvals;

•	the impact that failure to complete or delays in completing the merger could have on the business and operating results of Vivint Solar and the trading price of shares of Vivint Solar common stock;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•

provisions in the merger agreement restricting operation of Vivint Solar’s business during the period between the signing of the merger agreement and consummation of the merger may delay or prevent Vivint Solar from undertaking business opportunities which would be considered outside of the ordinary course that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the merger, as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business of Vivint Solar” beginning on page [●] of this joint proxy statement/prospectus;

•

the risk that the cost saving and revenue synergies and other anticipated benefits might not be fully realized or not realized at all, including as a result of possible changes in the solar energy industry affecting the segments in which the combined company will operate;

•	the risk of customer, supplier, management, research and development activities and employee disruption associated with the merger and integration of the operations of the companies;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the risk that Vivint Solar or Sunrun may be unable to retain key employees;

•	the costs to be incurred in connection with the merger, including transaction expenses and integration costs;

•

some of Vivint Solar’s directors and executive officers have interests in the merger that are different from, or in addition to, Vivint Solar stockholders generally, as more fully described in the section entitled “—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus;

•	the absence of appraisal rights under Delaware law; and

•

other matters described under the sections entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the Vivint Solar Board is not intended to be exhaustive and is not provided in any specific order or ranking. The Vivint Solar Board did not quantify or assign any relative weights to the factors considered in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and individual directors may have given different weights to different factors. The Vivint Solar Board considered all these factors as a whole, including discussions with, and questioning of, Vivint Solar’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination. The Vivint Solar Board concluded that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger and the other transactions contemplated by the merger agreement.

The explanation and reasoning of the Vivint Solar Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [•] of this joint proxy statement/prospectus.

THE VIVINT SOLAR BOARD UNANIMOUSLY RECOMMENDS THAT VIVINT SOLAR STOCKHOLDERS VOTE “FOR” THE VIVINT SOLAR MERGER PROPOSAL, “FOR” THE VIVINT SOLAR MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE VIVINT SOLAR ADJOURNMENT PROPOSAL.

Opinion of Sunrun’s Financial Advisor

Sunrun retained Credit Suisse as financial advisor to the Sunrun Board in connection with the proposed merger involving Vivint Solar and Sunrun. On July 6, 2020, Credit Suisse rendered its oral opinion to the Sunrun Board (which was subsequently confirmed by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of July 6, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse and referred to in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Sunrun.

Credit Suisse’s opinion was directed to the Sunrun Board, and only addressed the fairness, from a financial point of view, to Sunrun of the exchange ratio set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex B to this joint proxy statement/prospectus and which is incorporated herein by reference. Credit Suisse’s written opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any holder of Sunrun common stock or Vivint Solar common stock as to how such holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed execution copies of (i) the merger agreement, (ii) the Vivint Solar support agreement, and (iii) the Sunrun support agreement;

•	reviewed certain publicly available business and financial information relating to Vivint Solar and Sunrun;

•

reviewed certain other information relating to Vivint Solar and Sunrun, including (i) certain forward-looking financial information relating to Vivint Solar prepared by the management of Vivint Solar, which, along with other such information, is referred to in this joint proxy statement/prospectus as the “April update”, (ii) financial forecasts and assumptions relating to Vivint Solar prepared by the management of Sunrun, including certain normalized terminal year projections and an estimate of the perpetuity growth rate thereafter for a portion of Vivint Solar’s business and (iii) financial forecasts and assumptions relating to Sunrun prepared by the management of Sunrun, including certain normalized terminal year projections and an estimate of the perpetuity growth rate thereafter for a portion of Sunrun’s business, which, together with the financial forecasts and assumptions relating to Vivint Solar prepared by the management of Sunrun, are referred to in this joint proxy statement/prospectus as the “Sunrun Long-Term Management Forecasts”; for a summary of the Sunrun Long-Term Management Forecasts, see “—Certain Sunrun Unaudited Prospective Financial Information” beginning on page [•] of this joint proxy statement/prospectus;

•	discussed the businesses and prospects of Vivint Solar and Sunrun with the management of each of Vivint Solar and Sunrun, and certain of their respective representatives and affiliates;

•

reviewed estimates prepared by Sunrun’s management with respect to the cost savings, synergies and other pro forma effects of the merger, including the costs and capital necessary to achieve such cost savings, synergies and other pro forma effects, anticipated by Sunrun’s management to result from the merger (referred to in this joint proxy statement/prospectus as the “estimated synergies”; for a summary of the estimated synergies, see “—Certain Estimated Synergies” beginning on page [•] of this joint proxy statement/prospectus);

•

considered certain financial and stock market data of Vivint Solar and Sunrun, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Vivint Solar and Sunrun; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and, with the consent of the Sunrun Board, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Sunrun Long-Term Management Forecasts, Credit Suisse was advised by the management of Sunrun and assumed with the consent of the Sunrun Board, that such forecasts had been reasonably prepared in good faith on bases reflecting the best available estimates and judgments at the time of preparation of the management of Sunrun as to the future financial performance of Vivint Solar and Sunrun, respectively. With respect to the estimated synergies, Credit Suisse was advised by the management of Sunrun, and Credit Suisse assumed with the consent of the Sunrun Board, that they were reasonably prepared in good faith on bases reflecting the best available estimates and judgments at the time of preparation of the management of Sunrun as to the potential cost savings, synergies and other pro forma effects of the merger, net of costs and capital necessary to achieve such cost savings, synergies and other pro forma effects, estimated to result from the merger and Credit Suisse assumed that the estimated synergies will be realized in the amounts and at the times indicated thereby. At the direction of the Sunrun Board, Credit Suisse assumed that the Sunrun Long-Term Management Forecasts and the estimated synergies are a reasonable basis upon which to evaluate Vivint Solar, Sunrun and the merger and, at the direction of the Sunrun Board, Credit Suisse relied upon the Sunrun Long-Term Management Forecasts and the estimated synergies for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the April update, the Sunrun Long-Term Management Forecasts or the estimated synergies, or the assumptions and methodologies upon which they were based. Credit Suisse assumed, with the consent and at the direction of the Sunrun Board, that neither Vivint Solar nor Sunrun would be cash taxpayers in the foreseeable future, and therefore, with the consent and at the direction of the Sunrun Board, Credit Suisse did not take into account any value that may be attributable to Vivint Solar’s or Sunrun’s net operating loss tax carryforwards, and Credit Suisse did not analyze and expressed no opinion or view as to the value of any such net operating loss tax carryforwards with respect to either Vivint Solar or Sunrun, for purposes of its analyses or opinion.

For purposes of its analyses and opinion, Credit Suisse was advised and Credit Suisse assumed, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Credit Suisse also assumed, with the consent of the Sunrun Board, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Vivint Solar, Sunrun, or the contemplated benefits of the merger. In addition, for purposes of its analyses and opinion, Credit Suisse assumed, with the consent of the Sunrun Board, that the merger and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vivint Solar or Sunrun, nor was Credit Suisse furnished with any such evaluations or appraisals. With the consent of the Sunrun Board, Credit Suisse further assumed that the final form of the merger agreement, the Vivint Solar support agreement and the Sunrun support agreement, when executed by the parties thereto, would conform to the drafts reviewed by Credit Suisse in all respects material to its analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Sunrun of the exchange ratio set forth in the merger agreement, and did not address any other aspect or implication of the merger or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Vivint Solar support agreement, the Sunrun support agreement, the form or structure of the merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Sunrun had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based on information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. As the Sunrun Board was aware, the credit, financial and stock markets had been experiencing unusual volatility and Credit Suisse expressed no opinion or view as to any potential effects of such volatility on Sunrun, Vivint Solar or the merger. In addition, as the Sunrun Board was aware, the Sunrun Long-Term Management Forecasts and the estimated synergies reflect certain assumptions regarding the residential solar industry that are subject to significant uncertainty and volatility, both inherent to the industry and as exacerbated by current market conditions, and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sunrun, nor did it address the underlying business decision of the Sunrun Board or Sunrun to proceed with or effect the merger. Credit Suisse did not express an opinion as to what the value of shares of Sunrun common stock actually would be when issued pursuant to the merger or the price or range of prices at which Vivint Solar common stock or Sunrun common stock may be purchased, sold or otherwise transferred at any time.

Credit Suisse’s opinion and analyses were for the information of the Sunrun Board (in its capacity as such) in connection with its consideration of the merger and were among many factors considered by the Sunrun Board in evaluating the merger. Credit Suisse’s opinion did not constitute a recommendation to the Sunrun Board with respect to the merger or advice or any recommendation to any security holder of Sunrun or Vivint Solar as to how such holder should vote or act on any matter relating to the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Sunrun Board with respect to the merger.

In preparing its opinion to the Sunrun Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No other company or business used in Credit Suisse’s analyses for comparative purposes is identical to Sunrun or Vivint Solar. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Sunrun and Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of Credit Suisse’s opinion rendered to the Sunrun Board on July 6, 2020. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

equity value, which is generally the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price (in the case of Vivint Solar, the outstanding options taken into account for this purpose and for the purpose of calculating implied equity value reference ranges per Vivint Solar share assumed full vesting of all of the hypothetical stock options outstanding under the Vivint Solar LTIP Plans, with an exercise price of $1.00 per share); and

•

Net Earning Assets (“NEA”), Estimated Net Retained Value (“NRV”) and Estimated Net Contracted Customer Value (“NCV”), which are non-GAAP financial metrics disclosed by, respectively, Sunrun, Vivint Solar and Sunnova Energy International Inc. (a company with publicly traded equity securities Credit Suisse deemed similar to Sunrun and Vivint Solar in one or more respects and therefore considered in the selected public companies analyses described below), and which generally represent the estimated net present value of cash flows that are currently contracted or projected to be contracted, subject to certain adjustments applied by each respective company, such as subtracting debt and adding cash and cash equivalents, and to certain other adjustments applied by Credit Suisse as further described below. Each of NEA, NRV and NCV, as applicable to each respective company and as so adjusted, is referred to in this joint proxy statement/prospectus as “net retained value”.

Selected Public Companies Analyses

Credit Suisse considered certain financial data for Sunrun and Vivint Solar, as well as Sunnova Energy International Inc., a company with publicly traded equity securities Credit Suisse deemed similar to Sunrun and Vivint Solar in one or more respects. For purposes of the selected public companies analyses, Credit Suisse used the prices of their common stock as of July 2, 2020, the second to last full trading day prior to the announcement of the merger. The financial data for the selected public companies reviewed included:

•	equity value as of July 2, 2020;

•

net retained value as of March 31, 2020, the most recent date for which such information was publicly available. For purposes of calculating net retained value: Credit Suisse (i) assumed that, with respect to future customer renewals of operating assets after contract expiration and through the remainder of the useful life of such assets, such renewals would result in the retention of 50% of the potential aggregate value from customers at the full contractual rate as in effect at the end of the initial contractual term (such assumption is referred to in this joint proxy statement/prospectus as “assumed 50% renewals” or “assuming 50% renewals”); (ii) for Sunrun, excluded Sunrun’s $101 million upward pro forma debt adjustment for safe harboring activity, subtracted Sunrun’s $238 million of recourse debt, and added Sunrun’s $366 million of unrestricted and restricted cash; (iii) for Vivint Solar, added $24 million of unamortized debt issuance costs; and (iv) for Sunnova Energy International Inc., excluded Sunnova Energy International Inc.’s $135 million upward adjustment for inventory receivables and $182 million upward adjustment for construction in progress, added Sunnova Energy International Inc.’s $130 million of net cash raised from its convertible note issuance in June 2020, and treated convertible notes on an as-converted to equity basis; and

•	equity value as a multiple of net retained value as of March 31, 2020.

The financial data and trading multiples shown below for the selected public companies were calculated using publicly available common stock prices and company disclosures as of July 2, 2020 for equity value and net retained value as of March 31, 2020.

Selected Public Companies	Equity Value ($ in millions)	Net Retained Value ($ in millions)	Equity Value / Net Retained Value
Sunrun	$2,663	$1,109	2.40x
Vivint Solar	$1,372	$990	1.39x
Sunnova Energy International Inc.	$1,769	$910	1.94x

Credit Suisse then applied a selected range, based on its professional judgment and experience, of multiples to the net retained value of Sunrun and Vivint Solar, as applicable, as of March 31, 2020, to derive implied equity value reference ranges for Sunrun and Vivint Solar.

Selected Public Companies Analysis—Sunrun

With respect to Sunrun, the financial data for the selected public companies reviewed consisted of equity value as a multiple of net retained value.

Taking into account the results of the selected public companies analysis and based on its professional judgment and experience, Credit Suisse applied a multiple range of 2.00x to 2.50x to Sunrun’s net retained value as of March 31, 2020. The selected public companies analysis indicated an implied equity value reference range per Sunrun share of $16.75 to $20.80.

Selected Public Companies Analysis—Vivint Solar

With respect to Vivint Solar, the financial data for the selected public companies reviewed consisted of equity value as a multiple of net retained value.

Taking into account the results of the selected public companies analysis and based on its professional judgment and experience, Credit Suisse applied a multiple range of 1.25x to 1.75x to Vivint Solar’s net retained value as of March 31, 2020. The selected public companies analysis indicated an implied equity value reference range per Vivint Solar share of $9.10 to $12.66.

Levered Sum-of-the-Parts (SOTP) Discounted Cash Flow Analyses

Credit Suisse performed a “sum-of-the-parts analysis” for each of Sunrun and Vivint Solar by analyzing the implied equity value of each of Sunrun and Vivint Solar by calculating the sum of (i) the aggregate present values of the levered discounted cash flows of such company’s two operating entities: (x) the portion of its business that originates, designs and installs solar energy systems (respectively, the “Sunrun DevCo” and the “Vivint Solar DevCo”, and either, a “DevCo”) and (y) the portion of its business that holds the portfolio of installed assets and derives its long-term value from residual cash flows generated thereby (respectively, the “Sunrun AssetCo” and the “Vivint Solar AssetCo”, and either, an “AssetCo”), and (ii) the amount of such company’s unrestricted cash (excluding certain cash within tax equity funds) for the fiscal year ending December 31, 2020. Credit Suisse valued (i) each DevCo based on financial forecasts of each DevCo’s levered free cash flows for the fiscal years ending December 31, 2021 through 2024 and (ii) each AssetCo based on financial forecasts of each AssetCo’s levered free cash flows for the fiscal years ending December 31, 2021 through 2055, in each case prepared and provided to Credit Suisse by Sunrun management for both Sunrun’s and Vivint Solar’s AssetCo’s and DevCo’s and, in each case, as set forth in the Sunrun Long-Term Management Forecasts below, and in each case assuming 50% renewals. AssetCo’s cash flows were derived from the Sunrun AssetCo Projected Levered Cash Flow Scenario and Vivint Solar AssetCo Projected Levered Cash Flow Scenario metrics, both of which are non-GAAP metrics defined as post-tax net cash flow generated from each company’s existing fleet of in-service assets, less cash distributions to tax equity investors, less non-recourse debt service, less cash distributions to non-recourse cash equity investors, and includes the following financing and operating assumptions: (1) that there is no subordinated debt refinancing over the next 35 years, (2) there are customer defaults, (3) conservative system production performance adjustments, (4) no contracted or uncontracted grid service revenue, (5) absence of exercising options for tax equity buy-outs when available, (6) absence of exercising options for lease terminations when available and (7) exclusion of certain state-level subsidy program payments, which could generate material near-term cash flows, due to the difficulty in forecasting the timing of such program payments. Furthermore, Credit Suisse assumed at the direction of the Sunrun Board that neither Sunrun nor Vivint Solar will be cash taxpayers in the foreseeable future, and therefore, at the direction of the Sunrun Board, Credit Suisse did not take into account any value that may be attributable to either company’s net operating loss tax carryforwards and did not analyze and expressed no opinion or view as to the value of any such net operating loss tax carryforwards with respect to either company for purposes of its analyses or opinion.

Levered Sum-of-the-Parts (SOTP) Discounted Cash Flow Analysis—Sunrun

Credit Suisse performed a discounted cash flow analysis with respect to Sunrun to estimate the net present value of the projected levered free cash flows of Sunrun on a standalone basis, based on the Sunrun Long-Term Management Forecasts. For purposes of the discounted levered cash flow analysis with respect to the Sunrun DevCo, Credit Suisse (i) estimated the residual value of the Sunrun DevCo at the end of the projection period, which is referred to in this joint proxy statement/prospectus as the “terminal value”, at the direction of the Sunrun Board by adjusting the Sunrun DevCo’s levered free cash flow as of December 31, 2024 to exclude non-recurring items projected to occur in the fiscal year ending on such date and applying a perpetuity growth rate range of 4.0% to 5.0% for such terminal year levered free cash flows, and (ii) applied discount rates ranging from 10.5% to 13.0%, in each case, based on its professional judgment and experience.

For purposes of the discounted levered cash flow analysis with respect to the Sunrun AssetCo, Credit Suisse assumed 50% renewals at the direction of the Sunrun Board and applied discount rates ranging from 9.0% to 11.0% based on its professional judgment and experience.

The discounted levered cash flow analysis indicated an implied equity value reference range per Sunrun share on a standalone basis of $16.57 to $25.07.

Levered Sum-of-the-Parts (SOTP) Discounted Cash Flow Analysis—Vivint Solar

Credit Suisse performed a discounted cash flow analysis with respect to Vivint Solar to estimate the net present value of the projected levered free cash flows of Vivint Solar on a standalone basis, based on the Sunrun Long-Term Management Forecasts. For purposes of the discounted levered cash flow analysis with respect to the Vivint Solar DevCo, Credit Suisse (i) estimated terminal value at the direction of the Sunrun Board by adjusting the Vivint Solar DevCo’s levered free cash flow as of December 31, 2024 to exclude non-recurring items projected to occur in the fiscal year ending on such date and applying a perpetuity growth rate range of 4.0% to 5.0% for such terminal year levered free cash flows, and (ii) applied discount rates ranging from 10.5% to 13.0%, in each case, based on its professional judgment and experience.

For purposes of the discounted levered cash flow analysis with respect to the Vivint Solar AssetCo, Credit Suisse assumed 50% renewals at the direction of the Sunrun Board and applied discount rates ranging from 9.0% to 11.0% based on its professional judgment and experience.

The discounted levered cash flow analysis indicated an implied equity value reference range per Vivint Solar share on a standalone basis of $8.42 to $11.33.

Implied Exchange Ratio Analyses

Credit Suisse performed certain implied exchange ratio analyses in which Credit Suisse calculated implied exchange ratio reference ranges based on the results of the selected public companies and levered SOTP discounted cash flow analyses relating to Sunrun and Vivint Solar described above.

Credit Suisse also performed an implied exchange ratio analysis based on the results of the levered sum-of-the-parts discounted cash flow analyses including the present value of the estimated synergies on a pro forma basis after giving effect to the consummation of the merger, with respect to both (i) all estimated synergies and (ii) only the cost synergies included in the estimated synergies. In calculating the present value of the estimated synergies, Credit Suisse, based on its professional judgment and experience, (i) applied a perpetuity growth rate range of 0.0% to 2.0% for terminal year levered free cash flows for the estimated cost synergies and (ii) applied discount rates ranging from 9% to 13.0% for each of the estimated synergies. For purposes of the implied exchange ratio analysis, Credit Suisse assumed that all of the estimated synergies were allocated to Vivint Solar, which resulted in an implied equity value reference range per Vivint Solar share of $13.76 to $18.96 for all estimated synergies and $12.36 to $17.55 for the cost synergies included in the estimated synergies.

The low-ends of the standalone implied exchange ratio reference ranges were calculated by dividing (i) the low-end of the implied equity value per share reference ranges derived for Vivint Solar as described under the Vivint Solar selected public companies analysis and the Vivint Solar levered sum-of-the-parts discounted cash flow analysis, in each case, by (ii) the high-end of the implied equity value per share reference ranges derived for Sunrun as described under the Sunrun selected public companies analysis and Sunrun levered sum-of-the-parts discounted cash flow analysis, respectively. The low-ends of the implied exchange ratio reference ranges using the estimated synergies were calculated by dividing (i) the low-ends of the implied equity value per share reference ranges derived for Vivint Solar as described above in this subsection with respect to the estimated synergies and the cost synergies included in the estimated synergies, respectively, in each case, by (ii) the high-end of the implied equity value per share reference ranges derived for Sunrun as described above under the Sunrun levered sum-of-the-parts discounted cash flow analysis. The high-ends of the standalone implied exchange ratio reference ranges were calculated by dividing (i) the high-end of the implied equity value per share reference ranges derived for Vivint Solar as described above under the Vivint Solar selected public companies analysis and the Vivint Solar levered sum-of-the-parts discounted cash flow analysis, in each case, by (ii) the low-end of the implied equity value per share reference ranges derived for Sunrun as described above under the Sunrun selected public companies analysis and the Sunrun levered sum-of-the-parts discounted cash flow analysis, respectively. The high-ends of the implied exchange ratio reference ranges using the estimated synergies were calculated by dividing (i) the high-ends of the implied equity value per share reference ranges derived for Vivint Solar as described above in this subsection with respect to the estimated synergies and the cost synergies included in the estimated synergies, respectively, in each case, by (ii) the low-end of the implied equity value per share reference ranges derived for Sunrun as described above under the Sunrun levered sum-of-the-parts discounted cash flow analysis. These analyses resulted in the following implied exchange ratio reference ranges, as compared to the exchange ratio of 0.55x provided for in the merger agreement:

Implied Exchange Ratio
Selected Public Companies Analyses	0.438x – 0.756x
Levered SOTP Discounted Cash Flow Analyses	0.336x – 0.684x
Levered SOTP Discounted Cash Flow Analyses—Including Estimated Synergies	0.549x – 1.144x
Levered SOTP Discounted Cash Flow Analyses—Including Only Estimated Cost Synergies	0.493x – 1.060x

Other Information

Credit Suisse also observed certain additional factors that were not considered part of Credit Suisse’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical closing prices during the 52-week period ended July 2, 2020, the second to last full trading day prior to the announcement of the merger, for Sunrun shares and Vivint Solar shares, which ranged from approximately $8.36 to $23.40 per share and $3.29 to $12.85 per share, respectively; and

•

share price targets for Sunrun and Vivint Solar in recently published, publicly available Wall Street research analyst reports, as of July 2, 2020, the second to last full trading day prior to the announcement of the merger, which ranged from approximately $19.00 to $30.00 per share and $10.00 to $15.00 per share, respectively.

Other Matters

Sunrun retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will become entitled to receive a transaction fee of $14 million, $1.5 million of which became payable upon the rendering of Credit Suisse’s opinion and the balance of which will become payable upon the closing of the merger. In addition, Sunrun has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related persons and entities for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Sunrun and its affiliates for which advice and services Credit Suisse and its affiliates have received or expect to receive compensation, including among other things, during the past two years, having participated in certain offerings of debt securities for Sunrun and having acted as a counterparty to Sunrun or its affiliates in various derivatives and tax equity financing transactions. Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Vivint Solar and its affiliates for which advice and services Credit Suisse and its affiliates have received and expect to receive compensation, including among other things, during the past two years, having participated in certain offerings of equity and debt securities for Vivint Solar and in various derivatives transactions of Vivint Solar or its affiliates. Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Blackstone, its affiliates and portfolio companies of investment funds affiliated or associated with Blackstone for which advice and services Credit Suisse and its affiliates have received or expect to receive compensation, including among other things, during the past two years, having participated in various offerings of debt and equity securities for affiliates and portfolio companies of investment funds affiliated or associated with Blackstone and having acted as financial advisor to affiliates of Blackstone in connection with their acquisition of the remaining equity interests in Tallgrass Energy, LP completed in April 2020. Credit Suisse is also a lender to Sunrun, Vivint Solar and Blackstone (or one or more of their respective affiliates). Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Sunrun, Vivint Solar, Blackstone and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. In the two-year period prior to the date of the opinion, Credit Suisse has been paid (i) aggregate fees of approximately $11.1 million by Sunrun and its subsidiaries for investment banking and securitized product services unrelated to its engagement in connection with the merger, (ii) aggregate fees of approximately $1.0 million by Vivint Solar and its subsidiaries for investment banking and securitized product services unrelated to its engagement in connection with the merger and (iii) aggregate fees of approximately $88.3 million by Blackstone, its affiliates and portfolio companies of investment funds affiliated or associated with Blackstone for investment banking and securitized product services unrelated to its engagement in connection with the merger.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Sunrun, Vivint Solar, Blackstone and their respective affiliates, and any other company that may be involved in the merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Opinions of Vivint Solar’s Financial Advisors

Opinion of Morgan Stanley

Vivint Solar retained Morgan Stanley to act as one of its financial advisors to the Vivint Solar Board in connection with the proposed merger of Vivint Solar and Sunrun. The Vivint Solar Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of the residential solar industry, and its knowledge of Vivint Solar’s business and affairs. As part of this engagement, the Vivint Solar Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement. On July 6, 2020, Morgan Stanley rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2020, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio was fair from a financial point of view to the holders of shares of Vivint Solar common stock (other than the excluded shares).

The full text of the written opinion of Morgan Stanley, dated as of July 6, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. The description of Morgan Stanley’s written opinion set forth below is qualified in its entirety by reference to the full text of such written opinion. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Vivint Solar Board, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio provided for pursuant to the merger agreement to the holders of shares of Vivint Solar common stock (other than the excluded shares) as of the date of the opinion. Morgan Stanley’s opinion did not address other aspects of the Merger or other transactions contemplated by the Merger

Agreement, including the prices at which shares of Sunrun Common Stock would trade at any time in the future, the relative merits of the merger as compared to other business or financial strategies that might be available to Vivint Solar or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of Vivint Solar, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Vivint Solar Board and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Vivint Solar common stock or any holder of shares of Sunrun common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Vivint Solar and Sunrun, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Vivint Solar and Sunrun, respectively;

•	reviewed certain financial projections prepared by the managements of Vivint Solar and Sunrun, respectively;

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by McKinsey & Co. for Sunrun, provided by Sunrun (which we refer to in this “—Opinions of Vivint Solar’s Financial Advisors—Opinion of Morgan Stanley” section as the “Synergies Information”), and included in Morgan Stanley’s analysis at the direction of the management of Vivint Solar;

•	discussed the past and current operations and financial condition and the prospects of Vivint Solar, including the Synergies Information, with senior executives of Vivint Solar;

•	discussed the past and current operations and financial condition and the prospects of Sunrun, including the Synergies Information, with senior executives of Sunrun;

•	reviewed the pro forma impact of the merger on Sunrun’s cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for the Vivint Solar common stock and the Sunrun common stock;

•

compared the financial performance of Vivint Solar and Sunrun and the prices and trading activity of the Vivint Solar common stock and the Sunrun common stock with that of certain other publicly traded companies comparable with Vivint Solar and Sunrun, respectively, and their securities;

•

participated in certain discussions and negotiations among representatives of Vivint Solar and Sunrun and their financial advisors and in certain discussions among representatives of Vivint Solar and Sunrun and their legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Vivint Solar and Sunrun, and formed a substantial basis for its opinion. With respect to the financial projections, including the Synergies Information, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the managements of Vivint Solar and Sunrun as of the date of their preparation of the future financial performance of Vivint Solar and Sunrun. Morgan Stanley relied upon, without independent verification, the assessment by the managements of

Vivint Solar and Sunrun of: (i) the Synergies Information; (ii) the timing and risks associated with the integration of Vivint Solar and Sunrun; (iii) their ability to retain key employees of Vivint Solar and Sunrun, respectively and (iv) the validity of, and risks associated with, Vivint Solar and Sunrun’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to Section 368(a) of the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Sunrun and Vivint Solar and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vivint Solar’s officers, directors or employees, or any class of such persons, relative to the exchange ratio. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Vivint Solar or Sunrun, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 6, 2020. Events occurring after July 6, 2020 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated July 6, 2020. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial forecasts provided by the managements of Vivint Solar and Sunrun and referred to below. For further information regarding the financial forecasts, see the section entitled “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

Morgan Stanley’s analysis did not include a comparable transactions analysis because, upon the application of its professional judgment and experience, Morgan Stanley determined that there were no relevant comparable transactions.

On July 6, 2020, Vivint Solar and Sunrun entered into the merger agreement pursuant to which each share of Vivint Solar common stock (other than the excluded shares) would be exchanged for 0.55 shares of Sunrun common stock. This exchange ratio represented an implied price of $11.74 per share of Vivint Solar common stock, based on the closing price per share of Sunrun common stock of $21.34 on July 6, 2020. The closing price per share of Vivint Solar common stock was $10.63 on July 6, 2020.

Analyses Related to Vivint Solar

Trading Comparables Analysis

Morgan Stanley performed a trading comparables analysis, which is intended to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared publicly available financial information for Vivint Solar with comparable publicly available financial information for Sunrun and Sunnova Energy International Inc. (“Sunnova”). Morgan Stanley reviewed certain financial information of Sunnova, a public company that shares similar business characteristics to Vivint Solar based upon Sunnova’s public filings, investor presentations and research analyst reports.

The foregoing companies were chosen based on Morgan Stanley’s knowledge of the residential solar industry and because such companies have businesses that may be considered similar to Vivint Solar’s. Although none of such companies are identical or directly comparable to Vivint Solar, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Vivint Solar. The foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies to which Vivint Solar was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar, including, among other things, the impact of competition on the business of Vivint Solar and the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in the financial condition and prospects of Vivint Solar or the industry or in the financial markets in general.

For purposes of this analysis, Morgan Stanley analyzed:

•

the ratio of aggregate value (“AV”) (calculated as the market value of equity on a fully diluted basis, plus net debt, plus minority interest, plus capital and finance leases) to gross retained value (“GRV”) (calculated as net cash flows, discounted at 6.0%, expected to be received from customers pursuant to long-term customer contracts plus the value of contracted solar renewable energy certificates net of estimated cash distributions to fund investors, debt associated with forward flow facilities and estimated operating expenses for systems installed as of the measurement date) based on Vivint Solar’s “Estimated Gross Retained Value”, Sunrun’s “Gross Earning Assets” and Sunnova’s “Estimated Gross Total Customer Value” publicly reported metrics, in each case as of March 31, 2020 (“AV / GRV Ratio”); and

•

the ratio of equity value (“EV”) (calculated as the market value of equity on a fully diluted basis) to net retained value (“NRV”) (calculated as GRV, less recourse and non-recourse debt, plus pro forma debt adjustment for cash equity deals, plus cash and restricted cash) based on Vivint Solar’s “Net Retained Value”, Sunrun’s “Net Earning Assets” and Sunnova’s “Estimated Net Customer Value” publicly reported metrics, in each case as of March 31, 2020 (“EV / NRV Ratio”). In determining such ratios, Sunrun’s “Net Earning Assets” publicly reported metric was adjusted to include Sunrun’s cash, cash equivalents, restricted cash and recourse debt, and Sunnova’s “Estimated Net Customer Value” publicly reported metric was adjusted to exclude systems classified as “Construction in Process” in order to more closely approximate Vivint Solar’s approach to the calculation of its “Net Retained Value” publicly reported metric.

Based on its professional judgment and experience, Morgan Stanley selected representative ranges of the AV / GRV Ratio and the EV / NRV Ratio for the comparable companies, reflecting the lowest of the first quartile and the highest of the third quartile of the last two years for Vivint Solar and Sunrun, as well as Sunnova since its July 2019 initial public offering. Results of the analysis were presented as indicated in the following table:

Company	Range of AV / GRV (25th to 75th Percentile)	Range of EV / NRV (25th to 75th Percentile)
Vivint Solar	0.94x – 1.07x	0.66x – 0.85x
Sunrun	1.32x – 1.44x	1.17x – 1.43x
Sunnova	1.10x – 1.23x	1.08x – 1.37x

Based on this analysis and its professional judgment, Morgan Stanley applied these ranges to Vivint Solar’s publicly reported GRV of $2.378 billion and Vivint Solar’s publicly reported NRV of $1.246 billion, in each case as of March 31, 2020. Based on the number of fully diluted shares outstanding of Vivint Solar common stock as of July 2, 2020 provided by the management of Vivint Solar and Vivint Solar’s publicly reported net debt as of March 31, 2020, the analysis indicated the following implied value per share ranges for Vivint Solar common stock, each rounded to the nearest $0.25:

Metric	Reference Range	Implied Value Per Share of Vivint Solar Common Stock
AV / GRV	0.94x – 1.44x	$5.00 – $13.75
EV / NRV	0.66x – 1.43x	$6.25 – $13.25

Levered Discounted Cash Flow Analysis

Morgan Stanley performed a pre-tax levered discounted cash flow analysis, which is intended to provide an implied value of a company by calculating the present value of the estimated future free cash flows and terminal value of such company.

Morgan Stanley first calculated the equity value of Vivint Solar’s systems installed as of December 31, 2019, referred to herein as “Vivint Solar AssetCo”, which value was calculated as the estimated levered free cash flows that management of Vivint Solar forecasted Vivint Solar to generate during calendar years 2020 through 2050 from such systems, plus current unrestricted excess cash from the Vivint Solar holding company loan facility financing announced on June 2, 2020. Such cash flows were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.3% to 11.3%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity for Vivint Solar (based on the capital asset pricing model).

Morgan Stanley then calculated the equity value of Vivint Solar’s new systems forecasted to be installed from January 1, 2020 through 2024, referred to herein as “Vivint Solar DevCo”, which value was calculated as the estimated present value of the levered cash flows that management of Vivint Solar forecasted Vivint Solar to generate during calendar years 2020 through 2024 from such systems, plus a terminal equity value based on a one-year forward EBITDA multiple. Morgan Stanley then estimated the terminal value of Vivint Solar DevCo at the end of the forecast period by using an EBITDA trading multiple ranging from 12.0x to 16.0x applied to Vivint Solar DevCo’s EBITDA in 2025 based on the forecasts and assumptions provided by Vivint Solar’s management, less the Vivint Solar debt in the terminal year based on the forecasts prepared by Vivint Solar’s management. The terminal value one-year forward EBITDA trading multiple range was selected based upon the application of Morgan Stanley’s professional judgment and experience and the two-year average one-year forward EBITDA trading multiple for Ameresco, Inc., Enphase Energy, Inc. and SolarEdge Technologies, Inc., which companies were selected because they are publicly traded companies similar to Vivint Solar DevCo. Such cash flows and terminal values were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.3% to 11.3%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity calculation for Vivint Solar (based on the capital asset pricing model).

The resulting ranges of equity values for Vivint Solar AssetCo and Vivint Solar DevCo were added together to calculate a range of consolidated equity values for Vivint Solar. Morgan Stanley then divided the range of consolidated equity values for Vivint Solar by the number of fully diluted shares outstanding of Vivint Solar common stock as of July 2, 2020 provided by the management of Vivint Solar, to derive an implied value per share range. This analysis indicated the following range, each rounded to the nearest $0.25:

Levered Discounted Cash Flow	Implied Value Per Share of Vivint Solar Common Stock
As of June 30, 2020	$5.50 – $8.75

Historical Trading Range

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the trading prices of Vivint Solar common stock over various periods ended on July 2, 2020 (the second to last full trading day prior to the meeting of the Vivint Solar Board to declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and to approve the merger agreement and the consummation of the transactions contemplated thereby). For each of the periods reviewed, Morgan Stanley observed the relevant range of high and low trading prices, each rounded to the nearest $0.25:

Period Ending July 2, 2020	Trading Price Range of Vivint Solar Common Stock
Last 12 Months	$3.25 – $12.75
Last 30 Trading Days	$7.00 – $10.25

Discounted Equity Research Analysts’ Future Price Targets

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for Vivint Solar common stock prepared and published by equity research analysts between March 11, 2020 and July 2, 2020 (the second to last full trading day prior to the meeting of the Vivint Solar Board to declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and to approve the merger agreement and the consummation of the transactions contemplated thereby). These forward targets reflected each analyst’s estimate of the future public market trading price of Vivint Solar common stock and were discounted to reflect present values using Vivint Solar’s cost of equity of 10.3%, which represented the mid-point of the aforementioned 9.3% to 11.3% discount rates range, which was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity calculation for Vivint Solar (based on the capital asset pricing model). Morgan Stanley compared the high and low price targets for Vivint Solar, each rounded to the nearest $0.25, to construct the price target range shown for reference.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Vivint Solar common stock, and these estimates are subject to uncertainties, including the future financial performance of Vivint Solar, and future financial market conditions.

Research Estimates	Price Target Range of Vivint Solar Common Stock
As of July 2, 2020	$9.00 – $13.50

Analyses Related to Sunrun

Trading Comparables Analysis

Morgan Stanley performed a trading comparables analysis, which is intended to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared publicly available financial information for Sunrun with comparable publicly available financial information for Vivint Solar and Sunnova.

The foregoing companies were chosen based on Morgan Stanley’s knowledge of the residential solar industry and because such companies have businesses that may be considered similar to Sunrun’s. Although none of such companies are identical or directly comparable to Sunrun, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Sunrun. The foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies to which Sunrun was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sunrun, including, among other things, the impact of competition on the business of Sunrun and the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in the financial condition and prospects of Sunrun or the industry or in the financial markets in general.

Based on its professional judgment and experience, Morgan Stanley selected representative ranges of the AV / GRV Ratio and the EV / NRV Ratio for the comparable companies. Results of the analysis were presented as indicated in the following table:

Company	Range of AV / GRV (25th to 75th Percentile)	Range of EV / NRV (25th to 75th Percentile)
Vivint Solar	0.94x – 1.07x	0.66x – 0.85x
Sunrun	1.32x – 1.44x	1.17x – 1.43x
Sunnova	1.10x – 1.23x	1.08x – 1.37x

Based on this analysis and its professional judgment, Morgan Stanley applied these ranges to Sunrun’s publicly reported GRV of $3.862 billion and Sunrun’s publicly reported estimated NRV of $1.730 billion, in each case as of March 31, 2020. Based on the number of fully diluted shares outstanding of Sunrun common stock as of July 2, 2020 provided by the management of Sunrun and Sunrun’s publicly reported net debt as of March 31, 2020, the analysis indicated the following implied value per share ranges for Sunrun common stock, each rounded to the nearest $0.25:

Metric	Reference Range	Implied Value Per Share of Sunrun Common Stock
AV / GRV	0.94x – 1.44x	$	3.50 – $	18.00
EV / NRV	0.66x – 1.43x	$	8.50 – $	18.50

Levered Discounted Cash Flow Analysis

Morgan Stanley performed a pre-tax levered discounted cash flow analysis, which is intended to provide an implied value of a company by calculating the present value of the estimated future free cash flows and terminal value of such company.

Morgan Stanley first calculated the equity value of Sunrun’s systems installed as of December 31, 2019, referred to herein as “Sunrun AssetCo”, which value was calculated as the estimated levered free cash flows that Sunrun is forecasted to generate during calendar years 2020 through 2050 from such systems. Financial data used in this analysis was based on the forecast prepared by Sunrun’s management and assumptions from Vivint Solar’s management. Such cash flows were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.4% to 11.4%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity calculation for Sunrun (based on the capital asset pricing model).

Morgan Stanley then calculated the equity value of Sunrun’s new systems forecasted to be installed from January 1, 2020 through 2024, referred to herein as “Sunrun DevCo”, which value was calculated as the estimated present value of the levered cash flows that Sunrun is forecasted to generate during calendar years 2020 through 2024 from such systems, plus a terminal equity value based on a one-year forward EBITDA multiple. Financial data used in this analysis was based on the forecast prepared by Sunrun’s management and assumptions from Vivint Solar’s management for calendar years 2020 through 2024. Morgan Stanley then estimated the terminal values of Sunrun DevCo at the end of the forecast period by using an EBITDA trading multiple ranging from 12.0x to 16.0x applied to Sunrun DevCo’s EBITDA in 2025 based on the forecast prepared by Sunrun’s management and assumptions provided by Vivint Solar’s management, less the Sunrun debt in the terminal year based on the forecast prepared by Sunrun’s management and assumptions from Vivint Solar’s management. The terminal value one-year forward EBITDA trading multiple range was selected based upon the application of Morgan Stanley’s professional judgment and experience and the two-year average one-year forward EBITDA trading multiple for Ameresco, Inc., Enphase Energy, Inc. and SolarEdge Technologies, Inc., which companies were selected because they are publicly traded companies similar to Sunrun DevCo. Such cash flows and terminal values were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.4% to 11.4%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity calculation for Sunrun (based on the capital asset pricing model).

The resulting ranges of equity values for Sunrun AssetCo and Sunrun DevCo were added together to calculate a range of consolidated equity values for Sunrun. Morgan Stanley then divided the range of consolidated equity values for Sunrun by the number of fully diluted shares outstanding of Sunrun common stock as of July 2, 2020 provided by Sunrun management to derive an implied value per share range. This analysis indicated the following range, each rounded to the nearest $0.25:

Levered Discounted Cash Flow	Implied Value Per Share of Sunrun Common Stock
As of June 30, 2020	$7.75 – $15.25

Historical Trading Range

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the trading prices of Sunrun common stock over various periods ended on July 2, 2020 (the second to last full trading day prior to the meeting of the Vivint Solar Board to declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and to approve the merger agreement and the consummation of the transactions contemplated thereby). For each of the periods reviewed, Morgan Stanley observed the relevant range of high and low trading prices, each rounded to the nearest $0.25:

Period Ending July 2, 2020	Trading Price Range of Sunrun Common Stock
Last 12 Months	$8.25 – $23.50
Last 30 Trading Days	$15.75 – $20.00

Discounted Equity Research Analysts’ Future Price Targets

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for Sunrun common stock prepared and published by equity research analysts as of July 2, 2020 (the second to last full trading day prior to the meeting of the Vivint Solar Board to declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and to approve the merger agreement and the consummation of the transactions contemplated thereby). These forward targets reflected each analyst’s estimate of the future public market trading price of Sunrun common stock and were discounted to reflect present values using Sunrun’s cost of equity of 10.4%, which represented the mid-point of the aforementioned 9.4% to 11.4% discount rates range, which was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a cost of equity calculation for Sunrun (based on the capital asset pricing model). Morgan Stanley compared the high and low price targets for Sunrun to construct the price target range shown for reference.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Sunrun common stock, and these estimates are subject to uncertainties, including the future financial performance of Sunrun, and future financial market conditions.

Research Estimates	Price Target Range of Sunrun Common Stock
As of July 2, 2020	$9.75 – $27.00

Pro Forma Analyses

Relative Implied Exchange Ratio Analysis

Using the implied per share reference ranges for Vivint Solar and Sunrun indicated in the respective comparable companies analyses and levered discounted cash flow analyses described above, Morgan Stanley calculated ranges of implied exchange ratios of Vivint Solar common stock to Sunrun common stock. For reference only and not as a component of its fairness analysis, Morgan Stanley calculated implied exchange ratios of Vivint Solar common stock to Sunrun common stock based upon the historical trading and equity research analysts’ price target ranges described above. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges as compared to the exchange ratio of 0.55x provided for in the merger agreement:

Implied Exchange Ratio	Low	High
AV / GRV	0.278x	3.929x
EV / NRV	0.338x	1.559x
Levered Discounted Cash Flow	0.361x	1.129x
Last 12 Months	0.138x	1.545x
Last 30 Trading Days	0.350x	0.651x
Discounted Equity Research Analysts’ Future Price Targets	0.333x	1.385x

Trading Comparables Analysis

Morgan Stanley performed a trading comparables analysis, which is intended to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared publicly available financial information for the pro forma combined company with comparable publicly available financial information for Vivint Solar, Sunrun and Sunnova.

The foregoing companies were chosen based on Morgan Stanley’s knowledge of the residential solar industry and because such companies have businesses that may be considered similar to the pro forma combined company’s. Although none of such companies are identical or directly comparable to the pro forma combined company, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of the pro forma combined company. The foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies to which the pro forma combined company was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of the pro forma combined company, including, among other things, the impact of competition on the business of the pro forma combined company and the industry generally, regulatory changes, movements in commodity prices, industry growth and the absence of any adverse material change in the financial condition and prospects of the pro forma combined company or the industry or in the financial markets in general.

Based on its professional judgment and experience, Morgan Stanley selected representative ranges of the AV / GRV Ratio and the EV / NRV Ratio for the comparable companies, reflecting the lowest of the first quartile and the highest of the third quartile of the last two years for Vivint Solar and Sunrun, as well as Sunnova since its July 2019 initial public offering. Results of the analysis were presented as indicated in the following table:

Company	Range of AV / GRV (25th to 75th Percentile)	Range of EV / NRV (25th to 75th Percentile)
Vivint Solar	0.94x – 1.07x	0.66x – 0.85x
Sunrun	1.32x – 1.44x	1.17x – 1.43x
Sunnova	1.10x – 1.23x	1.08x – 1.37x

Based on this analysis and its professional judgment, Morgan Stanley applied these ranges to Vivint Solar and Sunrun’s combined estimated GRV of $6.240 billion and Vivint Solar and Sunrun’s combined estimated NRV of $2.976 billion, based on publicly reported metrics as of March 31, 2020. Based on the assumed number of fully diluted shares outstanding of the pro forma combined company’s common stock and Vivint Solar’s and Sunrun’s publicly reported net debt as of March 31, 2020, the analysis indicated the following implied value per share ranges for the pro forma combined company’s common stock, each rounded to the nearest $0.25:

Metric	Reference Range	Implied Value Per Share of the Pro Forma Combined Company Common Stock
AV / GRV	0.94x – 1.44x	$	3.00 – $	11.25
EV / NRV	0.66x – 1.43x	$	5.25 – $	11.25

Pro Forma Levered Discounted Cash Flow Analysis

Morgan Stanley performed a pre-tax levered discounted cash flow analysis, which is intended to provide an implied value of a company by calculating the present value of the estimated future free cash flows and terminal value of such company.

Morgan Stanley first calculated the combined equity value of Vivint Solar AssetCo and Sunrun AssetCo, which value was calculated as the estimated levered free cash flows that Vivint Solar and Sunrun are forecasted to generate during calendar years 2020 through 2050 from systems installed as of December 31, 2019, plus current unrestricted excess cash from the Vivint Solar holding company loan facility financing announced on June 2, 2020. Financial data used in this analysis was based on forecasts prepared by the managements of Vivint Solar and Sunrun and assumptions provided by Vivint Solar’s management. Such cash flows were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.3% to 11.3%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a blended cost of equity for Vivint Solar and Sunrun based on the capital asset pricing model, utilizing an aggregate value-weighted unlevered beta based on Vivint Solar’s and Sunrun’s betas as of July 2, 2020 and their publicly reported net debt as of March 31, 2020, which was relevered using the pro forma capital structure.

Morgan Stanley then calculated the combined equity value of Vivint Solar DevCo and Sunrun DevCo, which value was calculated as the estimated present value of the levered cash flows that Vivint Solar and Sunrun are forecasted to generate during calendar years 2020 through 2024 from new systems forecasted to be installed from January 1, 2020 through 2024, plus synergies that increase to an annual runrate of approximately $90 million beginning in 2023, plus a terminal equity value based on a one-year forward EBITDA multiple. Financial data used in this analysis was based on forecasts prepared by the managements of Vivint Solar and Sunrun for calendar years 2020 through 2024 and assumptions provided by Vivint Solar’s management. Morgan Stanley then estimated the combined terminal values of Vivint Solar DevCo and Sunrun DevCo at the end of the forecast period by using an EBITDA trading multiple ranging from 12.0x to 16.0x applied to Vivint Solar DevCo’s and Sunrun DevCo’s combined EBITDA in 2025 based on forecasts prepared by the managements of Vivint Solar and Sunrun and assumptions provided by Vivint Solar’s management, plus runrate synergies of approximately $90 million, less the Vivint Solar and Sunrun debt in the terminal year based on forecasts prepared by the managements of Vivint Solar and Sunrun and assumptions provided by Vivint Solar’s management. The terminal value one-year forward EBITDA trading multiple range was selected based upon the application of Morgan Stanley’s professional judgment and experience and the two-year average one-year forward EBITDA trading multiple for Ameresco, Inc., Enphase Energy, Inc. and SolarEdge Technologies, Inc., which companies were selected because they are publicly traded companies similar to Vivint Solar DevCo and Sunrun DevCo. Such cash flows were then discounted to present value as of June 30, 2020 using discount rates ranging from 9.3% to 11.3%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a blended cost of equity for Vivint Solar and Sunrun based on the capital asset pricing model, utilizing an aggregate value-weighted unlevered beta based on Vivint Solar’s and Sunrun’s betas as of July 2, 2020 and their publicly reported net debt as of March 31, 2020, which was relevered using the pro forma capital structure.

The resulting ranges of equity values for Vivint Solar AssetCo, Sunrun AssetCo, Vivint Solar DevCo and Sunrun DevCo were added together to calculate a range of consolidated equity values for the pro forma combined company. Morgan Stanley then divided the range of consolidated equity values for the pro forma combined company by the assumed number of fully diluted shares outstanding of the pro forma combined company’s common stock to derive an implied value per share range. This analysis indicated the following range, each rounded to the nearest $0.25:

Levered Discounted Cash Flow	Implied Value Per Share of the Pro Forma Combined Company Common Stock
As of June 30, 2020	$7.00 – $11.75

General

In connection with the review of the merger by the Vivint Solar Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Vivint Solar or Sunrun. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar or Sunrun. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio provided for pursuant to the merger agreement to the holders of Vivint Solar common stock (other than the excluded shares) and in connection with the delivery of its opinion, dated July 6, 2020, to the Vivint Solar Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Vivint Solar common stock or Sunrun common stock might actually trade.

The exchange ratio was determined by Vivint Solar and Sunrun through arm’s length negotiations between Vivint Solar and Sunrun and was approved by the Vivint Solar Board. Morgan Stanley provided advice to the Vivint Solar Board during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Vivint Solar or the Vivint Solar Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Vivint Solar Board was one of many factors taken into consideration by the Vivint Solar Board in deciding to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vivint Solar Board with respect to the exchange ratio provided for pursuant to the merger agreement or of whether the Vivint Solar Board would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Vivint Solar common stock or Sunrun common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which shares of Sunrun common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of Vivint Solar, or any class of such persons.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Sunrun, Vivint Solar, Blackstone, an affiliate of a significant stockholder of Vivint Solar, as well as certain affiliates and portfolio companies of Blackstone (such affiliates and portfolio companies, “Blackstone Entities”), or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Vivint Solar with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this joint proxy statement/prospectus as Annex C, and Vivint Solar has agreed to pay Morgan Stanley a fee of $15 million for its services, $13.5 million of which is contingent upon the closing of the merger and $1.5 million of which was paid upon the delivery by Morgan Stanley of its written opinion dated July 6, 2020. Vivint Solar has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses incurred in connection with its engagement. In addition, Vivint Solar has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided (i) financing services to Sunrun for which Morgan Stanley and its affiliates received aggregate fees of approximately $1.0 million, (ii) financing services to Vivint Solar for which Morgan Stanley and its affiliates received aggregate fees of approximately $0.3 million and (iii) financial advisory and financing services to Blackstone and Blackstone Entities that are majority controlled by Blackstone for which Morgan Stanley and its affiliates received aggregate fees of approximately $206.0 million. Morgan Stanley may also seek to provide financial advisory and financing services to Sunrun, Vivint Solar, Blackstone and Blackstone Entities in the future and would expect to receive fees for the rendering of these services. The information disclosed in this paragraph is based upon information provided to Vivint Solar by Morgan Stanley.

Opinion of BofA Securities, Inc.

Vivint Solar retained BofA Securities to act as one of its financial advisors in connection with the proposed merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Vivint Solar selected BofA Securities to act as one of Vivint Solar’s financial advisors in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Vivint Solar and its business.

On July 6, 2020, at a meeting of the Vivint Solar Board held to evaluate the merger, BofA Securities delivered to the Vivint Solar Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2020, that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Vivint Solar common stock.

The full text of BofA Securities’ written opinion to the Vivint Solar Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Vivint Solar Board for the benefit and use of the Vivint Solar Board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other term, aspect or implication of the proposed merger and no opinion or view was expressed as to the relative merits of the proposed merger in comparison to other strategies or transactions that might be available to Vivint Solar or in which Vivint Solar might engage or as to the underlying business decision of Vivint Solar to proceed with or effect the proposed merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Securities, among other things:

(1)	reviewed certain publicly available business and financial information relating to Vivint Solar and Sunrun;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vivint Solar furnished to or discussed with BofA Securities by the management of Vivint Solar, including certain stand-alone financial forecasts relating to Vivint Solar prepared by the management of Vivint Solar (as summarized in the section entitled “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus) which we refer to as the “Updated Forecasts”;

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sunrun furnished to or discussed with BofA Securities by the management of Sunrun, including certain select stand-alone financial forecasts related to Sunrun prepared by the management of Sunrun (as summarized in the section entitled “—Certain Sunrun Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus) which we refer to as the “Sunrun Forecasts” and discussed with the management of Vivint Solar its assessment of the Sunrun Forecasts;

(4)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sunrun furnished to or discussed with BofA Securities by the management of Vivint Solar, including certain stand-alone financial forecasts relating to Sunrun prepared by the management of Vivint Solar (as summarized in the section entitled “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus) which we refer to as the “Vivint Solar–extrapolated Sunrun forecasts” and discussed with the management of Vivint Solar its assessments as to the likelihood of Sunrun achieving the future financial results reflected in the Vivint Solar–extrapolated Sunrun forecasts;

(5)

reviewed certain estimates as to the amount and timing of cost savings net of cost to achieve anticipated by the managements of Vivint Solar and Sunrun to result from the proposed merger(as summarized in the section entitled “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus) which we refer to in this “—Opinions of Vivint Solar’s Financial Advisors—Opinion of BofA Securities, Inc.” section as the “Synergies”;

(6)	discussed the past and current business, operations, financial condition and prospects of Vivint Solar and Sunrun with members of senior management of Vivint Solar;

(7)	reviewed the potential pro forma financial impact of the proposed merger on the future financial performance of Sunrun;

(8)

reviewed the trading histories for Vivint Solar common stock and Sunrun common stock and a comparison of such trading histories with each other and with the trading history of another company BofA Securities deemed relevant;

(9)	compared certain financial and stock market information of Vivint Solar and Sunrun with similar information of other companies BofA Securities deemed relevant;

(10)

considered the results of the efforts taken on behalf of Vivint Solar to solicit indications of interest and definitive proposals from third parties with respect to a possible acquisition of Vivint Solar;

(11)	reviewed the merger agreement; and

(12)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of the managements of Vivint Solar and Sunrun that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sunrun Forecasts, BofA

Securities was advised by Sunrun, and assumed, that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of Sunrun as to the future financial performance of Sunrun. With respect to the Updated Forecasts, BofA Securities was advised by Vivint Solar, and assumed, that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of Vivint Solar as to the future financial performance of Vivint Solar. With respect to the Synergies, BofA Securities were advised by Vivint Solar, and assumed, that they were also reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Sunrun and Vivint Solar as to the matters covered thereby. BofA Securities was not provided with, and the Sunrun Forecasts did not include, complete stand-alone financial forecasts relating to Sunrun prepared by the management of Sunrun. Vivint Solar advised BofA Securities, and BofA Securities assumed at the direction of Vivint Solar, that the Vivint Solar–extrapolated Sunrun forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vivint Solar as to the future financial performance of Sunrun, based on Vivint Solar management’s assessment of the past and current business, operations and prospects of Sunrun taking into account, among other things, the Sunrun Forecasts and, at the direction of Vivint Solar, BofA Securities relied on the Vivint Solar–extrapolated Sunrun forecasts for purposes of its opinion. BofA Securities also relied, at the direction of Vivint Solar, on the assessments of the management of Vivint Solar as to Sunrun’s ability to achieve the Synergies and was advised by Vivint Solar, and assumed, with the consent of Vivint Solar, that the Synergies would be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vivint Solar or Sunrun, nor did BofA Securities make any physical inspection of the properties or assets of Vivint Solar or Sunrun. BofA Securities did not evaluate the solvency or fair value of Vivint Solar or Sunrun under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Vivint Solar, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Vivint Solar, Sunrun or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of Vivint Solar, that the merger would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

BofA Securities expressed no view or opinion as to any terms or other aspects of the proposed merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the proposed merger. BofA Securities was not requested to, and BofA Securities did not, participate in the negotiation of the terms of the proposed merger. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to holders of Vivint Solar common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the proposed merger in comparison to other strategies or transactions that might be available to Vivint Solar or in which Vivint Solar might engage or as to the underlying business decision of Vivint Solar to proceed with or effect the proposed merger. BofA Securities did not express any opinion as to what the value of Sunrun common stock actually would be when issued or the prices at which Vivint Solar common stock or Sunrun common stock would trade at any time, including following announcement or consummation of the proposed merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As Vivint Solar was aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on Vivint Solar, Sunrun or the merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm this opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, Vivint Solar imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below in the sections entitled “—Summary of Material Financial Analyses of Vivint Solar”, “—Summary of Material Financial Analyses of Sunrun” and “—Summary of Material Relative Financial Analyses”, beginning on page [●] of this joint proxy statement/prospectus represents a brief summary of the material financial analyses presented by BofA Securities to the Vivint Solar Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Financial Analyses of Vivint Solar

Selected Publicly Traded Companies Analysis

In performing a selected publicly traded companies analysis of Vivint Solar, BofA Securities reviewed publicly available financial and stock market information for Vivint Solar and the following publicly traded companies in the solar energy industry:

•	Sunnova Energy International Inc. (“Sunnova”)

•	Sunrun

No company used in this analysis is identical or directly comparable to Vivint Solar. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which Vivint Solar was compared.

BofA Securities reviewed, among other information, enterprise values of the selected companies, calculated as equity values based on closing stock prices on July 6, 2020, plus total debt and debt-like items, less cash and cash equivalents, as a multiple of estimated gross retained value (based on such companies’ disclosures) as of March 31, 2020. For purposes of its analysis, BofA Securities calculated “gross retained value” (i) in the case of Vivint Solar, as “Gross Retained Value” as defined in Vivint Solar’s most recent public filings, (ii) in the case of Sunrun, as “Gross Retained Earnings” as defined in Sunrun’s most recent public filings, and (iii) in the case of Sunnova as “Estimated Gross Contracted Customer Value” as defined in Sunnova’s most recent public filings. BofA Securities also reviewed, among other information, equity values of the selected companies based on closing stock prices on July 6, 2020, as a multiple of net retained value as of March 31, 2020. For purposes of its analysis, BofA Securities calculated “net retained value” (i) in the case of Vivint Solar, as “Net Retained Value” as defined in Vivint Solar’s latest filings, (ii) in the case of Sunrun, as “Net Earning Assets”, as defined in Sunrun’s latest filings, and (iii) in the case of Sunnova, as “Estimated Net Customer Value”, as defined in Sunnova’s latest filing, less inventory, prepaid inventory and inventory receivable. Financial data of the selected companies and for Vivint Solar were based on public filings and publicly available Wall Street research analysts’ estimates. The enterprise value to gross retained value multiples observed for the selected companies were 1.3x and 1.4x and the equity value to net retained value multiples observed for the selected companies were 1.5x and 1.8x. BofA Securities noted that the enterprise value to gross retained value multiple observed for Vivint Solar was 1.2x and the equity value to net retained value multiple observed for Vivint Solar was 1.1x.

BofA Securities then applied a range of equity value to net retained value multiples of 0.97x - 1.27x derived from the applicable multiples with respect to Vivint Solar and the selected companies and based on BofA Securities’ professional judgment and experience, to Vivint Solar net retained value as of March 31, 2020 based on Vivint Solar public filings. This analysis indicated approximate implied per share equity value ranges for the Vivint Solar common stock, ranging from $8.98 to $11.77.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of Vivint Solar by calculating the estimated present value as of June 30, 2020 of the stand-alone, levered, after-tax free cash flows that Vivint Solar was forecasted to generate from its existing aggregate portfolio of installed PPA/Lease solar energy systems, referred to in this section as “Vivint Solar OpCo”, during calendar years 2020 through 2049, based on the Updated Forecasts, and the stand-alone, levered, after-tax free cash flows that Vivint Solar was forecasted to generate from sales, assuming a certain financing strategy of future solar energy systems, referred to in this section as “Vivint Solar DevCo”, during calendar years 2020 through 2027, based on the Updated Forecasts. BofA Securities calculated terminal values for the cash flows from Vivint Solar DevCo by applying to Vivint Solar’s stand-alone, net retained value attributable to assets not otherwise included in Vivint Solar OpCo as of the end of the terminal year a selected range of net retained value exit multiples of 0.5x to 0.9x which were based on the average equity value to net retained value multiple for Vivint Solar over the period from March 31, 2018 through July 6, 2020 of 0.7x and BofA Securities’ professional judgment and experience. The cash flows and terminal values were discounted to present value as of June 30, 2020 using a selected range of discount rates of 9.0% to 12.0%, which were based on an estimate of Vivint Solar’s cost of equity, derived using the capital asset pricing model and BofA Securities’ professional judgment and experience, referred to in this section as “Vivint Solar Cost of Equity”. This analysis indicated an approximate implied per share equity value reference range for the Vivint Solar common stock, ranging from $8.88 to $12.28.

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	BofA Securities reviewed the trading range for the Vivint Solar common stock for the 52-week period ended July 6, 2020, which was $3.17 to $12.99 per share.

•

BofA Securities reviewed certain publicly available equity research analyst price targets for the Vivint Solar common stock available as of July 6, 2020, and noted that the range of such price targets (discounted by one year at the mid-point of the Vivint Solar Cost of Equity range) was $9.95 to $13.57 per share.

Summary of Material Financial Analyses of Sunrun

Selected Publicly Traded Companies Analysis

In performing a selected publicly traded companies analysis of Sunrun, BofA Securities reviewed publicly available financial and stock market information for Sunrun and the following publicly traded companies in the solar energy industry:

•	Sunnova

•	Vivint Solar

No company used in this analysis is identical or directly comparable to Sunrun. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which Sunrun was compared.

BofA Securities reviewed, among other information, enterprise values of the selected companies, calculated as equity values based on closing stock prices on July 6, 2020, plus total debt, debt-like assets, less cash and cash equivalents, as a multiple of estimated gross retained value as of March 31, 2020. BofA also reviewed, among other information, equity values of the selected companies based on closing stock prices on July 6, 2020, as a multiple of net retained value as of March 31, 2020. Financial data of the Sunrun selected companies and for Sunrun were based on public filings and publicly available Wall Street research analysts’ estimates. The enterprise value to gross retained value multiples observed for the selected companies were 1.2x and 1.3x and the equity value to net retained value multiples observed for the selected companies were 1.1x and 1.5x. BofA Securities noted that the enterprise value to gross retained value multiple observed for Sunrun was 1.4x and the equity value to net retained value multiple observed for Sunrun was 1.8x.

BofA Securities then applied a range of equity value to net retained value multiples of 1.48x - 1.65x derived from the applicable multiples with respect to Sunrun and the selected companies and based on BofA Securities’ professional judgment and experience, to Sunrun net retained value as of March 31, 2020 based on Sunrun public filings. This analysis indicated approximate implied per share equity value ranges for the Sunrun common stock, ranging from $17.73 to $19.87.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of Sunrun by calculating the estimated present value as of June 30, 2020 of the stand-alone, levered, after-tax free cash flows that Sunrun was forecasted to generate from its existing aggregate portfolio of installed PPA/Lease solar energy systems, referred to in this section as “Sunrun OpCo”, during calendar years 2020 through 2049, based on the Vivint Solar–extrapolated Sunrun forecasts, and the stand-alone, levered, after-tax free cash flows that Sunrun was forecasted to generate from sales of newly installed solar energy systems, referred to in this section as “Sunrun DevCo”, during calendar years 2020 through 2027, based on the Vivint Solar–extrapolated Sunrun forecasts. BofA Securities calculated terminal values for the cash flows from Sunrun DevCo by applying to Sunrun’s stand-alone, net retained value attributable to assets not otherwise included in Sunrun OpCo as of the end of the terminal year a selected range of net retained value exit multiples of 1.1x to 1.5x which were based on the average equity value to net retained value multiple for Sunrun over the period from March 31, 2018 through July 6, 2020 of 1.3x and BofA Securities’ professional judgment and experience. The cash flows and terminal values were discounted to present value as of June 30, 2020 using a selected range of discount rates of 10.0% to 13.5%, which were based on an estimate of Sunrun’s cost of equity, derived using the capital asset pricing model and BofA Securities’ professional judgment and experience, referred to in this section as “Sunrun Cost of Equity”. This analysis indicated an approximate implied per share equity value reference range for the Sunrun common stock, ranging from $13.14 to $17.91.

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	BofA Securities reviewed the trading range for the Sunrun common stock for the 52-week period ended July 6, 2020, which was $7.84 to $23.66 per share.

•

BofA Securities reviewed certain publicly available equity research analyst price targets for the Sunrun common stock available as of July 6, 2020, and noted that the range of such price targets (discounted by one year at the mid-point of the Sunrun Cost of Equity range) was $16.11 to $26.85 per share.

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analysis—Selected Companies Analysis

Utilizing the implied per share equity value reference ranges derived for Vivint Solar and Sunrun described above under the headings Selected Companies Analysis, for each of Vivint Solar and Sunrun, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Vivint Solar by the high endpoint and the low endpoint of the per share equity reference range derived for Sunrun, respectively, without taking into account the potential pro forma financial effect of Synergies, BofA Securities calculated the approximate implied exchange ratio reference ranges. This analysis yielded the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.452x - 0.664x	0.550x

Implied Exchange Ratio Analysis—Discounted Cash Flow Analysis

Utilizing the implied per share equity value reference ranges derived for Vivint Solar and Sunrun described above under the headings Discounted Cash Flow Analysis, for each of Vivint Solar and Sunrun, as applicable, by dividing the low endpoint and the high endpoint of the approximate per share equity reference range derived for Vivint Solar by the high endpoint and the low endpoint of the approximate per share equity reference range derived for Sunrun, respectively, without taking into account the potential pro forma financial effect of Synergies, BofA Securities calculated the approximate implied exchange ratio reference ranges. This analysis yielded the following probability-adjusted approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.496x - 0.934x	0.550x

Has/Gets Analysis

BofA securities performed a Has / Gets Analysis to calculate the theoretical change in value for Vivint Solar stockholders resulting from the merger based on a comparison of (i) the pro forma ownership by Vivint Solar stockholders of Sunrun giving effect to the merger, and (ii) the 100% ownership by Vivint Solar stockholders of the Vivint Solar common stock on a stand-alone basis. For Vivint Solar on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “Summary of Material Vivint Solar Financial Analyses—Discounted Cash Flow Analysis”. BofA Securities then performed the same analysis with respect to Sunrun on a pro forma basis, giving effect to the merger by calculating the range of implied per share equity values allocable to Vivint Solar stockholders on a pro forma basis, assuming 36% pro forma ownership, based on the exchange ratio, assuming a closing date of June 30, 2020 and utilizing the results of the standalone discounted cash flow analyses for Vivint Solar and Sunrun described above under “Summary of Material Vivint Solar Financial Analyses—Discounted Cash Flow Analysis” and under “Summary of Material Sunrun Financial Analyses—Discounted Cash Flow Analysis”, and taking into account the Synergies (net of after-tax costs to achieve such Synergies). BofA Securities calculated the present value of the Synergies (net of after-tax costs to achieve such Synergies) as of June 30, 2020 by discounting the estimated after-tax Synergies (net of after-tax cost costs to achieve such Synergies) during 2020 through 2023 using a discount rate range of 10.00% to 13.50%, which was based on the Sunrun Cost of Equity. BofA Securities also calculated a terminal value for the Synergies by applying a perpetuity growth rate of 0% to 1%, which was based on BofA Securities’ professional judgment and experience, to the after-tax Synergies in the terminal year. BofA Securities used a discount rate range of 10.00% to 13.50%, which was based on the Sunrun Cost of Equity, to calculate the present value of the terminal value as of June 30, 2020. BofA securities then compared these implied per share equity value reference ranges to the implied per share equity value reference ranges derived for Vivint Solar on a standalone basis utilizing the results of the standalone discounted cash flow analyses for Vivint Solar described above.

This analysis yielded the following implied per share equity value reference ranges for Vivint Solar common stock on a stand-alone basis and on a pro forma basis:

Per Share Equity Value Reference Ranges for Vivint Solar Stockholders
Stand-Alone	Pro-Forma
$8.88 - $12.28	$10.76 - $12.10

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Using the 52-week trading ranges for the Vivint Solar common stock and the Sunrun common stock described above, BofA Securities calculated approximate implied exchange ratio reference ranges of 0.134x to 1.658x, as compared to the exchange ratio.

•

Using the publicly available equity research analyst price targets for the Vivint Solar common stock and the Sunrun common stock described above, BofA Securities calculated approximate implied exchange ratio reference ranges of 0.371x – 0.843x, as compared to the exchange ratio.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “—Summary of Material Financial Analyses of Vivint Solar”, “—Summary of Material Financial Analyses of Sunrun” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Vivint Solar Board in connection with its opinion, and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vivint Solar and Sunrun. The estimates of the future performance of Vivint Solar and Sunrun in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of Vivint

Solar common stock of the exchange ratio, to be received by such holders and were provided to the Vivint Solar Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Vivint Solar or Sunrun.

The type and amount of consideration payable in the merger was determined through negotiations between Vivint Solar and Sunrun, rather than by any financial advisor, and was approved by the Vivint Solar Board. The decision to enter into the merger agreement was solely that of the Vivint Solar Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Vivint Solar Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Vivint Solar Board or management with respect to the merger or the exchange ratio.

Vivint Solar has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of $6 million, $1 million of which was payable upon delivery of its opinion and $5 million of which is payable upon the closing of the merger. Vivint Solar also has agreed to reimburse BofA Securities for certain of its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates, against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Vivint Solar and Blackstone and Blackstone Entities, Sunrun and certain of their respective affiliates or portfolio companies.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vivint Solar and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as placement agent, bookrunner and/or manager on various equity and debt offerings by Vivint Solar and/or its subsidiaries, (ii) having acted or acting as a structure and/or arranger of, and/or as a principal in, various tax equity, warehouse and other financing transactions undertaken by Vivint Solar and/or its subsidiaries; and (iii) having provided or providing certain commodity trading and treasury management services to Vivint Solar and/or its subsidiaries. From June 1, 2018 through May 31, 2020, BofA Securities and its affiliates derived aggregate revenues from Vivint Solar and certain of its affiliates of approximately $30 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Blackstone Entities and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blackstone Entities in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Blackstone Entities, including but not limited to in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Blackstone Entities and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services and treasury and trade services and products to

Blackstone Entities. BofA Securities also advised that, from June 1, 2018 through May 31, 2020, BofA Securities and its affiliates derived aggregate revenues from Blackstone Entities of approximately $1 billion for investment and corporate banking services.

Certain Sunrun Unaudited Prospective Financial Information

Sunrun does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Sunrun avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing forecasts. In connection with evaluating a possible transaction with Vivint Solar, however, Sunrun’s management provided (a) certain select unaudited prospective financial information with respect to Sunrun for fiscal years 2020 through 2024 for the portion of its business that originates, designs and installs solar energy systems (the “Sunrun DevCo” or a “DevCo”) and certain previously prepared unaudited prospective non-recourse debt financing diligence materials related to certain Sunrun portfolios (based on estimated useful life) for the Sunrun AssetCo to Vivint Solar (the “Sunrun Forecasts”), (b) certain unaudited prospective financial information with respect to Sunrun and Vivint Solar (i) for fiscal years 2021 through 2024 for the Sunrun DevCo and for the portion of Vivint Solar’s business that originates, designs and installs solar energy systems (the “Vivint Solar DevCo” or a “DevCo”) and (ii) for fiscal years 2021 through 2055 for the portion of its business that holds the portfolio of installed assets and derives its long-term value from residual cash flows generated thereby (respectively, the “Sunrun AssetCo” and the “Vivint Solar AssetCo”, and either, an “AssetCo”), in each case, to the Sunrun Board and Credit Suisse (the “Sunrun Long-Term Management Forecasts”) and (c) certain unaudited prospective financial information with respect to the pro forma combined company following the consummation of the merger for fiscal years 2021 through 2024 to the Sunrun Board (the “Sunrun Combined Company Forecasts” and, together with the Sunrun Forecasts and the Sunrun Long-Term Management Forecasts, the “Sunrun Management Projections”). The Sunrun Forecasts and the Sunrun Long-Term Management Forecasts were each prepared treating Sunrun on a stand-alone basis, without giving effect to the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Sunrun as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Sunrun’s management team also prepared certain estimates of synergies expected to be realized following the completion of the merger, which are referred to as the estimated synergies. These estimated synergies were also used by Sunrun’s management in preparing the Sunrun Combined Company Forecasts; however, as noted above, the estimated synergies are not reflected in the Sunrun Forecasts or the Sunrun Long-Term Management Forecasts.

Neither the Sunrun Management Projections summarized in the tables below nor the estimated synergies were prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Sunrun’s management, were prepared on a reasonable basis and reflected the best available estimates and judgments at the time of preparation. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Sunrun Management Projections or the estimated synergies. Sunrun cautions stockholders that future results could be materially different from the Sunrun Management Projections and the estimated synergies.

This summary of the Sunrun Management Projections and the estimated synergies are not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Sunrun share issuance proposal or the Vivint Solar merger proposal, but rather to give Sunrun stockholders and Vivint Solar stockholders access to non-public information that was shared between Sunrun and Vivint Solar and/or provided to Sunrun’s and Vivint Solar’s respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the merger agreement. The inclusion of the Sunrun Management Projections and the estimated synergies in this joint proxy statement/prospectus does not constitute an admission or representation by Sunrun or Vivint Solar that such information is material.

The Sunrun Management Projections and the estimated synergies were prepared by, and are the responsibility of, Sunrun management. Sunrun’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Sunrun Management Projections or the estimated synergies and, accordingly, Sunrun’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP incorporated by reference in this joint proxy statement/prospectus relates to Sunrun’s historical financial statements; the report does not extend to the Sunrun Management Projections or the estimated synergies and should not be read to do so.

The Sunrun Management Projections and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, are subject to interpretation. While presented with numerical specificity, the Sunrun Management Projections and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Sunrun’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for many reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●] of this joint proxy statement/prospectus, respectively. See also “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. The Sunrun Management Projections and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the Sunrun Forecasts and the Sunrun Long-Term Management Forecasts were developed for Sunrun on a stand-alone basis without giving effect to the merger, they do not reflect any synergies that may be realized as a result of the merger or any changes to Sunrun’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Sunrun Management Projections or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Sunrun Management Projections and the estimated synergies relate, the less predictable and more unreliable the information becomes.

NONE OF SUNRUN, VIVINT SOLAR, OR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES CAN GIVE YOU ANY ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER FROM THE SUNRUN MANAGEMENT PROJECTIONS OR THE ESTIMATED SYNERGIES, AND, EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NONE OF THEM UNDERTAKES ANY OBLIGATION TO UPDATE, OR OTHERWISE REVISE OR RECONCILE, THE SUNRUN MANAGEMENT PROJECTIONS OR THE ESTIMATED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE SUNRUN MANAGEMENT PROJECTIONS OR THE ESTIMATED SYNERGIES WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE SUNRUN MANAGEMENT PROJECTIONS OR THE ESTIMATED SYNERGIES, AS APPLICABLE, ARE SHOWN TO BE INCORRECT OR NO LONGER APPROPRIATE. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, SUNRUN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE SUNRUN MANAGEMENT PROJECTIONS OR THE ESTIMATED SYNERGIES, EVEN IN THE EVENT THAT ANY OR ALL ASSUMPTIONS ARE SHOWN TO BE INCORRECT OR NO LONGER APPROPRIATE.

The Sunrun Management Projections contain certain non-GAAP financial measures that Sunrun believes are helpful in understanding its past financial performance and future results. Sunrun management regularly uses a variety of financial measures that are not in accordance with GAAP to help it evaluate its business, measure performance, identify trends affecting its business, establish budgets, measure the effectiveness of investments in its technology and development and sales and marketing, and assess its operational efficiencies. The non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, comparable GAAP measures. While Sunrun believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze Sunrun’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Sunrun’s competitors and may not be directly comparable to similarly titled measures of Sunrun’s competitors due to potential differences in the exact method of calculation.

Financial measures included in forecasts (including the Sunrun Management Projections and the estimated synergies) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Sunrun Management Projections and the estimated synergies are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Sunrun Board, Vivint Solar, or Sunrun’s or Vivint Solar’s respective financial advisors in connection with the merger. Accordingly, no reconciliation of the financial measures included in the Sunrun Management Projections or estimated synergies is provided in this joint proxy statement/prospectus.

The following table summarizes the Sunrun Forecasts, which were prepared in April 2020 amongst significant market uncertainty as a result of COVID-19 (amounts may reflect rounding):

	Sunrun DevCo
	2020E	2021E	2022E	2023E	2024E
Sunrun Total Volume (Megawatts)(1)	307	412	487	560	645

(1)

Sunrun Total Volume is a non-GAAP metric which represents the aggregate megawatt production capacity of Sunrun’s solar energy systems, whether sold directly to customers or subject to executed customer agreements (i) for which Sunrun has confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by Sunrun’s partners, for which Sunrun has accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached Sunrun’s internal confirmation that a solar energy system has met Sunrun’s installation requirements for size, equipment and design, measured on the percentage of the project that has been completed based on expected project cost.

The Sunrun Long-Term Management Forecasts were prepared subsequently to the Sunrun Forecasts and reflected Sunrun Management’s updated view at the time of preparation. The following tables summarize the Sunrun Long-Term Management Forecasts ($ in thousands. Amounts may reflect rounding):

	Sunrun DevCo
	2021E	2022E	2023E	2024E
Sunrun Total Megawatts(1)	472	555	639	736
Sunrun Total Costs(2)	$1,646,115	$1,831,373	$1,974,298	$2,067,520
Sunrun Net Cash Flow(3)	$75,069	$158,180	$203,583	$147,548

	Vivint Solar DevCo
	2021E	2022E	2023E	2024E
Vivint Solar Total Megawatts(4)	260	299	344	395
Vivint Solar Total Costs(5)	$891,558	$1,016,067	$1,098,683	$1,115,394
Vivint Solar Net Cash Flow(6)	$24,359	$25,002	$22,071	$60,631

Sunrun AssetCo Total
Sunrun Projected Levered Cash Flow Scenario(7)	$2,614,778	(8)

Vivint Solar AssetCo Total
Vivint Solar Projected Levered Cash Flow Scenario(9)	$2,680,630	(10)

(1)

Sunrun Total Megawatts is a non-GAAP metric which represents the aggregate megawatt production capacity of Sunrun’s solar energy systems, whether sold directly to customers or subject to executed customer agreements (i) for which Sunrun has confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by Sunrun’s partners, for which Sunrun has accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached Sunrun’s internal confirmation that a solar energy system has met Sunrun’s installation requirements for size, equipment and design, measured on the percentage of the project that has been completed based on expected project cost.

(2)

Sunrun Total Costs is a non-GAAP metric defined as total Sunrun managed installation costs, plus total sales and marketing costs, plus payments made to third party channel partners, plus Sunrun general and administrative costs.

(3)

Sunrun Net Cash Flow is a non-GAAP metric defined as the sum of (i) third party financing proceeds, including solar loan proceeds, (ii) upfront customer payments, (iii) incentive payments and (iv) O&M revenues, less (a) Sunrun Total Costs, (b) O&M and customer service expenses, (c) working capital and (d) interest expense on working capital and safe harbor financing facilities.

(4)

Vivint Solar Total Megawatts is a non-GAAP metric which represents the aggregate megawatt production capacity of Sunrun’s solar energy systems, whether sold directly to customers or subject to executed customer agreements for which Vivint has confirmation that the systems are installed on the roof, subject to final inspection.

(5)	Vivint Solar Total Costs is a non-GAAP metric defined as total Vivint Solar installation costs, plus total Vivint Solar sales and marketing costs, plus Vivint Solar general and administrative costs.
(6)

Vivint Solar Net Cash Flow is a non-GAAP metric defined as the sum of (i) third party financing proceeds, including solar loan proceeds, (ii) upfront customer payments, (iii) incentive payments and (iv) O&M revenues, less (a) Vivint Solar Total Costs, (b) O&M and customer service expenses, (c) working capital and (d) interest expense on working capital and safe harbor financing facilities.

(7)

Sunrun Projected Levered Cash Flow Scenario is a non-GAAP metric defined as post-tax net cash flow generated from Sunrun’s existing fleet of in-service assets, less cash distributions to tax equity investors, less non-recourse debt service, less cash distributions to non-recourse cash equity investors, and includes the following financing and operating assumptions: (i) that there is no subordinated debt refinancing over the next 35 years, (ii) there are customer defaults, (iii) conservative system production performance adjustments, (iv) no contracted or uncontracted grid service revenue, (v) absence of exercising options for tax equity buy-outs when available, (vi) absence of exercising options for lease terminations when available, (vii) renewal rates of approximately 50% and (viii) exclusion of certain state-level subsidy program payments, which could generate material near-term cash flows, due to the difficulty in forecasting the timing of such program payments.

(8)

Total Sunrun Projected Levered Cash Flow Scenario, based on the Sunrun Long Term Management Forecasts, is comprised of the following cash flows (in thousands, rounded to the nearest whole thousand): for years 2021 through 2030, a low of $3,477 and a high of $21,912, for years 2031 through 2040, a low of $8,546 and a high of $84,376, and, for years 2041 through 2055, a low of $921 and a high of $218,362.

(9)

Vivint Solar Projected Levered Cash Flow Scenario is a non-GAAP metric defined as post-tax net cash flow generated from Vivint Solar’s existing fleet of in-service assets, less cash distributions to tax equity investors, less non-recourse debt service, less cash distributions to non-recourse cash equity investors, and includes the following financing and operating assumptions: (i) that there is no subordinated debt refinancing over the next 35 years, (ii) there are customer defaults, (iii) conservative system production performance adjustments, (iv) no contracted or uncontracted grid service revenue, (v) absence of exercising options for tax equity buy-outs when available, (vi) absence of exercising options for lease terminations when available, (vii) renewal rates of approximately 50% and (viii) exclusion of certain state-level subsidy program payments, which could generate material near-term cash flows, due to the difficulty in forecasting the timing of such program payments.

(10)

Total Vivint Solar Projected Levered Cash Flow Scenario, based on the Sunrun Long Term Management Forecasts, is comprised of the following year-by-year cash flows (in thousands, rounded to the nearest whole thousand): for 2021 through 2030, a low of $16,288 and a high of $119,156, for years 2021 through 2030, a low of $43,748 and a high of $126,092, and, for years 2041 through 2055, a low of $2,012 and a high of $130,913.

The following table summarizes the Sunrun Combined Company Forecasts ($ in millions. Amounts may reflect rounding):

	2021E	2022E	2023E	2024E
Total Volume (Megawatts)(1)	732	854	983	1,131
Aggregate Proceeds(2)	$2,858	$3,396	$3,752	$3,965
Aggregate Costs(3)	$2,796	$3,107	$3,350	$3,505
Total Year End Cash(4)	$659	$984	$1,241	$1,812
Total Year End Cash with Partial Cash Equity(5)	$837	$1,143	$1,411	$1,913

(1)

Total Volume is the sum of the Sunrun Total Megawatts, plus Vivint Solar Total Megawatts (each as disclosed above under the Sunrun Long-Term Management Forecasts). At the June 20, 2020 meeting of the Sunrun Board, Total Volume was the same in each year as reflected in the Sunrun Combined Company Forecasts.

(2)

Aggregate Proceeds is a non-GAAP metric defined as the sum of (i) aggregate third party financing proceeds, including solar loan proceeds, (ii) aggregate upfront customer payments, (iii) aggregate incentive payments and (iv) aggregate O&M revenues. At the June 20, 2020 meeting of the Sunrun Board, Aggregate Proceeds were the same in each year as reflected in the Sunrun Combined Company Forecasts.

(3)

Aggregate Costs is a non-GAAP metric defined for the combined company as the sum of the (i) aggregated installation costs, (ii) aggregated sales and marketing costs, (iii) aggregated payments made to third party channel partners, (iv) aggregated general and administrative costs, (v) aggregated O&M and customer service expenses, (vi) interest expense on working capital and safe harbor financing facilities and (vii) integration costs, less synergies. At the June 20, 2020 meeting of the Sunrun Board, Aggregate Costs were calculated as $2,799, $3,114, $3,357 and $3,511 for each of fiscal years 2021 through 2024, respectively, and were subsequently updated in the Sunrun Combined Company Forecasts to account for a mathematical correction.

(4)

Total Year End Cash is a GAAP metric defined as the expected cash and cash equivalents, plus restricted cash as of the end of each calendar year. At the June 20, 2020 meeting of the Sunrun Board, Total Cash without Cash Equity was calculated as $656, $975, $1,225 and $1,789 for each of fiscal years 2021 through 2024, respectively, and were subsequently updated in the Sunrun Combined Company Forecasts to account for a mathematical correction.

(5)

Total Year End Cash with Partial Cash Equity is a GAAP metric derived from a financing scenario sensitivity for Vivint Solar’s in-service fleet and is defined as the expected cash and cash equivalents, plus restricted cash as of the end of each calendar year assuming such financing scenario materializes. At the June 20, 2020 meeting of the Sunrun Board, Total Cash with Cash Equity was calculated as $821, $1,121, $1,383 and $1,879 for each of fiscal years 2021 through 2024, respectively, and were subsequently updated in the Sunrun Combined Company Forecasts to account for a mathematical correction.

Certain Vivint Solar Unaudited Prospective Financial Information

Vivint Solar does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending quarter or fiscal year in its regular earnings press releases and other investor materials. Vivint Solar avoids making public projections for extended periods given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing forecasts.

In connection with its strategic review, however, in January 2020, Vivint Solar’s management used certain non-public and unaudited prospective financial information that had been previously reviewed with the Vivint Solar Board to prepare certain financial forecasts for the calendar years 2020 through 2024, which included forecasts of certain cash flows and expenses for the calendar years 2020 through 2049, which are referred to herein as the “January Forecasts”. The January Forecasts were shared with potential bidders, with Sunrun receiving a subset of the January Forecasts that excluded certain information relating to Vivint Solar’s DevCo. In April 2020, in light of COVID-19, the Vivint Solar strategic transactions committee asked members of Vivint Solar management to prepare updated financial forecasts for the calendar years 2020 through 2024, which included forecasts of certain cash flows and expenses for the calendar years 2020 through 2049, to help the Vivint Solar strategic transactions committee and the Vivint Solar Board evaluate Vivint Solar’s prospects and the proposals from bidders, which are referred to herein as the “April update”. The April update reflected the revised expectations of Vivint Solar management with respect to Vivint Solar’s financial performance based on Vivint Solar’s actual results through March 31, 2020 and market developments, including the expected impact of COVID-19. A subset of the April update that excluded certain information relating to Vivint Solar’s DevCo were shared with potential bidders, which included lower estimates of certain costs as compared to those in the Updated Forecasts (as defined below). The April update was further updated for the Vivint Solar Board in May 2020 to take into account the greater than expected adoption by customers of 25-year power purchase agreements that had been introduced in early 2020 and updates to Vivint Solar’s debt financing advance rate and in July 2020 to reflect the consummation of Vivint Solar’s holding company-level financings announced on June 2, 2020, which further updated forecasts are referred to herein as the “Updated Forecasts”. The January Forecasts, the April update and the Updated Forecasts are collectively referred to herein as the Vivint Solar forecasts.

In addition to preparing the Vivint Solar forecasts, Vivint Solar’s management received from Sunrun management the Sunrun Forecasts for calendar years 2020 through 2024 described in the section entitled “—Certain Sunrun Unaudited Prospective Financial Information” and the estimated synergies described in the section entitled “—Certain Estimated Synergies”. Vivint Solar’s management reviewed the Sunrun Forecasts and incorporated additional assumptions based on the Vivint Solar forecasts to prepare an extrapolated version of the Sunrun Forecasts, which we refer to as the “Vivint Solar-extrapolated Sunrun forecasts”. Vivint Solar’s management also reviewed the estimated synergies and incorporated additional assumptions with respect to the expected timeframe in which such synergies could be achieved and the costs that would be required to be incurred in order to achieve such synergies, which we refer to as the “Vivint Solar-extrapolated estimated synergies”. The Updated Forecasts, the Vivint Solar-extrapolated Sunrun forecasts and the Vivint Solar-extrapolated estimated synergies were provided to Vivint Solar’s financial advisors, Morgan Stanley and BofA Securities, and approved by Vivint Solar for their use and reliance for purposes of their financial analyses and opinions, and the January Forecasts and the Sunrun Forecasts were provided to Vivint Solar’s financial advisors in connection with the evaluation of a possible transaction, however, at the direction of Vivint Solar, Vivint Solar’s financial advisors did not rely on the January Forecasts or the Sunrun Forecasts for purposes of their financial analyses or in rendering their respective fairness opinions as described in the section entitled “—Opinions of Vivint Solar’s Financial Advisors” beginning on page [•] of this joint proxy statement/prospectus.

The Vivint Solar forecasts were prepared by Vivint Solar’s management treating Vivint Solar on a stand-alone basis, without giving effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. The Vivint Solar forecasts, Vivint Solar-extrapolated Sunrun forecasts and the Vivint Solar-extrapolated estimated synergies were prepared based on information and market factors known to Vivint Solar’s management at the time prepared and are based on numerous estimates and assumptions with respect to matters such as future industry performance and competition, general business, economic, market and geopolitical conditions, and additional matters specific to Vivint Solar’s and Sunrun’s respective businesses, all of which are difficult to predict and many of which are beyond Vivint Solar’s and Sunrun’s control.

None of the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies or the Vivint Solar-extrapolated estimated synergies summarized below were prepared with a view toward public disclosure or with a view toward compliance with the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, but, in the view of Vivint Solar’s management, were prepared on a reasonable basis and in good faith based on the information available at the time of preparation. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies or the Vivint Solar-extrapolated estimated synergies. Vivint Solar cautions stockholders that future results could be materially different from the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies. None of Vivint Solar, Sunrun, the combined company or any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Vivint Solar, Sunrun or the combined company in the future compared to prospective financial information contained in this joint proxy statement/prospectus. Such information covers multiple years and, by its nature, becomes less predictive and subject to greater uncertainty with each succeeding year; accordingly, forecasts for years past 2024 are not presented in the summaries below. Furthermore, the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies do not take into account any circumstances or events occurring after the date that they were prepared.

This summary of the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies is not included in this joint proxy statement/prospectus to influence your decision whether to vote for the Vivint Solar merger proposal or the Sunrun share issuance proposal, but rather to give Vivint Solar stockholders and Sunrun stockholders access to non-public information that was shared between Vivint Solar and Sunrun and/or provided to Vivint Solar’s and Sunrun’s respective boards of directors and financial advisors in connection with the merger. The inclusion of the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies in this joint proxy statement/prospectus does not constitute an admission or representation by Vivint Solar or Sunrun that such information is material.

The Sunrun Forecasts and the estimated synergies were prepared by, and are the responsibility of Sunrun management, and the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts and the Vivint Solar-extrapolated estimated synergies were prepared by, and are the responsibility of, Vivint Solar management except for the portions thereof that include the estimated synergies or the Sunrun Forecasts as provided by Sunrun management. Neither Morgan Stanley nor BofA Securities has examined, compiled or applied agreed-upon procedures with respect to the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies or the Vivint Solar-extrapolated estimated synergies and, accordingly, neither Morgan Stanley nor BofA Securities expresses an opinion or any other form of assurance with respect thereto. Vivint Solar’s independent registered public accounting firm has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies or the Vivint Solar-extrapolated estimated synergies and, accordingly, Vivint Solar’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

The Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, such information is based upon a variety of estimates and assumptions that are inherently uncertain, although considered reasonable by Vivint Solar’s management as of the date of their preparation. These estimates and assumptions may not be realized for many reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus and “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. Given the impact of COVID-19, historical and ongoing changes in the solar energy industry, rapid changes in technology and competition and changes in the laws and regulations applicable to Vivint Solar’s and Sunrun’s businesses, among other things, the further into the future that forecasted numbers extend, the more difficult it is for Vivint Solar to forecast future performance, and the more uncertain and speculative the forecasted results of operations become. The Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies and the Vivint Solar-extrapolated estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Since the Vivint Solar forecasts and Vivint Solar-extrapolated Sunrun forecasts reflect financial information for Vivint Solar and Sunrun, each on a stand-alone basis without giving effect to the merger, they do not reflect any synergies that may be realized as a result of the merger or any changes to the combined company’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Vivint Solar forecasts, the Vivint Solar-extrapolated Sunrun forecasts, the estimated synergies or the Vivint Solar-extrapolated estimated synergies will be realized, and actual results may differ materially from those shown.

NONE OF VIVINT SOLAR, SUNRUN, THE COMBINED COMPANY OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES UNDERTAKES ANY OBLIGATION TO UPDATE, OR OTHERWISE REVISE OR RECONCILE, THE VIVINT SOLAR FORECASTS, THE VIVINT SOLAR-EXTRAPOLATED SUNRUN FORECASTS, THE ESTIMATED SYNERGIES OR THE VIVINT SOLAR-EXTRAPOLATED ESTIMATED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE VIVINT SOLAR FORECASTS, THE VIVINT SOLAR-EXTRAPOLATED SUNRUN FORECASTS, THE ESTIMATED SYNERGIES OR THE VIVINT SOLAR-EXTRAPOLATED ESTIMATED SYNERGIES WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE VIVINT SOLAR FORECASTS, THE VIVINT SOLAR-EXTRAPOLATED SUNRUN FORECASTS, THE ESTIMATED SYNERGIES OR THE VIVINT SOLAR-EXTRAPOLATED ESTIMATED SYNERGIES, AS APPLICABLE, ARE SHOWN TO BE NO LONGER APPROPRIATE. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, VIVINT SOLAR DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE VIVINT SOLAR FORECASTS, THE VIVINT SOLAR-EXTRAPOLATED SUNRUN FORECASTS, THE ESTIMATED SYNERGIES OR THE VIVINT SOLAR-EXTRAPOLATED ESTIMATED SYNERGIES, EVEN IN THE EVENT THAT ANY OR ALL ASSUMPTIONS ARE SHOWN TO BE NO LONGER APPROPRIATE.

The Vivint Solar forecasts contain certain non-GAAP financial measures, including “Total Megawatts”, “Total System Costs”, “EBITDA” and “Levered Free Cash Flow”, that Vivint Solar believes are helpful in understanding its financial performance and future results. Vivint Solar management regularly uses a variety of financial measures that are not in accordance with GAAP to help it evaluate its business, measure performance, identify trends affecting its business, establish budgets, measure the effectiveness of investments in its technology and development and sales and marketing, and assess its operational efficiencies. The non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, comparable GAAP measures. While Vivint Solar believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze Vivint Solar’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Vivint Solar’s competitors and may not be directly comparable to similarly titled measures of Vivint Solar’s competitors given potential differences in the exact method of calculation.

Financial measures included in forecasts (including the Vivint Solar forecasts and Vivint Solar-extrapolated Sunrun forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Vivint Solar forecasts and Vivint Solar-extrapolated Sunrun forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Vivint Solar Board, Sunrun, or Vivint Solar’s or Sunrun’s respective financial advisors in connection with the merger. Accordingly, no reconciliation of the financial measures included in the Vivint Solar forecasts and Vivint Solar-extrapolated Sunrun forecasts is provided in this joint proxy statement/prospectus.

The following table summarizes the January Forecasts for the calendar years 2020 through 2024 for Vivint Solar on a standalone basis.

	2020E	2021E	2022E	2023E	2024E
Vivint Solar Total Megawatts(1)	265	304	350	402	463
Vivint Solar Total System Costs ($/watt)(2)	$3.43	$3.26	$3.03	$2.82	$2.41

(1)

Vivint Solar Total Megawatts is a non-GAAP metric which represents the aggregate megawatt production capacity of Vivint Solar’s solar energy systems, whether sold directly to customers or subject to executed customer agreements for which Vivint Solar has confirmation that the systems are installed on the roof, subject to final inspection.

(2)

Vivint Solar Total System Costs is a non-GAAP metric defined as total Vivint Solar installation costs (including equipment costs), plus total Vivint Solar sales and marketing costs, plus Vivint Solar general and administrative costs, on a per watt installed basis.

The following table summarizes the Updated Forecasts for the calendar years 2020 through 2024 for Vivint Solar on a standalone basis. The differences between the Updated Forecasts and the April update are noted in the footnotes that follow the table below; otherwise, the summary of the Updated Forecasts in the following table does not differ from the April update.

	2020E	2021E	2022E	2023E	2024E
Vivint Solar Total Megawatts(1)	196	260	299	344	395
Vivint Solar Total System Costs ($/watt)(2)(6)	$3.83	$3.57	$3.48	$3.16	$2.84
Vivint Solar EBITDA (in millions)(3)(6)	$221	$282	$278	$365	$313
Vivint Solar Levered Free Cash Flow (in millions)(4)(5)(6)	$51	$100	$77	$202	$43

(1)

Vivint Solar Total Megawatts is a non-GAAP metric which represents the aggregate megawatt production capacity of Vivint Solar’s solar energy systems, whether sold directly to customers or subject to executed customer agreements for which Vivint Solar has confirmation that the systems are installed on the roof, subject to final inspection.

(2)

Vivint Solar Total System Costs is a non-GAAP metric defined as total Vivint Solar installation costs (including equipment costs), plus total Vivint Solar sales and marketing costs, plus Vivint Solar general and administrative costs, on a per watt installed basis. The April update provided to potential bidders included lower estimates of certain costs and stated that Vivint Solar Total System Costs would be $3.78 in 2020E, $3.21 in 2021E, $2.97 in 2022E, $2.74 in 2023E and $2.53 in 2024E.

(3)

Vivint Solar EBITDA is a non-GAAP metric defined as the sum of (i) PPA/Lease payments (ii) incentive payments, and (iii) proceeds from system sales, less (a) O&M and customer service expenses and (b) Total System Costs.

(4)

Vivint Solar Levered Free Cash Flow is a non-GAAP metric defined as the sum of (i) PPA/Lease payments (ii) incentive payments, (iii) proceeds from system sales and (iv) third party financing proceeds, including tax equity, debt and solar loan proceeds, less (a) O&M and customer service expenses (b) Total System Costs (c) tax equity distributions, (d) debt principal and interest payments, (e) net changes in working capital and (f) research and development expenses.

(5)	The April update stated that Vivint Solar Levered Free Cash Flow would be $29 in 2020E, $81 in 2021E, $53 in 2022E, $168 in 2023E and $(3) in 2024E.
(6)	These line items were not shared with any potential bidder (including Sunrun).

The following table summarizes the Vivint Solar-extrapolated Sunrun forecasts for the calendar years 2020 through 2024 for Sunrun on a standalone basis.

	2020E	2021E	2022E	2023E	2024E
Sunrun Total Megawatts(1)	307	412	487	560	645
Sunrun Total System Costs ($/watt)(2)(5)	$4.09	$3.79	$3.55	$3.46	$3.04
Sunrun EBITDA (in millions)(3)(5)	$211	$300	$360	$434	$470
Sunrun Levered Free Cash Flow (in millions)(4)(5)	$(44)	$91	$131	$226	$66

(1)

Sunrun Total Megawatts is a non-GAAP metric which represents the aggregate megawatt production capacity of Sunrun’s solar energy systems, whether sold directly to customers or subject to executed customer agreements (i) for which Sunrun has confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by Sunrun’s partners, for which Sunrun has accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached Sunrun’s internal confirmation that a solar energy system has met Sunrun’s installation requirements for size, equipment and design, measured on the percentage of the project that has been completed based on expected project cost.

(2)

Sunrun Total System Costs is a non-GAAP metric defined as total Sunrun managed installation costs, plus total sales and marketing costs, plus payments made to third party channel partners, plus Sunrun general and administrative costs.

(3)

Sunrun EBITDA is a non-GAAP metric defined as the sum of (i) PPA/Lease payments (ii) incentive payments, (iii) proceeds from system sales, and (iv) PPA/Lease prepayment proceeds, less (a) O&M and customer service expenses and (b) Sunrun Total System Costs.

(4)

Sunrun Levered Free Cash Flow is a non-GAAP metric defined as the sum of (i) PPA/Lease payments (ii) incentive payments, (iii) proceeds from system sales, (iv) PPA/Lease prepayment proceeds, and (v) third party financing proceeds, including tax equity, debt and solar loan proceeds, less (a) O&M and customer service expenses (b) Sunrun Total System Costs, (c) tax equity distributions, (d) debt principal and interest payments, (e) net changes in working capital and (f) research and development expenses.

(5)	These line items were derived from information provided by Sunrun and incorporated assumptions by Vivint Solar management.

The Vivint Solar-extrapolated estimated synergies did not differ from the estimated synergies but provided that the approximately $90 million of annual run rate cost synergies would not be achieved in full until 2023 and that the combined company would be required to incur approximately $16 million of net costs in order to achieve such synergies.

Certain Estimated Synergies

Sunrun’s management prepared and provided to the Sunrun Board, Credit Suisse, members of Vivint Solar management and the Vivint Solar Board, estimates of cost and revenue synergies and other pro forma effects, including the costs to achieve such synergies and other pro forma effects, referred to as the estimated synergies, that Sunrun could achieve after completion of the merger, including expected annual run rate cost synergies of approximately $90 million. The estimated cost synergies are expected to come primarily from consolidating and optimizing branch footprint, reducing redundant spending on technology systems, scaling proprietary racking technology, and improving supply chain sourcing capabilities. Sunrun also expects to realize scale benefits from shared corporate functions including accounting, HR, legal, and policy and reducing the expenses of maintaining two separate public companies. The estimated revenue synergies are expected to come over time primarily as a result of Sunrun’s ability to generate enhanced value creation for customers and stockholders from a larger base of solar assets. Sunrun expects to be able to offer batteries to a larger base of existing solar customers, to offer increased value in grid service partnerships from expanded scale in local markets, to realize efficiencies from larger-scale project finance capital raising activities, and to benefit from the opportunity to build an even stronger and more recognizable consumer brand. The estimated synergies assume that the expected benefits of the merger will be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger. See the sections above entitled “—Certain Sunrun Unaudited Prospective Financial Information” and “—Certain Vivint Solar Unaudited Prospective Financial Information” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for further information regarding the uncertainties underlying the estimated synergies as well as the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Interests of Sunrun’s Directors and Executive Officers in the Merger

In considering the recommendation of the Sunrun Board that Sunrun stockholders vote to approve the Sunrun share issuance proposal and the Sunrun adjournment proposal, Sunrun stockholders should be aware that the directors and executive officers of Sunrun may have interests in the merger that are different from, or in addition to, the interests of Sunrun stockholders generally. The Sunrun Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendation that Sunrun stockholders vote to approve the Sunrun share issuance proposal and the Sunrun adjournment proposal.

Following completion of the merger, the members of the Sunrun Board will continue to be directors of Sunrun and executive officers of Sunrun will continue to be executive officers of Sunrun, as further described in the section entitled “—Governance of Sunrun” beginning on page [●] of this joint proxy statement/prospectus. Sunrun’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger. Certain of Sunrun’s executive officers may receive compensation under Sunrun’s executive compensation programs attributable to additional responsibilities in connection with the merger and subsequent integration process. Sunrun’s director and executive compensation programs are described in further detail in Sunrun’s definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2020 and incorporated by reference into this joint proxy statement/prospectus.

Membership on Sunrun’s Board of Directors after the Merger

At the completion of the merger, Sunrun will increase the number of directors that comprise the Sunrun Board at the effective time by two directors and fill such newly created directorships with (1) one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director) and (2) David Bywater (who will be designated as a Sunrun Class I director). See the section entitled “—Governance of Sunrun” beginning on page [●] of this joint proxy statement/prospectus for additional information.

Interests of Vivint Solar’s Directors and Executive Officers in the Merger

In considering the recommendation of the Vivint Solar Board to approve (1) the Vivint Solar merger proposal, (2) the Vivint Solar merger-related compensation proposal and (3) the Vivint Solar adjournment proposal, Vivint Solar stockholders should be aware that the directors and officers of Vivint Solar have interests in the merger that may be different from, or in addition to, the interests of Vivint Solar stockholders generally and that may present actual or potential conflicts of interest. The Vivint Solar Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the Vivint Solar stockholders approve (1) the Vivint Solar merger proposal, (2) the Vivint Solar merger-related compensation proposal and (3) the Vivint Solar adjournment proposal.

Treatment of Vivint Solar Equity Awards

Immediately prior to completion of the merger, the Vivint Solar stock options, Vivint Solar RSU awards, Vivint Solar PSU awards, and Vivint Solar LTIP Awards will be treated as follows:

•

Vivint Solar Stock Options. Except as described in the following paragraph, each Vivint Solar stock option (whether vested or unvested) that is outstanding immediately prior to completion of the merger will automatically be converted into an option to purchase (1) that number of shares of Sunrun common stock equal to the product (with the result rounded down to the nearest whole share) of (a) the number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio, (2) at an exercise price per share of Sunrun common stock equal to the quotient (with the result rounded up to the nearest whole cent) of (a) the exercise price per share of Vivint Solar common stock of such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Vivint Solar stock option that is converted into a Sunrun stock option will remain subject to the same terms and conditions as applied to such Vivint Solar stock option as of immediately prior to the completion of the merger.

Each Vivint Solar stock option that is outstanding immediately prior to completion of the merger and that is held by a non-employee director of Vivint Solar or a current or former employee of Vivint Solar who will not be employed by Sunrun following completion of the merger, referred to as a non-employee, will be canceled upon completion of the merger and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger multiplied by (2) the excess, if any, of (a) the per share cash equivalent (which is calculated as the product of the exchange ratio multiplied by the Closing VWAP), over (b) the exercise price per share of Vivint Solar common stock under such Vivint Solar stock option, less applicable taxes required to be withheld with respect to such payment. Any Vivint Solar stock option held by a non-employee which has an exercise price per share of Vivint Solar common stock that is greater than or equal to the per share cash equivalent will be canceled upon completion of the merger for no consideration or payment.

•

Vivint Solar RSU Awards. Except as described in the following paragraph, each Vivint Solar RSU that is outstanding immediately prior to completion of the merger will automatically be converted into a Sunrun RSU. The number of shares of Sunrun common stock subject to each such Sunrun RSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar RSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun RSU so converted from a Vivint Solar RSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar RSU as of immediately prior to the completion of the merger.

Each Vivint Solar RSU that is outstanding immediately prior to completion of the merger and held by a non-employee director of Vivint Solar will be canceled upon completion of the merger, and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar RSU immediately prior to completion of the merger multiplied by (2) the per share cash equivalent, less applicable taxes required to be withheld with respect to such payment.

•

Vivint Solar PSU Awards. Each Vivint Solar PSU that is outstanding immediately prior to completion of the merger will automatically be converted into a Sunrun PSU. The number of shares of Sunrun common stock subject to each such Sunrun PSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar PSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun PSU so converted from the Vivint Solar PSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar PSU as of immediately prior to the completion of the merger.

•

Vivint Solar LTIP Awards. Each Vivint Solar LTIP Award made pursuant to Vivint Solar LTIP Plans that is outstanding immediately prior to completion of the merger will be canceled and terminated. As soon as practicable following the completion of the merger and Sunrun’s filing of a Form S-8 registration statement registering the remaining share reserves of the 2014 Plan, each holder of a canceled Vivint Solar LTIP Award will be granted a Replacement RSU Award with the following terms: (1) the number of shares of Sunrun common stock subject to the Replacement RSU Award will have a grant date fair market value equal to the value of each holder’s Vivint Solar LTIP Award, calculated as if the closing date of the merger were a determination date under the Vivint Solar LTIP Plans upon which certain performance conditions under the Vivint Solar LTIP Plans were attained, with such number of shares of Sunrun common stock rounded down to the nearest whole share; (2) the Replacement RSU Award will vest, and the shares of Sunrun common stock will be issued, in three equal installments, subject to the grantee’s continued provision of services to Sunrun or Vivint Solar through each of 30 days, nine months and 18 months following the closing date of the merger; and (3) the Replacement RSU Award will be subject to the same restrictive covenants as the Vivint Solar LTIP Awards (other than adjustments necessary to reflect that the Replacement RSU Award will be granted under the 2014 Plan, rather than the Vivint Solar LTIP Plans).

The table below sets forth, for each Vivint Solar non-employee director and executive officer, the number of Vivint Solar stock options and Vivint Solar RSU awards held by such non-employee directors and executive officers as of August 10, 2020, the latest practicable date prior to the filing of this joint proxy statement/information statement and prospectus, These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger and do not reflect any Vivint Solar equity or other incentive awards that are expected to vest in accordance with their terms pursuant to their terms prior to December 31, 2020, the assumed closing date of the merger solely for purposes of this transaction-related compensation disclosure. The table below also sets forth the estimated value, per individual, in respect of such equity awards at the effective time, with such amounts calculated by multiplying the number of shares subject to the Vivint Solar stock options and Vivint Solar RSU awards by $15.60 (which is the average closing market price over the first five business days following the public announcement of the merger on July 6, 2020), less the applicable exercise price in the case of the Vivint Solar stock options. The table below does not include Vivint Solar PSU awards or Vivint Solar LTIP Awards because no such awards are held by Vivint Solar’s non-employee directors or executive officers.

Name	Vivint Solar Stock Options (#)	Vivint Solar RSU Awards (#)	Estimated Value of Vivint Solar Equity Awards ($)
Executive Officers
David Bywater	1,104,114	699,992	22,817,901
Dana C. Russell	229,154	166,572	4,884,175
L. Chance Allred	190,369	159,810	4,295,930
Paul S. Dickson	190,369	159,810	4,295,930
Thomas G. Plagemann	190,369	128,108	3,801,379
Bryan Christiansen	178,221	110,590	3,472,001
Non-Employee Directors
Todd R. Pedersen	0	0	0
Joseph S. Tibbetts, Jr.	0	13,131	204,844
David D’Alessandro	0	13,131	204,844
Bruce McEvoy	0	0	0
Jay D. Pauley	0	0	0
Alex J. Dunn	0	0	0
Ellen S. Smith	0	13,131	204,844
Peter Wallace	0	0	0

Offer Letter with David Bywater

In connection with entry into the merger agreement, on July 6, 2020, Sunrun and David Bywater, Chief Executive Officer of Vivint Solar, referred to as Mr. Bywater, entered into an offer letter (the “Bywater Offer Letter”). Subject to the completion of the merger, the Bywater Offer Letter supersedes any prior agreements with Vivint Solar. Accordingly, upon the effective time, Mr. Bywater’s entitlements under his employment agreement, offer letter, involuntary termination protection agreement with Vivint Solar will no longer apply, except as expressly set forth in the Bywater Offer Letter.

The Bywater Offer Letter provides for the following:

•

Mr. Bywater will serve as the Chief Executive Officer of Vivint Solar for a 12-month transition period, the duration of which period may be adjusted as mutually agreed in writing between Mr. Bywater and Sunrun. During the first six months of the transition period, Mr. Bywater will be a full-time employee, and during the second six months of the transition period, Mr. Bywater will be a part-time employee, unless at any time during such period he elects to change his status to that of a non-employee advisor. Mr. Bywater’s hours of work will be 2/3 of his full-time hours of work during the first three months of the part-time portion of the transition period, and 1/3 of his full-time hours work during the second three months of the part-time portion of the transition period.

•

During the transition period, Mr. Bywater’s annualized base salary will be $660,000, pro-rated based on the number of hours worked during the part-time portion of the transition period. Mr. Bywater will have a target bonus of 99% of his base salary, which will be pro-rated based on the applicable pro-rated base salary payable during the part-time portion of the transition period.

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Mr. Bywater will be appointed to the Sunrun Board as a Class I Director. Following the transition period, Mr. Bywater will receive typical Sunrun Board compensation for the remainder of his service on the Sunrun Board.

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Mr. Bywater will receive a one-time retention equity award from Sunrun with a grant-date fair value of $2,000,000, 50% of which will be granted in the form of restricted stock units, and 50% of which will be granted in the form of stock options, granted no later than 14 calendar days following the completion of the merger, each of which will vest on the first anniversary of the completion of the merger, subject to Mr. Bywater’s continued employment through such date (except as provided below). We refer to these awards as the “Bywater Retention Equity Awards”.

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To the extent that Mr. Bywater does not receive an annual equity award from Vivint Solar for the year 2020, Mr. Bywater will be entitled to receive Sunrun equity awards for the year 2020 with a grant date fair value of $2,500,000, 50% of which will be granted in the form of restricted stock units, and 50% of which will be granted in the form of stock options, granted no later than 14 calendar days following the completion of the merger, each of which will vest on the date that is six months following the completion of the merger, subject to Mr. Bywater’s continued employment through such date (except as provided below).

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As of the completion of the merger, 50% of Mr. Bywater’s then-unvested and outstanding converted Vivint Solar stock options and converted Vivint Solar restricted stock units will accelerate and vest (with the specific awards, or portions thereof, to be accelerated to be mutually agreed upon between Mr. Bywater and Sunrun), and on the date that is six months following completion of the merger, Mr. Bywater’s remaining then-unvested and outstanding converted Vivint Solar stock options and converted Vivint Solar restricted stock units will vest.

•

Upon the first anniversary of completion of the merger or a termination of Mr. Bywater’s employment either at expiration of the transition period for any reason or, prior to the expiration of the transition period, by Sunrun without “cause”, by Mr. Bywater for “good reason” (as such terms are defined in the Bywater Offer Letter) or due to Mr. Bywater’s death or disability, Mr. Bywater will receive cash severance in the amount of $2,565,528, plus a pro-rata bonus for the year of termination based on the same percentage rate as his 2020 bonus and his actual salary paid for the year of termination. In addition, Mr. Bywater will be entitled to reimbursement of his COBRA premiums for up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements. Mr. Bywater will also be entitled to the acceleration of 100% of any unvested and outstanding converted Vivint Solar equity awards, 100% of the Bywater Retention Equity Awards, and 100% of any Sunrun stock option or restricted stock unit awards for 2020, to the extent any have been granted. Mr. Bywater’s receipt of the severance benefits is subject to his execution and non-revocation of a release of claims in favor of Sunrun.

•

If any of the payments provided for under the Bywater Offer Letter or otherwise payable to Mr. Bywater would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

See the section below entitled “—Quantification of Potential Payments and Benefits to Vivint Solar’s Named Executive Officers in Connection with the Merger” for the estimated amount of severance benefits and estimated value of unvested equity awards that Mr. Bywater would receive pursuant to the Bywater Offer Letter upon a qualifying termination of employment that occurs prior to the expiration of the transition period.

Offer Letter with L. Chance Allred

In connection with entry into the merger agreement, on July 6, 2020, Sunrun and L. Chance Allred, Chief Sales Officer of Vivint Solar, referred to as Mr. Allred, entered into an offer letter (the “Allred Offer Letter”). Subject to the completion of the merger, the Allred Offer Letter supersedes any prior agreements with Vivint Solar. Accordingly, upon the effective time, Mr. Allred’s entitlements under his executive employment agreement with Vivint Solar will no longer apply, except as expressly set forth in the Allred Offer Letter.

The Allred Offer Letter provides for the following:

•	Mr. Allred will serve as the Senior Vice President – Sales of Sunrun.

•

An annual base salary of $350,000 and a target cash incentive bonus of 50% of base salary, and continued eligibility to participate in Vivint Solar’s commissions program, which participation shall be at the same commissions rate as in effect prior to the completion of the merger during the 24-month period following the completion of the merger.

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Mr. Allred will receive a one-time retention equity award from Sunrun with a grant-date fair value of $2,000,000, 50% of which will be granted in the form of restricted stock units, and 50% of which will be granted in the form of stock options, granted no later than 14 calendar days following the completion of the merger, each of which will vest on the second anniversary of the completion of the merger, subject to Mr. Allred’s continued employment through such date (except as provided below). We refer to these awards as the “Allred Retention Equity Awards”.

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To the extent that Mr. Allred does not receive an annual equity award from Vivint Solar for the year 2020, Mr. Allred will be entitled to receive Sunrun equity awards for the year 2020 with a grant date fair value of $300,000, 50% of which will be granted in the form of restricted stock units, and 50% of which will be granted in the form of stock options, granted no later than 14 calendar days following the completion of the merger, each of which will vest over the four-year period following the completion of the merger, subject to Mr. Allred’s continued employment through each applicable vesting date (except as provided below).

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During the first two years following the completion of the merger, Mr. Allred will be entitled to annual equity grants from Sunrun with a grant-date fair value not less than $500,000, 50% of which will be granted in the form of restricted stock units, and 50% of which will be granted in the form of stock options, and such awards will be subject to the same terms and conditions as those granted to similarly situated executives of Sunrun (except as provided below).

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During the first 18 months following the completion of the merger, upon a termination by Sunrun without “cause” or resignation by Mr. Allred for “good reason” (as such terms are defined in the Allred Offer Letter) or due to Mr. Allred’s death or disability, Mr. Allred will be entitled to cash severance in an amount equal to two times the sum of his then-current base salary, plus the average of the performance bonuses paid to him by Vivint Solar for the preceding three years. He will also be entitled to a pro-rata bonus for the year of termination based on the same percentage rate as his 2020 bonus and his then-current base salary. In addition, Mr. Allred will be entitled to reimbursement of up to 12 months of COBRA premiums, or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 in lieu of such reimbursements. He will further be entitled to the acceleration of 100% of any then-unvested and outstanding converted Vivint Solar equity awards, and any Sunrun equity awards in respect of the year 2020, to the extent granted, and the pro-rata acceleration of the Allred Retention Equity Awards, pro-rated on a monthly basis. Mr. Allred’s receipt of the severance benefits is subject to his execution and non-revocation of a release of claims in favor of Sunrun.

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Following the first 18 months following the completion of the merger, upon a termination by Sunrun without cause or resignation by Mr. Allred for good reason not in connection with a change in control of Sunrun, Mr. Allred will be entitled to cash severance in an amount equal to the sum of 50% of his then-current base salary, and 100% of the commissions paid to him in the preceding fiscal year. He will also be entitled to a pro-rata target bonus for the year of termination and the reimbursement of up to 6 months of COBRA premiums. He will further be entitled to the acceleration of 50% of his then-unvested and outstanding equity awards; provided, that, 100% of any then-unvested and outstanding converted Vivint Solar equity awards will accelerate and vest. Additionally, Mr. Allred will be entitled to the pro-rata acceleration of the Allred Retention Equity Awards, pro-rated on a monthly basis, and the accelerated vesting of 50% of the then-remaining portion of the Allred Retention Equity Awards. Mr. Allred’s receipt of the severance benefits is subject to his execution and non-revocation of a release of claims in favor of Sunrun.

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Following the first 18 months following the completion of the merger, upon a termination by Sunrun without cause or resignation by Mr. Allred for good reason in connection with a change in control of Sunrun, Mr. Allred will be entitled to cash severance in an amount equal to the sum of 100% of his then-current base salary, 100% of his target bonus for the year of termination, and 100% of the commissions paid to him in the preceding fiscal year. He will also be entitled to the reimbursement of up to 12 months of COBRA premiums. He will further be entitled to the acceleration of 100% of his then-unvested and outstanding equity awards. Mr. Allred’s receipt of the severance benefits is subject to his execution and non-revocation of a release of claims in favor of Sunrun.

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If any of the payments provided for under such employment arrangements or otherwise payable to Mr. Allred would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

See the section below entitled “—Quantification of Potential Payments and Benefits to Vivint Solar’s Named Executive Officers in Connection with the Merger” for the estimated amount of severance benefits and estimated value of unvested equity awards that Mr. Allred would receive pursuant to the Allred Offer Letter upon a qualifying termination of employment that occurs during the first 18 months following the completion of the merger.

Other Executive Officer Arrangements

Vivint Solar has entered into agreements with each of Dana C. Russell, Paul S. Dickson, Thomas G. Plagemann and Bryan Christiansen (together, the “Other Executive Officers”), that provide for certain payments and benefits in connection with certain terminations upon a change in control.

If such executive officer’s employment is terminated either by Vivint Solar or the combined company without “cause” or by such executive officer for “good reason” (in each case, as defined in the applicable agreement), and in each case the termination occurs during the period beginning 6 months prior to and 18 months following the merger, or the change of control period, such executive officer will receive the following severance benefits:

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a lump sum payment of an amount equal to 1.5x (2.0x for Messrs. Russell and Dickson) the sum of (1) the executive officer’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to the executive officer for each year he was employed by Vivint Solar during the three-year period immediately preceding the date of his termination;

•

a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to the executive officer had he been employed by Vivint Solar for the entire fiscal year in which the executive officer’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•

100% of the executive officer’s then-unvested and outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•

continuing payments to reimburse the executive officer for COBRA continuation coverage for a period of up to 12 months (18 months for Messrs. Russell and Christiansen), or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 ($36,000 for Messrs. Russell and Christiansen) in lieu of such reimbursements.

In order to receive the severance benefits, the executive officer must sign and not revoke a release of claims in favor of Vivint Solar and comply with certain restrictive covenants relating to non-competition, non-solicitation, and non-disparagement for a period of 12 months following the date of his termination.

If any of the payments provided for under such employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

Based on the same assumptions described below under “—Quantification of Potential Payments and Benefits to Vivint Solar’s Named Executive Officers in Connection with the Merger”, upon a qualifying termination of employment during the change in control period, (1) the estimated aggregate cash severance (including prorated bonuses) payable to the Other Executive Officers pursuant to their severance arrangements is $5,449,083, and (2) the estimated aggregate value of unvested equity awards held by Other Executive Officers that would become vested pursuant to the severance arrangements is as follows: unvested Vivint Solar stock options—$7,638,236 and unvested Vivint Solar RSU awards—$8,815,249.

Retention Pool

As set forth in the disclosure letter delivered to Sunrun by Vivint Solar, Vivint Solar is expected to establish a retention pool of $10 million, of which $3 million is expected to be allocated in cash by Mr. Bywater and the compensation committee of the Vivint Solar Board in consultation with Ms. Jurich or her designee, and be awarded prior to the completion of the merger, and $7 million of which is expected to be allocated in full-value equity awards by Mr. Bywater and Ms. Jurich or her designee, and awarded following the completion of the merger. Executive officers are eligible to receive awards under the retention pool.

Vivint Solar Transactions Committee

In connection the evaluation and negotiation of the merger, the Vivint Solar Board formed a strategic transactions committee (the “Vivint Solar Transactions Committee”), consisting of David F. D’Alessandro, Joseph S. Tibbetts, Jr. and Peter Wallace. In recognition of the additional time and effort spent by the members of the Vivint Solar Transactions Committee in evaluating potential strategic transactions, including the merger and the other transactions contemplated by the merger agreement, the compensation committee of the Vivint Solar Board has approved additional cash compensation in the amount of $75,000 to be paid to each of Messrs. Alessandro and Tibbetts, payable on the earlier of the completion of the merger or the termination of the merger agreement. Because he is an employee of an affiliate of Blackstone and a member of the board of managers of 313 Acquisition, Mr. Wallace will not receive such cash compensation in connection with his Vivint Solar Transactions Committee service.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that the surviving corporation is required to indemnify and hold harmless the present and former directors and officers of Vivint Solar or any of its subsidiaries (the “indemnified parties”), in each case to the extent such persons are indemnified by Vivint Solar as provided in the governing or organizational documents of Vivint Solar or any of its subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, from liabilities (including advancement of expenses and exculpation) for matters existing or occurring at or prior to the effective time.

For six years after the effective time, the surviving corporation will cause the indemnification, advancement of expenses and exculpation provisions in the surviving corporation’s certificate of incorporation and bylaws to be no less favorable than such provisions of the Vivint Solar certificate of incorporation and the Vivint Solar bylaws as in effect immediately prior to the date of the merger agreement and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the indemnified persons.

For a period of six years after the effective time, the surviving corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including any excess policies thereof) maintained by Vivint Solar (provided, that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policy maintained) with respect to claims arising from facts or events which occurred at or before the effective time; provided that the surviving corporation will not pay, on an annual basis, in excess of 300% of the current aggregate annual premium paid by Vivint Solar as of the date of the merger agreement (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the surviving corporation shall cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Vivint Solar, in consultation with Sunrun, may obtain at or prior to the effective time a six-year prepaid “tail” policy, with equivalent coverage to that described above if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap; provided, in the event that such equivalent coverage exceeds the Premium Cap, then Vivint Solar may purchase such equivalent coverage with the prior written consent of Sunrun (not to be unreasonably withheld, conditioned or delayed).

See the section entitled “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” for additional information beginning on page [●] of this joint proxy statement/prospectus.

Membership on the Sunrun Board Following the Merger

At the completion of the merger, the Sunrun Board will be expanded to add Mr. Bywater (who will be designated as a Sunrun Class I director) and one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director).

Biographical information for David Bywater is incorporated by reference to Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020. See the section entitled “—Governance of Sunrun” for additional information beginning on page [●] of this joint proxy statement/prospectus.

Quantification of Potential Payments to Vivint Solar’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of Vivint Solar’s named executive officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to Vivint Solar’s named executive officers related to the merger. The “golden parachute” compensation payable to Vivint Solar’s named executive officers is subject to a non-binding advisory vote of Vivint Solar stockholders. The amounts set forth below have been calculated assuming:

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that the merger was completed on December 31, 2020 (which is the date assumed solely for the purposes of this golden parachute disclosure), and, that each named executive officer experienced a qualifying termination of employment immediately following the completion of the merger, and in each case, executes and does not revoke a release of claims;

•	the Vivint Solar equity awards that are outstanding as of August 10, 2020, the latest practicable date prior to the filing of this joint proxy statement/information statement and prospectus; and

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the value of Vivint Solar’s common stock upon completion of the merger is $15.60 (which is the average closing market price over the first five business days following the public announcement of the merger on July 6, 2020, as required by Item 402(t) of Regulation S-K).

The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. In addition, except as otherwise described in the footnotes to the table, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger and do not reflect any Vivint Solar equity or other incentive awards that are expected to vest in accordance with their terms prior to December 31, 2020. The actual amounts payable to Vivint Solar’s named executive officers, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment (if applicable), the manner of termination, and the terms of the plans or agreements in effect at such time. More detail on the included payments and benefits are set forth above in this section.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Total ($)
David Bywater	3,215,628	25,067,902	36,000	—	28,319,530
Dana C. Russell	1,344,000	4,884,175	36,000	—	6,264,175
L. Chance Allred	1,045,333	4,487,597	24,000	—	5,556,930
Paul S. Dickson	1,049,333	4,295,930	24,000	—	5,369,263
Thomas G. Plagemann	2,159,750	3,801,379	24,000	—	5,985,129

(1)

Cash. In the case of Mr. Bywater, reflects fixed cash severance, plus a pro-rata bonus for the year of termination based on the percentage rate for 2020 and his actual salary paid during the year of termination. In the case of each of Messrs. Russell, Allred, Dickson and Plagemann, reflects an amount equal to 2x (or 1.5x for Mr. Plagemann) the sum of such named executive officer’s current base salary rate, plus the average of performance bonuses paid to such named executive officer for each year the named executive officer was employed by Vivint Solar during the 3-year period immediately preceding the date of such named executive officer’s termination of employment, plus a pro-rata bonus for the year of termination based on actual performance (or based on the percentage rate for 2020 and his then-current base salary in the case of Mr. Allred). The severance amounts and pro rata bonus are “double trigger” and payable only upon the named executive officer’s qualifying termination during the 6 months preceding (other than Messrs. Bywater and Allred) and 18 months following the completion of the merger (except Mr. Bywater, whose severance amounts are payable upon any qualifying termination prior to expiration of his 12-month transition period following the completion of the merger).

Name	Cash Severance ($)	Pro-Rata Bonus ($)	Total ($)
David Bywater	2,565,528	650,100	3,215,628
Dana C. Russell	1,119,000	225,000	1,344,000
L. Chance Allred	870,333	175,000	1,045,333
Paul S. Dickson	874,333	175,000	1,049,333
Thomas G. Plagemann	1,659,750	500,000	2,159,750

(2)

Equity. For each named executive officer other than Mr. Bywater, the amounts in this column represent the value of (i) unvested stock options and unvested restricted stock units held by each named executive officer subject to “double trigger” vesting upon the named executive officer’s qualifying termination during the 6 months preceding (other than Mr. Allred) and 18 months following the completion of the merger and (ii) unvested stock options and restricted stock units held by each named executive officer subject to “single trigger” vesting upon the completion of the merger. For Mr. Bywater, the amount in this column represents Mr. Bywater’s unvested stock options and unvested restricted stock units, with respect to which he is entitled to the “single trigger” vesting of 50% of his Vivint Solar stock options and restricted stock units upon the completion of the merger and “double trigger” vesting with respect to the remaining portion of his converted Vivint Solar stock options and restricted stock units upon a qualifying termination prior to the date that is six months following completion of the merger (upon which date such awards shall vest). For Messrs. Bywater and Allred only, the amounts in this column include to-be-granted equity awards in respect of the year 2020, subject to the foregoing vesting treatment. Mr. Bywater is also entitled to “double trigger” vesting with respect to the Bywater Retention Equity Awards (as defined above), which are included in the amounts in this column. For Mr. Allred, the amounts included in this column also include 1/24th of the Allred Retention Equity Awards, which amount of such awards would accelerate and vest upon his qualifying termination during the 18 months following completion of the merger.

Name	Unvested “Double Trigger” Stock Options ($)	Unvested “Double Trigger” Restricted Stock Units ($)	Unvested “Single Trigger” Stock Options ($)	Unvested “Single Trigger” Restricted Stock Units ($)	Total ($)
David Bywater	5,949,013	7,709,938	5,949,013	5,459,938	25,067,902
Dana C. Russell	1,370,654	1,703,692	914,997	894,832	4,884,175
L. Chance Allred	1,116,649	2,013,575	686,245	671,128	4,487,597
Paul S. Dickson	1,116,649	1,821,908	686,245	671,128	4,295,930
Thomas G. Plagemann	1,116,649	1,327,357	686,245	671,128	3,801,379

(3)

Perquisites/Benefits. Reflects the reimbursement of COBRA premiums for up to 12 months, or a maximum of $24,000 (or up to 18 months, or a maximum of $36,000 in the case of Messrs. Bywater and Russell). The

COBRA reimbursements are “double trigger” and payable only upon the named executive officer’s qualifying termination during the 6 months preceding (other than Messrs. Bywater and Allred) and 18 months following the completion of the merger (except Mr. Bywater, whose COBRA reimbursements are payable upon any qualifying termination prior to expiration of his 12-month transition period following the completion of the merger).

Governance of Sunrun

Board of Directors

The board of directors of Sunrun as of the completion of the merger will have nine members, consisting of:

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seven directors, each of whom is a member of the Sunrun Board as of the date of this joint proxy statement/prospectus and is anticipated to be a member of the Sunrun Board as of immediately before the completion of the merger, referred to as the Sunrun continuing directors;

•	David Bywater (who will be designated as a Sunrun Class I director); and

•	one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director).

Biographical information for David Bywater is incorporated by reference from Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed unless certain information has been furnished to the Antitrust Division and the FTC in Notification and Report Forms provided by the acquiring and acquired persons, and certain waiting period requirements have been satisfied. The completion of the merger is subject to such requirements. Under the HSR Act and the rules promulgated thereunder, the initial waiting period for a merger of this type is thirty (30) days. However, this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or lengthened if the acquiring person voluntarily withdraws and refiles to allow a second thirty (30)-day waiting period, or if the reviewing agency issues a request for information or documentary material, referred to as a Second Request, in which case the waiting period expires thirty (30) days after the date when the parties have certified substantial compliance with the Second Request. Sunrun and Blackstone Capital Partners VI, L.P., the ultimate parent entity of Vivint Solar, filed Notification and Report Forms with the Antitrust Division and the FTC on July 20, 2020. The parties subsequently elected to withdraw their Notification and Report Forms, effective as of August 19, 2020, and intend to resubmit their Notification and Report Forms by August 21, 2020, in which case the 30-day waiting period under the HSR Act will expire at 11:59 p.m., Eastern Time, on September 21, 2020, unless terminated early, or unless the parties elect to withdraw and resubmit their Notification and Report Forms or the FTC or the Antitrust Division issues a Second Request prior to that time.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Timing of the Transaction

The parties expect the merger to be completed in the fourth quarter of 2020. Neither Sunrun nor Vivint Solar can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining necessary regulatory approvals. For a more complete description of the conditions to the merger, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

No Appraisal or Dissenters’ Rights in the Merger

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. No such appraisal rights are available for the shares of any class or series of stock, or depositary receipts in respect thereof, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon an agreement of merger or consolidation, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Because the merger is of Merger Sub with and into Vivint Solar and holders of Sunrun common stock will continue to hold their shares following completion of the merger, holders of Sunrun common stock are not entitled to dissenters’ or appraisal rights in connection with the merger.

Because Vivint Solar common stock is listed on NYSE, a national securities exchange, and because Vivint Solar stockholders hold Vivint Solar common stock, which is listed on NYSE as of the record date for determining stockholders entitled to vote on the Vivint Solar merger proposal and will receive as merger consideration only shares of Sunrun common stock, which will be publicly listed on Nasdaq upon the completion of the merger, and cash in lieu of fractional shares, Vivint Solar stockholders will not be entitled to dissenters’ or appraisal rights in connection with the merger.

The Ancillary Agreements

Sunrun Support Agreement

Simultaneously with the execution of the merger agreement, Sunrun and 313 Acquisition entered into a support agreement pursuant to which 313 Acquisition agreed, among other things, to vote its shares of Vivint Solar common stock in favor of the Vivint Solar merger proposal and against any alternative acquisition proposal.

313 Acquisition agreed to certain non-solicitation obligations similar to those applicable to Vivint Solar under the merger agreement.

313 Acquisition also agreed not to transfer any shares of Vivint Solar common stock currently held by it, except that (i) from and after the date of the Vivint Solar virtual special meeting or any adjournment or postponement thereof, in each case, at which the Vivint Solar stockholder approval is obtained, 313 Acquisition may transfer all or a portion of its shares of Vivint Solar common stock on any two (2) days during any calendar month executed at a price equal to or in excess of the lesser of (x) $15 per share of Vivint Solar common stock and (y) 96% of the most recent closing price of Vivint Solar common stock listed or quoted and (ii) certain transfers to the equityholders of 313 Acquisition subject to certain conditions as set forth in the Sunrun support agreement.

Upon a change of recommendation by the Vivint Solar Board, the aggregate number of shares owned by 313 Acquisition that are subject to the voting covenants and other restrictions (including transfer restrictions) in the Sunrun support agreement shall be reduced to approximately 24.9% of the outstanding shares of Vivint Solar common stock.

For additional information, please see the full text of the Sunrun support agreement, which is incorporated by reference to Exhibit 10.1 to Sunrun’s 8-K filed with the Commission on July 10, 2020.

Vivint Solar Support Agreement

Simultaneously with the execution of the merger agreement, Vivint Solar and Tiger Global entered into a support agreement, pursuant to which Tiger Global agreed, among other things, to vote its shares of Sunrun common stock in favor of the Sunrun share issuance proposal and against any alternative acquisition proposal.

Tiger Global agreed to certain non-solicitation obligations similar to those applicable to Sunrun under the merger agreement.

Tiger Global also agreed not to transfer any shares of Sunrun common stock currently held by it until the conclusion of the Sunrun virtual special meeting, or at any adjournment or postponement thereof, in each case, at which a vote on the Sunrun share issuance proposal is taken.

For additional information, please see the full text of the Vivint Solar support agreement, which is incorporated by reference to Exhibit 10.2 to Sunrun’s 8-K filed with the Commission on July 10, 2020.

Registration Rights Agreement

Simultaneously with the execution of the merger agreement and to be effective as of the completion of the merger, Sunrun and the Holders have entered into a registration rights agreement, pursuant to which the Holders and Sunrun agreed, among other things, that if Sunrun proposes to register securities for public sale (including pursuant to the exercise of demand rights by any other Sunrun stockholder), Sunrun will provide prompt notice to the Holders of such registration and a Holder may request registration of its shares of Sunrun common stock in writing within 15 days and Sunrun will use reasonable efforts to register all such shares such Holder has so requested to be registered.

Sunrun will be required to (x) file as soon as reasonably practicable following the completion of the merger and use reasonable best efforts to cause to be declared effective within 60 days after the completion of the merger a shelf registration statement and (y) use reasonable efforts to keep such shelf registration statement continuously effective until the earlier of the date that is 3 years after the shelf registration statement has been declared effective, the date the registration rights agreement is terminated or the date that all of the registerable securities covered by the shelf registration statement have been sold thereunder or otherwise cease to be registerable securities.

The Holders have also agreed to the following lock-up obligations (which expire 120 days after the completion of the merger) with respect to Sunrun common stock they receive in connection with the merger:

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Other than permitted transfers or as noted below, prior to the date that is 120 days after the completion of the merger, Holders may only transfer shares of Sunrun common stock (i) with the consent of Sunrun, (ii) pursuant to the exercise of piggyback rights or (iii) on any two (2) days during any calendar month executed at a price equal to or in excess of the lesser of (x) $30 per share of Sunrun common stock and (y) 96% of the most recent closing price of Sunrun common stock listed or quoted;

•

On or after the date that is 60 days after the closing of the merger, in addition to the transfers noted in the bullet above, each Holder may transfer up to a specified number of shares of Sunrun common stock held by such Holder; and

•

If prior to the completion of the merger, 313 Acquisition has not effected a distribution-in-kind of the Sunrun common stock to its members, limited partners and stockholders, then 313 Acquisition shall effect a distribution-in-kind of all Sunrun common stock held by 313 Acquisition to the equityholders of 313 Acquisition as soon as reasonably practicable following the completion of the merger, subject to certain conditions as set forth in the registration rights agreement.

For additional information, please see the full text of the registration rights agreement, which is incorporated by reference to Exhibit 10.3 to Sunrun’s 8-K filed with the Commission on July 10, 2020.

Accounting Treatment

Sunrun prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Vivint Solar by Sunrun under the acquisition method of accounting in accordance with GAAP. Sunrun will be treated as the acquiror for accounting purposes.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of Vivint Solar’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Vivint Solar as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the merger.

Listing of Sunrun Common Stock

Under the merger agreement, Sunrun will cause the shares of Sunrun to be issued in connection with the merger to be approved for listing on Nasdaq, subject to official notice of issuance. It is a condition to the completion of the merger that the Sunrun common stock to be issued to Vivint Solar stockholders pursuant to the merger agreement be approved for listing on Nasdaq, subject to official notice of issuance.

Following the merger, shares of Sunrun common stock will continue to be traded on Nasdaq under the symbol “RUN”.

Delisting and Deregistration of Vivint Solar Common Stock

Upon the completion of the merger, Vivint Solar common stock currently listed on NYSE will cease to be quoted on NYSE and will subsequently be deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholder meetings, no longer applicable to Vivint Solar.

Restrictions on Sales of Sunrun Common Stock Received in the Merger

All shares of Sunrun common stock received by Vivint Solar stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Sunrun common stock received by any Vivint Solar stockholder who becomes an “affiliate” of Sunrun after completion of the merger (such as Vivint Solar directors or executive officers who become directors or executive officers of Sunrun after the merger). This joint proxy statement/prospectus does not cover resales of shares of Sunrun common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Sunrun or Vivint Solar. Factual disclosures about Sunrun and Vivint Solar contained in this joint proxy statement/prospectus and/or in the public reports of Sunrun and Vivint Solar filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus) may supplement, update or modify the disclosures about Sunrun and Vivint Solar contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Sunrun’s or Vivint Solar’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Sunrun or Vivint Solar at the time they were made or otherwise.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger Sub will be merged with and into Vivint Solar at the completion of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Vivint Solar will continue as the surviving corporation and a wholly owned subsidiary of Sunrun.

At the completion of the merger, the Vivint Solar certificate of incorporation and the Vivint Solar bylaws will be amended and restated in their entirety to be in the form of the certificate of incorporation and the bylaws attached as exhibit A and exhibit B, respectively, to the merger agreement.

Merger Consideration

At the completion of the merger, upon the terms and subject to the conditions set forth in the merger agreement, each share of Vivint Solar common stock issued and outstanding immediately prior to the effective time, except for the excluded shares, will be converted automatically into the right to receive the merger consideration, which is:

•	0.55 shares of Sunrun common stock; plus

•	if applicable, cash in lieu of fractional shares of Sunrun common stock;

•	less any applicable withholding taxes.

The 0.55 shares of Sunrun common stock into which each share of Vivint Solar common stock, except for the excluded shares, will be converted is referred to as the exchange ratio.

The exchange ratio is fixed, which means that it will not change between now and the date of the completion of the merger, regardless of whether the market price of either Vivint Solar common stock or Sunrun common stock changes. Therefore, the value of the merger consideration will depend on the market price of Sunrun common stock at the completion of the merger.

The market price of Sunrun common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the virtual special meetings, the date the merger is completed and thereafter. The market value of the Sunrun common stock to be issued in exchange for Vivint Solar common stock upon the completion of the merger will not be known at the time of the Vivint Solar virtual special meeting or the Sunrun virtual special meeting. Therefore, current and historical market prices of Sunrun common stock are not reflective of the value that Vivint Solar stockholders will receive in the merger, and the current stock price quotations for Vivint Solar common stock and Sunrun common stock may not provide meaningful information to Sunrun stockholders in determining whether to approve the Sunrun share issuance proposal or to Vivint Solar stockholders in determining whether to approve the Vivint Solar merger proposal. Sunrun’s common stock is traded on Nasdaq under the symbol “RUN”, and Vivint Solar’s common stock is traded on NYSE under the symbol “VSLR”. Sunrun stockholders and Vivint Solar stockholders are encouraged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

No fractional share of Sunrun common stock will be issued upon the conversion or surrender for exchange of certificates or book-entry shares, and such fractional share interests will not entitle the owner thereof to any Sunrun common stock or to vote or to any other rights of a holder of Sunrun common stock. Each holder of shares of Vivint Solar common stock converted pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Sunrun common stock (after aggregating all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (rounded to the nearest cent), without interest, in an amount equal to such fractional amount a holder would have been entitled to receive multiplied by the dollar volume-weighted average price, rounded to four decimal points, of Sunrun common stock on Nasdaq during the period beginning at 9:30:01 am, New York time, and ending at 4:00:00 p.m., New York time (as reported by Bloomberg through its “HP” function) for the ten consecutive full trading days prior to the date that is two business days prior to the completion of the merger (the “Closing VWAP”). The payment of cash in lieu of fractional share interests pursuant to the terms and conditions set forth in the merger agreement is not separately bargained-for consideration.

In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Vivint Solar common stock or Sunrun common stock in connection with the merger. Sunrun stockholders will continue to own their existing shares of Sunrun common stock, which will not be adjusted or otherwise changed by the merger.

Treatment of Vivint Solar Equity Awards

Vivint Solar Stock Options

Immediately prior to completion of the merger, except as described in the following paragraph, each then-outstanding Vivint Solar stock option (whether vested or unvested) will automatically be converted into an option to purchase (1) that number of shares of Sunrun common stock equal to the product (with the result rounded down to the nearest whole share) of (a) the number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio, (2) at an exercise price per share of Sunrun common stock equal to the quotient (with the result rounded up to the nearest whole cent) of (a) the exercise price per share of Vivint Solar common stock of such Vivint Solar stock option immediately prior to completion of the merger and (b) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Vivint Solar stock option that is converted into a Sunrun stock option will remain subject to the same terms and conditions as applied to such Vivint Solar stock option as of immediately prior to the completion of the merger.

Each Vivint Solar stock option that is outstanding immediately prior to completion of the merger and that is held by a non-employee director of Vivint Solar or a current or former employee of Vivint Solar who will not be employed by Sunrun following completion of the merger, referred to as a non-employee, will be canceled upon completion of the merger and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar stock option immediately prior to completion of the merger multiplied by (2) the excess, if any, of (a) the per share cash equivalent (which is calculated as the product of the exchange ratio multiplied by the Closing VWAP), over (b) the exercise price per share of Vivint Solar common stock under such Vivint Solar stock option, less applicable taxes required to be withheld with respect to such payment. Any Vivint Solar stock option held by a non-employee which has an exercise price per share of Vivint Solar common stock that is greater than or equal to the per share cash equivalent will be canceled upon completion of the merger for no consideration or payment.

Vivint Solar RSU Awards

Immediately prior to completion of the merger, except as described in the following paragraph, each then-outstanding Vivint Solar RSU will automatically be converted into a Sunrun RSU. The number of shares of Sunrun common stock subject to each such Sunrun RSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar RSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun RSU so converted from the Vivint Solar RSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar RSU as of immediately prior to the completion of the merger.

Each Vivint Solar RSU that is outstanding immediately prior to completion of the merger and held by a non-employee director of Vivint Solar will be canceled upon completion of the merger, and converted into the right to receive an amount in cash equal to (1) the total number of shares of Vivint Solar common stock subject to such Vivint Solar RSU immediately prior to completion of the merger multiplied by (2) the per share cash equivalent, less applicable taxes required to be withheld with respect to such payment.

Vivint Solar PSU Awards

Immediately prior to completion of the merger, each then-outstanding Vivint Solar PSU will automatically be converted into a Sunrun PSU. The number of shares of Sunrun common stock subject to each such Sunrun PSU will be equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Vivint Solar common stock subject to the corresponding Vivint Solar PSU as of immediately prior to completion of the merger multiplied by (2) the exchange ratio. Except as otherwise provided in the foregoing sentence, each Sunrun PSU so converted from the Vivint Solar PSU will remain subject to the same terms and conditions as applied to the corresponding Vivint Solar PSU as of immediately prior to the completion of the merger.

Vivint Solar LTIP Awards

Immediately prior to completion of the merger, each then-outstanding Vivint Solar LTIP Award made pursuant to Vivint Solar LTIP Plans will be canceled and terminated. As soon as practicable following the completion of the merger and Sunrun’s filing of a Form S-8 registration statement registering the remaining share reserves of the 2014 Plan, each holder of a canceled Vivint Solar LTIP Award will be granted a Replacement RSU Award with the following terms: (1) the number of shares of Sunrun common stock subject to the Replacement RSU Award will have a grant date fair market value equal to the value of each holder’s Vivint Solar LTIP Award, calculated as if the closing date of the merger were a determination date under the Vivint Solar LTIP Plans upon which certain performance conditions under the Vivint Solar LTIP Plans were attained, with such number of shares of Sunrun common stock rounded down to the nearest whole share; (2) the Replacement RSU Award will vest, and the shares of Sunrun common stock will be issued, in three equal installments, subject to the grantee’s continued provision of services to Sunrun or Vivint Solar through each of 30 days, nine months and 18 months following the closing date of the merger; and (3) the Replacement RSU Award will be subject to the same restrictive covenants as the Vivint Solar LTIP Awards (other than adjustments necessary to reflect that the Replacement RSU Award will be granted under the 2014 Plan, rather than the Vivint Solar LTIP Plans).

Closing and Effectiveness of the Merger

Unless another time, date or place is agreed to in writing by Sunrun and Vivint Solar, the closing of the merger will occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m. (New York City time) on the fifth business day after the satisfaction or waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions).

The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, such later time as may be mutually agreed by Sunrun and Vivint Solar and specified in the certificate of merger.

Conversion of Shares; Exchange of Certificates; Fractional Shares

The conversion of shares of Vivint Solar common stock, except for certain specified shares, into the right to receive the merger consideration will occur automatically at the completion of the merger.

Prior to the effective time, Sunrun or Merger Sub will enter into an agreement with an exchange agent selected by Sunrun and reasonably acceptable to Vivint Solar. Promptly after the effective time, and in no event later than the third business day after such time, the exchange agent will mail or otherwise provide transmittal materials, including a letter of transmittal, to each former holder of record of a certificate, if any, and each former holder of record held in book-entry form that immediately prior to the effective time represented outstanding shares of Vivint Solar common stock. The letter of transmittal will specify that delivery of certificates will be effected and risk of loss and title to such certificates will pass only upon proper delivery of such certificates to the exchange agent or, with respect to book-entry shares, only upon delivery of an agent’s message to the exchange agent and will be in the form and have such other provisions as Sunrun and Vivint Solar may reasonably agree. The letter of transmittal will be accompanied by instructions for use in effecting the surrender of the certificates or book-entry shares, as applicable, in exchange for the number of shares of Sunrun common stock (which will be in book-entry form) representing, in the aggregate, (1) the whole number of shares that such holder has the right to receive in respect of such certificates or book-entry shares pursuant to the merger agreement and (2) cash in lieu of fractional shares of Sunrun common stock payable pursuant to the merger agreement, collectively referred to as the exchange payment. Upon surrender of a certificate, or upon delivery of an agent’s message, for cancellation to the exchange agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry shares will be entitled to receive in exchange the exchange payment.

As of the effective time, shares of Vivint Solar common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist. As of the completion of the merger, each holder of a certificate or book-entry share representing any shares of Vivint Solar common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration as described above and subject to the terms and conditions set forth in the merger agreement.

Each of Sunrun, the surviving corporation, the exchange agent, and their affiliates will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law, and will be provided any tax forms or other information necessary to determine such deduction or withholding obligations. Any amounts so withheld will be remitted to the appropriate governmental authority and will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

All shares of Sunrun common stock issued pursuant to the merger agreement will be issued in book-entry form.

Governance of Sunrun

Board of Directors

The Sunrun Board as of the completion of the merger will have nine members, consisting of:

•

seven directors, each of whom is a member of the Sunrun Board as of the date of this joint proxy statement/prospectus and is anticipated to be a member of the Sunrun Board as of immediately before the completion of the merger, referred to as the Sunrun continuing directors;

•	David Bywater (who will be designated as a Sunrun Class I director); and

•	one director serving on the Vivint Solar Board who will be designated by Vivint Solar (who will be designated as a Sunrun Class III director).

Biographical information for David Bywater is incorporated by reference to Vivint Solar’s definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2020.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties made by Vivint Solar to Sunrun and by Sunrun to Vivint Solar. Certain of the representations and warranties in the merger agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue, inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as defined below) on the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation or warranty did not have knowledge. Furthermore, certain of the representations and warranties are subject to the qualifications set forth in the disclosure letter delivered to Sunrun by Vivint Solar, in the case of representations and warranties made by Vivint Solar, or the disclosure letter delivered to Vivint Solar by Sunrun, in the case of representations and warranties made by Sunrun (with each letter referred to as that party’s disclosure letter), as well as the reports of Vivint Solar or Sunrun, as applicable, filed with the SEC and publicly available during the period from January 1, 2018 through the day prior to the date of the merger agreement (excluding any disclosures set forth in any risk factor section or in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature).

The representations and warranties made by Vivint Solar to Sunrun, and by Sunrun to Vivint Solar, under the merger agreement relate to, among other things:

•	due organization, valid existence, good standing, qualification to do business, ownership of subsidiaries and joint venture;

•	certificate of incorporation and bylaws;

•	capitalization, including the number of shares of common stock, preferred stock, stock options and other equity-based awards outstanding or reserved for issuance;

•

corporate authorization to execute, deliver, perform obligations under the merger agreement and consummate the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	the absence of any conflicts or violations of organizational documents and other agreements or laws;

•	consents and approvals required in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	possession of licenses necessary for the conduct of such party’s business, compliance with applicable laws and absence of governmental orders;

•	compliance with certain domestic and foreign corruption laws, customs and international trade laws and sanctions;

•	documents filed with the SEC and financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of certain undisclosed liabilities;

•	material contracts;

•	the absence of certain changes or events;

•	the absence of certain legal proceedings and investigations;

•	employee benefit plans;

•	labor and employment matters;

•	tax matters and the intended tax treatment of the merger;

•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

•	intellectual property, information technology and data protection;

•	environmental matters;

•	receipt of opinions from the party’s financial advisor;

•	brokers and transaction-related fees and expenses;

•	stockholder voting requirements in connection with the transactions contemplated by the merger agreement; and

•	warranties and recalls of products or services.

The merger agreement also contains additional representations and warranties by Vivint Solar to Sunrun, relating to, among other things, insurance, personal and real property and the applicability of takeover statutes.

The merger agreement also contains additional representations and warranties by Sunrun to Vivint Solar, relating to, among other things, the sufficiency of funds, the absence of certain arrangements with Vivint Solar stockholders or members of Vivint Solar’s management or directors, the ownership of Vivint Solar shares, the operation and ownership of Merger Sub, corporate authorization of the merger agreement and the transactions contemplated by the merger agreement by Merger Sub and the valid and binding nature of the merger agreement with respect to Merger Sub.

The representations and warranties of each of Vivint Solar and Sunrun will expire upon the completion of the merger, except as set forth in the merger agreement.

Certain of the representations and warranties made by Vivint Solar and Sunrun are qualified as to “knowledge”, “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect”, when used in reference to Vivint Solar or Sunrun, means any event, fact, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, facts, developments, circumstances, changes, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on or with respect to the business, results of operation, assets or financial condition of Vivint Solar and its subsidiaries, or Sunrun and its subsidiaries, each taken as a whole, excluding any event, fact, development, circumstance, change, effect or occurrence to the extent that it relates to, results from or arises out of:

•

general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions (including the imposition or adjustment of tariffs);

•	general changes or developments in the industries in which Sunrun, Vivint Solar or their respective subsidiaries operate;

•

the execution and delivery of the merger agreement or the public announcement of the merger or other transactions contemplated by the merger agreement, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of Sunrun, Vivint Solar, and their respective subsidiaries (provided that, such exceptions do not apply to representations and warranties relating to corporate authority and absence of conflicts), or the performance of the merger agreement and the transactions contemplated by the merger agreement, including compliance with the covenants set forth in the merger agreement or any action taken or omitted to be taken by Sunrun or Vivint Solar at the written request of the other party;

•	changes, after the date hereof, of applicable laws or applicable accounting regulations or principles or interpretation or enforcement thereof;

•

any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

•

any Contagion Event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto;

•

any change in the price or trading volume of the shares of the common stock of either Sunrun or Vivint Solar or the credit rating of Sunrun or Vivint Solar (provided that, the events, facts, developments, circumstances, changes, effects or occurrences underlying any such failure or decline may be taken into account in determining whether there has been or reasonably be expected to be a material adverse effect to the extent not excluded by another bullet point); and

•

any failure by either Sunrun or Vivint Solar to meet any published analyst estimates or expectations of their respective revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Sunrun or Vivint Solar to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

provided, that the exceptions described in the first, second, fourth, and fifth bullet points will not apply to the extent the events, facts, developments, circumstances, changes, effects, or occurrences described in such bullet points have a disproportionate impact on Vivint Solar and its subsidiaries, or Sunrun and its subsidiaries, as applicable, relative to other participants in the industries in which Vivint Solar and its subsidiaries (taken as a whole), or Sunrun and its subsidiaries (taken as a whole), respectively, operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a material adverse effect); provided, further, that the exception described in the sixth bullet will not apply to the extent that Vivint Solar and its subsidiaries (taken as a whole), or Sunrun and its subsidiaries (taken as a whole), are disproportionately affected thereby as compared to other direct-to-home solar companies operating in the states in which Vivint Solar and its subsidiaries (in the case of Vivint Solar), or to the other participants in the industries in which Sunrun and its subsidiaries, operate (in the case of Sunrun) (in which case, solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a material adverse effect). For purposes of the merger agreement, the COVID-19 pandemic was deemed to not have had, as of the date of the merger agreement, disproportionately affected Sunrun and its subsidiaries (taken as a whole) or Vivint Solar and its subsidiaries (taken as a whole), compared to other participants in the industries in which Sunrun operates (in the case of Sunrun) or direct-to-home solar companies operating in the states in which Vivint Solar and its subsidiaries operate (in the case of Vivint Solar). Notwithstanding anything to the contrary in the merger agreement, any event, fact, development, circumstance, change, effect, or occurrence that arises out of a law, directive, guideline or recommendation promulgated by any governmental entity related to COVID-19 will not be deemed, either alone or in combination, to constitute or contribute to a material adverse effect, regardless of whether such effect is materially disproportionate.

Covenants and Agreements

Conduct of Business of Vivint Solar

Vivint Solar has agreed to certain covenants in the merger agreement regarding the conduct of its businesses between the date of the merger agreement and the effective time. Between the date of the merger agreement and the effective time, except as (1) required or expressly permitted by the merger agreement, (2) set forth in Vivint Solar’s disclosure letter, (3) required by applicable law or (4) consented to by Sunrun in writing (which consent will not be unreasonably withheld, conditioned or delayed), Vivint Solar (A) will use its reasonable best efforts to, and will use its reasonable best efforts to cause its subsidiaries and joint ventures to, conduct the business of Vivint Solar, its subsidiaries and joint ventures, in the ordinary and usual course of business consistent with past practice (with actions taken in response to the COVID-19 pandemic prior to the date of the merger agreement being deemed to be in the ordinary and usual course of business consistent with past practice) and in compliance in all material respects with applicable laws (provided, that during any period of full or partial suspension of operations related to the COVID-19 pandemic, Vivint Solar may take certain actions outside of the ordinary and usual course of business subject to certain restrictions), (B) use reasonable best efforts to preserve intact its business organization and the material business relationships of Vivint Solar, its subsidiaries and joint ventures and keep available the services of its officers and employees and the officers and employees of its subsidiaries and (C) will not, and will cause each of its subsidiaries and joint ventures not to:

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fail to use commercially reasonable efforts to take any action or omission that would result in any solar project developed by Vivint Solar (referred to as a Vivint Solar project) (other than any Vivint Solar project subject to a customer agreement in the form of a system purchase agreement) being granted permission to operate or its equivalent by the applicable utility (i) unless such Vivint Solar project is owned, and was owned at least one day prior to the date on which such Vivint Solar project receives permission to operate, by a tax equity fund or (ii) except for an immaterial number of systems that receive permission to operate despite Vivint Solar’s commercially reasonable efforts to avoid receipt of such permission;

•	amend, adopt any amendment or otherwise change its certificate of incorporation or bylaws or other applicable governing instruments or organizational documents;

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make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof except with respect to the equity or ownership interests of any joint venture of Vivint Solar or any other person to the extent necessary in respect of a financing of a Vivint Solar project (or a financing in respect of a solar energy and/or energy storage project that will be developed or owned by Vivint Solar, one of its subsidiaries or joint ventures);

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issue, sell, grant, pledge, transfer, lease, encumber or dispose of (or authorize the issuance, sale, grant, transfer, lease, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of Vivint Solar or any of its subsidiaries or any of its joint ventures (except (i) for the issuance of Vivint Solar common stock upon the exercise, vesting or settlement of Vivint Solar stock options, Vivint Solar RSUs and Vivint Solar PSUs, (ii) for any issuance, sale or disposition to Vivint Solar or its subsidiaries by any subsidiary of Vivint Solar, (iii) for the grant of Vivint Solar stock options, Vivint Solar RSUs and Vivint Solar PSUs or any other award permitted to be granted under the Vivint Solar stock plans to certain employees of Vivint Solar subject to certain restrictions or (iv) the issuance, sale or disposition of any securities of any of Vivint Solar’s subsidiaries or joint ventures in connection with a bona fide financing);

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of its capital stock (except for (i) the acquisition of Vivint Solar common stock tendered by directors or employees in connection with a cashless exercise of Vivint Solar stock options or in order to pay withholding taxes in connection with the exercise of Vivint Solar stock options or (ii) the settlement of Vivint Solar RSUs and Vivint Solar PSUs pursuant to a Vivint Solar stock plan);

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establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for certain dividends distributed to Vivint Solar by its subsidiaries and joint ventures and dividend or distributions in accordance with certain tax equity transaction documents and cash equity transaction documents);

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subject to certain exceptions, (i) hire any employee or engage any independent contractor or consultant (who is a natural person), (ii) materially increase the compensation or benefits of any of its current or former non-employee directors, officers, employees or other service providers, (iii) grant, promise or pay any severance or termination pay to any current or former non-employee director, officer, employee or other service provider not provided for under any Vivint Solar benefit plan as in effect on the date of the merger agreement, (iv) establish, adopt, enter into, materially amend or terminate any Vivint Solar benefit plan, (v) grant any equity or equity-based awards, (vi) amend any Vivint Solar benefit plan, including any Vivint Solar benefit plan that is a sales commission plan, in any manner that would increase any benefits provided for participants in the aggregate under such Vivint Solar benefit plan as in effect on the date of the merger agreement, (vii) grant, promise or pay any “single-trigger”, change in control or similar benefit to any current or former non-employee director, officer, employee or other service provider not provided for under any Vivint Solar benefit plan as in effect on the date of the merger agreement, or (viii) accelerate the payment, funding or vesting of any benefit;

•	make any material change in any accounting principles, except to the extent required by any change, after the date of the merger agreement, in GAAP or regulatory requirements with respect thereto;

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(i) except to the extent required by GAAP, adopt or change any material method of tax accounting, (ii) except to the extent required by GAAP, change any annual accounting period, (iii) make or change any material tax election, (iv) file any materially amended tax return, (v) surrender any claim for a refund (or credit in lieu of a refund) of material taxes, (vi) consent to any extension or waiver of the limitations period applicable to a material tax claim, assessment or liability, (vii) enter into any closing agreement with respect to any material taxes, or (viii) settle or compromise any material tax claim, assessment or liability;

•	enter into any collective bargaining agreement with any labor organization or other representative of any Vivint Solar employee;

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(i) enter into any new, amend, or modify (including by waiver) any material contract to the extent that, as a result of such entry, amendment or modification, the consummation of the transactions contemplated by the merger agreement or compliance by Vivint Solar or its subsidiaries or joint ventures with the merger agreement, would reasonably be expected to: conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any lien (other than certain permitted liens) upon any of the properties or assets of Vivint Solar or its subsidiaries or joint ventures, or require Sunrun, Vivint Solar or any of their respective subsidiaries to make a payment or license or transfer any of its properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such material contract or amendment, (ii) enter into any contract that contains certain preferential status, exclusivity, other similar material constraints, or requires payment of more than $50,000,000 in any fiscal year, (iii) other than in the ordinary course of business or otherwise on commercially reasonable terms, enter into any contract that would be considered a material contract pursuant to the merger agreement or (iv) enter into, amend or modify any contract if such contract or modification or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement;

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make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed $1,500,000 individually or $15,000,000 in the aggregate;

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with certain exceptions, enter into any new line of business or discontinue any existing line of business (it being understood that extensions of existing lines of business, including into new markets and channels, and expansions of existing lines of business into adjacent lines of business shall not constitute new lines of business);

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make any capital investment in or loan or advance to, or forgive any loan to, any other person except for (i) loans, capital contributions, advances or investments between Vivint Solar and any wholly owned subsidiary of Vivint Solar and (ii) advances to employees for travel and other business-related expenses in the ordinary course of business and in compliance with Vivint Solar’s policies related thereto;

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settle, pay, discharge or satisfy any action other than any settlement, payment, discharge or satisfaction that (i) does not relate to any stockholder litigation related to the merger, (ii) results solely in a monetary obligation involving only the payment of monies by Vivint Solar or its applicable subsidiary of not more than $500,000 individually (net of insurance) and (iii) does not involve any admission of guilt or impose any restriction, limitation, conduct remedy or injunctive relief, in each case, that would reasonably be expected to be, individually or in the aggregate, material and adverse to the business of Vivint Solar, its subsidiaries or joint venture, whether before, on or after the effective time;

•	become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

•	fail to take any action or omission in respect of certain financing, investment and related matters;

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(i) acquire or agree to acquire any properties or assets in excess of $5,000,000 (other than (a) purchases of equipment, supplies and inventory in the ordinary course of business consistent with past practice, (b) any transaction solely between Vivint Solar and a wholly owned subsidiary of Vivint Solar conducted in the ordinary course of business consistent with past practice or (c) with respect to the equity or ownership interests of any cash equity fund or tax equity fund in connection with incorporating or forming such person to the extent necessary in connection with a Vivint Solar project financing conducted in the ordinary and usual course of business consistent with past practice) or (ii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets (other than (a) the sale of assets to a subsidiary or joint venture to the extent necessary in connection with a Vivint Solar project financing conducted in the ordinary course of business, (b) sales of products or services in the ordinary and usual course of business consistent with past practice or any of the foregoing with respect to inventory in the ordinary and usual course of business, (c) non-exclusive licenses to intellectual property entered into in the ordinary course of business and (d) dispositions of obsolete or worthless equipment in the ordinary course of business or the abandonment, lapse or expiration of intellectual property in the ordinary course of business or that is no longer used in or useful to Vivint Solar or any of its joint ventures);

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cancel or terminate or allow to lapse without a commercially reasonable substitute policy thereto, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into substitute policies thereto;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement;

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enter into any transaction or contract (i) with any affiliate (other than a Vivint Solar stockholder) except for the entry into contracts with an affiliate (other than a Vivint Solar stockholder) in the ordinary course of business consistent with past practice and on arms’ length terms, (ii) with any holder of 5% or more of the shares of Vivint Solar common stock, (iii) director or executive officer of Vivint Solar or any of the subsidiaries of Vivint Solar or (iv) with any other person that would be required to be reported by the Vivint Solar pursuant to Item 404 of Regulation S-K under the Exchange Act; or

•	agree, authorize, or commit to take, any of the foregoing actions.

Conduct of Business of Sunrun

Sunrun has agreed to certain covenants in the merger agreement regarding the conduct of its businesses between the date of the merger agreement and the effective time. Between the date of the merger agreement and the effective time, except as (1) required or expressly permitted by the merger agreement, (2) set forth in Sunrun’s disclosure letter, (3) required by applicable law or (4) consented to by Vivint Solar in writing (which consent will not be unreasonably withheld, conditioned or delayed), Sunrun will not, and will cause each of its subsidiaries and joint ventures not to:

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amend, adopt any amendment or otherwise change its certificate of incorporation and bylaws or other applicable governing instruments or organizational documents in any manner that would materially and adversely affect the holders of Vivint Solar common stock, or adversely affect the holders of Vivint Solar common stock relative to other holders of Sunrun common stock;

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make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof except (A) with respect to the equity or ownership interests of any joint venture of Sunrun to the extent necessary in respect of a solar project developed by Sunrun (referred to as a Sunrun project) and conducted in the ordinary course business consistent with past practice or (B) any acquisition or investment that does not, together with the value (taking into account the assumption of indebtedness or other liabilities) of all other acquisitions or investments made and the value of the value (prior to any discounts) of all issuances of interests pursuant to clause (E) of the next bullet point, exceed $200,000,000 in the aggregate;

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issue, sell, grant, pledge, transfer, lease, encumber or dispose of (or authorize the issuance, sale, grant, transfer, lease, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of Sunrun or any of its subsidiaries or any of its joint ventures (except (A) for the issuance of Sunrun common stock under the Sunrun’s 2015 Employee Stock Purchase Plan or upon the exercise, vesting or settlement of Sunrun stock options and Sunrun RSUs, (B) for any issuance, sale or disposition to Sunrun or its subsidiaries by any subsidiary of Sunrun, (C) for the grant of Sunrun stock options or Sunrun RSUs or any other award permitted to be granted under the Sunrun Stock Plans or the Sunrun 2015 Employee Stock Purchase Plan to certain Sunrun employees, (D) the issuance, sale or disposition of any securities of any of Sunrun’s subsidiaries or joint ventures in connection with a bona fide financing or (E) any issuance of Sunrun common stock that does not have a value (prior to any discounts) that, together with the value (taking into account the assumption of indebtedness or other liabilities) of all acquisitions or investments made pursuant to clause (B) of the bullet point above and the value (prior to any discounts) of all other issuances of interests, exceed $200,000,000 in the aggregate);

•	reclassify, combine, split or subdivide any shares of Sunrun common stock;

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establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) any dividend or distribution by a wholly owned subsidiary of Sunrun or any of its joint ventures to Sunrun or any wholly owned subsidiary of Sunrun or (B) any dividend or distribution by a joint venture of Sunrun expressly required to be made under or in accordance with the organizational documents of such joint venture);

•	become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement;

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enter into any transaction or contract with any holder of 5% or more of the shares of Sunrun common stock, director or executive officer of Sunrun or any of the subsidiaries of Sunrun or enter into any other transaction or contract with any other person that would be required to be reported by Sunrun pursuant to Item 404 of Regulation S-K under the Exchange Act; or

•	agree, authorize, or commit to take, any of the foregoing actions.

No Solicitation of Alternative Transactions

Vivint Solar and Sunrun have each agreed not to, and to cause its respective subsidiaries and its and their respective executive officers and directors not to, and to use reasonable best efforts to cause its joint ventures and its and its subsidiaries’ and joint ventures’ other representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any inquiry, proposal or offer from any person (other than the other party) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) relating to any direct or indirect sale, acquisition or purchase, in each case whether by merger, consolidation, contribution, license, joint venture, sale-leaseback, exchange or otherwise, involving 20% or more of the consolidated revenues, consolidated net income (or loss) or consolidated assets of Sunrun or Vivint Solar, as applicable, or any of their subsidiaries, taken as a whole, 20% or more of the total voting power or equity securities of Sunrun or Vivint Solar, as applicable, any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of the total voting power or equity securities of Sunrun or Vivint Solar, as applicable, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sunrun or Vivint Solar, as applicable, or any of their subsidiaries which would result in any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), or the equityholders of any such person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), beneficially owning, directly or indirectly, more than 20% of the voting power or equity securities of Sunrun or Vivint Solar, as applicable, or the surviving entity in a merger involving Sunrun or Vivint Solar, as applicable, or the resulting direct or indirect parent of Sunrun or Vivint Solar, as applicable, or such surviving entity (each such proposal, referred to as an “alternative acquisition proposal”);

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engage in any negotiations or discussions with any third party concerning any alternative acquisition proposal, or provide access to its properties, books and records or any confidential or nonpublic information or data to any third party relating to Sunrun or Vivint Solar, as applicable, or any of their subsidiaries, joint ventures or projects, or have or participate in any discussions with any third party in connection with any of the foregoing; or

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unless the merger agreement has been validly terminated in accordance with its terms, approve, authorize or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any alternative acquisition proposal (other than a confidentiality agreement acceptable to the other party pursuant to the merger agreement).

In addition, Vivint Solar and Sunrun have each agreed to, and to cause its respective subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any third party in connection with any alternative acquisition proposal, or any potential alternative acquisition proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and terminate all physical and electronic data room access previously granted to any such third party.

The merger agreement also requires each party to (1) notify the other party promptly (in any event within one business day of such party’s knowledge of any of the following events) of (A) any alternative acquisition proposal, (B) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in or lead to, an alternative acquisition proposal or (C) any discussions or negotiations sought to be initiated or continued with such party, any of its subsidiaries or its or their representatives concerning an alternative acquisition proposal, which notice must include a summary of the material terms of, and the identity of the person making such alternative acquisition proposal or request for information and an unredacted copy of any alternative acquisition proposal or request for information, (2) keep the other party reasonably informed of the status and terms of any such request or proposal on a reasonably current basis and (3) provide the other party, as promptly as practicable and in any event within twenty-four hours following receipt or delivery thereof, unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between such party and any third party containing any of the terms or conditions of any alternative acquisition proposal, including any proposed transaction agreements (and any drafts thereof and all schedules and exhibits thereto).

Notwithstanding these restrictions, the merger agreement provides that Sunrun, the Sunrun Board, Vivint Solar, and the Vivint Solar Board can (1) take and disclose to their respective stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), make a customary “stop-look-and-listen” communication to their respective stockholders pursuant to Rule 14d-9(f) under the Exchange Act or any disclosure to their respective stockholders to the extent that the Sunrun Board or the Vivint Solar Board, as applicable, has determined in good faith (after consultation with its outside legal counsel) that failing to do so would violate applicable law or be inconsistent with its fiduciary duties under Delaware law; provided that any such disclosure or statement that constitutes or contains a board recommendation change will be subject to the restrictions in the second and third paragraphs of the section entitled “—Changes in Board Recommendations ” beginning on page [●] of this joint proxy statement/prospectus; (2) prior to obtaining the requisite vote of the stockholders of Sunrun or Vivint Solar, as applicable, correspond in writing with any third party who has made an alternative acquisition proposal that was not solicited in material breach of the merger agreement solely to inform them of the existence of the non-solicitation obligations under the merger agreement; (3) prior to obtaining the requisite vote of the stockholders of Sunrun or

Vivint Solar, as applicable, (A) contact and engage in any negotiations or discussions with any third party who has made an alternative acquisition proposal and (B) provide access to the properties, books and records of Vivint Solar, its subsidiaries and joint ventures, or Sunrun, its subsidiaries or joint ventures, as applicable, and provide information or data in response to a request therefor by a third party who has made a bona fide written alternative acquisition proposal, in each case if, and only if, (i) such bona fide written alternative acquisition proposal was made after the execution of the merger agreement and did not result from a material breach of the merger agreement and (ii) the Sunrun Board or the Vivint Solar Board, as applicable, (I) have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such alternative acquisition proposal constitutes or could reasonably be expected to result in or lead to a superior proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware law, and (III) has received from the third party so requesting such information an executed confidentiality agreement acceptable to the other party pursuant to the merger agreement; provided that Sunrun or Vivint Solar, as applicable, will provide to the other party any information or data that is provided to any third party given such access that was not previously made available to the other party prior to or substantially concurrently with the time it is provided to such third party (and in any event within twenty-four hours); (4) prior to obtaining the requisite vote of the stockholders of Sunrun or Vivint Solar, as applicable, the Sunrun Board or the Vivint Solar Board, as applicable, make a change of recommendation; and (5) resolve, authorize, commit or agree to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses.

For purposes of the merger agreement, a “superior proposal” means any bona fide and written alternative acquisition proposal (with all references to 20% in the definition of “alternative acquisition proposal” above being treated as references to 50%) that (1) did not result from a material breach of the applicable non-solicitation obligations set forth in the merger agreement (with any breach that results in a third party or its representatives making an alternative acquisition proposal being deemed a material breach of such obligations for purposes hereof), (2) is on terms that the Vivint Solar Board or the Sunrun Board, as applicable, determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be more favorable, from a financial point of view, to the party’s stockholders (in their capacity as stockholders) than the merger after taking into account the legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal deemed relevant in good faith by the Vivint Solar Board or the Sunrun Board, as applicable, the identity of the person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) making the proposal and any changes to the terms of the merger agreement offered in writing by the other party in response to such superior proposal pursuant to the merger agreement.

Changes in Board Recommendations

Vivint Solar and Sunrun have agreed under the merger agreement to, through their respective boards of directors, recommend to Vivint Solar’s stockholders the Vivint Solar merger proposal or to Sunrun’s stockholders the Sunrun share issuance proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Vivint Solar Board nor the Sunrun Board will (1) withhold, withdraw, modify or qualify, in each case in a manner adverse to the other party, its recommendation to its stockholders to vote in favor of the adoption of the merger agreement (the “Vivint Solar recommendation”) or in favor of the issuance of shares of Sunrun common stock in connection with the merger (the “Sunrun recommendation”), as applicable, (2) fail to include in this joint proxy statement/prospectus the Vivint Solar recommendation or the Sunrun recommendation, as applicable, (3) adopt, approve, recommend or endorse, or publicly announce an intention to adopt, approve, recommend or endorse, any alternative acquisition proposal, (4) fail to publicly and without qualification recommend against any alternative acquisition proposal or reaffirm the Vivint Solar recommendation or Sunrun recommendation, as applicable, in each case within ten business days (or such fewer number of days as remain prior to the Vivint Solar virtual special meeting or the Sunrun virtual special meeting, as applicable) after an alternative acquisition proposal is made public if requested by the other party to do so, or (5) publicly propose to do any of the actions in clauses (1) through (4).

Notwithstanding the foregoing restrictions, the Vivint Solar Board or the Sunrun Board, as applicable, may effect a board recommendation change prior to obtaining the Vivint Solar stockholder approval or the Sunrun stockholder approval, as applicable, in response to an “intervening event” (as defined below) or receipt of a superior proposal if (1) it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, (2) it has notified the other party in writing that it intends to effect a board recommendation change and it has provided the other party with (A) the material terms and conditions of, and attaching a copy of, the superior proposal or (B) a detailed description of the facts and circumstances with respect to the intervening event and the reasons for such party’s determination pursuant to clause (1) above, (3) until 11:59 p.m. New York City time on the third business day immediately following the day on which the notice was delivered to the other party, Vivint Solar or Sunrun, as applicable, shall have engaged in good faith negotiations with the other party to make such adjustments in the terms and conditions of the merger agreement so that the alternative acquisition proposal would no longer be a superior proposal or the intervening event will cease to constitute an intervening event, as applicable (provided that any material revision, amendment, update or supplement to the terms and conditions of such superior proposal will require a new notice and a new negotiation period) and (4) no earlier than the end of such notice period, the Vivint Solar Board or the Sunrun Board, as applicable, shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such alternative acquisition proposal continues to constitute a superior proposal or there continues to be an intervening event, as applicable, and the failure to take such action would still be inconsistent with its fiduciary duties under Delaware law.

For purposes of the merger agreement, an “intervening event” means an event, fact, development, circumstance or occurrence (but specifically excluding any event, fact, development, circumstance or occurrence relating to any alternative acquisition proposal, superior proposal, the market price or trading of shares of Vivint Solar common stock, Sunrun common stock, or Vivint Solar, Sunrun or their affiliates) that materially improves the financial condition or results of operation of Vivint Solar or its subsidiaries or Sunrun or its subsidiaries, as applicable, taken as a whole, and that was not known and was not reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Vivint Solar Board or the Sunrun Board, as applicable) to the Vivint Solar Board or the Sunrun Board, as applicable, in each case, as of the date of the merger agreement, and becomes known to the Vivint Solar Board or the Sunrun Board, as applicable, after the date of the merger agreement.

Efforts to Obtain Required Stockholder Vote

Vivint Solar has agreed to hold a special meeting of its stockholders as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part for the purpose of obtaining the Vivint Solar stockholder approval. Vivint Solar may only postpone or adjourn the Vivint Solar virtual special meeting, if after consultation with Sunrun, the Vivint Solar Board in good faith determines, after consultation with its outside legal counsel, that the failure to adjourn or postpone the meeting would be inconsistent with its fiduciary duties under applicable law (and, in such case, only postpone or adjourn the Vivint Solar virtual special meeting to the extent reasonably necessary to mitigate such potential inconsistency), or Vivint Solar may (or, if Sunrun so requests, Vivint Solar shall) postpone or adjourn such meeting for up to 30 calendar days if, as of the time for which the Vivint Solar virtual special meeting is originally scheduled (as set forth in this joint proxy statement/prospectus) there are (A) insufficient shares of Vivint Solar common stock represented (either by attendance at the meeting or by proxy) and voting to constitute a quorum necessary to conduct the business of the Vivint Solar virtual special meeting or (B) insufficient Vivint Solar shares represented (either by attendance at the meeting or by proxy) and voting to obtain the requisite vote, whether or not a quorum is present. Subject to the ability of the Vivint Solar Board to effect a board recommendation change, Vivint Solar is required to, through the Vivint Solar Board, recommend to the Vivint Solar stockholders the Vivint Solar merger proposal. The Vivint Solar Board has approved the merger agreement and the merger by a unanimous vote of its directors and adopted resolutions directing that the Vivint Solar merger proposal be submitted to the Vivint Solar stockholders for their consideration.

Sunrun has agreed to hold a special meeting of its stockholders as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part for the purpose of obtaining the Sunrun stockholder approval. Sunrun may only postpone or adjourn the Sunrun virtual special meeting, if after consultation with Vivint Solar, the Sunrun Board in good faith determines, after consultation with its outside legal counsel, that the failure to adjourn or postpone the meeting would be inconsistent with its fiduciary duties under applicable law (and, in such case, only postpone or adjourn the Sunrun virtual special meeting to the extent reasonably necessary to mitigate such potential inconsistency), or Sunrun may (or, if Vivint Solar so requests, Sunrun shall) postpone or adjourn such meeting for up to 30 calendar days if, as of the time for which the Sunrun virtual special meeting is originally scheduled (as set forth in this joint proxy statement/prospectus) there are (A) insufficient shares of Sunrun common stock represented (either by attendance at the meeting or by proxy) and voting to constitute a quorum necessary to conduct the business of the Sunrun virtual special meeting or (B) insufficient shares of Sunrun common stock represented (either by attendance at the meeting or by proxy) and voting to obtain the requisite vote, whether or not a quorum is present. Subject to the ability of the Sunrun Board to effect a board recommendation change, Sunrun is required to, through the Sunrun Board, recommend to the Sunrun stockholders the Sunrun share issuance proposal. The Sunrun Board has approved the Sunrun share issuance proposal by a unanimous vote of its directors and adopted resolutions directing that the Sunrun share issuance proposal be submitted to the Sunrun stockholders for their consideration.

Both Vivint Solar and Sunrun are required to use their reasonable best efforts to hold the Vivint Solar virtual special meeting and the Sunrun virtual special meeting on the same date. In the event either Sunrun or Vivint Solar postpones or adjourns its respective virtual special meeting, the other party may postpone or adjourn its virtual special meeting.

Efforts to Complete the Merger

Each of Sunrun and Vivint Solar has agreed to use reasonable best efforts to (and, in the case of Sunrun, cause each of its subsidiaries and affiliates to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement.

Each of Sunrun and Vivint Solar has agreed to, as promptly as reasonably practicable, but in no event later than ten business days from the date of the merger agreement (unless otherwise agreed by the parties), make its respective filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act (which the parties filed on July 20, 2020) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Vivint Solar and Sunrun each agreed to use its reasonable best efforts to (subject to certain limitations with respect to sensitive information):

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•

subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the merger agreement;

•

promptly notify the other party of any substantive communication received by such party from, or given by such party to, the Federal Trade Commission, referred to as “FTC”, the Antitrust Division of the Department of Justice, referred to as “DOJ”, or any other U.S. or foreign governmental entity, and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other governmental entity with respect to the transactions contemplated by the merger agreement;

•

respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ, or by any other governmental entity in respect of such registrations, declarations and filings or such transactions; and

•

permit the other party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person.

Except as otherwise provided in the merger agreement, neither Sunrun nor Vivint Solar will commit to or agree with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated by the merger agreement, with any governmental entity without the prior written consent of the other party. In furtherance and not in limitation of the foregoing, Sunrun shall, and shall cause its subsidiaries to, take any and all steps necessary to (1) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under applicable antitrust law or (2) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the merger to close expeditiously.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the merger or any other transaction contemplated by the merger agreement, or any other agreement contemplated by the merger agreement, each of Sunrun, Vivint Solar, and their respective subsidiaries will (and in the case of Sunrun, will cause its affiliates to) cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement (but in no event later than the End Date).

Neither Sunrun, Vivint Solar nor any of their controlled affiliates shall merge with or into or consolidate with, or purchase or sell a portion of the assets of or equity in, or acquire or sell by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to do any of the foregoing, if the entering into of a definitive agreement relating to, or the consummation of, such transaction, would reasonably be expected to: (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period under the HSR Act; (2) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the merger; or (3) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation has agreed to indemnify and hold harmless the present and former directors and officers of Vivint Solar or any of its subsidiaries (the “indemnified parties”), in each case to the extent such persons are indemnified by Vivint Solar as provided in the governing or organizational documents of Vivint

Solar or any of its subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, from liabilities (including advancement of expenses and exculpation) for losses arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time by reason of the fact that such person is or was a director or officer of Vivint Solar or any of its subsidiaries or was serving at the request of Vivint Solar or such subsidiary as a director, officer, employee or agent, whether asserted or claimed prior to, at or after the effective time.

For six years after the effective time, the surviving corporation will cause the indemnification, advancement of expenses and exculpation provisions in the surviving corporation’s certificate of incorporation and bylaws to be no less favorable than such provisions of the Vivint Solar certificate of incorporation and the Vivint Solar bylaws as in effect immediately prior to the date of the merger agreement and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the indemnified persons.

For a period of six years after the effective time, the surviving corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including any excess policies thereof) maintained by Vivint Solar (provided, that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policy maintained) with respect to claims arising from facts or events which occurred at or before the effective time; provided that the surviving corporation will not pay, on an annual basis, in excess of 300% of the current Premium Cap, and if such premiums for such insurance would at any time exceed the Premium Cap, then the surviving corporation shall cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Vivint Solar, in consultation with Sunrun, may obtain at or prior to the effective time a six-year prepaid “tail” policy, with equivalent coverage to that described above if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap; provided, in the event that such equivalent coverage exceeds the Premium Cap, then Vivint Solar may purchase such equivalent coverage with the prior written consent of Sunrun (not to be unreasonably withheld, conditioned or delayed).

Employee Benefits Matters

For a period ending on the first anniversary of the effective time (the “Benefit Continuation Period”), Sunrun will provide, or will cause the surviving corporation to provide, to each employee of Vivint Solar or its subsidiaries who continues to be employed by the surviving corporation or any subsidiary or affiliate thereof (the “Continuing Employees”), (1) a salary, wage, and target cash bonus opportunity that, in the aggregate, is no less favorable than the salary, wage, and target cash bonus opportunity that was provided to such Continuing Employee immediately prior to completion of the merger, (2) equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities that are provided to similarly situated employees of Sunrun and (3) employee benefits, subject to certain exceptions, that are no less favorable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to completion of the merger. However, Sunrun will not be required to provide the foregoing compensation and benefits during the Benefit Continuation Period (a) with respect to Continuing Employees for whom a significant portion of compensation is based on commissions or (b) to the extent Sunrun adopts a salary reduction program for all of Sunrun and Sunrun’s affiliates of no more than 30% of base salary and wages and no more than 30% of target annual bonus that is applied similarly to all similarly situated employees (including similarly situated Continuing Employees).

For the duration of the Benefit Continuation Period, Sunrun or one of its affiliates will also maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the effective time (or, if greater, the severance benefits set forth in the disclosure letter delivered to Sunrun by Vivint Solar).

Sunrun also agreed to honor and assume, or will cause to be honored and assumed, the terms of all Vivint Solar benefit plans set forth in the disclosure letter delivered to Sunrun by Vivint Solar, subject to the amendment and termination provisions of such benefit plans. Except as set forth on the disclosure letter delivered to Sunrun by Vivint Solar, Sunrun will maintain and continue Vivint Solar’s cash bonus plans with the same terms as in effect immediately prior to completion of the merger for the remainder of the 2020 calendar year, except to the extent amendments or modifications thereto are required by law.

To the extent that Sunrun modifies any coverage or benefit plan in which Continuing Employees participate immediately prior to completion of the merger, Sunrun or any of its subsidiaries (including Vivint Solar and any subsidiaries thereof) will use reasonable best efforts to (1) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Sunrun or its affiliates to be waived with respect to Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which completion of the merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to completion of the merger for which payment has been made and (3) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under an analogous Vivint Solar benefit plan, give each Continuing Employee service credit for such Continuing Employee’s employment with Vivint Solar for purposes of eligibility to participate and vesting credit (but excluding for benefit accrual purposes under any defined benefit pension plan) under each applicable Sunrun benefit plan as if such service had been performed with Sunrun.

In addition, if requested by Sunrun no later than five business days before the closing date of the merger, Vivint Solar will terminate, effective as of the day immediately preceding the completion of the merger, any and all 401(k) plans maintained by Vivint Solar or any of its subsidiaries. Vivint Solar shall also take such other actions in furtherance of terminating any such 401(k) plans as Sunrun may reasonably request.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and the parties have adopted it as such.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Vivint Solar and Sunrun in the preparation of this joint proxy statement/prospectus;

•

taking actions to complete the merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the merger agreement;

•	confidentiality and access by each of Vivint Solar and Sunrun to certain information about the other party during the period prior to the completion of the merger;

•

Vivint Solar using its reasonable best efforts, prior to the completion of the merger, to take actions that are reasonably necessary, proper or advisable on its part under applicable laws to enable the delisting of Vivint Solar common stock from NYSE as promptly as practicable after the effective time and the deregistration of Vivint Solar common stock under the Exchange Act at the effective time;

•	cooperation between Vivint Solar and Sunrun in connection with public announcements;

•

keeping the other party reasonably informed regarding stockholder litigation commenced after the date of the merger agreement and giving such other party the opportunity to participate in the defense or settlement of such litigation (provided that no such settlement shall be agreed without the other party’s prior consent);

•

cooperation between Vivint Solar and Sunrun in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions under the merger agreement and any other dispositions of equity securities of Vivint Solar or acquisitions of equity securities of Sunrun by directors or officers of Vivint Solar or Sunrun;

•	Vivint Solar and Sunrun using reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Code Section 368;

•

Vivint Solar and Sunrun using reasonable best efforts to cause their respective outside counsel to deliver opinions regarding the U.S. federal income tax treatment of the merger, and providing certain representations in connection with such opinions;

•

Sunrun taking all actions necessary to increase the number of directors on the Sunrun Board by two and fill such vacancies with (1) one director serving on the Vivint Solar Board designated by Vivint Solar (whom shall be designated as a Class III director) and (2) David Bywater, Vivint Solar’s Chief Executive Officer (whom shall be designated as a Class I director);

•	cooperation between Vivint Solar and Sunrun in connection with the payment or refinancing of indebtedness arrangements;

•	Sunrun using its reasonable best efforts to cause the Sunrun common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance;

•	cooperation between Vivint Solar and Sunrun regarding notifications of certain matters;

•	Vivint Solar, at Sunrun’s written request, using its commercially reasonable efforts to obtain certain third party consents, amendments, releases or waivers under certain contracts;

•

subject to applicable law, cooperation between Vivint Solar and Sunrun in connection with the successful transition and integration at the closing of the merger or such later date as may be determined by the parties;

•	Sunrun to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement; and

•	Vivint Solar using its reasonable best efforts to obtain the resignation of all members of the Vivint Solar Board who are in office immediately prior to the effective time.

Conditions to the Merger

The obligations of each of Sunrun and Vivint Solar to effect the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by law) of the following conditions:

•	the approval by Vivint Solar stockholders of the Vivint Solar merger proposal;

•	the approval by Sunrun stockholders of the Sunrun share issuance proposal;

•	the termination or expiration of any applicable waiting period (or any extension thereof) under the HSR Act;

•

no governmental entity of competent jurisdiction having enacted or promulgated any law, statute, regulation or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the merger (collectively, the third and fourth conditions described in this bullet point list are referred to as the antitrust conditions);

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by Nasdaq of the Sunrun common stock issuable to the holders of Vivint Solar common stock in connection with the merger, subject to official notice of issuance;

•

the representation and warranty of Sunrun or Vivint Solar, as applicable, relating to the absence of a material adverse effect since December 31, 2019 through the date of the merger agreement being true and correct in all respects;

•

certain representations and warranties of Sunrun or Vivint Solar, as applicable, made in the merger agreement relating to organization, standing, voting trusts, corporate power, corporate authority, conflict with organization documents of such party and requisite stockholder vote being true and correct in all material respects as of July 6, 2020 and as of the closing date of the merger (except to the extent such representations and warranties expressly are made as of an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such date);

•

certain representations and warranties of Sunrun or Vivint Solar, as applicable, made in the merger agreement relating to its capital structure being true and correct in all respects as of as of July 6, 2020 and the closing date of the merger (except to the extent such representations and warranties expressly are made as of an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such date) except for any inaccuracies that, individually and in the aggregate, are immaterial;

•

each other representation and warranty of Sunrun or Vivint Solar, as applicable, made in the merger agreement being true and correct in all respects (without giving effect to any limitation as to materiality, material adverse effect or similar qualifiers contained in any such representations and warranties) as of July 6, 2020 and as of the closing date of the merger (except to the extent such representations and warranties expressly are made as of an earlier date, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a material adverse effect on such party;

•

Sunrun or Vivint Solar, as applicable, having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants required to be performed by or complied with by it under the merger agreement at or prior to the effective time;

•	the absence of a material adverse effect with respect to Sunrun or Vivint Solar, as applicable, since the date of the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the conditions described in the six preceding bullet points have been satisfied; and

•

the receipt by each of Sunrun and Vivint Solar of an opinion of its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party) to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Sunrun, Merger Sub or Vivint Solar;

•

by either Sunrun or Vivint Solar if any court or other governmental entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the right to terminate the merger agreement under this bullet point is not available to either party if such order, decree, ruling or other final action was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•

by either Vivint Solar or Sunrun if the merger has not occurred on or before January 6, 2021 (as it may be extended in accordance with the merger agreement); provided, that at any time in the five business days prior to the End Date, if certain closing conditions are not satisfied, either Sunrun or Vivint Solar may (in each case, in its sole and absolute discretion) elect to extend the End Date to July 6, 2021; provided, further, that the End Date will be subject to an automatic extension by the number of days that any applicable law is enacted after the date of the merger agreement extending the applicable waiting period under the HSR Act in connection with any Contagion Event, however, in no event will the End Date be extended beyond October 6, 2021;

•

by Vivint Solar if Sunrun has breached or failed to perform certain of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of the applicable condition to complete the merger and (2) is incapable of being cured by such party or is not cured by the earlier of the End Date or 30 days after receiving written notice provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by Sunrun if Vivint Solar has breached or failed to perform certain of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of the applicable condition to complete the merger and (2) is incapable of being cured by such party or is not cured by the earlier of the End Date or 30 days after receiving written notice provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either Vivint Solar or Sunrun if, prior to obtaining the requisite stockholder vote, the Sunrun Board (in the case of a termination by Vivint Solar) or the Vivint Solar Board (in the case of a termination by Sunrun) changes its recommendation to its stockholders to vote in favor of the merger or materially breached certain of its obligations under the merger agreement regarding the requisite stockholder vote, special meeting of stockholders and non-solicitation;

•

by either Vivint Solar or Sunrun if the Sunrun stockholder approval has not been obtained at the Sunrun virtual special meeting or at any adjournment or postponement of such meeting, in each case, at which a vote was taken; or

•

by either Vivint Solar or Sunrun if the Vivint Solar stockholder approval has not been obtained at the Vivint Solar virtual special meeting or at any adjournment or postponement of such meeting, in each case, at which a vote was taken.

If the merger agreement is validly terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except that nothing will relieve any party of any liability for damages resulting from actual fraud or willful breach of the merger agreement prior to termination of the merger agreement by any party. The provisions of the merger agreement relating to fees and expenses, confidentiality, no other obligations related to debt financing, effects of termination, non-survival of representations and warranties, modification or amendment, waiver, notices, definitions, severability, assignment, entire agreement, parties in interest, measures of damages, governing law, headings, counterparts, specific performance, jurisdiction, waiver of jury trial, and interpretation of the merger agreement will survive the termination of the merger agreement.

Expenses and Termination Fees

Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the circumstances described below.

The merger agreement provides for payment of a termination fee by Vivint Solar to Sunrun of $54 million in connection with a termination of the merger agreement under the following circumstances:

•

if Sunrun terminates the merger agreement as a result of (1) the Vivint Solar Board making a change of recommendation or (2) a material breach or failure to perform by Vivint Solar or the Vivint Solar Board of its non-solicitation obligations in the merger agreement, obligation to hold the Vivint Solar virtual special meeting or obligation to use its reasonable best efforts to obtain the requisite vote of the stockholders of Vivint Solar; or

•

if (1) Sunrun or Vivint Solar terminates the merger agreement because the merger has not yet been consummated by the End Date or because the Vivint Solar stockholder approval has not been obtained at the Vivint Solar virtual special meeting or at any adjournment or postponement of such meeting, or (2) Sunrun terminates the merger agreement as a result of a breach or failure to perform by Vivint Solar of certain of its covenants relating to non-solicitation, the joint proxy statement/prospectus, the Vivint Solar virtual special meeting, the Vivint Solar stockholder approval and takeover statutes and, in each case, an alternative acquisition proposal (with regard to 50% or more of the voting power, consolidated revenues, net income or assets of Vivint Solar) is made directly to the Vivint Solar stockholders or becomes publicly known or (in the case of Sunrun terminating pursuant to clause (2), is made directly to the Vivint Solar Board or Vivint Solar’s senior management), and Vivint Solar consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal within 12 months of the termination.

The merger agreement provides for payment of a termination fee by Sunrun to Vivint Solar of $107 million in connection with a termination of the merger agreement under the following circumstances:

•

if Vivint Solar terminates the merger agreement as a result of (1) the Sunrun Board making a change of recommendation or (2) a material breach or failure to perform by Sunrun or the Sunrun Board of its non-solicitation obligations in the merger agreement, obligation to hold the Sunrun virtual special meeting or obligation to use its reasonable best efforts to obtain the requisite vote of the stockholders of Sunrun; or

•

if (1) Vivint Solar or Sunrun terminates the merger agreement because the merger has not yet been consummated by the End Date or because the Sunrun stockholder approval has not been obtained at the Sunrun virtual special meeting or at any adjournment or postponement of such meeting or (2) Vivint Solar terminates the merger agreement as a result of a breach or failure to perform by Sunrun of certain of its covenants relating to non-solicitation, the joint proxy statement/prospectus, the Sunrun virtual special meeting and takeover statutes, and, in each case, an alternative transaction (with regard to 50% or more of the voting power of Sunrun or 50% or more of the consolidated revenues, net income or assets of Sunrun) is made directly to the Sunrun stockholders or becomes publicly known or (in the case of Vivint Solar terminating pursuant to clause (2), is made directly to the Sunrun Board or Sunrun’s senior management), and Sunrun consummates an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal within 12 months of the termination.

The merger agreement also provides for a payment of a termination fee by Sunrun to Vivint Solar of $45 million in the event that the merger agreement is terminated by (1) Sunrun or Vivint Solar because (a) the merger has not yet been consummated by the End Date or (b) a court or other governmental entity of competent jurisdiction has issued a final order, decree or ruling or taken final action involving an antitrust law permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or action is final and nonappealable (but only in the event that all other closing conditions to the obligations of both parties to effect the merger and all closing conditions to the obligation of Sunrun to effect the merger have been satisfied, subject to certain exceptions) or (2) Vivint Solar based on a willful breach by Sunrun to perform certain of its covenants or agreements under the merger agreement relating to regulatory matters with respect to any antitrust or competition law of the United States, subject to certain conditions as provided in the merger agreement.

Amendment and Waiver

Amendment

Subject to the provisions of applicable law, the merger agreement may be amended by mutual agreement of the parties in writing at any time before or after receipt of the requisite stockholder approvals; provided that any amendment of the merger agreement that requires the approval by the stockholders of Vivint Solar or the stockholders of Sunrun, as applicable, under applicable law, will be subject to such approval.

Waiver

At any time prior to the completion of the merger, any party to the merger agreement may, in writing signed by the party or parties to be bound thereby and with specific reference to the merger agreement, (1) extend the time for the performance of any of the obligations or other acts of the other party or parties, (2) waive any inaccuracies in the representations and warranties in the merger agreement or in any document delivered pursuant to the merger agreement or (3) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

Third-Party Beneficiaries

The merger agreement is binding upon and inures solely to the benefit of the parties to the merger agreement, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of the merger agreement, other than:

•

at and after the completion of the merger, the provision of the merger agreement relating to indemnification and exculpation from liability for the current or former directors and officers of Vivint Solar, and the provision of the merger agreement relating to the integration of the parties to the merger agreement which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof; and

•

at any time, the provisions of the merger agreement relating to the release of certain claims and limitation of certain liabilities of the parties and certain of their affiliates which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

Governing Law; Waiver of Jury Trial

Governing Law

The merger agreement and any other matters or disputes relating to the merger agreement are governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware.

Waiver of Jury Trial

The parties have agreed to waive any and all rights to trial by jury in any litigation arising out of or relating to the merger agreement, transactions contemplated by the merger agreement or the negotiation, administration, performance, or enforcement of the merger agreement and transactions contemplated by the merger agreement.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage for which monetary damages, even if available, may not be an adequate remedy would occur in the event that the parties to the merger agreement do not perform the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. The parties have acknowledged and agreed that they will be entitled to an injunction, specific performance and any other equitable relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions, without any requirement for the posting of any bond or other security, in addition to any other remedy to which they are entitled at law or in equity. The parties have further acknowledged and agreed that prior to the closing of the merger, each party will be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, the merger agreement. Each party agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) either party has an adequate remedy at law or (2) an award of specific performance is not an appropriate remedy for any reason at law or equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Vivint Solar common stock that exchange their shares of Vivint Solar common stock for the per share merger consideration in the merger. Subject to the limitations and qualifications set forth herein (including Exhibits 8.1 and 8.2 hereto), the following discussion of the material U.S. federal income tax consequences is the opinion of Simpson Thacher & Bartlett LLP, counsel to Vivint Solar, and Cooley LLP, counsel to Sunrun, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion is based on the provisions of the Code, the regulations promulgated under the Code, judicial opinions and administrative rulings and published positions of the IRS, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion applies only to U.S. holders who hold Vivint Solar common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, non-U.S. holders, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, U.S. expatriates or certain former long-term residents of the United States, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold Vivint Solar common stock as part of a hedge, straddle, constructive sale or conversion or other integrated transaction, U.S. holders who own or are treated as owning under certain ownership attribution rules 5% or more of Vivint Solar by vote or value, retirement plans, individual retirement accounts or other tax-deferred accounts, regulated investment companies, real estate investment trusts, persons required to accelerate the recognition of any item of gross income with respect to Vivint Solar common stock as a result of such income being recognized on an applicable financial statement, U.S. holders that exercise dissenters’ rights and U.S. holders who acquired their Vivint Solar common stock through the exercise of employee stock options or other compensation arrangements).

This discussion does not address (a) the tax consequences of transactions occurring before, after or at the same time as the merger, whether or not in connection with the merger, (b) any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, (c) the tax consequences of ownership of Sunrun common stock following the merger, or (d) any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Vivint Solar common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a person that for U.S. federal income tax purposes is treated as a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding Vivint Solar common stock, you should consult your own tax advisor about the tax consequences of the merger to you.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Vivint Solar common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The actual tax consequences of the merger to a particular holder of Vivint Solar common stock may be complex and will depend upon such holder’s specific situation and upon factors that are not within the control of Sunrun or Vivint Solar. You are urged to consult with your own tax advisors as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Treatment of the Merger as a “Reorganization”

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by each of Sunrun and Vivint Solar of an opinion from its respective outside counsel (or other nationally recognized law firm, including outside counsel to the other party), each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code. These opinions will be based upon representation letters provided by Sunrun and Vivint Solar and upon customary factual assumptions, as well as certain covenants and undertakings of Sunrun and Vivint Solar. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither Sunrun nor Vivint Solar has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.

Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the following are the material U.S. federal income tax consequences to Vivint Solar stockholders who receive Sunrun common stock and cash in lieu of fractional shares pursuant to the merger.

Consequences to U.S. Holders

As a result of the merger, you generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of Sunrun common stock (in the manner described below). Your aggregate tax basis in the Sunrun common stock received in the merger (including any fractional share deemed received and redeemed, as described below) will equal your aggregate adjusted tax basis in the shares of Vivint Solar common stock surrendered in the merger. The holding period of the Sunrun common stock received by you in the merger (including any fractional share deemed received and redeemed for cash, as described below) will include your holding period for the Vivint Solar common stock surrendered in the merger.

If you acquired different blocks of Vivint Solar common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined, the character of that gain or loss, and the basis and holding period in your Sunrun common stock received.

Cash in Lieu of a Fractional Share of Sunrun Common Stock

If you receive cash in lieu of a fractional share of Sunrun common stock, you will be treated as having received the fractional share pursuant to the merger and then as if such fractional share had been redeemed for cash in an amount equal to the amount of cash received in lieu of such fractional share. As a result, you will generally recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocable to such fractional share. The gain or loss described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, your holding period for the relevant Vivint Solar common stock surrendered or exchanged is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made in exchange for Vivint Solar common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding at the applicable statutory rate (currently, 24%). To avoid backup withholding, if you are a U.S. holder that does not otherwise establish an exemption, you should complete and return an IRS Form W-9 (or applicable successor form), certifying under penalties of perjury that you are a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and you are not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Other Reporting Requirements

If you receive Sunrun common stock as a result of the merger, you are generally required to retain records pertaining to the merger. In addition, if immediately prior to the merger you owned 5% or more (by vote or value) of the total outstanding stock of Vivint Solar or Vivint Solar securities with a basis of $1 million or more, you will also generally be required to file a statement with your U.S. federal income tax return for the tax year in which the merger occurs setting forth the names and employer identification numbers of Sunrun and Vivint Solar, the date of the merger, and the fair market value and basis of your Vivint Solar common stock surrendered in the merger and the fair market value of the Sunrun common stock received in the merger.

The foregoing summary of the material U.S. federal income tax consequences of the merger is for general information only and is not tax advice. Holders of Vivint Solar common stock should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of any federal, state, local, foreign and other tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 6, 2020, Sunrun, Merger Sub and Vivint Solar entered into the merger agreement. The merger agreement contains the terms and conditions of the proposed merger involving Sunrun and Vivint Solar, whereby Sunrun will acquire Vivint Solar in an all-stock merger. Under the merger agreement, subject to the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement, Merger Sub will merge with and into Vivint Solar, with Vivint Solar surviving the merger and becoming a wholly owned subsidiary of Sunrun. The merger is expected to be completed in the fourth quarter of 2020.

At the completion of the merger, each share of Vivint Solar common stock that is issued and outstanding immediately prior to the completion of the merger, except for certain specified shares, will be converted into the right to receive 0.55 fully paid and nonassessable shares of Sunrun common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. We estimate that, immediately following completion of the merger, former holders of Vivint Solar common stock will own approximately 36% of the common stock of Sunrun on a fully diluted basis and pre-merger holders of Sunrun common stock will own approximately 64% of the common stock of Sunrun on a fully diluted basis.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the condensed combined results of Sunrun and Vivint Solar.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Sunrun’s financial position or results of operations would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future consolidated financial position or consolidated operating results of Sunrun.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger, based on the historical financial position and results of operations of Sunrun and Vivint Solar, presented as follows:

•	The unaudited pro forma condensed combined balance sheet as of June 30, 2020 was prepared based on:

(1)	the historical unaudited consolidated balance sheet of Sunrun as of June 30, 2020; and

(2)	the historical unaudited condensed consolidated balance sheet of Vivint Solar as of June 30, 2020.

•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared based on:

(1)	the historical audited consolidated statement of operations of Sunrun for the year ended December 31, 2019; and

(2)	the historical audited consolidated statement of operations of Vivint Solar for the year ended December 31, 2019.

•	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 was prepared based on:

(1)	the historical unaudited consolidated statement of operations of Sunrun for the six months ended June 30, 2020; and

(2)	the historical unaudited condensed consolidated statement of operations of Vivint Solar for the six months ended June 30, 2020.

The merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification, referred to as ASC, 805, Business Combinations, referred to as ASC 805. Sunrun management has determined that Sunrun is the acquiror for financial accounting purposes. In identifying Sunrun as the accounting acquiror, the companies considered the structure of the transaction and other actions contemplated by the merger agreement, relative outstanding share ownership and market values, the composition of the Sunrun Board, the relative size of Sunrun and Vivint Solar, and the designation of certain senior management positions of Sunrun.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 assume the merger occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes the merger occurred on June 30, 2020.

This historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Sunrun and Vivint Solar, that are incorporated by reference into this joint proxy statement/prospectus:

•

Sunrun’s consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020 and Sunrun’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020 filed with the SEC on August 10, 2020; and

•

Vivint Solar’s consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020 and Vivint Solar’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020 filed with the SEC on August 5, 2020.

For more information regarding such historical consolidated financial statements and related notes, see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2020

(in thousands, except per share amounts)

	Historical Sunrun Inc.	Historical Vivint Solar, Inc.	Reclassifications (Note 6)		Pro Forma Adj (Note 4)		Pro Forma Combined Company
Assets
Current assets:
Cash	$269,569	$336,137	$—		$—		$605,706
Restricted cash	84,515	—	—		—		84,515
Accounts receivable, net	60,000	32,162	—		—		92,162
Inventories	210,507	13,144	63,827	(a)	—		287,478
Prepaid expenses and other current assets	13,649	27,818	—		(11,717	) (a)	29,750

Total current assets	638,240	409,261	63,827		(11,717)		1,099,611
Restricted cash	148	86,809					86,957
Solar energy systems, net	4,774,425	1,873,031	(63,827	) (a)	966,163	(b), (j)	7,549,792
Property and equipment, net	47,839	20,021	2,890	(b)	(2,047	) (c)	68,703
Intangible assets, net	16,892	—	—		1,600	(d)	18,492
Goodwill	95,094	—	—		2,397,392	(e)	2,492,486
Other assets	432,404	716,186	(2,890	) (b)	(660,121	) (f)	485,579

Total assets	$6,005,042	$3,105,308	$—		$2,691,270		$11,801,620

Liabilities and total equity
Current liabilities:
Accounts payable	$99,895	$27,178	$—		$—		$127,073
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	17,751	15,458	—		—		33,209
Accrued expenses and other liabilities	187,891	111,282	13,760	(c),(d)	26,450	(g)	339,383
Deferred revenue, current portion	78,750	20,260	—		(2,262	) (h)	96,748
Deferred grants, current portion	8,274	—	—		—		8,274
Finance lease obligations, current portion	8,065	2,534	—		—		10,599
Non-recourse debt, current portion	105,381	24,664	(10,000	) (c)	—		120,045
Pass-through financing obligation, current portion	11,292	—	4,840	(c)	—		16,132

Total current liabilities	517,299	201,376	8,600		24,188		751,463
Deferred revenue, net of current portion	663,797	24,516	—		(19,269	) (h)	669,044
Deferred grants, net of current portion	213,956	—	—		—		213,956
Finance lease obligations, net of current portion	8,547	6,029	—		—		14,576
Recourse debt	236,435	—	96,000	(e)	—		332,435
Non-recourse debt, net of current portion	2,081,725	1,794,990	(96,000	) (e)	94,742	(i)	3,875,457
Pass-through financing obligation, net of current portion	326,278	—	288	(d)	—		326,566
Other liabilities	227,984	139,449	(8,888	) (d)	—		358,545
Deferred tax liabilities	36,834	636,869	—		(635,662	) (k)	38,041

Total liabilities	4,312,855	2,803,229	—		(536,002)		6,580,082
Redeemable noncontrolling interests	450,682	114,989	—		(66,089	) (l)	499,582
Stockholders’ equity:
Common stock	12	1,254	—		(1,247	) (m)	19
Additional paid-in capital	806,702	600,627	—		2,716,229	(m)	4,123,558
Accumulated other comprehensive loss	(127,264)	(41,589)	—		41,589	(m)	(127,264)
Retained earnings (deficit)	208,717	(423,787)	—		339,150	(g),(m)	124,080

Total stockholders’ equity	888,167	136,505	—		3,095,721		4,120,393
Noncontrolling interests	353,338	50,585	—		197,640	(l)	601,563

Total equity	1,241,505	187,090	—		3,293,361		4,721,956
Total liabilities, redeemable noncontrolling interest and total equity	$6,005,042	$3,105,308	$—		$2,691,270		$11,801,620

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2020

(in thousands, except per share amounts)

	Historical Sunrun Inc.	Historical Vivint Solar, Inc.	Pro Forma Merger Adjustments (Note 5)		Pro Forma Combined Company
Revenue:
Customer agreements and incentives	$205,219	$133,111	$(811	) (a)	$337,519
Solar energy systems and product sales	186,806	64,434	—		251,240

Total revenue	392,025	197,545	(811)		588,759

Operating expenses:
Cost of customer agreements and incentives	161,699	97,154	29,918	(b), (i)	288,771
Cost of solar energy systems and product sales	155,344	37,675	—		193,019
Sales and marketing	139,971	75,002	6,446	(c), (i)	221,419
Research and development	9,017	842	—		9,859
General and administrative	69,830	64,886	17,030	(d), (i)	151,746
Amortization of intangible assets	2,650	—	160	(e)	2,810

Total operating expenses	538,511	275,559	53,553		867,623

Loss from operations	(146,486)	(78,014)	(54,364)		(278,864)
Interest expense, net	100,645	46,344	(6,454	) (f)	140,535
Other expense, net	98	29,503	—		29,601

Loss before income taxes	(247,229)	(153,861)	(47,910)		(449,000)
Income tax benefit	(3,131)	55,820	(77,610	) (g)	(24,921)

Net loss	(244,098)	(209,681)	29,700		(424,079)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(202,577)	(168,180)	10,449	(h)	(360,308)

Net loss attributable to common stockholders	$(41,521)	$(41,501)	$19,251		$(63,771)

Net loss per share attributable to common stockholders
Basic	$(0.35)	$(0.33)	$—		$(0.34	) (j)

Diluted	$(0.35)	$(0.33)	$—		$(0.34	) (j)

Weighted average shares used to compute net loss per share
Basic	120,201	124,383	—		189,177	(j)
Diluted	120,201	124,383	—		189,177	(j)

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2019

(in thousands, except per share amounts)

	Historical Sunrun Inc.	Historical Vivint Solar, Inc.	Pro Forma Merger Adjustments (Note 5)		Pro Forma Combined Company
Revenue:
Customer agreements and incentives	$387,835	$217,331	$(860	) (a)	$604,306
Solar energy systems and product sales	470,743	123,710	—		594,453

Total revenue	858,578	341,041	(860)		1,198,759

Operating expenses:
Cost of customer agreements and incentives	280,344	186,325	64,561	(b), (i)	531,230
Cost of solar energy systems and product sales	365,485	72,221	—		437,706
Sales and marketing	275,148	151,194	20,405	(c), (i)	446,747
Research and development	23,563	2,043	—		25,606
General and administrative	125,023	117,822	44,811	(i)	287,656
Amortization of intangible assets	4,755	—	320	(e)	5,075

Total operating expenses	1,074,318	529,605	130,097		1,734,020

Loss from operations	(215,740)	(188,564)	(130,957)		(535,261)
Interest expense, net	174,246	82,323	(13,294	) (f)	243,275
Other expense, net	9,254	1,434	—		10,688

Loss before income taxes	(399,240)	(272,321)	(117,663)		(789,224)
Income tax benefit	(8,218)	150,999	(171,943	) (g)	(29,162)

Net loss	(391,022)	(423,320)	54,280		(760,062)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(417,357)	(321,145)	20,898	(h)	(717,604)

Net income (loss) attributable to common stockholders	$26,335	$(102,175)	$33,381		$(42,459)

Net income (loss) per share attributable to common stockholders
Basic	$0.23	$(0.84)	$—		$(0.23	) (j)

Diluted	$0.21	$(0.84)	$—		$(0.23	) (j)

Weighted average shares used to compute net income (loss) per share
Basic	116,397	121,310	—		185,373	(j)
Diluted	123,879	121,310	—		185,373	(j)

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The Unaudited Pro Forma Condensed Combined Financial Statements are derived from the historical financial statements of Sunrun and Vivint Solar as adjusted to give effect to the proposed merger of Merger Sub with and into Vivint Solar. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2019 and the six months ended on June 30, 2020 give effect to the proposed merger as if it had occurred on January 1, 2019. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020 gives effect to the proposed merger as if it had occurred on June 30, 2020. These Unaudited Pro Forma Condensed Combined Financial Statements do not include the effects of any transactions that took place subsequent to June 30, 2020 or potential debt or equity offerings.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the Unaudited Pro Forma Condensed Combined Financial Statements.

In order to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, Sunrun performed a preliminary review of Vivint Solar’s accounting policies to identify significant differences from Sunrun’s accounting policies used to prepare Sunrun’s historical financial statements. After the merger is completed, Sunrun will conduct an additional review of Vivint Solar’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Vivint Solar’s results of operations, assets or liabilities to conform to Sunrun’s accounting policies and classifications. As a result of that review, Sunrun may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on its future consolidated financial statements.

The Unaudited Pro Forma Condensed Combined Financial Statements are preliminary, provided for illustrative purposes only and do not purport to represent what the combined company’s actual consolidated results of operations or consolidated financial position would have been had the merger occurred on the date assumed, nor are they indicative of the combined company’s future consolidated results of operations or financial position. The actual results reported in periods following the merger may differ significantly from those reflected in these Unaudited Pro Forma Condensed Combined Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these Unaudited Pro Forma Condensed Combined Financial Statements and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the merger. Non-recurring items related to the merger were not included in the Unaudited Pro Forma Condensed Combined Statements of Operations.

Note 2. Calculation of preliminary estimated purchase price

The calculation of the preliminary estimated purchase price for Vivint Solar presented below is based on the terms of the merger agreement. The Unaudited Pro Forma Condensed Combined Financial Statements include various assumptions, including those related to Sunrun shares to be issued in connection with the merger and the fair value of Sunrun common stock.

The actual purchase price may be materially different from the estimated purchase price.

The calculation of the estimated purchase price is as follows (in thousands, except for share and per share amounts):

Vivint Solar outstanding common stock at June 30, 2020	125,411,000
Exchange Ratio	0.55

Estimated number of Sunrun common stock shares to be issued	68,976,050
Per share price of Sunrun common stock as of August 5, 2020	$46.40

Estimated fair value of Sunrun common stock to be issued	$3,200,489
Estimated fair value of replacement Sunrun stock options and restricted stock units(1)	58,187

Preliminary estimated purchase price	$3,258,676

(1)

Represents the fair value of stock options and restricted stock units issued to replace Vivint Solar stock options and restricted stock units attributable to pre-combination service to be recorded as part of the purchase consideration. The fair value of replacement awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation expense over the remaining post-combination service period. Pursuant to the terms of the merger agreement, all (i) unvested Vivint Solar Stock Options, (ii) unvested Vivint Solar RSU Awards, (iii) unvested Vivint Solar PSU Awards, (iv) unvested Vivint Solar LTIP Awards and (v) vested Vivint Solar Stock Options that are outstanding immediately prior to the effective time of the merger, will be replaced with Sunrun stock options or Sunrun restricted stock units with economically similar terms. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the fair value of the equivalent Sunrun stock options and Sunrun restricted stock units were estimated based on the share exchange ratio of 0.55 as set forth in the merger agreement. The final purchase price and the related accounting will be dependent on the number of Vivint Solar stock options and restricted stock units outstanding as well as the fair value of Sunrun common stock at the effective time of the merger.

Sensitivity of Common Stock price

The following table shows sensitivities to changes in the preliminary estimated purchase price and goodwill resulting from a 10% increase or decrease in the assumed per share price of Sunrun common stock. For purposes of this calculation, the total number of shares of Vivint Solar common stock outstanding was assumed to be 125,411,000 which was the number of shares outstanding as of June 30, 2020.

(in thousands, except per share amounts)	Price of Sunrun Common Stock	Calculated Value of Stock Consideration	Estimated Goodwill
As of August 5, 2020	$46.40	$3,200,489	$2,397,392
Increase of 10%	$51.04	$3,520,538	$2,717,441
Decrease of 10%	$41.76	$2,880,440	$2,077,343

Note 3. Preliminary estimated purchase price accounting

Under the acquisition method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at fair value as of the date of the acquisition. The preliminary purchase accounting is based on the terms of the merger agreement and Sunrun management’s preliminary estimates of the fair value of Vivint Solar’s assets and liabilities as of June 30, 2020, derived from the historical balance sheet of Vivint Solar as of June 30, 2020. As of the date of this document, Sunrun management has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Vivint Solar’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the purchase accounting for assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by Sunrun management following the consummation of the merger.

The following table sets forth a preliminary estimated purchase accounting for Vivint Solar’s identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$336,137
Accounts receivable	32,162
Inventories	76,971
Solar energy systems	2,775,367
Property and equipment	20,864
Intangible assets	1,600
Restricted cash, current and noncurrent	86,809
Prepaid expenses and other assets, current and non-current	69,276

Total assets acquired	3,399,186

Liabilities assumed:
Accrued liabilities, accounts payable and distributions payable	167,678
Finance lease obligations, current and non-current	8,563
Deferred revenue, current and long-term	23,244
Debt, current and long-term	1,904,396
Pass-through financing obligation, current and non-current	5,128
Long-term deferred tax liability	1,207
Other long-term liabilities	130,561

Total liabilities assumed	2,240,777

Net assets acquired, excluding goodwill (a)	1,158,409

Redeemable non-controlling interests in subsidiaries	48,900
Non-controlling interests in subsidiaries	248,225

Total other (b)	297,125
Total preliminary estimated purchase price (c)	3,258,676

Estimated goodwill (c-a+b)	$2,397,392

The following is a discussion of the valuation methods used to determine the fair value of Vivint Solar’s significant assets and liabilities in connection with the preparation of these Unaudited Pro Forma Condensed Combined Financial Statements:

Solar energy systems: For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the fair value of solar energy systems has been determined primarily through the use of discounted cash flow method under the income approach as corroborated with the cost approach. Specifically, the cash flows utilized in the analysis reflect the current market contract rate for electricity generated from the solar energy systems and recent forecast of energy production, and discounted at a risk adjusted rate of return.

Debt, including solar asset-backed notes: The fair value of Vivint Solar’s debt has been estimated based on available market information and rates currently offered for instruments with similar maturities and terms. The fair value is determined using market traded prices when available or quotes from underwriters.

Deferred tax liability: As of the effective time of the merger, Sunrun will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, including pro forma adjustments resulting from estimated fair value adjustments for deferred revenue, deferred U.S. Treasury grant income and refundable credits, costs to obtain a contract, acquired intangible assets, solar energy systems, and investments in partnerships, as well as for accounting policy alignment.

Sunrun’s ability to utilize its and Vivint Solar’s NOLs and tax credit carryforwards to offset future taxable income may be limited due to certain ownership change limitations under Section 382 and 383 of the Code, and similar state provisions. Based on the preliminary analysis, it is anticipated that both Sunrun and Vivint Solar may undergo an ownership change, but Sunrun is still in the process of completing its analysis. Additionally, states may impose other limitations on the use of state NOLs and tax credit carryforwards. As a combined company, management will consider all available positive and negative evidence including its history of operating income or losses, future reversals of existing taxable temporary difference, taxable income in carryback years and tax-planning strategies in determining if deferred tax assets will be recoverable. Any adjustments related to such items are not yet reflected in the pro forma adjustments as their impact is not yet known, but changes may result when Sunrun completes its analysis following the acquisition of Vivint Solar.

Non-controlling interests: The fair value of non-controlling interests, or third-party investors’ equity interests in various financing funds with Vivint Solar, is primarily determined based on the income approach. Forecasted cash flows employed in the income approach may, depending on the vintage and the terms of the financing funds, consist of the following forecast: (i) taxable income allocated to investors; (ii) cash distributions to investors; and (iii) investment tax credits allocated to investors.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the elimination of Vivint Solar’s deferred financing costs of $4.7 million and $7.0 million related to costs to obtain contracts included in prepaid expenses and other current assets.

(b)	To record the difference between the historical book value and preliminary estimated fair value of solar energy systems acquired in the merger.

(c)

To record the difference between the historical book value and preliminary estimated fair value of property and equipment acquired in the merger. As the adjusted amortization of property and equipment will not have a material impact, Sunrun has not shown the adjustment in the Unaudited Pro Forma Condensed Combined Statements of Operations.

(d)	Reflects the estimated fair value of Vivint Solar’s identified intangible assets.

(e)

Reflects the preliminary estimate of goodwill recognized as a result of the merger, which represents the amount by which the estimated consideration transferred exceeds the fair value of Vivint Solar’s assets acquired and the liabilities assumed, as well as the impact of the non-controlling interests.

(f)

Reflects the elimination of Vivint Solar’s deferred costs of $639.7 million related to costs to obtain contracts, $10.8 million related to deferred financing costs, $6.7 million related to solar lease straight-line asset and an adjustment of $2.9 million related to above market leases. As the adjusted amortization of solar lease straight-line asset and above market leases will not have a material impact, Sunrun has not shown the adjustment in the Unaudited Pro Forma Condensed Combined Statements of Operations.

(g)

Reflects estimated transaction costs of $26.5 million to be incurred by Sunrun and Vivint Solar directly attributable to the merger. The costs that Sunrun and Vivint Solar may ultimately incur could differ materially from this amount. Transaction costs include fees for investment banking, advisory, legal, valuation, and other professional fees. As the transaction costs will not have a continuing impact, Sunrun has not shown the estimated transaction costs in the Unaudited Pro Forma Condensed Combined Statements of Operations.

(h)

Adjustments to reflect Vivint Solar’s deferred revenue at fair value. As a result of purchase accounting, deferred revenue is valued based on the remaining performance obligations and, therefore, deferred revenue with no remaining performance obligations is eliminated.

(i)	Reflects the adjustments of Vivint Solar’s debt at fair value and the elimination of Vivint Solar’s deferred financing costs.

(j)	Reflects the elimination of Vivint Solar’s deferred U.S. Treasury grant income as there is no continuing performance obligation by Vivint Solar.

(k)

As of the effective time of the merger, Sunrun will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for deferred revenue, deferred U.S. Treasury grant income and refundable credits, costs to obtain a contract, acquired intangible assets, solar energy systems, and investments in partnerships, as well as for accounting policy alignment related to the income tax consequences related to intra-entity transfers of solar energy systems to the investment funds.

(l)

Reflects the fair value decrease of $66.1 million related to redeemable non-controlling interests in subsidiaries and the fair value increase of $197.6 million related to the non-controlling interests in subsidiaries.

(m)

Reflects the elimination of Vivint Solar’s historical equity and the estimated consideration of $3,258.7 million, which includes the issuance of $3,200.5 million of Sunrun common stock to Vivint Solar stockholders, and $58.2 million in Sunrun replacement stock awards. The actual number of shares of Sunrun common stock issued to Vivint Solar stockholders upon closing of the transaction will be based on the actual number of shares of Vivint Solar common stock outstanding when the transaction closes, and the fair value of those shares will be based on the trading price of Sunrun common stock at that time.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

For the year ended December 31, 2019 and for the six months ended June 30, 2020, revenue from customer agreements and incentives was reduced by $0.8 million as a result of the fair value adjustment to deferred revenue.

(b)

Reflects the increase in depreciation expense of the solar energy systems as a result of the fair value adjustments related to the fair value of solar energy systems, net, and elimination of Vivint Solar’s deferred U.S. Treasury grant income. This increase to cost of revenues associated with customer agreements and incentives was $55.9 million and $25.6 million for the year ended December 31, 2019 and the six months ended June 30, 2020.

(c)

Reflects the decrease in sales and marketing expense as a result of the elimination of Vivint Solar’s deferred costs of $639.7 million related to costs to obtain contracts. This decrease was $23.2 million and $15.3 million for the year ended December 31, 2019 and the six months ended June 30, 2020.

(d)

Reflects transaction costs of $5.4 million incurred by Sunrun and Vivint Solar directly attributable to the merger during the six months ended June 30, 2020. Transaction costs include fees for investment banking, advisory, legal, valuation, and other professional fees. As the transaction costs will not have a continuing impact, Sunrun has excluded them from the Unaudited Pro Forma Condensed Combined Statements of Operations.

(e)

Reflects additional amortization of acquired intangible assets based on the preliminary estimated fair value and useful lives expected to be recorded as a result of the merger. For estimated intangible assets values see footnote (d) in Note 4.

(f)

Reflects reduction to interest expense as a result of the change in the fair value of Vivint Solar’s debt, the amortization of the related debt discount or premium using the effective interest rate method and elimination of deferred financing costs.

(g)

Reflects an estimate of the income tax impacts of the proposed business combination primarily related to the estimated fair value adjustments for deferred revenue, deferred U.S. Treasury grant income, costs to obtain a contract and acquired intangible asset, as well as for accounting policy alignment. The tax effects related to these adjustments has been determined based on Sunrun’s statutory tax rate of 26.0% inclusive of state taxes. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these Unaudited Pro Forma Condensed Combined Financial Statements for a variety of factors, including post-acquisition activities.

(h)

Reflects the impact in the Unaudited Pro Forma Condensed Combined Statements of Operations attributable to third party interests in the net assets under certain joint venture financing funds, as a result of the fair valuation of the acquired assets and assumed liabilities.

(i)	Reflects incremental expense for share-based awards of $97 million for the year ended December 31, 2019 and $48.5 million for the six months ended June 30, 2020 as follows:

Net increase to expense	Year Ended December 31, 2019	Six Months Ended June 30, 2020
(in thousands)
Cost of customer agreements and incentives	$8,658	$4,329
Sales and marketing	43,577	21,789
General and administrative	44,811	22,405

The pro forma adjustment for share-based awards represents the difference between Vivint Solar’s historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the merger agreement. The fair value of the replacement share-based awards, including stock options and restricted stock units, will be recognized ratably over post-combination service periods ranging for approximately six months to four years.

(j)

The following table shows the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to the preliminary estimated number of shares of Sunrun common stock to be issued in exchange for the Vivint Solar outstanding stock calculated using the Exchange Ratio, for the year ended December 31, 2019 and the six months ended June 30, 2020 (in thousands, except per share amounts):

	Year Ended December 31, 2019	Six Months Ended June 30, 2020
Pro forma net loss attributable to common stockholders	$(42,459)	$(63,771)
Weighted average Sunrun shares outstanding - basic and diluted	116,397	120,201
Vivint Solar shares converted to Sunrun shares (see Note 2)	68,976	68,976

Pro forma weighted average shares outstanding – basic and diluted(1)	185,373	189,177

Pro forma net loss per share of common stock – basic and diluted	$(0.23)	$(0.34)

(1)	Note that no adjustment has been made for the impact of replacement awards as their inclusion would have been anti-dilutive.

Note 6. Reclassifications

Sunrun has made certain reclassifications to the Vivint Solar historical balance sheet as of June 30, 2020 to conform to Sunrun’s presentation, as detailed below:

(a)

Solar energy system inventory of $63.8 million was presented within solar energy systems, net in Vivint Solar’s historical balance sheet. It was reclassified to inventory on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(b)

Internal use software of $2.9 million included in other assets in Vivint Solar’s historical balance sheet was reclassified to property and equipment, net on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(c)

Recourse debt, current portion, of $10.0 million and financing obligation of $4.8 million were presented in non-recourse debt, net of current portion and accrued and other current liabilities, respectively, in Vivint Solar’s historical balance sheet. These obligations were reclassified to accrued expenses and other liabilities and pass-through financing obligation, current portion, respectively, on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(d)

Current derivative liabilities of $8.6 million and financing obligations of $0.3 million were presented in long term other liabilities in Vivint Solar’s historical balance sheet. These obligations were reclassified to accrued expenses and other liabilities and pass-through financing obligation, net of current portion, respectively, on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(e)

Recourse debt, net of current portion, of $96 million included within long-term debt, net of current portion in Vivint Solar’s historical balance sheet was reclassified to recourse debt, net of current portion, on the Unaudited Pro Forma Condensed Combined Balance Sheet.

DESCRIPTION OF CAPITAL STOCK OF SUNRUN AFTER THE MERGER

This section of the joint proxy statement/prospectus summarizes certain terms of Sunrun’s capital stock that will be in effect if the merger is completed. The certificate of incorporation of Sunrun following the consummation of the merger will be identical to the certificate of incorporation of Sunrun in effect as of the date of this joint proxy statement/prospectus. Copies of the documents referred to in this description may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. All references within this section to common stock mean the common stock of Sunrun following the merger unless otherwise noted.

General

Sunrun’s authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Sunrun’s common stock will be listed on Nasdaq under the symbol “RUN”. Following the completion of the merger, we expect that there will be approximately [●] shares of common stock outstanding, all of which are expected to be fully paid and nonassessable.

Holders of common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Sunrun certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon pursuant to the Sunrun certificate of incorporation. For the purpose of electing directors, holders of common stock do not have cumulative voting rights.

Subject to the rights of the holders of any outstanding series of Sunrun’s preferred stock, the Sunrun Board may, at its discretion, declare and pay dividends on Sunrun common stock out of any funds of Sunrun legally available for the payment of dividends. If Sunrun is dissolved, liquidated, or wound up, the holders of common stock are entitled to receive the assets of Sunrun available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Holders of common stock will not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any series of preferred stock that Sunrun has designated and issued or that Sunrun may designate and issue in the future.

Preferred Stock

As noted above, the rights, preferences and privileges of holders of common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that the Sunrun Board will have the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of common stock until the Sunrun Board determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the Sunrun common stock;

•	diluting the voting power of the Sunrun common stock;

•	impairing the liquidation rights of the Sunrun common stock; and

•	delaying or preventing a change in control of Sunrun.

As of the completion of the merger, we expect that there will be no shares of preferred stock outstanding.

Statutory Provisions

Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder”, as defined in Section 203, to effect various business combinations with a corporation for a three-year period from the time the person became an “Interested Stockholder” unless:

•	prior to the date of the transaction, the Sunrun Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by the Sunrun Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and, within three years prior to the determination of interested stockholder status did own, together with its affiliates and associates, 15% or more of a corporation’s outstanding voting stock.

Under Delaware law, a corporation’s certificate of incorporation or stockholder-adopted bylaws may exclude a corporation from the restrictions imposed by Section 203. However, the Sunrun certificate of incorporation and the Sunrun bylaws do not exclude Sunrun from these restrictions, and these restrictions will apply to Sunrun.

Exchange Listing

Sunrun common stock is currently listed on Nasdaq under the ticker “RUN”.

Transfer Agent and Registrar

The transfer agent and registrar for Sunrun common stock is American Stock Transfer & Trust Company, LLC, referred to as American Stock Transfer. American Stock Transfer’s address is 6201 15th Avenue, Brooklyn, New York, 11219 and its telephone number is (800) 937-5449.

COMPARATIVE RIGHTS OF STOCKHOLDERS

Both Sunrun and Vivint Solar are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Sunrun will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the Vivint Solar stockholders immediately prior to the completion of the merger will receive Sunrun common stock. Based on the number of shares of Sunrun common stock and Vivint Solar common stock outstanding and reserved for issuance as of the Sunrun record date and the Vivint Solar record date, respectively, pre-merger holders of Sunrun common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis and former holders of Vivint Solar common stock will own approximately [●]% of the common stock of Sunrun on a fully diluted basis upon the completion of the merger. The rights of the former Vivint Solar stockholders and the Sunrun stockholders will thereafter be governed by the DGCL and by the Sunrun certificate of incorporation and the Sunrun bylaws. The rights of Sunrun’s stockholders following the merger are generally consistent with the rights of Sunrun stockholders prior to the merger, other than with respect to the governance provisions that will be implemented in connection with the merger as described in the section entitled “The Merger Agreement—Governance of Sunrun” beginning on page [●] of this joint proxy statement/prospectus.

The following description summarizes the material differences between the rights of Vivint Solar stockholders and the rights of Sunrun stockholders, based on the Sunrun certificate of incorporation and the Sunrun bylaws and the Vivint Solar certificate of incorporation and the Vivint Solar bylaws and the DGCL. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Sunrun certificate of incorporation and the Sunrun bylaws and the Vivint Solar certificate of incorporation and the Vivint Solar bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
Authorized Capital Stock	The authorized capital stock of Sunrun consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of Vivint Solar consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Preferred Stock	The Sunrun Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in series and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption	The Vivint Solar Board is authorized to provide, by resolution and as set forth in a certificate of designations filed pursuant to the DGCL, for the powers, designations, preferences and relative participation, optional or other rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution the designation of the series, the number of shares of the series, whether dividends, if any, will be cumulative or non-cumulative and the

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The number of authorized shares of any series of preferred stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of any such series then outstanding) by the Sunrun Board.

No shares of Sunrun preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

dividend rate of the series, the dates at which dividends, if any, will be payable, the redemption rights and price or prices, if any, for shares of the series, the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Vivint Solar, whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Vivint Solar or any other entity, restrictions on the issuance of shares of the same series or of any other class or series, and the voting rights, if any, of the holders of the series.

The number of authorized shares of preferred stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of any such series then outstanding) by the Vivint Solar Board.

No shares of Vivint Solar preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

Dividends	The Sunrun Board, subject to certain restrictions, may declare and pay dividends upon the shares of Sunrun’s capital stock out of any assets or funds of Sunrun legally available for distribution.	The Vivint Solar Board may declare a dividend from time to time out of any assets or funds of Vivint Solar that are legally available for distribution, shared equally on a per share basis in such dividends and distributions (payable in cash, property or capital stock), and subject to the rights of the holders of preferred stock, the holders of common stock are entitled to receive such dividends and other distributions.

Voting Rights	Each holder of shares of Sunrun’s capital stock is entitled to one vote for each share of capital stock held by the stockholder, except where a separate vote by a class or series or classes or series is required, in which case only shares belonging to such class or series are entitled to vote on such matter.	Each holder of shares of Vivint Solar’s capital stock is entitled to one vote for each share of capital stock held by the stockholder, except where a separate vote by a class or series or classes or series is required, in which case only shares belonging to such class or series are entitled to vote on such matter.

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	The Sunrun certificate of incorporation and the Sunrun bylaws provide that special meetings of stockholders may be called, at any time, only by the Sunrun Board, the chairperson of the Sunrun Board, the chief executive officer or the president of Sunrun (in the absence of the chief executive officer).	The Vivint Solar certificate of incorporation provides that special meetings of stockholders may be called, at any time, only by the Vivint Solar Board or the chairman of the Vivint Solar Board; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, at least 30% in voting power of the Vivint Solar capital stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose may also be called by the Vivint Solar Board or the chairman of the Vivint Solar Board at the request of Blackstone.

Stockholder Action by Written Consent	Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

	The Sunrun certificate of incorporation provides that, except as expressly provided by the terms of any series of preferred stock or other class of stock, actions required to be taken by stockholders may not be affected by written consent in lieu of a meeting of stockholders.	The Vivint Solar certificate of incorporation precludes stockholder action by written consent at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, and the Vivint Solar certificate of incorporation and the Vivint Solar bylaws otherwise allow for any action required or permitted to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided by and in accordance with applicable law.

Notice of Meetings of Stockholders	Except as otherwise provided by law, notice of the place, if any, date and hour of the meeting of stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and voting at such meeting, the record date for determining the stockholders	Except as otherwise provided by law, notice of the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
	entitled to vote at the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be provided to each stockholder entitled to vote at such meeting as of the record date no less than ten but not more than 60 days prior to the date of the meeting.	vote at the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be provided to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting not less than ten but not more than 60 days prior to the date of the meeting.

Quorum for Meetings of Stockholders

Except as required by law or as set forth below, at any meeting of the stockholders, the presence in person or by proxy of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Where a separate vote by a class or series or classes or series is required, the presence in person or by proxy of the holders of a majority of the voting power of the stock of such class or series or classes or series issued and outstanding will constitute a quorum entitled to take action with respect to such matter.

Except as required by law or as set forth below, the presence in person or by proxy of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at all meetings of the stockholders and, once a quorum is present to organize a meeting, quorum cannot be broken by the subsequent withdrawal of any stockholders.

Where a separate vote by a class or series or classes or series is required, the presence in person or by proxy of the holders of a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series will constitute a quorum entitled to take action with respect to that vote on that matter.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

Stockholders (i) who are record holders at the time of giving the required notice of such stockholders’ nominations or proposals and on the record date for the determination of stockholders entitled to vote at the meeting and (ii) who have timely complied in writing with the notice procedures and other requirements of Sunrun’s bylaws, are allowed to nominate candidates for election to the Sunrun Board at annual meetings of stockholders or special meetings of stockholders at which directors are to be elected or, with respect to annual meetings only, propose business to be considered by stockholders.

In connection with an annual meeting, to be timely, a stockholder’s notice must be

Stockholders who are record holders on the date of giving the notice in writing to Vivant Solar’s secretary described below and the record date for determining the stockholders entitled to vote at the applicable meeting of stockholders, who timely gave proper notice in writing to Vivint Solar’s secretary prior to the meeting and who otherwise comply with the requirements set forth in Vivint Solar’s bylaws, are allowed to nominate candidates for election to the Vivint Solar Board or submit other business before the annual meeting of stockholders and nominate candidates for election to the Vivint Solar Board at any special meeting of stockholders at which directors are to be elected and re-elected.

Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
received by the secretary at the principal executive offices of Sunrun not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Sunrun first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. In connection with nominations of candidates for election to the Sunrun Board at any special meeting of stockholders at which directors are to be elected, to be timely, notice of such nominations must be received by the secretary at Sunrun’s principal executive office not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Sunrun Board to be elected at such meeting. Any such notice must also be in proper form and otherwise comply with the requirements set forth in the Sunrun bylaws.

In connection with an annual meeting, to be timely, notice of such business and nominations to be submitted before the annual meeting of stockholders must be delivered to the Secretary at the principal executive offices of Vivint Solar not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. In connection with nominations of candidates for election to the Vivint Solar Board at any special meeting of stockholders at which directors are to be elected and re-elected, to be timely, notice of such nominations to be submitted before the special meeting of stockholders must be delivered to the Secretary at the principal executive offices of Vivint Solar not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Vivint Solar Board to be elected or re-elected at such meeting. Any such notice must also be in proper form and otherwise comply with the requirements set forth in the Vivint Solar bylaws.

Notwithstanding the foregoing, for as long as the Stockholders Agreement (as defined below) remains in effect with respect to Blackstone, Blackstone (to the extent then subject to the Stockholders

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
Agreement) shall not be subject to these notice procedures in connection with its nomination of candidates for election to the Vivint Solar Board or proposal of other business before any meeting of stockholders.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

The Sunrun certificate of incorporation and the Sunrun bylaws provide that the number of directors will be determined from time to time solely by resolution of the Sunrun Board.

There are currently seven directors serving on the Sunrun Board, but it is intended that the Sunrun Board shall be expanded to consist of nine directors if the merger is consummated.

The Vivint Solar certificate of incorporation and the Vivint Solar bylaws provide that the number of directors must not exceed fifteen directors and the exact number of directors will be determined from time to time solely by resolution of the Vivint Solar Board. However, during any period when the holders of any series of preferred stock have the right to elect additional directors, then upon commencement, and for the duration of the period during which such right continues, the then otherwise total authorized number of directors will automatically be increased by such specified number of directors, and the holders of such preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to said provisions.

There are currently eight directors serving on the Vivint Solar Board.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

The Sunrun bylaws provide that directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Sunrun certificate of incorporation classifies the Sunrun Board into three

The Vivint Solar bylaws provide that directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors.

The Vivint Solar certificate of incorporation classifies the Vivint Solar

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
	classes as nearly equal in size as is practicable, designated: Class I, Class II and Class III, with each class serving a term of three years.	Board into three separate classes, as nearly equal in size as is practicable, designated: Class I, Class II and Class III, with each class serving a term of three years.

Removal of Directors

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, any director may be removed from office by the Sunrun stockholders only for cause and only by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote at an election of directors.

See also the section entitled “The Merger Agreement—Governance of Sunrun” beginning on page [●] of this joint proxy statement/prospectus.

Any or all of the directors (other than the directors elected by the holders of any series of preferred stock of Vivint Solar, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of Vivint Solar entitled to vote thereon, voting as a single class.

However, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class.

Vacancies of Directors	Subject to the rights of holders of any outstanding preferred stock, vacancies for any reason and newly created directorships resulting from any increase in the number of directors shall be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.	Subject to the rights granted to the holders of any one or more series of preferred stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated as of October 6, 2014, by and among Vivint Solar and certain affiliates of Blackstone (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly created directorship on the Vivint Solar Board that results from an increase in the number of directors and any vacancy occurring on the Vivint Solar Board may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders.

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

However, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any newly created directorship on the Vivint Solar Board that results from an increase in the number of directors and any vacancy occurring on the Vivint Solar Board may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Quorum and Manner of Acting for Meetings of the Board

A quorum of the Sunrun Board will consist of a majority of the total authorized number of directors for the transaction of business.

The vote of a majority of the directors present at any meeting at which a quorum is present will be the act of the Sunrun Board, except as may be otherwise specifically provided by statute, the Sunrun certificate of incorporation or the Sunrun bylaws.

The Vivint Solar bylaws provide that a quorum of the Vivint Solar Board shall consist of a majority of the total authorized number of directors for the transaction of business.

The vote of a majority of the directors present at any meeting at which a quorum is present will be the act of the Vivint Solar Board, except as may be otherwise specifically provided by statute, the Vivint Solar certificate of incorporation or the Vivint Solar bylaws.

Special Meetings of the Board of Directors	Special meetings of the Sunrun Board may be called at any time by the chairperson of the Sunrun Board, by the chief executive officer, the president, the secretary or by a majority of the authorized number of directors.	Special meetings of the Vivint Solar Board may be called at any time by the chairperson of the Vivint Solar Board, the chief executive officer, the president, the secretary or by a majority of the authorized number of directors.

Limitation on Liability of Directors	The DGCL permits corporations to include provisions in their certificate of incorporation exculpating their directors for monetary damages for certain breaches of fiduciary duty as a director. A corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	The Sunrun certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director will be personally liable to Sunrun or its stockholders for monetary damages for breach of fiduciary duty as a director.	The Vivint Solar certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director of Vivint Solar nor Blackstone (with respect to Blackstone’s actions regarding appointment of board committees pursuant to the Vivint Solar certificate of incorporation) will be

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
personally liable to Vivint Solar or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation and indemnification may only be made in such actions with respect to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a person against such expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits corporations to pay the expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section, and to otherwise advance expenses to other persons such as former directors and officers of the corporation and other employees and agents of the corporation.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

	The Sunrun certificate of incorporation and the Sunrun bylaws provide that Sunrun must indemnify, to the fullest extent permitted by applicable law (now or hereinafter in effect), any Sunrun director or officer who was or is a party	The Vivint Solar bylaws provide that Vivint Solar must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal,

Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of Sunrun or is or was serving at the request of Sunrun as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Sunrun bylaws also provide that Sunrun must, to the fullest extent permitted by the DGCL (now or hereinafter in effect) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Sunrun, or is or was a director or officer of Sunrun serving at the request of the Sunrun as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that Sunrun shall not indemnify certain claims, issues or matters as to which such administrative or investigative (referred to herein as the “proceeding”) (other than an action by or in the right of Vivint Solar) by reason of the fact that such person is or was a director or officer of Vivint Solar, or while a director or officer of Vivint Solar is or was serving at the request of Vivint Solar as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (such persons, referred to herein as “Vivint Solar indemnified persons”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (collectively, the “losses”) in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Vivint Solar bylaws also provide that Vivint Solar must indemnify any Vivint Solar indemnified person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Vivint Solar against losses incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Vivint Solar; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Vivint Solar.

Notwithstanding the foregoing, (1) Vivint Solar may modify the extent of such indemnification by individual contracts with its directors and executive officers, and (2) Vivint Solar shall not be required

Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

person shall have been adjudged to be liable to the Sunrun.

Notwithstanding the foregoing, (1) Sunrun may modify the extent of such indemnification by individual contracts with its directors and executive officers, and (2) Sunrun shall not be required to indemnify any director or executive officer under a number of circumstances.

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of Sunrun in defending any proceeding shall be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Sunrun bylaws or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Sunrun may purchase and maintain insurance, at its expense, on behalf of any director, officer, employee or agent of Sunrun or another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not Sunrun would have the power to indemnify such person against such liability under the DGCL.

to indemnify any director or executive officer under a number of circumstances.

To the fullest extent permitted by the DGCL, expenses incurred by an officer or director of Vivint Solar in defending any proceeding shall be paid by Vivint Solar in advance of the final disposition of such proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and, if required by the DGCL or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Vivint Solar bylaws or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise shall be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate and shall be subject to the corporation’s expense guidelines. Notwithstanding the foregoing, no advance will be made by Vivint Solar to an executive officer of Vivint Solar (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Vivint Solar.

Vivint Solar may purchase and maintain insurance on behalf of any Vivint Solar indemnified person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Vivint Solar would have the power to indemnify such person against such liability under the provisions of the DGCL.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a separate class, if any.

	The Sunrun certificate of incorporation provides that, in addition to any vote of the holders of any class or series of the stock of Sunrun required by law or by the Sunrun certificate of incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of Sunrun entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of the Sunrun certificate of incorporation inconsistent with, Articles IV (Capitalization), V (Board of Directors), VI (Written Ballot; Special Meetings of Stockholders; Stockholder Action by Written Consent; No Cumulative Voting), VII (Exculpation of Directors), VIII (Indemnification) or IX (Severability of and Amendments to the Certificate of Incorporation) of the Sunrun certificate of incorporation.	The Vivint Solar certificate of incorporation provides that subject to the rights granted pursuant to the Stockholders Agreement, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in the Vivint Solar certificate of incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class: Article V (Board of Directors), Article VI (Amendments of Certificate of Incorporation and Bylaws), Article VII (Stockholder Meetings and Stockholder Action by Written Consent), Article VIII

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
(Limitation of Director Liability), Article IX (Corporate Opportunities) and Article X (Transactions with Interested Stockholders) of the Vivint Solar certificate of incorporation.

Amendments to Bylaws

The Sunrun Board is explicitly authorized to adopt, amend or repeal the Sunrun bylaws. The Sunrun bylaws further provide that the stockholders, with the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding securities, voting as a single class, may alter, amend, repeal or adopt any provision of the Sunrun bylaws.

In addition, a bylaw amendment adopted by stockholders which specifies the votes that are necessary for the election of directors will not be further amended or repealed by the Sunrun Board.

Subject to the rights granted pursuant to the Stockholders Agreement, the Vivint Solar Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Vivint Solar bylaws without the assent or vote of the stockholders in any manner not inconsistent with Delaware law or the Vivint Solar certificate of incorporation.

Notwithstanding anything to the contrary in the Vivint Solar certificate of incorporation or any provision of law permitting for a lesser vote, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of Vivint Solar required therein, the Vivint Solar bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of Vivint Solar to alter, amend, repeal or rescind, in whole or in part, any provision of the Vivint Solar bylaws or to adopt any provision inconsistent therewith.

In addition, a bylaw amendment adopted by stockholders which specifies the votes that are necessary for the election of directors will not be further amended or repealed by the Vivint Solar Board.

Change of Control Laws	Section 203 of the DGCL generally prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless (x) prior to such time, the board of directors approved the business combination or the transaction that resulted in the person becoming an interested stockholder, (y) the business combination is approved in a prescribed manner or (z) a

Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders
certain level of stock is acquired upon consummation of the transaction in which the person became an interested stockholder. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by the restrictions on business combinations set forth in Section 203.

Because the Sunrun certificate of incorporation and the Sunrun bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Sunrun is subject to Section 203 of the DGCL.

The Vivint Solar certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, Vivint Solar shall not engage in any business combination, at any point in time at which Vivint Solar common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Vivint Solar Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of Vivint Solar outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Vivint Solar Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Vivint Solar which is not owned by the interested stockholder.

	Rights of Sunrun Stockholders	Rights of Vivint Solar Stockholders

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns 15% or more of Vivint Solar’s outstanding voting stock or is an affiliate or associate of Vivint Solar and within the previous three years owned, together with its affiliates and associates, 15% or more of Vivint Solar’s outstanding voting stock, excluding Blackstone, any “Blackstone Direct Transferee”, any “Blackstone Indirect Transferee”, or any of their respective affiliates or successors or any “group”, or any member of such group, to which such persons are a party under Rule 13d-5 of the Exchange Act. For purposes of such provision, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Forum Selection

The Sunrun bylaws provide that, unless Sunrun consents in writing to the selection of an alternative forum, a state or federal court within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Sunrun, any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee of Sunrun to Sunrun or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The Sunrun bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The Vivint Solar certificate of incorporation provides that, unless Vivint Solar consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Vivint Solar, any action asserting a claim or breach of a fiduciary duty owed by any director or officer of Vivint Solar to Vivint Solar or its stockholders, any action asserting a claim against Vivint Solar or its directors or officers arising pursuant to any provision of the DGCL or the Vivint Solar certificate of incorporation or the Vivint Solar bylaws or any action asserting a claim governed by the internal affairs doctrine.

The Vivint Solar bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of Sunrun common stock to be issued pursuant to the merger will be passed upon by Cooley LLP. The U.S. federal income tax consequences of the merger will be passed upon for Sunrun by Cooley LLP (or, as necessary, other nationally recognized tax counsel reasonably acceptable to Sunrun and Vivint Solar for such purpose, which may be Simpson Thacher & Bartlett LLP) and for Vivint Solar by Simpson Thacher & Bartlett LLP (or, as necessary, other nationally recognized tax counsel reasonably acceptable to Sunrun and Vivint Solar for such purpose, which may be Cooley LLP), respectively.

EXPERTS

Sunrun

The consolidated financial statements of Sunrun incorporated by reference herein from Sunrun’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Sunrun’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Vivint Solar

The consolidated financial statements of Vivint Solar incorporated by reference herein from Vivint Solar’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Vivint Solar’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SUNRUN STOCKHOLDER PROPOSALS

Stockholder Proposals

Stockholders may present proper proposals for inclusion in Sunrun’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Sunrun’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in Sunrun’s proxy statement for its 2021 annual meeting of stockholders, Sunrun’s Corporate Secretary must receive the written proposal at Sunrun’s principal executive offices not later than December 18, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Sunrun Inc.

Attention: Secretary

225 Bush Street, Suite 1400

San Francisco, CA 94104

The Sunrun bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in Sunrun’s proxy statement. The Sunrun bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in Sunrun’s proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of the Sunrun Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to Sunrun’s Corporate Secretary, which notice must contain the information specified in the Sunrun bylaws. To be timely for Sunrun’s 2021 annual meeting of stockholders, Sunrun’s Corporate Secretary must receive the written notice at Sunrun’s principal executive offices:

•	not earlier than February 1, 2021; and

•	not later than the close of business on March 3, 2021.

In the event that Sunrun holds its 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of its 2020 annual meeting, notice of a stockholder proposal that is not intended to be included in Sunrun’s proxy statement must be received no earlier than the close of business on the 120th day before Sunrun’s 2021 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to Sunrun’s 2021 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of Sunrun’s 2021 annual meeting of stockholders is first made.

If a stockholder who has notified Sunrun of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, Sunrun is not required to present the proposal for a vote at such annual meeting.

Stockholder Recommendations for Nominations to the Board of Directors and Nominations of Director Candidates

Sunrun’s nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of Sunrun continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the Sunrun certificate of incorporation and the Sunrun bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Sunrun’s nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, its amended and restated bylaws, its policies and procedures for director candidates, as well as other director nominee criteria. This process is designed to ensure that Sunrun’s board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to Sunrun’s business. Eligible stockholders wishing to recommend a candidate for nomination should contact Sunrun’s General Counsel or Sunrun’s Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of Sunrun’s common stock and a signed letter from the candidate confirming willingness to serve on Sunrun’s board of directors. Sunrun’s nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any recommendation for nomination must comply with the requirements set forth in the Sunrun bylaws and should be sent in writing to Sunrun’s Secretary at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, CA 94104. To be timely for Sunrun’s 2021 annual meeting of stockholders, Sunrun’s Secretary must receive the nomination no earlier than February 1, 2021 and no later than March 3, 2021.

In addition, the Sunrun bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Sunrun bylaws. In addition, the stockholder must give timely notice to Sunrun’s Corporate Secretary in accordance with the Sunrun bylaws, which, in general, require that the notice be received by Sunrun’s Corporate Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

DEADLINES FOR SUBMITTING VIVINT SOLAR STOCKHOLDER PROPOSALS

If the merger is consummated, Vivint Solar will not have public stockholders and there will be no public participation in any future meetings of the stockholders of Vivint Solar. However, if the merger is not consummated, Vivint Solar expects to hold its 2021 annual meeting of stockholders, although Vivint Solar reserves the right to delay or advance the date of its annual meeting as may be permitted under the Vivint Solar bylaws and applicable law. A date has not been set for Vivint Solar’s 2021 annual meeting.

Vivint Solar welcomes comments or suggestions from its stockholders. Vivint Solar stockholders interested in submitting a proposal for inclusion in the proxy materials to be distributed by Vivint Solar for Vivint Solar’s 2021 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Vivint Solar’s Secretary at the principal executive offices of Vivint Solar not less than 90 days nor more than 120 days prior to the one-year anniversary of Vivint Solar’s 2020 annual meeting of stockholders held on June 10, 2020; provided, however, that in the event that the date of Vivint Solar’s 2021 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of Vivint Solar’s 2020 annual meeting of stockholders held on June 10, 2020, then, for notice by the stockholder to be timely, it must be so received by Vivint Solar’s Secretary not earlier than the close of business on the 120th day prior to Vivint Solar’s 2021 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to Vivint Solar’s 2021 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of Vivint Solar’s 2021 annual meeting of stockholders is first made. To be included in Vivint Solar’s proxy materials, such proposal must also comply with the Vivint Solar bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in Vivint Solar-sponsored proxy materials. If the stockholder proposal regards nominations for election to the Vivint Solar Board, the stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Vivint Solar bylaws. Proposals should be sent to Vivint Solar’s Secretary at the principal executive offices of Vivint Solar.

The foregoing description of the procedures for a Vivint Solar stockholder to propose a nominee for election to the Vivint Solar Board or other business for consideration at an annual meeting is only a summary and is not complete. A copy of the Vivint Solar bylaws may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. Additionally, copies of the Vivint Solar bylaws, including the provisions which concern the requirements for stockholder nominations and other proposals, may be obtained by writing to Vivint Solar’s Secretary at Vivint Solar’s principal executive offices located at 1800 West Ashton Boulevard, Lehi, Utah 84043. Any Vivint Solar stockholder considering making a nomination or other proposals should carefully review and comply with those provisions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Sunrun stockholders residing at the same address and only one copy of this joint proxy statement/prospectus is being delivered to Vivint Solar stockholders residing at the same address, unless such stockholders, as applicable, have notified Sunrun or Vivint Solar, as applicable, of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Sunrun or Vivint Solar, as applicable, at the respective addresses identified below. Sunrun or Vivint Solar, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed, as applicable, to Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, California 94104, Attn: Investor Relations or by contacting Sunrun by telephone at (415) 580-6900 or by e-mail at investors@sunrun.com, or to Vivint Solar, Inc., 1800 West Ashton Boulevard, Lehi, Utah 84043, Attn: Investor Relations, or by contacting Vivint Solar by telephone at (877) 404-4129 or by e-mail at ir@vivintsolar.com.

A number of brokerage firms have instituted householding for shares held in “street name”. If you and members of your household have multiple accounts holding shares of Sunrun common stock or Vivint Solar common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or require additional copies of this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Sunrun has filed a registration statement on Form S-4 to register with the SEC the shares of Sunrun common stock to be issued to Vivint Solar stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sunrun in addition to being proxy statements of Sunrun and Vivint Solar for their respective virtual special meetings. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Sunrun and Vivint Solar. The rules and regulations of the SEC allow Sunrun and Vivint Solar to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Sunrun and Vivint Solar file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information about Sunrun and Vivint Solar. The address of that site is http://www.sec.gov. The reports and other information filed by Sunrun and Vivint Solar with the SEC are also available at their respective websites, which are http://www.surnun.com and http://www.vivintsolar.com. Information on these websites is not part of this joint proxy statement/prospectus.

The SEC allows Sunrun and Vivint Solar to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Sunrun and Vivint Solar have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the Sunrun and Vivint Solar virtual special meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Sunrun and Vivint Solar and their respective financial performance.

Sunrun (SEC File No. 001-37511):

•	Sunrun’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020;

•	Sunrun’s Definitive Proxy Statement on Schedule 14A for Sunrun’s 2020 annual meeting, filed with the SEC on April 17, 2020;

•	Sunrun’s Quarterly Reports on 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, filed with the SEC on May 6, 2020 and August 10, 2020, respectively;

•	Sunrun’s Current Reports on Form 8-K which were filed with the SEC on February 4, 2020, April 23, 2020, May 11, 2020, June 5, 2020, July 7, 2020, July 10, 2020 and July 30, 2020; and

•

The description of Sunrun common stock in its registration statement on  Form 8-A filed with the SEC on July 22, 2015, including any amendments or reports filed for the purpose of updating such description

Vivint Solar (SEC File No. 001-36642):

•	Vivint Solar’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 10, 2020;

•	Vivint Solar’s Definitive Proxy Statement on Schedule 14A for Vivint Solar’s 2020 annual meeting, filed on April 24, 2020;

•	Vivint Solar’s Quarterly Reports on 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, filed with the SEC on May 7, 2020 and August 5, 2020 respectively;

•	Vivint Solar’s Current Reports on Form 8-K which were filed with the SEC on March 3, 2020, March 12, 2020, June 2, 2020, June 10, 2020, July 7, 2020 and July 10, 2020;

•

The description of Vivint Solar’s common stock contained in Vivint Solar’s registration statement on Form 8-A filed with the SEC on September 24, 2014, including any amendments or reports filed for the purpose of updating such description.

Sunrun has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Sunrun, as well as all pro forma financial information, and Vivint Solar has supplied all such information relating to Vivint Solar.

Documents incorporated by reference are available from Sunrun or Vivint Solar, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Sunrun stockholders or Vivint Solar stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Sunrun Inc.

Attention: Investor Relations

225 Bush Street, Suite 1400

San Francisco, CA 94104

(415) 373-5206

Vivint Solar, Inc.

Attention: Investor Relations

1800 West Ashton Boulevard

Lehi, Utah 84043

(855) 842-1844

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable virtual special meeting. Therefore, if you would like to request documents from Sunrun, please do so by [●], 2020 in order to receive them before the Sunrun virtual special meeting. If you would like to request documents from Vivint Solar, please do so by [●], 2020 in order to receive them before the Vivint Solar virtual special meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the Vivint Solar merger proposal, the Vivint Solar adjournment proposal, the Vivint Solar merger-related compensation proposal, the Sunrun share issuance proposal and the Sunrun adjournment proposal. Neither Sunrun nor Vivint Solar has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated August 14, 2020. You should not assume that the information in it (or incorporated by reference) is accurate as of any date other than that date or the date of such incorporated document, as applicable, and neither its mailing to Vivint Solar stockholders or Sunrun stockholders nor the issuance of shares of Sunrun common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

VIVINT SOLAR, INC.,

SUNRUN INC.

and

VIKING MERGER SUB, INC.

Dated as of July 6, 2020

-i-

-ii-

EXHIBITS:

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

-iii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	69
Action	16
Actual Fraud	69
Affiliate	69
Agreement	1
Anti-Corruption Laws	13
Antitrust Law	52
Applicable Date	13
Bankruptcy and Equity Exception	11
Benefit Continuation Period	55
Book-Entry Company Shares	6
Business Day	70
Cancelled Company Shares	3
Cash Equity Fund	70
Cash Equity Investor	70
Cash Equity Transaction Documents	70
Certificate of Merger	2
Certificates	6
Closing	2
Closing Date	2
Closing VWAP	70
Code	17
Company	1
Company Acquisition Proposal	44
Company Bylaws	9
Company Capitalization Date	10
Company Certificate of Incorporation	9
Company Change of Recommendation	48
Company Common Stock	10
Company Debt Facility	70
Company Disclosure Letter	9
Company Employees	16
Company Equity Award	70
Company ERISA Affiliate	17
Company Financial Advisor	24
Company Intellectual Property	70
Company Intervening Event	70
Company Joint Venture	70
Company LTIP Award	70
Company LTIP Plans	70
Company Material Adverse Effect	71
Company Material Contract	15
Company Notice	49
Company Notice Period	49
Company Option	3
Company Permitted Liens	19
Company Plans	17
Company Preferred Stock	10
Company Privacy Requirements	23
Company Project	72

Company Project Financing	72
Company PSU	4
Company Recommendation	11
Company Related Parties	66
Company Requisite Vote	11
Company RSU	4
Company SEC Reports	13
Company Securities	11
Company Share	3
Company Stock Plans	72
Company Stockholder	1
Company Stockholder Support Agreement	1
Company Stockholders Meeting	48
Company Superior Proposal	44
Company Termination Payment	72
Confidentiality Agreement	54
Contagion Event	72
Continuing Employees	55
Contract	14
control	72
Converted Option	3
Converted PSU	4
Converted RSU	4
COVID-19 Response	72
Customer Agreement	72
DGCL	1
DOJ	51
Effective Time	2
End Date	63
Environmental Attributes	72
Environmental Laws	24
Environmental Permits	23
ERISA	16
Exchange Act	12
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	72
FTC	51
GAAP	72
Governmental Entity	12
Hazardous Materials	24
HSR Act	12
Indemnified Parties	56
Intellectual Property Rights	73
Intended Tax Treatment	1
IRS	17
Joint Proxy Statement	47
Joint Venture	73
Knowledge	73
Law	73

-iv-

Leased Real Property	73
Leases	73
Licenses	12
Liens	18
Material Leased Real Property	19
Merger	1
Merger Sub	1
Non-Employees	4
Parent	1
Parent Acquisition Proposal	46
Parent Bylaws	26
Parent Capitalization Date	26
Parent Cash Equity Fund	73
Parent Certificate of Incorporation	26
Parent Change of Recommendation	50
Parent Common Stock	26
Parent Credit Facility	73
Parent Customer Agreement	73
Parent Disclosure Letter	25
Parent Employees	31
Parent Environmental Permits	35
Parent Equity Award	74
Parent ESPP	73
Parent Financial Advisor	45
Parent Group	50
Parent Intervening Event	74
Parent Joint Venture	74
Parent Leased Real Property	74
Parent Leases	74
Parent Material Adverse Effect	74
Parent Notice	50
Parent Notice Period	50
Parent Option	75
Parent Permitted Liens	75
Parent Plans	31
Parent Preferred Stock	26
Parent Privacy Requirements	34
Parent Project	75
Parent Recommendation	28
Parent Related Parties	67
Parent Requisite Vote	27
Parent RSU	75
Parent SEC Reports	29
Parent Securities	27
Parent Stock Plans	75
Parent Stockholder Support Agreement	1
Parent Stockholders Meeting	49

Parent Superior Proposal	47
Parent Tax Equity Fund	76
Parent Termination Payment	76
Parties	1
Party	1
Per Share Cash Equivalent	76
Per Share Merger Consideration	3
Person	76
Personal Data	23
Premium Cap	57
Privacy Laws	23
Registration Statement	47
Regulatory Termination Payment	76
Related Party Agreements	15
Remedy	52
Renewable Energy Incentive	76
Representatives	42
SEC	13
Section 1603 Grant	76
Securities Act	13
Stockholder Support Agreements	1
subsidiaries	76
subsidiary	76
Surviving Corporation	2
Takeover Statutes	24
Tax Equity Fund	76
Tax Equity Investor	77
Tax Equity Transaction Documents	77
Tax Officer’s Certificates	58
Tax Return	22
Taxes	22
Third Party	77
Transaction Documents	77
Transaction Litigation	57
WARN Act	18
Willful Breach	77

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2020 (this “Agreement”), is entered into by and among Vivint Solar, Inc., a Delaware corporation (the “Company”), Sunrun Inc., a Delaware corporation (“Parent”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof, and the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the DGCL and (iii) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt and approve this Agreement and the Merger;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Tiger Global Investments, L.P. and Tiger Global Long Opportunities Master Fund, L.P. have entered into that certain Support Agreement, dated as of the date hereof, with the Company (the “Parent Stockholder Support Agreement”);

WHEREAS, as a material inducement to, and as a condition to, Parent entering into this Agreement, concurrently with the execution of this Agreement, 313 Acquisition LLC (the “Company Stockholder”) has entered into that certain Support Agreement, dated as of the date hereof, with Parent (the “Company Stockholder Support Agreement” and, together with the Parent Stockholder Support Agreement, the “Stockholder Support Agreements”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the fifth Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.11.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.11.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub at the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each such share, a “Company Share”) (other than Company Shares owned by Parent, Merger Sub, any other wholly owned subsidiary of Parent or the Company immediately prior the Effective Time, including Company Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Company Shares”)) shall be converted automatically into and shall thereafter represent the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”). At the Effective Time, all of the Company Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Company Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Shares, except for the right to receive the Per Share Merger Consideration in accordance with this Article II.

(b) Cancellation of Cancelled Company Shares. Each Cancelled Company Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Company Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, be converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”), unless otherwise provided in (i) an agreement with the Company to which the holder of such Company Option is a party or (ii) Schedule 2.2(a) of the Company Disclosure Letter. For each Converted Option, (i) the number of shares of Parent Common Stock subject to each such Converted Option shall be equal to the product (with the result rounded down to the nearest whole share) of (A) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and (ii) the exercise price per share of Parent Common Stock shall be equal to the quotient (with the result rounded up to the nearest whole cent) of (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided in the foregoing sentence, each such Converted Option shall be subject to the same terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time. Notwithstanding the foregoing, each Company Option that is outstanding immediately prior to the Effective Time and held by a non-employee director of the Company or current or former employee who will not be employed by Parent or one of its Affiliates following the Closing (such directors and employees, collectively the “Non-Employees”) shall be canceled as of the Effective Time, and converted into the right to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Cash Equivalent over the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment (after giving effect to Section 2.3(e) hereof). For the avoidance of doubt, any Company Option held by a Non-Employee which has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Cash Equivalent shall be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Company RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (each, a “Converted RSU”), unless otherwise provided in (i) an agreement with the Company to which the holder of such Company RSU is a party or (ii) Schedule 2.2(b) of the Company Disclosure Letter. The number of shares of Parent Common Stock subject to each such Converted RSU shall be equal to the product (with the result rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to each such Company RSU as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in the foregoing sentence, each Converted RSU shall remain subject to the same terms and conditions as applied to the corresponding Company RSU as of immediately prior to the Effective Time. Notwithstanding the foregoing, each Company RSU that is outstanding immediately prior to the Effective Time and held by a non-employee director of the Company shall be canceled as of the Effective Time, and converted into the right to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Cash Equivalent, less applicable Taxes required to be withheld with respect to such payment (after giving effect to Section 2.3(e) hereof).

(c) Treatment of Company PSUs. Immediately prior to the Effective Time, each outstanding performance-based restricted stock unit (a “Company PSU”) under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance-based restricted stock unit denominated in shares of Company Common Stock and shall be converted into a performance-based restricted stock unit denominated in shares of Parent Common Stock (each, a “Converted PSU”), unless otherwise provided in (i) an agreement with the Company to which the holder of such Company PSU is a party or (ii) Schedule 2.2(c) of the Company Disclosure Letter. The number of shares of Parent Common Stock subject to each such Converted PSU shall be equal to the product (with the result rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to each such Company PSU as of immediately prior to the Effective Time based on target performance levels multiplied by (ii) the Exchange Ratio. Except as expressly provided in the foregoing sentence, each Converted PSU shall remain subject to the same terms and conditions as applied to the corresponding Company PSU as of immediately prior to the Effective Time.

(d) Treatment of Company LTIP Awards. Immediately prior to the Effective Time, each Company LTIP Award that is outstanding as of immediately prior to the Effective Time shall, without any further action on the part of Parent or the Company, be cancelled and terminated. As soon as practicable following the Effective Time and Parent’s filing of a Form S-8 registration statement registering the remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan, each holder of a cancelled Company LTIP Award shall be granted a Replacement RSU Award with the following terms: (i) the number of shares of Parent Common Stock subject to the Replacement RSU Award shall have a grant date fair market value equal to the value of each holder’s LTIP Share, calculated as if the Closing Date were a Determination Date upon which the First Performance Hurdle and the Second Performance Hurdle were attained, with such number of shares of Parent Common Stock rounded down to the nearest whole share; (ii) the Replacement RSU Award shall vest, and the shares of Parent Common Stock will be issued, in three equal installments, subject to the grantee’s continued provision of services to Parent or the Surviving Corporation through each of 30 days, nine months and 18 months following the Closing Date; and (iii) the Replacement RSU Awards shall be subject to the same restrictive covenants as the Company LTIP Awards (other than adjustments necessary to reflect that Replacement RSU Awards will be granted under the Vivint Solar, Inc. 2014 Equity Incentive Plan, rather than the Company LTIP Plans). Capitalized terms in this Section 2.2(d) not otherwise defined in this Agreement shall have the meaning set forth in the applicable Company LTIP Plan.

(e) Company Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take all other actions necessary to effectuate the provisions of this Section 2.2.

(f) Payment for Company Equity Awards. At or prior to the Effective Time, Parent will transfer, by wire transfer of immediately available funds, the amounts owed to the holders of Company Options and Company RSUs that will be settled in cash in accordance with Sections 2.2(a) and 2.2(b) above.

(g) Parent Corporate Actions. Parent shall take all corporate actions that are necessary for the treatment of the Company Options, Company RSUs, Company PSUs and Company LTIP Awards pursuant to this Section 2.2, including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 2.2. At the Effective Time, Parent shall assume the Vivint Solar, Inc. 2014 Equity Incentive Plan and entitled to grant stock awards, to the extent permissible under applicable Law, using the remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan as of the Effective Time (including any shares subsequently returned to such share reserves as a result of the termination and forfeiture of Company Options, Company RSUs, Company PSUs, Company LTIP Awards and Replacement RSU Awards), except that: (i) shares covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Vivint Solar, Inc. 2014 Equity Incentive Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of the Vivint Solar, Inc. 2014 Equity Incentive Plan; and (iv) the Vivint Solar, Inc. 2014 Equity Incentive Plan shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. As soon as practicable following the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock underlying such Converted Options, Converted RSUs, Converted PSUs and remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan as of the Effective Time, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such registration of shares of Parent Common Stock issuable thereunder continues to be required.

SECTION 2.3 Surrender of Company Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with an exchange agent selected by Parent and reasonably acceptable to the Company, to act as agent for the stockholders of the Company in connection with the Merger (the “Exchange Agent”) to receive the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, (1) certificates or evidence of shares in book-entry form representing the aggregate Per Share Merger Consideration and (2) cash in an amount equal to at least the aggregate amount of cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 to provide all shares of Parent Common Stock and funds necessary for the Exchange Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Company Shares outstanding immediately prior to the Effective Time (other than the Cancelled Company Shares) (such shares and cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Company Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). The Exchange Agent shall invest the cash deposited in the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment of the amount of cash to be paid pursuant to Section 2.5, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Exchange Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each former holder of record of Company Shares represented by a certificate or certificates immediately prior to the Effective Time, if any (“Certificates”), and each former holder of record of Company Shares held in book-entry form (“Book-Entry Company Shares”) (other than holders of Cancelled Company Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent or, with respect to Book-Entry Company Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Company Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Company Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates. Upon surrender of Certificates for cancellation to the Exchange Agent, each holder of record of one or more Company Shares represented by Certificates, if any, shall be entitled to receive, and Parent shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the number of

Company Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Company Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Company Shares (other than Cancelled Company Shares) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Company Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the number of Book-Entry Company Shares by (B) the Per Share Merger Consideration, and the Book-Entry Company Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Company Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Company Shares, as applicable, is registered, a number of shares of Parent Common Stock to be exchanged upon due surrender of the Certificates or Book-Entry Company Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Company Shares, as applicable, formerly representing such Company Shares is properly presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Company Share (other than in respect of any Cancelled Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Company Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Company Shares represented by Certificates or Book-Entry Company Shares (other than Cancelled Company Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for delivery of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon delivery of evidence of Certificates or Book-Entry Company Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Company Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Company Share is presented, and acceptable, to the Surviving Corporation, Parent or the Exchange Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the Per Share Merger Consideration (without interest). The Per Share Merger Consideration delivered upon surrender of Certificates or receipt by the Exchange Agent of an “agent’s message”, if applicable, in the case of Book-Entry Company Shares in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or Book-Entry Company Shares, as applicable.

(e) Withholding Rights. Each of the Exchange Agent, Parent, the Surviving Corporation and their Affiliates shall be entitled to (i) deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, and (ii) be provided any necessary Tax forms, including IRS Form W-9 or appropriate series of IRS Form W-8, as applicable, or any similar information necessary to determine whether any amounts are required to be deducted or withheld, from any person to whom such payment is required to be made. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable withholding agent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

SECTION 2.4 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Company Shares or shares of Parent Common Stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Company Shares, Company Options, Company RSUs and Company PSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.4 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

SECTION 2.5 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder otherwise would have been entitled but for this Section 2.5) multiplied by (ii)  an amount equal to the Closing VWAP.

SECTION 2.6 Further Assurances. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018 and prior to the date of this Agreement (excluding any disclosures set forth in the Company SEC Reports under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are cautionary, predictive or forward-looking in nature), provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.4 or Section 3.22 or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that, other than in the case of Section 3.4 or Section 3.22, disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

SECTION 3.1 Organization and Qualification; Subsidiaries; Company Joint Ventures.

(a) The Company is a legal entity duly organized, validly existing and in good standing under Delaware law and, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be so organized or existing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Each of the subsidiaries of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be so organized, existing or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries is qualified, licensed or admitted to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, licensing or admission, except in each case where the failure to be so qualified, licensed or admitted or, to the extent such concept is applicable, in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b) Schedule 3.1(b) of the Company Disclosure Letter sets forth (x) each subsidiary of the Company and the owners of each such subsidiary, (y) a list of all the Company Joint Ventures, including the name of such entity and its owners, and (z) the jurisdiction of organization of each such subsidiary and Company Joint Venture. Except for interests in the subsidiaries of the Company and the Company Joint Ventures, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. Schedule 9.5(e) and Schedule 9.5(ggg) of the Company Disclosure Letter, taken together, set forth a true, complete and accurate list of the Company’s tax equity funds and cash equity funds.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the certificate of incorporation, as amended to date (the “Company Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Company Bylaws”), of the Company as currently in effect. The Company Certificate of Incorporation and the Company Bylaws are in full force and effect.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).

(a) As of the close of business on July 2, 2020 (the “Company Capitalization Date”):

(i) no shares of Company Preferred Stock were issued or outstanding;

(ii) 125,410,593 shares of Company Common Stock were issued and outstanding and 0 shares of Company Common Stock were held by the Company in its treasury;

(iii) there were (A) 5,069,488 shares of Company Common Stock underlying outstanding Company Options, (B) 5,044,287 shares of Company Common Stock underlying outstanding Company RSUs, (C) 920,802 shares of Company Common Stock underlying outstanding Company PSUs (calculated based on the maximum number of Company Shares issuable pursuant to such Company PSUs) and (D) 2,705,889 shares of Company Common Stock underlying outstanding Company LTIP Awards (calculated based on the maximum number of Company Shares issuable pursuant to such Company LTIP Awards, and which is included in the number of shares of Company Common Stock available and reserved for issuance under the Company Stock Plans), in each such case as granted or provided for under the applicable Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding; and

(iv) 16,284,338 shares of Company Common Stock were available and reserved for issuance (but not issued) under the Company Stock Plans.

(b) The Company has made available to Parent, as of the Company Capitalization Date, a complete and correct (other than any inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) list as of the Company Capitalization Date of (i) all outstanding Company Options, including, for each award, the name of the holder, the Company Stock Plan under which the award was granted, the number of shares subject to the award, the exercise price per share, the grant date, and the expiration date; (ii) all outstanding Company RSUs, including, for each award, the name of the holder, the Company Stock Plan under which the award was granted, the number of shares subject to each award, and the grant date; and (iii) all outstanding Company PSUs, including, for each award, the name of the holder, the Company Stock Plan under which the award was granted, the maximum number of shares subject to the award and the grant date. The Company Stock Plans and Company LTIP Plans are the only plans or programs that the Company or any of its subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding, and no awards other than Company Options, Company RSUs, Company PSUs and Company LTIP Awards have been granted under the Company Stock Plans, Company LTIP Plans or otherwise.

(c) From the close of business on the Company Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Company Shares have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Options, the vesting and settlement of Company RSUs or the vesting of Company PSUs, in each case, in accordance with the terms of the applicable Company Stock Plan. Except as set forth in Section 3.3(a) or on Schedule 3.3(a) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) options, warrants, calls or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Company Shares, and all Company Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights. Each of the outstanding shares of capital stock, membership interests, partnership interests, voting securities, or other ownership interests of (I) each Company Joint Venture that are held by the Company or any subsidiary of the Company and (II) each of the Company’s subsidiaries, in each case, is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 3.3(c) of the Company Disclosure Letter, all such shares are owned by the Company or a subsidiary of the Company and, with respect to such shares owned by the Company or a subsidiary of the Company, are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except (x) for transfer restrictions of general applicability arising under securities laws or (y) as set forth in the Tax Equity Transaction Documents. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any Person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities, or other ownership interests of the Company, any subsidiary of the Company or any Company Joint Venture.

SECTION 3.4 Authority. Assuming the accuracy of the representation set forth in Section 4.21, the Company has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub and the accuracy of the representation set forth in Section 4.21, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to the terms of this Agreement, resolving to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Company Recommendation”), (iv) directing that this Agreement be submitted to the stockholders of the Company at the Company Stockholders Meeting for their adoption and approval and (v) adopting and approving a resolution having the effect of approving the Merger and the other transactions contemplated this Agreement under Article X of the Company Certificate of Incorporation, which resolutions, as of the date of this Agreement, have not been subsequently withdrawn or modified in any manner adverse to Parent.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.5(a) of the Company Disclosure Letter, and assuming the accuracy of the representation set forth in Section 4.21, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Company Certificate of Incorporation or Company Bylaws or the certificates of incorporation, bylaws or other comparable organizational documents of the subsidiaries of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or any of the Company Joint Ventures or by which each of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation or amendment of, or acceleration or early amortization of any indebtedness under, or result in the creation of a Lien (except in all cases for Company Permitted Liens) on any of the material assets of the Company pursuant to, any Contract to which the Company, or any Affiliate thereof, is a party or by which the Company or any of its Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of the Company is a party), except, in the case of clause (ii) and clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b) Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.5(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) such filings as may be required under the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Registration Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and approvals as may be required under the applicable requirements of the New York Stock Exchange and NASDAQ, (iv) the filing and recordation with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.6 Compliance.

(a) The Company, its subsidiaries and the Company Joint Ventures are not in violation of any Law applicable to the Company, any of its subsidiaries or the Company Joint Ventures, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, its subsidiaries and the Company Joint Ventures have all permits, licenses, certificates, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (“Licenses”) required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time, except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the preceding five years, none of the Company or any of its subsidiaries or any of the Company Joint Ventures or, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of any of the Company or its subsidiaries or any of the Company Joint Ventures, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2019 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Company SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Reports has been amended or superseded by a later Company SEC Report filed prior to the date of this Agreement. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

(b) The audited consolidated financial statements of the Company (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2020 and included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2020; (ii) for liabilities or obligations incurred in the ordinary course of business since March 31, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the Company SEC Reports, (iii) for the Company Plans, (iv) the Cash Equity Transaction Documents, Tax Equity Transaction Documents and Company Debt Facilities and (v) as set forth in Schedule 3.8(a) of the Company Disclosure Letter, as of the date hereof, none of the Company nor any of its subsidiaries nor any of the Company Joint Ventures is party to or bound by and none of their respective assets or properties is subject to any legally binding agreement, note, bond, mortgage, indenture, contract, subcontract, agreement, lease, license, sublicense or other similar instrument (each, a “Contract”) that:

(i) is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act but has not been filed as an exhibit to the Company SEC Reports;

(ii) (x) contains covenants binding upon the Company, any of its subsidiaries or any of the Company Joint Ventures that materially restrict the ability of the Company, any of its subsidiaries or any of the Company Joint Ventures (or, after the Effective Time, Parent or its subsidiaries) to engage in any business or with any Person or in any geographic area that, in each case, are material to the Company, its subsidiaries and the Company Joint Ventures, taken as a whole, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company, any of its subsidiaries or any of the Company Joint Ventures has agreed to procure goods or services exclusively from any Person, or (y) is a Contract pursuant to which the Company, any of its subsidiaries or any Company Joint Venture has agreed to conduct business on an exclusive basis with any third party and such Contract materially limits the Company’s operations and is not terminable for convenience without penalty;

(iii) contains “most favored nation” terms or other similar preferential status, in each case, that require the Company, any of its subsidiaries or any Company Joint Venture to offer more favorable pricing to a counterparty pursuant to such terms or status;

(iv) contains a grant by (x) the Company or any of its subsidiaries to any person any license or covenant not to sue that is material to the Company or its subsidiaries in or to any Intellectual Property Rights, other than pursuant to contracts granting non-exclusive rights in the ordinary course of business, or (y) a third party to the Company or any of its subsidiaries of any license or covenant not to sue in or to any Intellectual Property Rights that are material to the Company and its subsidiaries, taken as a whole, other than non-exclusive licenses (A) of generally commercially available technology or (B) entered into by the Company and its subsidiaries in the ordinary course of business;

(v) other than with respect to any partnership that is wholly owned by the Company, any of its subsidiaries or any of the Company Joint Ventures, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company, its subsidiaries and the Company Joint Ventures, taken as a whole;

(vi) is an indenture, credit agreement, loan agreement, pledge, security agreement, guarantee, bond or similar Contract that (A) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $1,000,000, (I) evidencing indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guaranteeing any such indebtedness of a third party, or (III) obligating the Company or its subsidiaries to make any capital commitment in excess of $1,000,000 or (B) has the economic effect of any of the items set forth in subclause (A) above;

(vii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company, any of its subsidiaries or any of the Company Joint Ventures, prohibits the pledging of the capital stock of the Company, any subsidiary of the Company or any Company Joint Venture, or prohibits the issuance of guarantees by any subsidiary of the Company;

(viii) has resulted in payments by the Company or any of its subsidiaries of more than $10,000,000 in the aggregate for the prior fiscal year or would reasonably be expected to involve payments by the Company or any of its subsidiaries of more than $10,000,000 in the aggregate in the fiscal year ending December 31, 2020 (other than Contracts subject to clause (iii) above or Leases);

(ix) has resulted in payments to the Company or any of its subsidiaries of more than $10,000,000 in the aggregate for the prior fiscal year or would reasonably be expected to involve payments to the Company or any of its subsidiaries of more than $10,000,000 in the aggregate in the fiscal year ending December 31, 2020;

(x) with respect to any acquisition, divestiture or material licensing arrangement that contains representations, warranties, covenants, indemnities or other obligations (including continuing “earn-out” or other contingent payment obligations), in each case, that would reasonably be expected to result in the receipt or making of payments in excess of $1,000,000;

(xi) is between the Company, any of its subsidiaries or any Company Joint Venture, on the one hand, and any director or officer (or any Person controlled by, or any immediate family member of, such individual) of any of the foregoing or any Person beneficially owning 5% or more of the outstanding Company Shares, on the other hand (“Related Party Agreements”), including any Contract pursuant to which the Company, any of its subsidiaries or any Company Joint Venture has an obligation to indemnify such Person, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business;

(xii) contains minimum quantity purchase conditions that are binding on the Company or any of its subsidiaries or the counterparty thereto; or

(xiii) is between the Company or any of its subsidiaries, on the one hand, and Vivint Smart Home, Inc. or any of its subsidiaries, on the other hand.

Each Contract required to be set forth in Schedule 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Company Material Contract”.

(b) As of the date of this Agreement, neither the Company nor any subsidiary of the Company or Company Joint Venture is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed. Except for Contracts filed as exhibits to the Company SEC Reports, the Company has provided to Parent prior to the date of this Agreement a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Each of the Company Material Contracts is valid and binding on the Company, each of its subsidiaries, and each of the Company Joint Ventures party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Company Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as the date hereof (x) neither the Company nor, to the Knowledge of the Company, any of its subsidiaries nor any of the Company Joint Ventures has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Company Material Contract by the Company, any of its subsidiaries, or any of the Company Joint Ventures and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or otherwise give rise thereunder to any right of termination, cancellation, amendment or acceleration or early amortization of any indebtedness by any counterparty thereto. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of any standard or form of Customer Agreement currently in effect.

(c) As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Person having a material business relationship with the Company has requested in writing to cease or materially change its relationship with the Company.

SECTION 3.9 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement or any COVID-19 Responses, (a) since March 31, 2020 through the date of this Agreement, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Sections 5.1(c)(ii), (vi), (viii), (x), (xiii), (xv), (xvi), (xix), (xx), (xxi) and (xxii) (but only as Section 5.1(c)(xxii) relates to the other subsections of Section 5.1(c) enumerated in this Section 3.9(a)) hereof and (b) since December 31, 2019 through the date of this Agreement, (i) the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not occurred a Company Material Adverse Effect.

SECTION 3.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings, investigations, arbitrations or audits (each, an “Action”) or inquiries pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or any Company Joint Venture, other than any such Action or inquiry that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its subsidiaries nor any Company Joint Venture or any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected (A) to have, individually or in the aggregate, a Company Material Adverse Effect or (B) to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee or other service provider of the Company or any of its subsidiaries (collectively, the “Company Employees”), including any material remuneration, bonus, employment, severance, fringe benefits, change in control, retention, incentive equity or equity-based compensation, cash incentive, long-term incentive, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by the Company or any of its subsidiaries including any material remuneration, bonus, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, cash incentive, long-term incentive, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or any Person that could be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) or pursuant to which the Company or any of its subsidiaries or any Company ERISA Affiliate has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations (such plans, programs, policies, agreements and arrangements, without respect to materiality, collectively “Company Plans”).

(b) With respect to each Company Plan set forth on Schedule 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Company Plans have been established, maintained, and administered in all material respects in compliance with their terms and all applicable requirements of Law, including the Internal Revenue Code of 1986, as amended (the “Code”).

(d) With respect to each Company Plan, as of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened.

(e) Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current determination letter from the IRS that such Company Plan is so qualified, and to the Knowledge of the Company nothing has occurred since the date of such determination that could reasonably be expected to materially and adversely affect the qualification of such Company Plan.

(f) With respect to each Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company or any of its subsidiaries have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company or any of its subsidiaries have been made or properly accrued.

(g) No Company Plan provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(h) No Company Plan is a plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code.

(i) Neither the Company nor any of its subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(j) Except as set forth in Schedule 3.11(j) of the Company Disclosure Letter, no Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement would (either alone or upon the occurrence of any additional or subsequent events) (i) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefit due to any Company Employee under any Company Plan, except as expressly provided in this Agreement, (ii) result in any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any Company Employee or (iii) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code.

(k) Except as, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all Company Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 3.12 Labor and Employment Matters.

(a) Except as set forth in Schedule 3.12 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (i) unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority or (ii) to the Knowledge of the Company, union organizing efforts regarding any Company Employees. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened actions, complaints or proceedings relating to employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its subsidiaries are in material compliance with the Worker Readjustment and Notification Act and all applicable state and local Laws regarding redundancies, reductions in force, mass layoffs and plant closings (collectively, the “WARN Act”), including all notification requirements set forth in such Laws. Within the preceding two years, the Company has not implemented any “plant closing,” “mass layoff,” or other action that required notification pursuant to the WARN Act without complying with such notification requirements.

SECTION 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) since January 1, 2019, each of the Company and its subsidiaries have been continuously insured with financially responsible insurers or has self-insured, (b) all insurance policies of the Company and its subsidiaries which are material to the Company and its subsidiaries taken as a whole are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate, (c) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof and (d) as of the date of this Agreement, neither the Company nor any of its subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy of the Company and its subsidiaries other than as is customary in connection with renewals of existing insurance policies.

SECTION 3.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to, or has a good and valid leasehold, easement, right of way, license or other interest in, or otherwise has a valid right of possession, use or access to, all items of personal property reflected on the most recent balance sheet included in the financial statements of the Company or acquired after the date of such balance sheet and prior to the date hereof, in each case free and clear of all liens, encumbrances, mortgages, pledges, security interests, charges, rights of first refusal, transfer restrictions, claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens permissible under any applicable loan agreements and indentures, (B) statutory liens securing payments not yet delinquent, (C) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as currently conducted in any material respect, (D) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, (E) encumbrances affecting the interest of the grantor or lessor of any easements, leasing or licenses affecting any real property which were not granted by the Company or any of its subsidiaries, (F) Liens for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (G) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (H) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business, and statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements, (I) Liens granted by any Tax Equity Fund pursuant to the Tax Equity Transaction Documents or permitted by the Tax Equity Transaction Documents, (J) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (K) Liens set forth on Schedule 3.14 of the Company Disclosure Letter (items in clauses (A) through (K) referred to herein as “Company Permitted Liens”)); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property.

(b) The Company does not own any real property. Section 3.14(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property for which the Company has made in the prior fiscal year or expects to make in the current fiscal year payments in excess of $1,000,000 (such Leased Real Property, the “Material Leased Real Property”), and a true and complete list of all Leases for each such Material Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Parent a true and complete copy of each Lease relating to such Material Leased Real Property. The Leased Real Property identified in Section 3.14(b) of the Company Disclosure Letter comprises all of the material real property used in the business of the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Lease under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property identified in Section 3.14(b) of the Company Disclosure Letter, is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company nor any of its subsidiaries is currently subsisting, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof and (iii) no uncured default of a material nature on the part of the Company or, if applicable, any of its subsidiaries, or to the Knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists, which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Lease.

SECTION 3.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company, each of its subsidiaries, and each of the Company Joint Ventures (A) have timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations, (B) have timely paid all Taxes required to be paid by them, whether or not shown as due on any Tax Returns, (C) have properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to customers or otherwise related to the provision of utilities in the jurisdictions in which the Company, its subsidiaries or the Company Joint Ventures operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and have properly completed and timely filed all Forms W-2 and 1099 required in respect thereto and (D) have not requested any extension of time for filing any Tax Return that has not been filed (other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business that do not require the consent of a Governmental Entity), and have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency;

(ii) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company, its subsidiaries and the Company Joint Ventures for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries nor any Company Joint Venture has incurred any liability for Taxes outside the ordinary course of business;

(iii) There are no Liens for Taxes (other than Company Permitted Liens) on any of the assets of the Company, any of its subsidiaries or any Company Joint Venture;

(iv) None of the Company, any of its subsidiaries or any Company Joint Venture is or has been a party to or participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(v) None of the Company, any of its subsidiaries or any Company Joint Venture (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or one of its subsidiaries), (B) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, or otherwise pursuant to any law, rule or regulation, (C) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than (i) any other commercial agreements or contracts, the primary purpose of which is not Taxes or (ii) any agreement among or between only the Company and/or any of its subsidiaries) or (D) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or 361 of the Code in the two-year period ending on the date of this Agreement;

(vi) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries or any Company Joint Venture does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved;

(vii) None of the Company, any of its subsidiaries or any Company Joint Venture: (X) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed prior to the Closing, (iii) intercompany transactions occurring on or prior to the Closing Date or any excess loss account in existence prior to the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made prior to the Closing, or (vi) prepaid amount received or deferred revenue accrued prior to the Closing, or (Y) has made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law);

(viii) There is no request for a private letter ruling or similar formal Tax guidance pending with respect to the Company, any of its subsidiaries or any Company Joint Venture in respect of any Taxes in any jurisdiction, nor has the Company nor any of its subsidiaries nor any Company Joint Venture ever received such a private letter ruling or similar formal tax guidance which would have any effect on the Company, its subsidiaries, or any Company Joint Venture (as applicable) following the Closing;

(ix) The Company is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(x) None of the subsidiaries of the Company or any Company Joint Venture is, nor has any ownership interest in, any “controlled foreign corporation” within the meaning of Section 957 of the Code or any “passive foreign investment company” within the meaning of Section 1297 of the Code; and

(xi) To the Knowledge of the Company, no act, event or circumstance has occurred or existed that would result in the recapture, loss or disallowance of all or any portion of any Section 1603 Grant received by the Company, any of its subsidiaries or any Company Joint Venture, and no written notice has been received by the Company, any of its subsidiaries or any Company Joint Venture indicating that any such Section 1603 Grant is under audit, examination, review, investigation or other action or proceeding by any Governmental Entity.

(b) Except as otherwise set forth in Section 3.15(b) of the Company Disclosure Letter, no income or other material Tax audits, examinations, deficiency, refund litigation, proposed adjustment, matter in controversy, investigation or other proceedings with a Governmental Entity with respect to income or other material Taxes of the Company, any of its subsidiaries, or any Company Joint Ventures is pending or being conducted. To the Knowledge of the Company, none of the Company, any of its subsidiaries or any Company Joint Venture has received notice that any Tax Equity Fund (and, to the Knowledge of the Company without inquiry, none of the Company, any of its subsidiaries or any Company Joint Venture has received notice that any Tax Equity Investor or any corporation that directly or indirectly holds 100% of the ownership interest in the applicable Tax Equity Investor) is subject to any audit, examination, review, investigation, action or proceeding by any taxing authority, which audit, examination, review, investigation, action or proceeding concerns in whole or in part such person’s direct or indirect interest in any of the Company, its subsidiaries or any Company Joint Venture. None of the Company, any of its subsidiaries or any Company Joint Venture has received from any foreign, federal, state, or local taxing authority (including jurisdictions where it has not filed Tax Returns) any written (i) notice indicating an intent to open an income or other material Tax audit or other review with respect to income or other material Taxes, (ii) request for information related to income or other material Tax matters, or (iii) notice that a deficiency with respect to any income or other material Taxes has been proposed, asserted or assessed against the Company, its subsidiaries or the Company Joint Ventures, in each case of clauses (i), (ii) or (iii), that has not been resolved in full. The Company has made available to Parent copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, any of its subsidiaries, or any Company Joint Venture filed or received since December 31, 2016;

(c) Neither the Company nor any of its subsidiaries nor any Company Joint Venture has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d) To the Knowledge of the Company, with respect to its safe harbor programs for federal investment tax credits under IRS Notice 2018-59, no act, event or circumstance has occurred or existed that would result in the costs relied upon for safe harbor qualification to not have been incurred prior to January 1, 2020 (within the meaning of Treasury Regulations Section 1.461-1(a)(1) and (2)).

(e) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, workers compensation, social security, use, ad valorem, property, escheat, abandoned or unclaimed property, withholding, transfer, excise, estimated, license, production, alternative or add-on minimum, value added, occupancy and other taxes, duties or other like assessments imposed by any Governmental Entity, together with all interest, penalties and additions imposed by any Governmental Entity with respect to such amounts; and

(ii) “Tax Return” means all returns and reports (including any attached schedules) required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 3.16 Registration Statement. None of the information relating to the Company or its subsidiaries supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Registration Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Registration Statement.

SECTION 3.17 Intellectual Property; Privacy and Data Security.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company, or as applicable, each of its subsidiaries exclusively own all material items of Company Intellectual Property, free and clear of all Liens except Company Permitted Liens;

(ii) all material items of Company Intellectual Property that are registered or otherwise filed with U.S. Patent and Trademark Office, U.S. Copyright Office, or equivalent foreign registering body anywhere in the world are subsisting, unexpired, and to the Knowledge of the Company, valid and enforceable;

(iii) to the Knowledge of the Company: (i) the conduct of the business of the Company and its subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, has not infringed, misappropriated or violated, and does not infringe, misappropriate or violate the Intellectual Property Rights of any third party;

(iv) in the three (3) years prior to the date hereof, neither the Company nor any of its subsidiaries have received any written notice from a third party alleging the Company or any of its subsidiaries have infringed the Intellectual Property Rights of a third person;

(v) to the Knowledge of the Company, no material item of Company Intellectual Property is being infringed by any third party;

(vi) the Company and its subsidiaries have taken commercially reasonable steps to protect the confidentiality and value of its trade secrets and other confidential information;

(vii) each of the Company, its subsidiaries and, to the Knowledge of the Company, each Company Joint Venture has implemented and maintained commercially reasonable information security programs and commercially reasonable physical, technical and administrative safeguards, in each case, designed to protect the security, confidentiality, integrity and availability of Personal Data, and their systems, networks or information technology that store, transmit or otherwise process Personal Data;

(viii) each of the Company, its subsidiaries, and each Company Joint Venture, is and since January 1, 2018 has been, in compliance with the following (collectively, the “Company Privacy Requirements”): (A) any Privacy Laws; and (B) any publicly-posted policies or notices, and any contractual obligations, concerning the Company’s, any of its subsidiaries’ or, to the Knowledge of the Company, any Company Joint Venture’s collection, use, storage, disclosure, or other processing of any Personal Data;

(ix) there have not been any incidents involving (A) security breaches of, or unauthorized access to, any systems, networks or information technology of the Company, any of its subsidiaries or any Company Joint Venture, in each case, that store, transmit or maintain Personal Data or (B) the accidental or unlawful loss of or damage to, or unauthorized access to or use, acquisition, modification or disclosure of, any Personal Data in the Company’s, any of its subsidiaries’, or, to the Knowledge of the Company, any Company Joint Venture’s possession, custody or control, including any such incident requiring notification to any Person (including any Governmental Entity) under Company Privacy Requirements; and

(x) since January 1, 2018, (A) there have not been any complaints or written notices to the Company, any of its subsidiaries or, to the Knowledge of the Company, any Company Joint Venture, or audits, proceedings or investigations conducted or claims asserted in writing by any Person (including any Governmental Entity) regarding alleged unauthorized or unlawful collection, use, storage, retention, processing, transfer, disclosure, sharing, disposal or destruction of any Personal Data, or any violation of applicable Law, by the Company, any of its subsidiaries or any Company Joint Venture, or any unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Personal Data in the possession, custody or control of the Company, any of its subsidiaries or any Company Joint Venture and (B) no such audit, proceeding, investigation or claim is pending, or to the Knowledge of the Company, threatened.

(b) For purposes of this Agreement:

(i) “Personal Data” means any information that constitutes “personal data,” “personally identifiable information,” “personally identifiable financial information,” “protected health information,” “personal information” or similar information regulated by applicable Law.

(ii) “Privacy Laws” means any applicable Law governing (A) the privacy, protection, or security of Personal Data, including as relevant to the collection, use, storage, retention, transfer, disclosure, sharing, disposal, destruction, or other processing of Personal Data; (B) monitoring or recording of telephone calls or electronic communications; (C) telephone calling, text messaging, telemarketing, or email marketing; or (D) consumer protection laws applicable to privacy, data security, the collection, use or disclosure of Personal Data or statements to consumers related to the foregoing.

SECTION 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company nor any of its subsidiaries nor any of the Company Joint Ventures is, or since January 1, 2018 has been in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries and the Company Joint Ventures has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted or for the occupancy of the Leased Real Property as currently occupied (collectively, the “Environmental Permits”), and is, and has since January 1, 2018, has been, in compliance with the requirements of such Environmental Permits; (iii) neither the Company nor any of its subsidiaries nor any of the Company Joint Ventures has received written notice that any such Environmental Permits are not validly issued and in full force and effect or that there are any Actions, inquiries or reviews pending or, to the Knowledge of the Company, threatened to challenge, modify, revoke or terminate any such Environmental Permits, (iv) none of the Company nor any of its subsidiaries nor any of the Company Joint Ventures has received written notice of any pending or threatened Actions under any Environmental Law, or regarding any investigation or remediation of any

Hazardous Materials, against the Company or any of its subsidiaries and (v) there has been no release or disposal of, no contamination by, and no exposure of any Person to, any Hazardous Materials so as to give rise to any liability under Environmental Laws for the Company or any of its subsidiaries.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding pollution or protection of the environment, including those relating to the release or threatened release of Hazardous Materials or to the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law.

SECTION 3.19 Opinions of Company Financial Advisors. The Board of Directors of the Company has received from each of Morgan Stanley & Co. LLC and BofA Securities, Inc. (each, a “Company Financial Advisor”) an opinion to the effect that, as of the date of such opinion and subject to and based upon the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Cancelled Company Shares).

SECTION 3.20 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.21, no “fair price”, “moratorium”, “control share acquisition”, “interested shareholder,” “affiliate transaction”, “business combination” or other similar antitakeover Law (collectively, “Takeover Statutes”) applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

SECTION 3.22 Vote/Approval Required. Assuming the accuracy of the representation set forth in Section 4.21, other than the Company Requisite Vote, no vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.23 Warranties; Recalls. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) no products and services marketed, leased, licensed, installed and/or sold by or on behalf of the Company or any of its subsidiaries have been the subject of any recall, and (b) there are no pending voluntary recalls and no pending or, to the Knowledge of the Company, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products or services.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

SECTION 3.25 Access to Information; Disclaimer. The Company acknowledges and agrees (on its own behalf and on behalf of each other Company Related Party) that it and each other Company Related Party (a) has had an opportunity to discuss the business of Parent and its subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its subsidiaries and (ii) the documents provided by Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (d) has conducted its own independent investigation of Parent and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its subsidiaries or otherwise, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, the Company further acknowledges and agrees that none of Parent or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Company will have no claim against Parent or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except (i) as disclosed in the Parent SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018 and prior to the date of this Agreement (excluding any disclosures set forth in the Parent SEC Reports under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are cautionary, predictive or forward-looking in nature), provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 4.4 or Section 4.22 or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that, other than in the case of Section 4.4 or Section 4.22, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

SECTION 4.1 Organization and Qualification; Subsidiaries; Parent Joint Ventures.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be so organized or existing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Each of the subsidiaries of Parent is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be so organized, existing or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Each of Parent and its subsidiaries is qualified, licensed or admitted to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, licensing or admission, except in each case where the failure to be so qualified, licensed or admitted or, to the extent such concept is applicable, in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(b) Schedule 4.1(b) of the Parent Disclosure Letter sets forth (x) each subsidiary of Parent, (y) a list of all the Parent Joint Ventures, including the name of such entity, and (z) the jurisdiction of organization of each such subsidiary and Parent Joint Venture. Except for interests in the subsidiaries of Parent and the Parent Joint Ventures, neither Parent nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. Schedule 9.5(hh) and Schedule 9.5(ww) of the Parent Disclosure Letter, taken together, set forth a true, complete and accurate list of Parent’s tax equity funds and cash equity funds.

SECTION 4.2 Certificate of Incorporation and Bylaws. Parent has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the certificate of incorporation, as amended to date (the “Parent Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Parent Bylaws”), of Parent as currently in effect. The Parent Certificate of Incorporation and the Parent Bylaws are in full force and effect.

SECTION 4.3 Capitalization. The authorized capital stock of Parent consists of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), and (ii) 200,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”).

(a) As of the close of business on July 2, 2020 (the “Parent Capitalization Date”):

(i) no shares of Parent Preferred Stock were issued or outstanding;

(ii) 122,355,953 shares of Parent Common Stock were issued and outstanding and 0 shares of Parent Common Stock were held by Parent in its treasury; and

(iii) there were (A) 10,450,113 shares of Parent Common Stock underlying outstanding Parent Options and (B) 4,539,475 shares of Parent Common Stock underlying outstanding Parent RSUs, in each such case as granted or provided for under the Parent Stock Plan, along with the applicable award agreements with respect to which any Parent Equity Awards have been issued thereunder, and pursuant to which any Parent Equity Awards are outstanding; and

(iv) 11,035,922 shares of Parent Common Stock were available and reserved for issuance (but not issued) under the Parent Stock Plans and 6,193,413 shares of Parent Common Stock were available and reserved for issuance under the Parent ESPP.

(b) The Parent Stock Plans and the Parent ESPP are the only plans or programs that Parent or any of its subsidiaries maintain under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding, and no awards other than Parent Options and Parent RSUs have been granted under the Parent Stock Plans or otherwise.

(c) From the close of business on the Parent Capitalization Date until the date of this Agreement, no Parent Equity Awards have been granted and no shares of Parent Common Stock have been issued, except for shares of Parent Common Stock issued pursuant to the exercise of Parent Options or the vesting and settlement of Parent RSUs, in each case, in accordance with the terms of the Parent Stock Plan. Except as set forth in Section 4.3(a) or on Schedule 4.3(a) of the Parent Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options, warrants, calls, phantom stock or other rights to acquire from Parent, or obligations of Parent to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of Parent or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent (collectively, “Parent Securities”) and (ii) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities. All outstanding shares of Parent Common Stock, and all shares of Parent Common Stock reserved for issuance as noted in Section 4.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights. Each of the outstanding shares of capital stock, membership interests, partnership interests, voting securities, or other ownership interests of (I) each Parent Joint Venture that are held by Parent or any subsidiary of Parent and (II) each of Parent’s subsidiaries, in each case, is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 4.3(b) of the Parent Disclosure Letter, all such shares are owned by Parent or a subsidiary of Parent and, with respect to such shares owned by Parent or a subsidiary of Parent, are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Parent or any of its subsidiaries is a party in favor of any Person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities, or other ownership interests of Parent, any subsidiary of Parent or any Parent Joint Venture.

SECTION 4.4 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will duly approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub in accordance with Section 251 of the DGCL and promptly deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Parent Common Stock present at the Parent Stockholders Meeting, or any adjournment or postponement thereof, to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Parent’s stockholders, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to the terms of this Agreement, resolving to recommend that the stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Recommendation”) and (iv) adopting and approving a resolution having the effect of causing Parent not to be subject to any Takeover Statute that might otherwise apply to this Agreement, the Company Stockholder, the Company Stockholder Support Agreement, the Merger or any of the other transactions contemplated by this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently withdrawn or modified in any manner adverse to the Company.

SECTION 4.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or the certificates of incorporation, bylaws or other comparable organizational documents of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of the Parent Joint Ventures or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation or amendment of, or acceleration or early amortization of any indebtedness under or result in the creation of a Lien (except in all cases for Parent Permitted Liens) on any of the material assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clause (ii) and clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(b) Subject to the accuracy of the Company’s representations set forth in Section 3.5(b), the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) such filings and approvals as may be required under the applicable requirements of the New York Stock Exchange and NASDAQ, (iv) the filing and recordation with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or (B)  have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.6 Compliance.

(a) Parent and its subsidiaries and the Parent Joint Ventures are not in violation of any Law applicable to Parent, any of its subsidiaries or the Parent Joint Ventures, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its subsidiaries and the Parent Joint Ventures have all Licenses required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time, except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, for the preceding five years none of Parent or any of its subsidiaries or any of the Parent Joint Ventures or, to the Knowledge of Parent, any agent, employee or other Person acting on behalf of any of Parent or its subsidiaries or any Parent Joint Venture, (i) is or has been in violation of any provision of any Anti-Corruption Law or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. Parent has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

SECTION 4.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the SEC since the Applicable Date through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Parent SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Parent SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Reports has been amended or superseded by a later Parent SEC Report filed prior to the date of this Agreement. Since the Applicable Date, Parent has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(b) The audited consolidated financial statements of Parent (including all notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent and its subsidiaries (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2020 and included in the Parent SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c) Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of Parent contained in Parent’s quarterly report on Form 10-Q for the period ended March 31, 2020; (ii) for liabilities or obligations incurred in the ordinary course of business since March 31, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.8 Contracts.

(a) Except (i) for this Agreement and (ii) for the Contracts filed as exhibits to the Parent SEC Reports, as of the date hereof, neither Parent nor any of its subsidiaries nor any of the Parent Joint Ventures is party to or bound by and none of their respective assets or properties is subject to any Contract that:

(i) is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act but has not been filed as an exhibit to the Parent SEC Reports; or

(ii) is between Parent, any of its subsidiaries or any Parent Joint Venture, on the one hand, and any director or officer (or any Person controlled by, or any immediate family member of, such individual) of any of the foregoing or any Person beneficially owning 5% or more of the outstanding Parent Shares, on the other hand, including any Contract pursuant to which Parent, any of its subsidiaries or any Parent Joint Venture has an obligation to indemnify such Person, except for any Parent Plan and any Contracts entered into on arm’s length terms in the ordinary course of business.

Each Contract filed as an exhibit to the Parent SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Parent Plan) is referred to herein as a “Parent Material Contract”.

(b) As of the date of this Agreement, neither Parent nor any subsidiary of Parent or Parent Joint Venture is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed. Except for Contracts filed as exhibits to the Parent SEC Reports, Parent has provided to the Company prior to the date of this Agreement a true and complete copy of each Parent Material Contract as in effect on the date of this Agreement. Each of the Parent Material Contracts is valid and binding on Parent, each of its subsidiaries, and each of the Parent Joint Ventures party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Parent Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as the date hereof (x) neither Parent nor, to the Knowledge of Parent, any of its subsidiaries nor any of the Parent Joint Ventures has received written notice from any other party to a Parent Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Parent Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Parent Material Contract by Parent, any of its subsidiaries or any of the Parent Joint Ventures and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its subsidiaries or otherwise give rise thereunder to any right of termination, cancellation, amendment or acceleration or early amortization of any indebtedness by any counterparty thereto. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of any standard or form of Parent Customer Agreement currently in effect.

SECTION 4.9 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement or any COVID-19 Responses, (a) since March 31, 2020 through the date of this Agreement, except for the transactions contemplated by this Agreement or any COVID-19 Responses, Parent and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of the Company pursuant to the terms of Section 5.2(a), (f), (g), (h) or (i) (but only as Section 5.2(i) relates to the other subsections of Section 5.2 enumerated in this Section 4.9(a)) hereof and (b) since December 31, 2019 through the date of this Agreement, (i) the business of Parent and its subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not occurred a Parent Material Adverse Effect.

SECTION 4.10 Absence of Litigation. As of the date of this Agreement, there are no Actions or inquiries pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, any of their respective subsidiaries, or any Parent Joint Venture, other than any such Action or inquiry that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any Parent Joint Venture or any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected (A) to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) to prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

SECTION 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Parent Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee or other service provider of the Parent or any of its subsidiaries (collectively, the “Parent Employees”), including remuneration, bonus, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, cash incentive, long-term incentive, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by Parent or any of its subsidiaries (such plans, programs, policies, agreements and arrangements, without respect to materiality, collectively “Parent Plans”).

(b) With respect to each Parent Plan set forth on Schedule 4.11(a) of the Parent Disclosure Letter, Parent has made available to the Company a true and complete copy thereof to the extent in writing.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all of the Parent Plans have been established, maintained and administered in all material respects in compliance with their terms and all applicable requirements of Law, including the Code.

(d) With respect to each Parent Plan, as of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Parent, threatened.

(e) No Parent Plan provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(f) No Parent Plan is a plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code.

(g) Except as set forth in Schedule 4.11(g) of the Parent Disclosure Letter, no Parent Plan exists that as a result of the consummation of the transactions contemplated by this Agreement would (either alone or upon the occurrence of any additional or subsequent events) (i) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefit due to any Parent Employee under any Parent Plan, except as expressly provided in this Agreement, (ii) result in any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any Parent Employee or (iii) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code.

(h) Except as, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all Parent Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.12 Labor and Employment Matters.

(a) Except as set forth in Schedule 4.12 of the Parent Disclosure Letter, neither Parent nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Parent Employees, nor is any such agreement being negotiated by Parent as of the date hereof. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no (i) unfair labor practice complaints pending or, to the Knowledge of Parent, threatened against Parent or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority or (ii) to the Knowledge of Parent, union organizing efforts regarding any Parent Employees. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened actions, complaints or proceedings relating to employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its subsidiaries are in material compliance with the WARN Act, including all notification requirements set forth in such Laws. Within the preceding two years, Parent has not implemented any “plant closing,” “mass layoff,” or other action that required notification pursuant to the WARN Act without complying with such notification requirements.

SECTION 4.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent, each of its subsidiaries, and each of the Parent Joint Ventures (A) have timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations, (B) have timely paid all Taxes required to be paid by them, whether or not shown as due on any Tax Returns, (C) have properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to customers or otherwise related to the provision of utilities in the jurisdictions in which Parent, its subsidiaries or the Parent Joint Ventures operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and have properly completed and timely filed all Forms W-2 and 1099 required in respect thereto and (D) have not requested any extension of time for filing any Tax Return that has not been filed (other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business that do not require the consent of a Governmental Entity), and have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency;

(ii) The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent, its subsidiaries and the Parent Joint Ventures for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its subsidiaries nor any Parent Joint Venture has incurred any liability for Taxes outside the ordinary course of business;

(iii) There are no Liens for Taxes (other than Parent Permitted Liens) on any of the assets of Parent, any of its subsidiaries or any Parent Joint Venture;

(iv) None of Parent, any of its subsidiaries or any Parent Joint Venture is or has been a party to or participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(v) None of Parent, any of its subsidiaries or any Parent Joint Venture (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was Parent or one of its subsidiaries), (B) has any liability for the Taxes of any Person (other than Parent or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, or otherwise pursuant to any law, rule or regulation, (C) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than (i) any other commercial agreements or contracts the primary purpose of which is not Taxes or (ii) any agreement among or between only Parent and/or any of its subsidiaries) or (D) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or 361 of the Code in the two-year period ending on the date of this Agreement;

(vi) No written claim has been made by a Governmental Entity in a jurisdiction where Parent or any of its subsidiaries or any Parent Joint Venture does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved; and

(vii) Parent is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Except as otherwise set forth in Section 4.13(b) of the Parent Disclosure Letter, no income or other material Tax audits, examinations, deficiency, refund litigation, proposed adjustment, matter in controversy, investigation or other proceedings with a Governmental Entity with respect to income or other material Taxes of Parent, any of its subsidiaries, or any Parent Joint Ventures is pending or being conducted. To the Knowledge of Parent, none of Parent, any of its subsidiaries or any Parent Joint Venture has received notice that any Parent Tax Equity Fund (and, to the Knowledge of Parent without inquiry, none of Parent, any of its subsidiaries or any Parent Joint Venture has received notice that any Parent Tax Equity Investor or any corporation that directly or indirectly holds 100% of the ownership interest in the applicable Parent Tax Equity Investor) is subject to any audit, examination, review, investigation, action or proceeding by any taxing authority, which audit, examination, review, investigation, action or proceeding concerns in whole or in part such person’s direct or indirect interest in any of Parent, its subsidiaries or any Parent Joint Venture. None of Parent, any of its subsidiaries or any Parent Joint Venture has received from any foreign, federal, state, or local taxing authority (including jurisdictions where it has not filed Tax Returns) any written (i) notice indicating an intent to open an income or other material Tax audit or other review with respect to income or other material Taxes, (ii) request for information related to income or other material Tax matters, or (iii) notice that a deficiency with respect to any income or other material Taxes has been proposed, asserted or assessed against Parent, its subsidiaries or the Parent Joint Ventures, in each case of clauses (i), (ii) or (iii), that has not been resolved in full.

(c) Neither Parent nor any of its subsidiaries nor any Parent Joint Venture has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d) To the Knowledge of Parent, with respect to its safe harbor programs for federal investment tax credits under IRS Notice 2018-59, no act, event or circumstance has occurred or existed that would result in the costs relied upon for safe harbor qualification to not have been incurred prior to January 1, 2020 (within the meaning of Treasury Regulations Section 1.461-1(a)(1) and (2)).

SECTION 4.14 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

SECTION 4.15 Registration Statement. None of the information relating to Parent or any of its subsidiaries to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Registration Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Registration Statement.

SECTION 4.16 Intellectual Property; Privacy and Data Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) to the Knowledge of Parent, the conduct of the business of Parent and its subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, has not infringed, misappropriated or violated, and does not infringe, misappropriate or violate the Intellectual Property Rights of any third party;

(b) in the three (3) years prior to the date hereof, neither Parent nor any of its subsidiaries have received any written notice from a third party alleging Parent or any of its subsidiaries have infringed the Intellectual Property Rights of a third person;

(c) to the Knowledge of Parent, no material item of Parent Intellectual Property is being infringed by any third party;

(d) each of Parent, its subsidiaries and, to the Knowledge of Parent, each Parent Joint Venture has implemented and maintained commercially reasonable information security programs, and commercially reasonable physical, technical and administrative safeguards, in each case, designed to protect the security, confidentiality, integrity and availability of Personal Data, and their systems, networks or information technology that store, transmit or otherwise process Personal Data;

(e) each of Parent, its subsidiaries, and each Parent Joint Venture, is, and since January 1, 2018 has been, in compliance with the following (collectively, the “Parent Privacy Requirements”): (A) any Privacy Laws;

and (B) any publicly-posted policies or notices, and any contractual obligations, concerning Parent’s, any of its subsidiaries’ or, to the Knowledge of Parent, any Parent Joint Venture’s collection, use, storage, disclosure, or other processing of any Personal Data;

(f) there have not been any material incidents involving (A) security breaches of, or unauthorized access to, any systems, networks or information technology of Parent, any of its subsidiaries or any Parent Joint Venture, in each case, that store, transmit or maintain Personal Data or (B) the accidental or unlawful loss of or damage to, or unauthorized access to or use, acquisition, modification or disclosure of, any Personal Data in Parent’s, any of its subsidiaries’, or, to the Knowledge of Parent, any Parent Joint Venture’s possession, custody or control, including any such incident requiring notification to any Person (including any Governmental Entity) under Parent Privacy Requirements; and

(g) since January 1, 2018, (A) there have not been any complaints or written notices to Parent, any of its subsidiaries or, to the Knowledge of Parent, any Parent Joint Venture, or audits, proceedings or investigations conducted or claims asserted in writing by any other Person (including any Governmental Entity) regarding alleged unauthorized or unlawful collection, use, storage, retention, processing, transfer, disclosure, sharing, disposal or destruction of any Personal Data, or any violation of applicable Law, by Parent, any of its subsidiaries or any Parent Joint Venture, or any unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Personal Data in the possession, custody or control of Parent, any of its subsidiaries or any Parent Joint Venture and (B) no such audit, proceeding, investigation or claim is pending, or to the Knowledge of Parent, threatened.

SECTION 4.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) none of Parent nor any of its subsidiaries nor any of the Parent Joint Ventures is, or since January 1, 2018 has been, in violation of any applicable Environmental Law; (ii) each of Parent and its subsidiaries and the Parent Joint Ventures has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted or for the occupancy of the Parent Leased Real Property as currently occupied (collectively, the “Parent Environmental Permits”), and is, and has since January 1, 2018, has been, in compliance with the requirements of such Parent Environmental Permits; (iii) neither Parent nor any of its subsidiaries nor any of the Parent Joint Ventures has received written notice that any such Parent Environmental Permits are not validly issued and in full force and effect or that there are any Actions, inquiries or reviews pending or, to the Knowledge of Parent, threatened to challenge, modify, revoke or terminate any such Parent Environmental Permits, (iv) none of Parent nor any of its subsidiaries nor any of the Parent Joint Ventures has received written notice of any pending or threatened Actions under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against Parent or any of its subsidiaries and (v) there has been no release or disposal of, no contamination by, and no exposure of any Person to, any Hazardous Materials so as to give rise to any liability under Environmental Laws for Parent or any of its subsidiaries.

SECTION 4.18 Opinion of Parent Financial Advisor. The Board of Directors of Parent has received from Credit Suisse Securities (USA) LLC (the “Parent Financial Advisor”) an opinion to the effect that, as of the date of such opinion and subject to and based upon the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent.

SECTION 4.19 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its subsidiaries.

SECTION 4.20 Sufficient Funds. Parent and Merger Sub will have on the Closing Date funds sufficient to (i) make any payments required under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

SECTION 4.21 Ownership of Company Shares. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares, or holds any rights to acquire or vote any Company Shares. None of Parent, Merger Sub nor any their respective “affiliates” or “associates” (as such terms are defined in Article X of the Company Certificate of Incorporation) is, or has been at any time within the three (3) year period immediately prior to the date hereof, an “interested stockholder” of the Company (as such term is defined in Article X of the Company Certificate of Incorporation).

SECTION 4.22 Vote/Approval Required. Other than the Parent Requisite Vote, no vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.23 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company (in such Person’s capacity as such) or any member of the Company’s management or directors (in their capacity as such) in respect of the transactions contemplated by this Agreement or the management of the Surviving Corporation following the Effective Time.

SECTION 4.24 Warranties; Recalls. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) no products and services marketed, leased, licensed, installed and/or sold by or on behalf of Parent or any of its subsidiaries have been the subject of any recall, and (b) there are no pending voluntary recalls and no pending or, to the Knowledge of Parent, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products or services.

SECTION 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

SECTION 4.26 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees (on their own behalf and on behalf of each other Parent Related Party) that it and each other Parent Related Party (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries or otherwise, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (w) as required or expressly permitted by this Agreement, (x) as set forth in Schedule 5.1 of the Company Disclosure Letter, (y) as required by applicable Laws (including by any Governmental Entity or public or local utility) or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company: (a) shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its subsidiaries and the Company Joint Ventures to, conduct the business of the Company, its subsidiaries and the Company Joint Ventures in the ordinary and usual course of business consistent with past practice (with the Company’s actions taken in response to the COVID-19 pandemic prior to the date of this Agreement being deemed to be in the ordinary and usual course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business consistent with past practice) and in compliance in all material respects with applicable Laws (provided, that during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Company may take actions outside of the ordinary and usual course of business (i) to the extent reasonably necessary to protect the health and safety of the Company’s or its subsidiaries’ employees or (ii) in response to any applicable Law, directive, guideline or recommendation arising out of, or otherwise related to, the COVID-19 pandemic (including any COVID-19 Response), in each case, after written notice to and, to the extent practicable under the circumstances, consultation with, Parent; provided, if an action would reasonably be expected to require notice under a WARN Act, such notice shall be provided at least five (5) days prior to taking such action); (b) shall use its reasonable best efforts to preserve intact its business organization and material business relationships, including those with Governmental Entities, customers, suppliers, creditors, lessors, Cash Equity Investors, Tax Equity Investors and any other Person having material business relations with the Company, its subsidiaries or the Company Joint Ventures and keep available the services of its officers and employees and the officers and employees of its subsidiaries; and (c) without limiting the foregoing, shall not and shall cause each of its subsidiaries and each Company Joint Venture not to:

(i) fail to use commercially reasonable efforts to take any action or omission that would result in any Company Project (other than any Company Project subject to a Customer Agreement in the form of a system purchase agreement) being granted permission to operate or its equivalent by the applicable utility (A) unless such Company Project is owned, and was owned at least one day prior to the date on which such Company Project receives permission to operate, by either (I) a Tax Equity Fund or (II) a tax equity fund that, if it were in existence as of the date hereof, would be a Tax Equity Fund or (B) except for an immaterial number of systems that receive permission to operate despite the Company’s commercially reasonable efforts to avoid receipt of such permission;

(ii) amend, adopt any amendment or otherwise change the Company Certificate of Incorporation or Company Bylaws or other applicable governing instruments or organizational documents;

(iii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof except with respect to the equity or ownership interests of any Company Joint Venture or any other Person to the extent necessary in respect of a Company Project Financing (or a financing in respect of a solar energy and/or energy storage project that will be developed or owned by the Company, one of its subsidiaries, any Company Joint Venture or a Joint Venture in which the Company, its subsidiaries or a Company Joint Ventures will have an interest);

(iv) issue, sell, grant, pledge, transfer, lease, encumber or dispose of (or authorize the issuance, sale, grant, transfer, lease, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries or any of the Company Joint Ventures (except (a) for the issuance of Company Shares upon the exercise, vesting or settlement of Company Options, Company RSUs and Company PSUs, (b) for any issuance, sale or disposition to the Company or a subsidiary of the Company by any subsidiary of the Company, (c) for the grant of Company Options, Company RSUs and Company PSUs or any other award permitted to be granted under the Company Stock Plans in connection with the Company’s annual equity grant process, equity grant process for new hires and/or to retain existing employees in amounts not to exceed those set forth on Schedule 5.1(c) of the Company Disclosure Letter) or (d) the issuance, sale or disposition of any securities of any of the subsidiaries of the Company or the Company Joint Ventures in connection with a bona fide financing;

(v) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of its capital stock (except for (A) the acquisition of Company Shares tendered by directors or employees in connection with a cashless exercise of Company Options or in order to pay withholding Taxes in connection with the exercise of Company Options or (B) the settlement of any Company RSUs or Company PSUs pursuant to the terms of the applicable Company Stock Plan);

(vi) establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) any dividend or distribution by a subsidiary of the Company or any Company Joint Venture to the Company or any subsidiary of the Company or (B) any dividend or distribution by a Company Joint Venture in accordance with the Tax Equity Transaction Documents, the Cash Equity Transaction Documents or the organizational documents of such Company Joint Venture);

(vii) except (x) to the extent expressly set forth in Section 6.10 or (y) as required by the terms of any Company Plan set forth on Schedule 3.11(a) of the Company Disclosure Letter (as in effect on the date of this Agreement), (A) hire any employee or engage any independent contractor or consultant (who is a natural person), (B) materially increase the compensation or benefits of any of its current or former non-employee directors, officers, employees or other service providers, (C) grant, promise or pay any severance or termination pay to any current or former non-employee director, officer, employee or other service provider not provided for under any Company Plan as in effect on the date of this Agreement, (D) establish, adopt, enter into, materially amend or terminate any Company Plan, (E) grant any equity or equity-based awards, except as permitted under Section 5.1(c), (F) amend any Company Plan, including any Company Plan that is a sales commission plan, in any manner that would increase any benefits provided for participants in the aggregate under such Company Plan as in effect on the date of this Agreement, (G) grant, promise or pay any “single-trigger,” change in control or similar benefit to any current or former non-employee director, officer, employee or other service provider not provided for under any Company Plan as in effect on the date of this Agreement, or (H) accelerate the payment, funding or vesting of any benefit;

(viii) make any material change in any accounting principles, except to the extent required by any change, after the date of this Agreement, in GAAP or regulatory requirements with respect thereto;

(ix) (A) except to the extent required by GAAP, adopt or change any material method of Tax accounting, (B) except to the extent required by GAAP, change any annual accounting period, (C) make or change any material Tax election, (D) file any materially amended Tax Return, (E) surrender any claim for a refund (or credit in lieu of a refund) of material Taxes, (F) consent to any extension or waiver of the limitations period applicable to a material Tax claim, assessment or liability, (G) enter into any closing agreement with respect to any material Taxes, or (H) settle or compromise any material Tax claim, assessment or liability;

(x) enter into any collective bargaining agreement with any labor organization or other representative of any Company Employees;

(xi) (A) enter into any new, amend, or modify (including by waiver) any, Company Material Contract to the extent that, as a result of such entry, amendment or modification, the consummation of the transactions contemplated by this Agreement or the compliance by the Company or any subsidiary of the Company or Company Joint Venture with the provisions of this Agreement, in either case, would reasonably be expected to: conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Company Permitted Liens) upon any of the properties or assets of the Company or any subsidiary of the Company or Company Joint Venture under, or require Parent, the Company or any of their respective subsidiaries to make a payment or license or transfer any of its properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Company Material Contract or amendment, (B) enter into any Contract that (1) contains “most favored nation” or other similar preferential status, (2) contains an exclusivity or similar provision that would materially constrain the sales opportunities of the Company or its subsidiaries or (3) would require the Company or any of its subsidiaries to make payments of more than $50,000,000 in any fiscal year), (C) other than in the ordinary course of business or otherwise on commercially reasonable terms, enter into any Contract that, if in effect as of the date hereof, would constitute a Company Material Contract pursuant to subclause (ii), (iii), (vii), (viii), (ix) or (xi) of Section 3.8(a) or (D) enter into, amend or modify any Contract if such Contract or modification or amendment of a Contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xii) make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed $1,500,000 individually or $15,000,000 in the aggregate;

(xiii) except as set forth on Schedule 5.1(c) of the Company Disclosure Letter, enter into any new line of business or discontinue any existing line of business (it being understood that extensions of existing lines of business, including into new markets and channels, and expansions of existing lines of business into adjacent lines of business shall not constitute new lines of business);

(xiv) make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or investments between the Company and any wholly owned subsidiary of the Company and (B) advances to employees for travel and other business-related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto;

(xv) settle, pay, discharge or satisfy any Action other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation, (B) results solely in a monetary obligation involving only the payment of monies by the Company or its applicable subsidiary of not more than $500,000 individually (net of insurance) and (C) does not involve any admission of guilt or impose any restriction, limitation, conduct remedy or injunctive relief, in each case, that would reasonably be expected to be, individually or in the aggregate, material and adverse to the business of the Company, its subsidiaries or any Company Joint Venture, whether before, on or after the Effective Time;

(xvi) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xvii) fail to take any action or omission in respect of certain financing, investment and related matters in accordance with Schedule 5.1(c)(xvii) of the Company Disclosure Letter;

(xviii) (A) acquire or agree to acquire any properties or assets in excess of $5,000,000 (other than (1) purchases of equipment, supplies and inventory in the ordinary course of business consistent with past practice, (2) any transaction solely between the Company and a wholly owned subsidiary of the Company conducted in the ordinary course of business consistent with past practice or (3) with respect to the equity or ownership interests of any Cash Equity Fund or Tax Equity Fund in connection with incorporating or forming such Person to the extent necessary in connection with a Company Project Financing conducted in the ordinary course of business consistent with past practice) or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Company Permitted Liens), or otherwise dispose of any properties or assets (other than (1) the sale of assets to a subsidiary of the Company or Company Joint Venture to the extent necessary in connection with a Company Project Financing conducted in the ordinary course of business, (2) sales of products or services in the ordinary course of business or any of the foregoing with respect to inventory in the ordinary course of business, (3) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business and (4) dispositions of obsolete or worthless equipment in the ordinary course of business or the abandonment, lapse or expiration of Intellectual Property in the ordinary course of business or that is no longer used in or useful to the Company or Company Joint Venture);

(xix) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into substitute policies therefor;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such Person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement;

(xxi) enter into any transaction or Contract (A) with any Affiliate (other than the Company Stockholder) except for the entry into Contracts with an Affiliate (other than the Company Stockholder) in the ordinary course of business consistent with past practice and on arms’ length terms, (B) with any holder of 5% or more of the shares of Company Common Stock, (C) director or executive officer of the Company or any of the subsidiaries of the Company or (D) with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; or

(xxii) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(c)(i) through Section 5.1(c)(xxi);

provided, however, with respect to the obligations of the Company to cause a Company Joint Venture to take, or refrain from taking, any action, the Company’s obligations set forth in this Section 5.1(c) shall apply only to the extent that any such matter is within the control of the Company or its subsidiaries; provided, further, and without limiting the foregoing, the Company shall not authorize or direct a Company Joint Venture or any of its Representatives to take any action or omission that the Company would otherwise be prohibited from taking under this Section 5.1(c) or that the Company would be required under this Agreement to cause them (or any of them) not to take and, to the extent it has the right or ability to do so, will not permit any of them to take or omit from taking any such action and, in all events, will use reasonable best efforts to cause the Company Joint Venture to take or omit from taking any such action; and

SECTION 5.2 Conduct of Business of Parent Pending the Merger. Parent agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with

Article VIII, except (w) as required or expressly permitted by this Agreement, (x) as set forth in Schedule 5.2 of the Parent Disclosure Letter, (y) as required by applicable Laws (including by any Governmental Entity or public or local utility) or (z) as the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not and shall cause each of its subsidiaries and each Parent Joint Venture not to:

(a) amend, adopt any amendment or otherwise change the Parent Certificate of Incorporation or Parent Bylaws or other applicable governing instruments or organizational documents in any manner that would materially and adversely affect the holders of the Company Common Stock, or adversely affect the holders of the Company Common Stock relative to other holders of Parent Common Stock;

(b) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof except (i) with respect to the equity or ownership interests of any Parent Joint Venture, or any Person that, if it were in existence on the date hereof, would be a Parent Joint Venture, in respect of incorporating or forming such Parent Joint Venture to the extent necessary in respect of a Parent Project conducted in the ordinary course business consistent with past practice or (ii) any acquisition or investment that does not, together with the value (taking into account the assumption of indebtedness or other liabilities) of all other acquisitions or investments made pursuant to this Section 5.2(b)(ii) and the value (prior to any discounts) of all issuances of interests pursuant to Section 5.2(c)(v), exceed $200,000,000 in the aggregate;

(c) issue, sell, grant, pledge, transfer, lease, encumber or dispose of (or authorize the issuance, sale, grant, transfer, lease, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Parent or any of its subsidiaries or any of the Parent Joint Ventures (except (i) for the issuance of Parent Shares under the Parent ESPP or upon the exercise, vesting or settlement of Parent Options and Parent RSUs, (ii) for any issuance, sale or disposition to the Parent or a subsidiary of the Parent by any subsidiary of the Parent, (iii) for the grant of Parent Options or Parent RSUs or any other award permitted to be granted under the Parent Stock Plans or the Parent ESPP in connection with Parent’s bonus program, annual equity grant process, equity grant process for new hires, promotions and/or to retain existing service providers, (iv) the issuance, sale or disposition of any securities of any of the subsidiaries of Parent or the Parent Joint Ventures in connection with a bona fide financing or (v) any issuance of Parent Shares that does not have a value (prior to any discounts) that, together with the value (taking into account the assumption of indebtedness or other liabilities) of all acquisitions or investments made pursuant to Section 5.2(b)(ii) and the value (prior to any discounts) of all other issuances of interests pursuant to this Section 5.2(c)(v), exceed $200,000,000 in the aggregate);

(d) reclassify, combine, split or subdivide any shares of Parent Common Stock;

(e) establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) any dividend or distribution by a wholly owned subsidiary of Parent or any Parent Joint Venture to Parent or any wholly owned subsidiary of Parent or (B) any dividend or distribution by a Parent Joint Venture expressly required to be made under in accordance with the organizational documents of such Parent Joint Venture);

(f) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such Person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement;

(h) enter into any transaction or Contract with any holder of 5% or more of the shares of Parent Common Stock, director or executive officer of Parent or any of the subsidiaries of Parent or enter into any other transaction or Contract with any other Person that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K under the Exchange Act; or

(i) agree, authorize or commit to do any of the foregoing actions described in Sections 5.2(a) through Section 5.2(h);

provided, however, with respect to the obligations of Parent to cause a Parent Joint Venture to take, or refrain from taking, any action, Parent’s obligations set forth in this Section 5.2 shall apply only to the extent that any such matter is within the control of Parent or its subsidiaries; provided, further, and without limiting the foregoing, Parent shall not authorize or direct a Parent Joint Venture or any of its Representatives to take any action or omission that Parent would otherwise be prohibited from taking under this Section 5.2 or that Parent would be required under this Agreement to cause them (or any of them) not to take and, to the extent it has the right or ability to do so, will not permit any of them to take or omit from taking any such action and, in all events, will use reasonable best efforts to cause the Parent Joint Venture to take or omit from taking any such action.

SECTION 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 No Solicitation by Company; Company Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.1, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries and its and its subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause the Company Joint Ventures and the Company’s and its subsidiaries’ and the Company Joint Ventures’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions with any Third Party concerning any Company Acquisition Proposal, or provide access to its properties, books and records or any confidential or nonpublic information or data to any Third Party relating to the Company, any of its subsidiaries, any of the Company Joint Ventures or any Company Project, or have or participate in any discussions with any Third Party, in connection with any of the foregoing, or (iii) unless this Agreement has been validly terminated in accordance with its terms, approve, authorize or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). The Company also agrees that, immediately following the execution of this Agreement, it shall (and shall use reasonable best efforts to cause each of its subsidiaries and its and their Representatives to) immediately (1) cease any solicitations, discussions or negotiations with any Third Party in connection with a Company

Acquisition Proposal or any potential Company Acquisition Proposal or that would otherwise be prohibited by the first sentence of this Section 6.1(a), and (2) terminate each Third Party’s access to any physical or electronic data rooms relating to any potential Company Acquisition Proposal. The Company also agrees that following the execution of this Agreement it will promptly request each Third Party that has prior to the date hereof executed a confidentiality agreement that is currently in effect in connection with a Company Acquisition Proposal or potential Company Acquisition Proposal to return or destroy all confidential information furnished to such Third Party by or on behalf of it or any of its subsidiaries prior to the date hereof. The Company shall promptly (and in any event within one Business Day after the Company’s Knowledge of any such event) notify Parent of the receipt of (1) any Company Acquisition Proposal after the execution of this Agreement, (2) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in or lead to, a Company Acquisition Proposal, or (3) any discussions or negotiations sought to be initiated or continued with the Company, any of its subsidiaries or its or their Representatives concerning a Company Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Third Party making, such Company Acquisition Proposal, inquiry, offer, proposal or request for information and an unredacted copy of any Company Acquisition Proposal, inquiry, offer, proposal or request for information (including any proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Company Acquisition Proposal) made in writing (including electronically) and a summary of terms and conditions of any Company Acquisition Proposal, inquiry, offer, proposal or request for information not made in writing. Commencing upon the provision of any notice referred to above, the Company shall (A) keep Parent (and its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Company Acquisition Proposal, request or inquiry and (B) provide to Parent as promptly as practicable and in any event within twenty-four hours following receipt or delivery thereof unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between the Company and any Third Party containing any of the terms or conditions of any Company Acquisition Proposal, including any proposed transaction agreements (and any drafts thereof and all schedules and exhibits thereto). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement (but solely to the extent necessary to allow for a confidential and nonpublic Company Acquisition Proposal to be made to the Company or its Board of Directors) so long as the Company promptly (and in any event within twenty-four hours thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such waiver, amendment or release.

(b) Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.4, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or making any disclosure to the Company’s stockholders to the extent that the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel) that failing to do so would violate applicable Law or be inconsistent with its fiduciary duties under Delaware law (provided that nothing in this Section 6.1(b)(i) shall be deemed to permit the Company or the Board of Directors of the Company to make a Company Change of Recommendation except to the extent permitted by Section 6.4(b) or otherwise be deemed to modify or supplement the definition of Company Change of Recommendation);

(ii) prior to obtaining the Company Requisite Vote, corresponding in writing with any Third Party and its Representatives who has made a written Company Acquisition Proposal that was not solicited in material breach of Section 6.1(a), solely to inform them of the existence of the provisions of this Section 6.1;

(iii) prior to obtaining the Company Requisite Vote, (A) contacting and engaging in any negotiations or discussions with any Third Party who has made a Company Acquisition Proposal and

(B) providing access to the Company’s or any of its subsidiaries’ or the Company Joint Ventures’ properties, books and records and providing information or data in response to a request therefor by a Third Party who has made a bona fide written Company Acquisition Proposal, in each case if, and only if, (1) such bona fide written Company Acquisition Proposal was made after the execution of this Agreement and did not result from a material breach of Section 6.1(a) (it being agreed that any breach of Section 6.1(a) that results in a Third Party or its Representatives making a Company Acquisition Proposal shall be deemed to be a material breach of Section 6.1(a) for purposes of this clause (1)) and (2) the Company’s Board of Directors (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Company Acquisition Proposal constitutes or could reasonably be expected to result in or lead to a Company Superior Proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware law, and (III) has received from the Third Party so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any information or data that is provided to any Third Party given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within twenty-four hours);

(iv) prior to obtaining the Company Requisite Vote, making a Company Change of Recommendation (but solely to the extent permitted by Section 6.4(b)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) relating to any direct or indirect sale, acquisition or purchase, in each case whether by merger, consolidation, contribution, license, joint venture, sale-leaseback, exchange or otherwise, involving 20% or more of the consolidated revenues, consolidated net income (or loss) or consolidated assets of the Company and its subsidiaries, taken as a whole, 20% or more of the total voting power or equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power or equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company which would result in any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), or the equityholders of any such Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), beneficially owning, directly or indirectly, more than 20% of the voting power or equity securities of the Company or the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

(ii) “Company Superior Proposal” means a bona fide and written Company Acquisition Proposal (provided for this purpose, all references to “20%” in the definition of “Company Acquisition Proposal” will be deemed to be references to “50%”) that did not result from a material breach of Section 6.1(a) (it being agreed that any breach of Section 6.1(a) that results in a Third Party or its Representatives making a Company Acquisition Proposal shall be deemed to be a material breach of Section 6.1(a) for purposes of this definition) or Section 6.1(b)(ii) that the Board of Directors of the Company in good faith determines, after consultation with its outside legal counsel and financial advisor(s), is more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Merger after taking into account the legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal deemed relevant in good faith by the Board of Directors of the Company, the identity of the Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) making the proposal and any changes to the terms of this Agreement offered in writing by Parent in response to such Company Superior Proposal pursuant to, and in accordance with, Section 6.4(b).

SECTION 6.2 No Solicitation by Parent; Parent Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.2, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, Parent shall not, shall cause its subsidiaries and its and its subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause the Parent Joint Ventures and Parent’s and its subsidiaries’ and Parent Joint Ventures’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any Parent Acquisition Proposal, (ii) engage in any negotiations or discussions with any Third Party concerning any Parent Acquisition Proposal, or provide access to its properties, books and records or any confidential or nonpublic information or data to any Third Party relating to Parent, any of its subsidiaries, any of the Parent Joint Ventures or any Parent Project, or have or participate in any discussions with any Third Party, in connection with any of the foregoing, or (iii) unless this Agreement has been validly terminated in accordance with its terms, approve, authorize or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement). Parent also agrees that, immediately following the execution of this Agreement, it shall (and shall use reasonable best efforts to cause each of its subsidiaries and its and their Representatives to) immediately (1) cease any solicitations, discussions or negotiations with any Third Party in connection with a Parent Acquisition Proposal or any potential Parent Acquisition Proposal or that would otherwise be prohibited by the first sentence of this Section 6.2(a), and (2) terminate each Third Party’s access to any physical or electronic data rooms relating to any potential Parent Acquisition Proposal. Parent also agrees that following the execution of this Agreement it will promptly request each Third Party that has prior to the date hereof executed a confidentiality agreement that is currently in effect in connection with a Parent Acquisition Proposal or potential Parent Acquisition Proposal to return or destroy all confidential information furnished to such Third Party by or on behalf of it or any of its subsidiaries prior to the date hereof. Parent shall promptly (and in any event within one Business Day after Parent’s Knowledge of any such event) notify the Company of the receipt of (1) any Parent Acquisition Proposal after the execution of this Agreement, (2) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in or lead to, a Parent Acquisition Proposal, or (3) any discussions or negotiations sought to be initiated or continued with Parent, any of its subsidiaries or its or their Representatives concerning a Parent Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Third Party making, such Parent Acquisition Proposal, inquiry, offer, proposal or request for information and an unredacted copy of any Parent Acquisition Proposal, inquiry, offer, proposal or request for information (including any proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Parent Acquisition Proposal) made in writing (including electronically) and a summary of terms and conditions of any Parent Acquisition Proposal, inquiry, offer, proposal or request for information not made in writing. Commencing upon the provision of any notice referred to above, Parent shall (A) keep the Company (and its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Parent Acquisition Proposal, request or inquiry and (B) provide to the Company as promptly as practicable and in any event within twenty-four hours following receipt or delivery thereof unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between Parent and any Third Party containing any of the terms or conditions of any Parent Acquisition Proposal, including any proposed transaction agreements (and any drafts thereof and all schedules and exhibits thereto). Notwithstanding anything to the contrary herein, Parent may grant a waiver, amendment or release under any confidentiality or standstill agreement (but solely to the extent necessary to allow for a confidential and nonpublic Parent Acquisition Proposal to be made to Parent or its Board of Directors) so long as Parent promptly (and in any event within twenty-four hours thereafter) notifies the Company thereof (including the identity of such counterparty) after granting any such waiver, amendment or release.

(b) Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.4, nothing contained in this Agreement shall prevent Parent or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act or making any disclosure to Parent’s stockholders to the extent that the Board of Directors of Parent has determined in good faith (after consultation with its outside legal counsel) that failing to do so would violate applicable Law or be inconsistent with its fiduciary duties under Delaware law (provided that nothing in this Section 6.2(b)(i) shall be deemed to permit Parent or the Board of Directors of Parent to make a Parent Change of Recommendation except to the extent permitted by Section 6.4(d) or otherwise be deemed to modify or supplement the definition of Parent Change of Recommendation);

(ii) prior to obtaining the Parent Requisite Vote, corresponding in writing with any Third Party and its Representatives who has made a written Parent Acquisition Proposal that was not solicited in material breach of Section 6.2(a), solely to inform them of the existence of the provisions of this Section 6.2;

(iii) prior to obtaining the Parent Requisite Vote, (A) contacting and engaging in any negotiations or discussions with any Third Party who has made a Parent Acquisition Proposal and (B) providing access to Parent’s or any of its subsidiaries’ or the Parent Joint Ventures’ properties, books and records and providing information or data in response to a request therefor by a Third Party who has made a bona fide written Parent Acquisition Proposal, in each case if, and only if, (1) such bona fide written Parent Acquisition Proposal was made after the execution of this Agreement and did not result from a material breach of Section 6.2(a) (it being agreed that any breach of Section 6.2(a) that results in a Third Party or its Representatives making a Parent Acquisition Proposal shall be deemed to be a material breach of Section 6.2(a) for purposes of this clause (1)) and (2) Parent’s Board of Directors (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Parent Acquisition Proposal constitutes or could reasonably be expected to result in or lead to a Parent Superior Proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware law, and (III) has received from the Third Party so requesting such information an executed Acceptable Confidentiality Agreement; provided that Parent shall provide to the Company any information or data that is provided to any Third Party given such access that was not previously made available to the Company prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within twenty-four hours);

(iv) prior to obtaining the Parent Requisite Vote, making a Parent Change of Recommendation (but solely to the extent permitted by Section 6.4(d)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Company) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) relating to any direct or indirect sale, acquisition or purchase, in each case whether by merger, consolidation, contribution, license, joint venture, sale-leaseback, exchange or otherwise, involving 20% or more of the consolidated revenues, consolidated net income (or loss) or consolidated assets of Parent and its subsidiaries, taken as a whole, 20% or more of the total voting power or equity securities of Parent, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power or equity securities of Parent, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any subsidiary of Parent which would result in any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), or the equityholders of any such Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act), beneficially owning, directly or indirectly, more than 20% of the voting power or equity securities of Parent or the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity.

(ii) “Parent Superior Proposal” means a bona fide and written Parent Acquisition Proposal (provided for this purpose, all references to “20%” in the definition of “Parent Acquisition Proposal” will be deemed to be references to “50%”) that did not result from a material breach of Section 6.2(a) (it being agreed that any breach of Section 6.2(a) that results in a Third Party or its Representatives making a Parent Acquisition Proposal shall be deemed to be a material breach of Section 6.2(a) for purposes of this definition) or Section 6.2(b)(ii) that the Board of Directors of Parent in good faith determines, after consultation with its outside legal counsel and financial advisor(s), is more favorable, from a financial point of view, to the stockholders of Parent (in their capacity as such) than the Merger after taking into account the legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal deemed relevant in good faith by the Board of Directors of Parent, the identity of the Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) making the proposal and any changes to the terms of this Agreement offered in writing by the Company in response to such Parent Superior Proposal pursuant to, and in accordance with, Section 6.4(d).

SECTION 6.3 Joint Proxy Statement/Prospectus.

(a) Parent and the Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a joint proxy statement relating to the meeting of Parent’s stockholders to be held for the purpose of obtaining the Parent Requisite Vote and the meeting of the Company’s stockholders to be held for the purpose of obtaining the Company Requisite Vote, in each case, in connection with this Agreement and the Merger (including any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall promptly prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. Promptly (but in any event no more than five Business Days) after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Joint Proxy Statement to be mailed to their respective stockholders.

(b) Each of Parent and the Company shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff or and any amendment to the Registration Statement in response thereto prior to filing such amendment. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with, and declared effective by, the SEC.

SECTION 6.4 Stockholders Meetings.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as practicable following the date that the Registration Statement becomes effective take all action required under the DGCL, the Company Certificate of Incorporation, the Company Bylaws and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of obtaining the Company Requisite Vote in connection with this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”); provided that the Company may not postpone or adjourn such meeting except (i) the Company may postpone or adjourn such meeting if, after consultation with Parent, the Board of Directors of the Company in good faith determines, after consultation with its outside legal counsel, that the failure to adjourn or postpone the meeting would be inconsistent with its fiduciary duties under applicable Law (and, in such case, only postpone or adjourn the Company Stockholders Meeting to the extent reasonably necessary to mitigate such potential inconsistency) and (ii) the Company may (or, if Parent so requests, the Company shall) postpone or adjourn such meeting for up to 30 calendar days if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are (A) insufficient Company Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (B) insufficient Company Shares represented (either in person or by proxy) and voting to obtain the Company Requisite Vote, whether or not a quorum is present. Subject to any postponement or adjournment in accordance with the foregoing sentence, the Company shall use its reasonable best efforts to cause the Company Stockholders Meeting to occur as soon as reasonably practicable (after taking into account any requirements of applicable Law) and on the same date as the Parent Stockholders Meeting. In the event that the Company postpones or adjourns the Company Stockholders Meeting, Parent may postpone or adjourn the Parent Stockholders Meeting such that the Company Stockholders Meeting and the Parent Stockholders Meeting are scheduled on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to affect such obligation. The Company agrees (i) to provide Parent and its Representatives with reasonably detailed periodic updates concerning proxy solicitation results and (ii) upon Parent’s request, to give written notice (which may be given via e-mail) to Parent one day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Requisite Vote have been obtained.

(b) The Company and its Board of Directors shall each use its reasonable best efforts to obtain from the Company’s stockholders the Company Requisite Vote, including by communicating to its stockholders the Company Recommendation (and including such recommendation in the Joint Proxy Statement), and neither the Company nor the Board of Directors of Company may (A) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Recommendation, (B) fail to make the Company Recommendation in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse a Company Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (D) fail to publicly and without qualification (I) recommend against any Company Acquisition Proposal or (II) reaffirm the Company Recommendation, in each case within ten Business Days (or such fewer number of days as remains prior to the Company Stockholders Meeting) after a Company Acquisition Proposal is made public if requested by Parent to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Company Change of Recommendation”); provided that the Company or the Board of Directors of the Company may make a Company Change of Recommendation and, following such Company Change of Recommendation, may fail to use such reasonable best efforts, in each case, only if: in response to a Company Superior Proposal or Company Intervening Event (x) the Board of Directors of the Company shall have determined in good faith, after consultation with outside legal counsel to the Company, that the failure of the Board of Directors of the Company to effect a Company Change of Recommendation would be inconsistent with its fiduciary duties under Delaware law, (y) (1) upon such determination the Company shall have delivered to Parent a written notice (a “Company Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and, with respect to a Company Superior Proposal, describing the material terms and conditions of, and attaching a complete copy of, the Company Superior Proposal that is the basis of such action (including unredacted copies of the current drafts of all agreements, commitment letters and other documentation (and schedules and exhibits thereto) that relate to such Company Superior Proposal), or a detailed description of the facts and circumstances with respect to the Company Intervening Event and the reasons for the Company’s determination in subclause (x) above, as applicable, (2) if requested by Parent, the Company shall have, and shall have caused its subsidiaries to, and shall have used its reasonable best efforts to cause its and their Representatives to, during the period from the time the Company Notice is provided until 11:59 p.m. New York City time on the third Business Day immediately following the day on which the Company delivered the Company Notice (the “Company Notice Period”), engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal or Company Intervening Event would cease to constitute a Company Superior Proposal or Company Intervening Event and (3) following the expiration of the Company Notice Period, the Board of Directors of the Company shall have determined in good faith (after consultation with its outside counsel and financial advisor(s)) that such Company Acquisition Proposal continues to constitute a Company Superior Proposal or that there continues to be a Company Intervening Event and in such case, as applicable, the failure of the Board of Directors of the Company to effect a Company Change of Recommendation would be inconsistent with its fiduciary duties under Delaware law and (z) the Company shall have complied with its obligations under this Section 6.4(b). The Parties agree that any material revision, amendment, update or supplement to the terms and conditions of such Company Superior Proposal shall be deemed to constitute a new Company Superior Proposal and shall require a new Company Notice and a new Company Notice Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is validly terminated.

(c) Parent, acting through its Board of Directors (or a committee thereof), shall as promptly as practicable following the date that the Registration Statement becomes effective take all action required under the DGCL, the Parent Certificate of Incorporation, the Parent Bylaws and the applicable requirements of NASDAQ necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of obtaining the Parent Requisite Vote in connection with this Agreement (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”); provided that Parent may not postpone or adjourn such meeting except (i) Parent may postpone or adjourn such meeting if, after consultation with the Company, the Board of Directors of Parent in good faith determines, after consultation with its outside legal counsel, that the failure to adjourn or postpone the meeting would be inconsistent with its fiduciary duties under applicable Law (and, in such case, only postpone or adjourn the Parent Stockholders Meeting to the extent reasonably necessary to mitigate such potential inconsistency) and (ii) Parent may (or, if the Company so requests, Parent shall) postpone or adjourn such meeting for up to 30 calendar days if, as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are (A) insufficient Parent Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting or (B) insufficient Parent Shares represented (either in person or by proxy) and voting to obtain the Parent Requisite Vote, whether or not a quorum is present. Subject to any postponement or adjournment in accordance with the foregoing sentence, Parent shall use its reasonable best efforts to cause the Parent Stockholders Meeting to occur as soon as reasonably practicable (after taking into account any requirements of applicable Law) and on the same date as the Company Stockholders Meeting. In the event that Parent postpones or adjourns the Parent Stockholders Meeting, the Company may postpone or adjourn the Company Stockholders Meeting such that the Company Stockholders Meeting and the Parent Stockholders Meeting are scheduled on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Parent Stockholders Meeting shall be convened and this Agreement shall be submitted to Parent’s stockholders at the Parent Stockholders Meeting, and nothing contained herein shall be deemed to affect such obligation. Parent agrees

(i) to provide the Company and its Representatives with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (ii) upon the Company’s request, to give written notice (which may be given via e-mail) to the Company one day prior to, and on the date of, the Parent Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Parent Requisite Vote have been obtained.

(d) Parent and its Board of Directors shall each use its reasonable best efforts to obtain from Parent’s stockholders the Parent Requisite Vote, including by communicating to its stockholders the Parent Recommendation (and including such recommendation in the Joint Proxy Statement), and neither Parent nor the Board of Directors of Parent may (A) withhold, withdraw, modify or qualify in a manner adverse to the Company the Parent Recommendation, (B) fail to make the Parent Recommendation in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse a Parent Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse a Parent Acquisition Proposal, (D) fail to publicly and without qualification (I) recommend against any Parent Acquisition Proposal or (II) reaffirm the Parent Recommendation, in each case within ten Business Days (or such fewer number of days as remains prior to the Parent Stockholders Meeting) after a Parent Acquisition Proposal is made public if requested by the Company to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Parent Change of Recommendation”); provided that Parent or the Board of Directors of Parent may make a Parent Change of Recommendation and, following such Parent Change of Recommendation, may fail to use such reasonable best efforts, in each case, only if: in response to a Parent Superior Proposal or Parent Intervening Event (x) the Board of Directors of Parent shall have determined in good faith, after consultation with outside legal counsel to Parent, that the failure of the Board of Directors of Parent to effect a Parent Change of Recommendation would be inconsistent with its fiduciary duties under Delaware law, (y) (1) upon such determination Parent shall have delivered to the Company a written notice (a “Parent Notice”) advising the Company that Parent’s Board of Directors proposes to take such action and, with respect to a Parent Superior Proposal, describing the material terms and conditions of, and attaching a complete copy of, the Parent Superior Proposal that is the basis of such action (including unredacted copies of the current drafts of all agreements, commitment letters and other documentation (and schedules and exhibits thereto) that relate to such Parent Superior Proposal), or a detailed description of the facts and circumstances with respect to the Parent Intervening Event and the reasons for Parent’s determination in subclause (x) above, as applicable, (2) if requested by the Company, Parent shall have, and shall have caused its subsidiaries to, and shall have used its reasonable best efforts to cause its and their Representatives to, during the period from the time the Parent Notice is provided until 11:59 p.m. New York City time on the third Business Day immediately following the day on which Parent delivered the Parent Notice (the “Parent Notice Period”), engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Parent Acquisition Proposal or Parent Intervening Event would cease to constitute a Parent Superior Proposal or Parent Intervening Event and (3) following the expiration of the Parent Notice Period, the Board of Directors of Parent shall have determined in good faith (after consultation with its outside counsel and financial advisor(s)) that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal or that there continues to be a Parent Intervening Event and in such case, as applicable, the failure of the Board of Directors of Parent to effect a Parent Change of Recommendation would be inconsistent with its fiduciary duties under Delaware law and (z) Parent shall have complied with its obligations under this Section 6.4(d). The Parties agree that any material revision, amendment, update or supplement to the terms and conditions of such Parent Superior Proposal shall be deemed to constitute a new Parent Superior Proposal and shall require a new Parent Notice and a new Parent Notice Period. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to hold the Parent Stockholders Meeting if this Agreement is validly terminated.

SECTION 6.5 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries and Affiliates (collectively, the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this

Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, unless the Parties agree otherwise and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each Party shall cause the filings made by it under the HSR Act to be considered for grant of “early termination” of the waiting period.

(b) Each of Parent Group and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.5 are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. Such materials and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to any other Representatives of the recipient without the advance written consent of the Party providing materials designated as such. No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication.

(c) Parent shall (i) at the written direction of the Company, after consultation with Parent and to the extent determined by the Company in good faith to be appropriate in the context of Parent seeking to obtain the expiration or termination of the waiting period under the HSR Act as expeditiously as possible, “pull and refile,” pursuant to 16 C.F.R. 803.12, the filing made under the HSR Act on one (but not more than one) occasion and (ii) be permitted, after consultation with the Company, to the extent determined by Parent in good faith to be appropriate in the context of seeking to obtain the expiration or termination of the waiting period under the HSR Act as expeditiously as possible, to “pull and refile” the filing made under the HSR Act on one (but not more than one) occasion. Parent shall not “pull and refile” such filing on more than one occasion without the Company’s prior written consent. In the event Parent “pulls and refiles”, pursuant to 16 C.F.R. 803.12, the filing made under the HSR Act, the “refiling” pursuant to any such “pull and refile” must be submitted no later than 48 hours after the filing is withdrawn, unless otherwise agreed by the Company in writing.

(d) Except as otherwise provided in this Section 6.5, no Party shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of the other Party, the provision of which consent shall be determined by such other Party in good faith and provided in a timely manner if determined by such Party to be appropriate in the context of seeking to obtain the expiration or termination of the waiting period under the HSR Act. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date). In furtherance, but without limiting the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries, Parent’s Affiliates, or the Company, its subsidiaries or the Company Joint Ventures or any interest therein, or agree to any other structural or conduct remedy, and (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s subsidiaries, the Parent Joint Ventures’ or the Company’s, its subsidiaries’ or the Company Joint Ventures’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries or the Parent Joint Ventures, or the Company, its subsidiaries or the Company Joint Ventures or any interest or interests therein (any such action, a “Remedy”); provided, that Parent, its subsidiaries and the Parent Joint Ventures shall not be permitted to take or commit to take any Remedy with respect to the Company or any of its subsidiaries or Company Joint Ventures the effectiveness of which is not conditioned on the Closing occurring; provided, further, that, notwithstanding anything in this Agreement to the contrary, Parent, its subsidiaries and the Parent Joint Ventures shall not be required to take or commit to take any Remedy that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition of Parent, the Company, their respective subsidiaries, the Company Joint Ventures and the Parent Joint Ventures, taken as a whole, after the Effective Time. For the purposes of this Section 6.5(e), a material adverse effect shall be measured relative to the size of the Company, its subsidiaries and the Company Joint Ventures, taken as a whole, regardless of whether such actions are imposed on, or affect Parent, the Company, any of their respective Subsidiaries, the Company Joint Ventures or the Parent Joint Ventures.

(f) Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under Section 6.5(e) that is not conditioned upon consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in Section 6.5 or elsewhere in this Agreement (x) shall require or obligate the Company to agree or otherwise be required to, take any action, including any action contemplated by Section 6.5(e), with respect to the Company or its Affiliates (including The

Blackstone Group Inc. and any investment funds or investment vehicles affiliated with, or managed or advised by, The Blackstone Group Inc., or any portfolio company (as such term is commonly understood in the private equity industry) or investment of The Blackstone Group Inc. or of any such investment fund or investment vehicle) other than the Company, its subsidiaries and the Company Joint Ventures or (y) shall require or obligate Parent to agree or otherwise be required to, take any action, including any action contemplated by Section 6.5(e), with respect to Parent or its Affiliates (including Tiger Global Management, LLC and any investment funds or investment vehicles affiliated with, or managed or advised by, Tiger Global Management, LLC, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Tiger Global Management, LLC or of any such investment fund or investment vehicle) other than with respect to Parent, its subsidiaries and the Parent Joint Ventures.

(g) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(h) Neither Party nor any of its controlled Affiliates shall merge with or into or consolidate with, or purchase or sell a portion of the assets of or equity in, or acquire or sell by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to do any of the foregoing, if the entering into of a definitive agreement relating to, or the consummation of, such transaction, would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

SECTION 6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) to such Party’s Knowledge, any representation or warranty made by such Party contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the End Date or (d) to such Party’s Knowledge, any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the End Date; provided that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.6 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.6.

SECTION 6.7 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from a Party or its Representatives, the other Party and its subsidiaries shall, and shall use their respective reasonable best efforts to cause their respective officers, directors and employees to, afford such Party and its Representatives reasonable access, consistent with applicable Law, during normal business hours to such other Party’s and its subsidiaries’ officers, employees, assets, reports, correspondence and books and records and to furnish any other documents and information reasonably requested by such Party or its Representatives. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or Parent or its subsidiaries (as applicable) or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any environmental sampling or testing. No Party nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of such Person, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement; provided that such Party shall use its reasonable best efforts (i) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (ii) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

(b) Each of Parent and Merger Sub will hold and use all information furnished by or on behalf of the Company pursuant to this Section 6.7 in accordance with the terms and conditions of the Confidentiality and Non-Disclosure Agreement, dated January 8, 2020, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, notwithstanding Section 5(b) thereof.

SECTION 6.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Company Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act at the Effective Time.

SECTION 6.9 Publicity. The initial press release regarding the Merger shall be a joint press release and, except in connection with a Company Acquisition Proposal, a Company Change of Recommendation, a Parent Acquisition Proposal or a Parent Change of Recommendation (in each case, if and to the extent permitted by this Agreement), thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public communications with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or by the fiduciary duties of its Board of Directors as reasonably determined by its Board of Directors), in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public communication without prior consultation with the other Party); provided, however, that the foregoing shall not apply to (a) antitrust matters which are exclusively addressed by Section 6.5 and (b) any statements included in a press release or public communication with respect to the Merger and the other transactions contemplated by this Agreement that are substantially similar (and identical in any material respect) to those in the Registration Statement or in previous press releases or public communications made by the Company or Parent in accordance with this Section 6.9.

SECTION 6.10 Employee Benefits.

(a) For a period ending on the first anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage, and target cash bonus opportunity that, in the aggregate, is no less favorable than the salary, wage, and target cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities that are provided to similarly situated employees of Parent and (iii) employee benefits (other than any corporate sale or similar transaction-related payment or benefit, defined benefit pension benefits, retiree health or retiree life insurance benefits, nonqualified deferred compensation benefits, and equity or equity-based compensation) that are no less favorable in the aggregate to the employee benefits (other than any corporate sale or transaction-related payment or benefit, defined benefit pension benefits, retiree health or retiree life insurance benefits, nonqualified deferred compensation benefits, and equity or equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time; provided, that, the foregoing shall not apply (x) with respect to Continuing Employees for whom a significant portion of compensation is based on commissions or (y) to the extent Parent adopts salary reduction program for all of Parent and Parent’s affiliates of no more than 30% of base salary and wages and no more than 30% of target annual bonus that is applied similarly to all similarly situated employees (including similarly situated Continuing Employees). For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time (or, if greater, the severance benefits set forth in Schedule 6.10(a) of the Company Disclosure Letter).

(b) Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans set forth on Schedule 3.11(a) of the Company Disclosure Letter, subject to the amendment and termination provisions thereof. Except as set forth on Schedule 6.10(b) of the Company Disclosure Letter, Parent shall maintain and continue the Company’s cash bonus plans with the same terms as in effect immediately prior to the Effective Time for the remainder of the 2020 calendar year, except to the extent amendments or modifications thereto are required by Law.

(c) To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate immediately prior to the Effective Time, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use reasonable best efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under an analogous Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding for benefit accrual purposes under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(d) The parties hereto hereby acknowledge and agree that the transactions contemplated by this agreement constitute a “change of control” for the purposes of each Company Plan that contains a “change of control” or other similar provision, including but not limited to the Company Stock Plans, the Company LTIP Plans, and all employment and severance agreements.

(e) If requested by Parent no later than five (5) Business Days before the Closing Date, the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans maintained or contributed to by the Company or any of its subsidiaries. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its subsidiaries have been terminated pursuant to resolutions of the Board of Directors of the Company or the board of directors of its subsidiaries, as applicable. The form and substance of such resolutions shall be subject to review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(f) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless, in each case to the extent (subject to applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation, the Company Bylaws, the governing or organizational documents of any subsidiary of the Company and any indemnification agreements in existence as of the date hereof and set forth on Section 6.11(a), each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time by reason of fact that such Person is or was a director or officer of the Company or any of its subsidiaries or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time.

(b) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties shall be no less favorable to such Indemnified Parties than such provisions contained in the Company Certificate of Incorporation and Company Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including any excess policies thereof) maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors’ and officers’ liability and fiduciary liability insurance policies (including any excess policies thereof) providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap; provided, in the event that such equivalent coverage exceeds the Premium Cap, then the Company may purchase such equivalent coverage with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity or Person or effect any division or similar transaction, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.12 Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby (including the Stockholder Support Agreements), and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby (including the Stockholder Support Agreements) from any applicable Takeover Statute. If any Takeover Statute is, purports to be or may become applicable to the Merger or the other transactions contemplated by this Agreement (including the Stockholder Support Agreements), each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.12 shall be construed to permit the Company, Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of a Party’s rights under, any other provision of this Agreement.

SECTION 6.13 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought after the date of this Agreement and prior to the Effective Time against the Company or any members of its Board of Directors or Parent or any members of its Board of Directors (the “Transaction Litigation”), the Company or Parent (as applicable) shall promptly notify the other Parties of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each Party shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation, and no Party shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

SECTION 6.15 Rule 16b-3. Prior to the Effective Time, (a) the Company shall take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company Securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) Parent shall take such steps as may be reasonably necessary or advisable hereto to cause any acquisition of Parent Securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent following the Closing to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, in each case subject to official notice of issuance, prior to the Effective Time.

SECTION 6.17 Tax Matters.

(a) During the period from the date of this Agreement to the Closing, the Parties shall each use reasonable best efforts (i) to cause the Merger to qualify for the Intended Tax Treatment and (ii) to cause the delivery of the opinions of counsel referred to in Section 7.2(e) (in the case of Parent and Merger Sub) and Section 7.3(e) (in the case of the Company). None of Parent, Merger Sub or the Company shall take any action, or knowingly fail to take any reasonable action, if such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Parties shall cause all applicable Tax Returns to be filed on a basis of treating the Merger as qualifying for the Intended Tax Treatment, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3.

(b) The Parties shall use reasonable best efforts to execute and deliver (i) officer’s certificates substantially in the form attached as Schedule 6.17(b) of the Company Disclosure Letter and the Parent Disclosure Letter and (ii) any other representations reasonably requested by counsel to the Company or counsel to Parent, as applicable, for purposes of rendering opinions with respect to the tax treatment of the Merger (clauses (i) and (ii), collectively, the “Tax Officer’s Certificates”), at such time or times as may be reasonably requested by counsel to the Company or counsel to Parent, including in connection with any filing of the Registration Statement.

SECTION 6.18 Corporate Governance. At or prior to the Effective Time, Parent shall take all actions necessary to (a) cause the number of directors that will comprise the full Board of Directors of Parent at the Effective Time to be to be increased by two and (b) fill such vacancies with (i) one director serving on the Board of Directors of the Company designated by the Company (whom shall be designated as a Class III director) and (ii) the Company’s Chief Executive Officer as of the date of this Agreement (whom shall be designated as a Class I director); provided, however, in the event that such individual is not employed by the Company or a director of the Board of Directors of the Company, in each case immediately prior to the Effective Time, then such vacancy shall be filled by an individual serving on the Board of Directors of the Company as of immediately prior to the Effective Time to be designated by the Company (whom shall be designated as a Class I director).

SECTION 6.19 Third Party Consents. At Parent’s written request, the Company shall, and shall cause each subsidiary to, use its commercially reasonable efforts to obtain certain third party consents, amendments, releases or waivers (in a form reasonably satisfactory to Parent) under certain Contracts identified in writing to the Company by Parent; provided, however, each of the Parties acknowledges and agrees that obtaining any such consent, amendment, release or waiver shall not be a condition to the Merger; provided, further, that the Company shall not, and shall cause each subsidiary not to, contribute capital, pay any consideration in any form (including any letter of credit, guaranty or other financial or commercial accommodation) to any Person, amend any Contract, grant any concession (in any form) or propose or agree to any of the foregoing in order to obtain such consent, release or waiver, in each case, without the prior written consent of Parent (provided that the Company shall not be required to make any such concession unless either (a) the Company is reimbursed or indemnified by Parent for such concession or (b) such concession is subject to the occurrence of the consummation of the Merger). The Company shall keep Parent reasonably informed of the status of, and consult with Parent in good faith with respect to, any developments regarding such matters.

SECTION 6.20 Director Resignations. The Company shall use reasonable best efforts to obtain the resignation of all of the members of the Board of the Directors of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each subsidiary of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time.

SECTION 6.21 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable Law, upon the reasonable request of Parent, the Company will, and will cause its subsidiaries to, during normal business hours, reasonably cooperate with Parent and its subsidiaries to facilitate planning for the integration of the Parties and their respective businesses effective as of the Closing Date or such later date as may be determined by the parties. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the parties and their subsidiaries in the ordinary course of business consistent with past practices, and subject to any requirements under applicable Law, each party shall use reasonable best efforts to cause its and its subsidiaries’ employees and officers to take reasonable actions and assist the other party in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by the parties.

SECTION 6.22 Financing Cooperation.

(a) The Company agrees to (and to cause its subsidiaries, and use commercially reasonable efforts to cause the Company Joint Ventures, to) use commercially reasonable efforts to cooperate with Parent in connection with (x) those activities set forth on Schedule 6.22 of the Company Disclosure Letter; and (y) financing activities with respect to the Company, its subsidiaries or the Company Joint Ventures that will occur at or after the Closing and are reasonably requested by Parent; provided, (1) no such cooperation shall be required to the extent it would (A) contravene the organizational documents of the Company, its subsidiaries or any Company Joint Venture or any applicable Laws, (B) breach a Company Material Contract, (C) cause any director, officer, employee or stockholder of the Company, any of its subsidiaries or any of the Company Joint Ventures to incur any personal liability, (D) require the Company, its subsidiaries or any Company Joint Venture to prepare any financial statements or information that are not reasonably available to the Company, its subsidiaries and the Company Joint Ventures and prepared in the ordinary course of their financial reporting practices, or prepare any pro forma financial information or post-Closing financial information; provided, the Company will (and will cause its subsidiaries and the Company Joint Ventures to) use commercially reasonable efforts to provide information reasonably available to the Company, its subsidiaries and the Company Joint Ventures and requested by an investor or potential investor, or (E) unreasonably interfere with the business or operations of the Company, its subsidiaries and the Company Joint Ventures, (2) Parent shall have no authority to bind the Company, any of its subsidiaries or any Company Joint Venture, (3) none of the Company, any of its subsidiaries or any Company Joint Venture shall be required to pay any fee or incur any other liability or obligation in connection with such cooperation or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any fee or make any other payment or agree to provide any indemnity in connection with such cooperation prior to the Effective Time (other than those costs and expenses incurred in connection with the Company’s cooperation pursuant to this Section 6.22 that Parent must reimburse upon request of the Company), (4) none of the Company, its subsidiaries or the Company Joint Ventures or their respective officers, directors (with respect to the Company’s subsidiaries or Company Joint Ventures) or employees shall be required to execute or enter into or perform any agreement with respect to such cooperation that is not contingent upon the Closing or that would be effective any earlier than the Closing (other than, to the extent reasonably requested by Parent, executing or entering into or performing any agreement with respect to one or more of the transactions set forth on Schedule 6.22 of the Company Disclosure Letter prior to the Effective Time (provided, that, the terms and timeline of any such transaction must be commercially reasonable (which determination shall be made by the Company in its sole discretion until immediately prior to the Effective Time) and (5) no directors of the Company shall be required to approve, execute, enter into or perform any agreement or instrument (or otherwise take any other action) with respect to such cooperation. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of its subsidiaries or any of the Company Joint Ventures or any of their respective Representatives pursuant to this Section 6.22. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including (x) reasonable outside attorneys’ fees and (y) fees and expenses of the accounting firms of the Company, its subsidiaries and the Company Joint Ventures, in each case, incurred in connection with such cooperation) to the extent incurred by the Company, any of its subsidiaries or any of the Company Joint Ventures or their respective Representatives in connection with such cooperation or other action taken under this Section 6.22 or in connection with any information utilized in connection therewith and (ii) shall indemnify and hold harmless the Company, its subsidiaries and the Company Joint Ventures and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred by them in connection with any such cooperation or other action taken under this Section 6.22 or in connection with any information utilized in connection therewith.

(b) Without the prior written consent of the Company (which consent shall not be unreasonably withheld), none of Parent, its subsidiaries or any of its and their respective Representatives shall contact any lender or investor of the Company, any of its subsidiaries or any Company Joint Venture (including, to Parent’s Knowledge, those Persons to be formed in which the Company, any of its subsidiaries or any Company Joint Venture will have an interest) except for contacts unrelated to the Merger or contacts related solely to Parent. Parent shall cooperate in good faith with the Company with respect to the matters set forth in Section 6.22(a), including by providing the Company with an opportunity to be present for any discussions with potential lenders or investors in respect of the matters set forth in Section 6.22(a) and shall otherwise keep the Company reasonably informed on the status of the discussions with, and furnish any documentation or other information that is furnished to, such potential lenders or investors.

(c) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.22 represent the sole obligation of the Company (and the sole obligation of the Company to cause its subsidiaries, the Company Joint Ventures or its, its subsidiaries or the Company Joint Ventures’ respective Representatives to take actions) with respect to cooperation in connection with any indebtedness or the arrangement of any modifications thereto, or the arrangement of any financing to be obtained with respect to the Merger or the other transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions (including any consents, waivers, amendments or other modifications with respect to indebtedness of the Company, its subsidiaries, the Company Joint Ventures or any other Person) be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. Each of the Company Requisite Vote and the Parent Requisite Vote shall have been obtained;

(b) Orders and Consents. (i) No Governmental Entity of competent jurisdiction shall have enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect, and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any customary timing agreement to delay or not to consummate the Merger or transactions contemplated by this Agreement entered into in connection therewith) shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained;

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(d) Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 (except for the first sentence of Section 3.1(a)), the last two sentences of Section 3.3(c), Section 3.4, clause (i) of Section 3.5(a) and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and the first three sentences of Section 3.3(c) shall be true and correct in all respects (other than for inaccuracies that, individually and in the aggregate, are immaterial) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) Section 3.9(b)(ii) shall be true and correct in all respects and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; provided, except for any Willful Breach by the Company of Section 6.22, the Company’s failure to comply with Section 6.22 shall not be taken into account in determining whether the Company has so performed its obligations or complied with its agreements and covenants;

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect;

(d) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and

(e) Tax Opinion. Parent shall have received from Cooley LLP, counsel to Parent, or another nationally recognized law firm (including outside counsel to the Company), a written opinion substantially in the form previously made available to counsel to the Company, dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon customary assumptions and the Tax Officer’s Certificates.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (except for the first sentence of Section 4.1(a)), the last two sentences of Section 4.3(c), Section 4.4, clause (i) of Section 4.5(a) and Section 4.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.3(a) and the first three sentences of Section 4.3(c) shall be true and correct in all respects (other than for inaccuracies that, individual and in the aggregate, are immaterial) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) Section 4.8(b)(ii) shall be true and correct in all respects and (iv) the other representations and warranties of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect;

(d) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied; and

(e) Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, or another nationally recognized law firm (including outside counsel to Parent), a written opinion substantially in the form previously made available to counsel to Parent, dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon customary assumptions and the Tax Officer’s Certificates.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after each of the Company Requisite Vote and Parent Requisite Vote has been obtained (except as otherwise provided below):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if such order, decree, ruling or other final action was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before January 6, 2021 (as it may be extended in accordance with this Agreement, the “End Date”); provided, that at any time in the five Business Days prior to the End Date, if at such time any condition to closing in Section 7.1 is not satisfied, either Parent or the Company may (in each case, its sole and absolute discretion) elect to extend the End Date to July 6, 2021, which shall be deemed to be the End Date; provided, further, that in the event that any applicable Law is enacted after the date hereof extending the applicable waiting period under the HSR Act in connection with any Contagion Event, the End Date shall be extended by one calendar day for each calendar day (without duplication) that such applicable Law extends the waiting period under the HSR Act; provided, further, that in no event shall the End Date be so extended beyond October 6, 2021; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that (x) in the case of a termination by the Company pursuant to this Section 8.1(d)(i) for a Willful Breach of Section 6.5(a)(i), Section 6.5(c) or Section 6.5(e), the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the

Company is then in material breach of any of its covenants or agreements contained in Section 6.5 and (y) in the case of a termination by the Company pursuant to this Section 8.1(d)(i) for any other breach, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) prior to obtaining the Parent Requisite Vote, in the event (A) of a Parent Change of Recommendation or (B) Parent or Merger Sub or the Board of Directors of Parent shall have materially breached its obligations under Section 6.2 or Section 6.4(c) or (d);

(e) by written notice from Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) prior to obtaining the Company Requisite Vote, in the event (A) of a Company Change of Recommendation or (B) the Company or the Board of Directors of the Company shall have materially breached its obligations under Section 6.1 or Section 6.4(a) or (b);

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken; or

(g) by either Parent or the Company if the Parent Requisite Vote shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the issuance of Parent Common Stock in connection with the Merger was taken.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except for (i) Section 6.7(b), Section 6.22(c), this Section 8.2, Section 8.3 and Article IX, all of which shall survive such termination and (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (notwithstanding Section 5(b) of the Confidentiality Agreement); provided that, as provided in Section 8.2(e), Section 8.2(f) and Section 8.2(g), nothing herein shall relieve any Party hereto of any liability for damages resulting from Actual Fraud or Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds;

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or Parent pursuant to Section 8.1(e)(i) (but only in the event of a material breach by the Company of Section 6.1, Section 6.3, Section 6.4(a) or (b) or Section 6.12) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement), a Company Acquisition Proposal shall have been made directly to the Company’s stockholders (or, solely in the case of a termination pursuant to Section 8.1(e)(i), to the Board of Directors of the Company or the Company’s senior management), or a Company Acquisition Proposal shall have otherwise become publicly known and (B) within twelve months after such termination, the Company (including, if the Company becomes a wholly owned subsidiary of another Person, such Person) or any of its subsidiaries enters into a definitive agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (in each case whether or not the same Company Acquisition Proposal as that referred to in subclause (A) above) then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made on the earlier of (1) the date it enters into such definitive agreement and (2) the date of consummation of such transaction by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Company Acquisition Proposal to “20% or more” will be deemed to be references to “50% or more”;

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii), then Parent shall pay the Parent Termination Payment to the Company (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds;

(iv) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(g) or the Company pursuant to Section 8.1(d)(i) (but only in the event of a material breach by Parent or Merger Sub of Section 6.2, Section 6.3, Section 6.4(c) or (d) or Section 6.12) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement), a Parent Acquisition Proposal shall have been made directly to Parent’s stockholders (or, solely in the case of a termination pursuant to Section 8.1(d)(i), to the Board of Directors of Parent or Parent’s senior management), or a Parent Acquisition Proposal shall have otherwise become publicly known and (B) within twelve months after such termination, Parent (including, if Parent becomes a wholly owned subsidiary of another Person, such Person) or any of its subsidiaries enters into a definitive agreement with respect to a Parent Acquisition Proposal or consummates a Parent Acquisition Proposal (in each case whether or not the same Parent Acquisition Proposal as that referred to in subclause (A) above) then, in any such event, Parent shall pay to the Company the Parent Termination Payment, such payment to be made on the earlier of (1) the date it enters into such definitive agreement and (2) the date of consummation of such transaction by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(iv), all references in the definition of the term Parent Acquisition Proposal to “20% or more” will be deemed to be references to “50% or more”; or

(v) this Agreement is validly terminated (A) (1) by either the Company or Parent pursuant to Section 8.1(c) (provided, that, in the case of a termination by Parent pursuant to Section 8.1(c), the Company also had the right to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) or (2) by either the Company or Parent pursuant to Section 8.1(b) (but solely in the case that the applicable final order, decree, ruling or other final action is pursuant to or arising out of or from an Action involving an Antitrust Law) and, at the time of such termination referred to in subclauses (1) or (2), all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied, except for (x) Section 7.1(b)(i) (but solely in the case that the applicable final order, decree, ruling or other final action is pursuant to or arising out of or from an Action involving an Antitrust Law) or Section 7.1(b)(ii), (y) Section 7.2(b) (other than with respect to performance by the Company of its agreements and covenants under Section 6.5) and Section 7.2(d) (as it relates to certifying that the condition in Section 7.2(b) (other than with respect to performance by the Company of its agreements and covenants under Section 6.5) has been satisfied) and (z) those other conditions that, by their nature, are to be satisfied at the Closing (but were capable of being satisfied as of the date of such termination if the Closing were to occur on the date of such termination), or (B) by the Company pursuant to Section 8.1(d)(i) based on a Willful Breach of Section 6.5(a)(i), Section 6.5(c) or Section 6.5(e), then Parent shall pay to the Company the Regulatory Termination Payment, such payment to be made within five Business Days of the applicable termination.

(c) The Parties acknowledge and hereby agree that each of the Regulatory Termination Payment, Parent Termination Payment and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Payment or the Regulatory Termination Payment, as the case may be, on more than one occasion. Despite anything to the contrary set forth in this Agreement, Parent shall not be required to pay both the Parent Termination Payment and the Regulatory Termination Payment under any circumstance. Accordingly, payment of the Parent Termination Payment shall relieve Parent of any obligation to Regulatory Termination Payment and payment of the Regulatory Termination Payment shall relieve Parent of any obligation to pay the Parent Termination Payment.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), Section 8.2(b)(iv) or Section 8.2(b)(v), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(b)(iii), Section 8.2(b)(iv) or Section 8.2(b)(v), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, except as set forth in the proviso set forth in this Section 8.3(e), in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment and, if applicable, the costs and expenses of Parent and Merger Sub pursuant to Section 8.2(d) shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company, its subsidiaries, the Company Joint Ventures or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (the Company and the foregoing Persons, collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral or other representation or warranty made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, the Company shall have no further liability or obligation (and, for the avoidance of doubt, the other Company Related Parties shall have no liability or obligation) relating to or arising out of this Agreement or otherwise or in respect of representations or warranties made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing (i) shall relieve the Company of its obligations under Section 6.7(b) or (ii) limit the rights and remedies of Parent against the Company under the Confidentiality Agreement or the rights of Parent or Merger Sub against the Company in the case of Actual Fraud or Willful Breach.

(f) Notwithstanding anything to the contrary in this Agreement, except as set forth in the proviso set forth in this Section 8.3(f), in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Payment or the Regulatory Termination Payment (as applicable) from Parent pursuant to this Section 8.2, the Parent Termination Payment or the Regulatory Termination Payment (as applicable) and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) shall be the sole and exclusive monetary remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (Parent, Merger Sub and the foregoing Persons, collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, Parent and Merger Sub shall have no further liability or obligation (and, for the avoidance of doubt, the other Parent Related Parties shall have no liability or obligation) relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise; except that nothing (i) shall relieve Parent of its obligations under Section 6.7(b) or Section 6.22(c) or (ii) limit the rights and remedies of the Company against Parent under the Confidentiality Agreement or the rights and remedies of the Company against Parent or Merger Sub in the case of Actual Fraud or Willful Breach.

(g) Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s or Parent’s rights under Section 9.12, under no circumstances will the Company or Parent be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from (i) Parent in excess of the amount equal to the Regulatory Termination Payment, plus any costs, expenses, interest and other amounts payable pursuant to Section 6.7(b), Section 6.22(c) and Section 8.2(d), (ii) the Company in excess of the amount equal to the Company Termination Payment, plus any costs, expenses, interest and other amounts payable pursuant to Section 8.2(d), (iii) any Parent Related Parties (other than Parent or Merger Sub) or (iv) any Company Related Parties (other than the Company); provided that nothing in this Agreement shall limit the rights and remedies of the Company, Parent or Merger Sub under Section 9.12 or the Confidentiality Agreement or against a Party in the case of Actual Fraud or Willful Breach.

(h) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Confidentiality Agreement, the other parties thereto, and no other Company Related Party and no other Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, (b) those contained in this Article IX and (c) the representations and warranties contained in Sections 3.24, 3.25, 4.25 and 4.26.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, with respect to overnight courier, the Business Day following receipt) by delivery in person, by e-mail or by overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Sunrun Inc.

225 Bush Street, Suite 1400

San Francisco, CA 94105

Attention: Jeanna Steele

        Sundance Banks

Email:       legalnotices@sunrun.com

with an additional copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

Attention: Jamie Leigh

        Ian Nussbaum

Email:       jleigh@cooley.com

     inussbaum@cooley.com

(b)	if to the Company:

Vivint Solar, Inc.

1800 Ashton Boulevard

Lehi, UT 84043

Attention: David Bywater

Email:       david.bywater@vivintsolar.com

with an additional copy (which shall not constitute notice) to:

Vivint Solar, Inc.

1800 Ashton Boulevard

Lehi, UT 84043

Attention: C. Dan Black

Email:       dan.black@vivintsolar.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth A. Cooper

                  Brian M. Stadler

Email:       ecooper@stblaw.com

                  bstadler@stblaw.com

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert G. Day

Email:       rday@wsgr.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company or Parent that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, that (A) contains confidentiality and use provisions that are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to the Company or Parent, as applicable, than the terms of the Confidentiality Agreement, (B) contains a “standstill” or similar provision that prohibits the making of a Company Acquisition Proposal or Parent Acquisition Proposal to the applicable Party (other than a Company Acquisition Proposal or Parent Acquisition Proposal to the applicable Party on a confidential, non-public basis) and (B) does not contain any provision (1) granting any exclusive right to negotiate with such counterparty, (2) expressly prohibiting the Company or Parent from satisfying its obligations under this Agreement or (3) requiring the Company or its Affiliates or Parent or its Affiliates, as applicable, to pay or reimburse the counterparty or its Affiliates’ fees, costs or expenses in connection with a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, other than customary confidentiality agreements relating to fees, costs or expenses for protecting confidential information;

(b) “Actual Fraud” means a knowing and intentional misrepresentation or omission of a material fact with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory;

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e) “Cash Equity Fund” means each Person listed on Schedule 9.5(e) of the Company Disclosure Letter;

(f) “Cash Equity Investor” means each Person listed on Schedule 9.5(f) of the Company Disclosure Letter;

(g) “Cash Equity Transaction Documents” means the agreements, instruments and other documents set forth on Schedule 9.5(g) of the Company Disclosure Letter, as they may be amended or supplemented from time to time after the date hereof in accordance with the terms of this Agreement;

(h) “Closing VWAP” means the dollar volume-weighted average price, rounded to four decimal points, of shares of Parent Common Stock on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the 10 consecutive trading days prior to the date that is two Business Days prior to the Closing;

(i) “Company Debt Facility” means each debt facility listed on Schedule 9.5(i) of the Company Disclosure Letter;

(j) “Company Equity Award” means any Company Option, Company RSU, Company PSU, Company LTIP Award, or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to a Company Stock Plan or a Company LTIP Plan, as applicable;

(k) “Company Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any event, fact, development, circumstance or occurrence relating to any Company Acquisition Proposal, Company Superior Proposal, the market price or trading of shares of Company Common Stock or Parent or its Affiliates) that materially improves the financial condition or results of operation of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board of Directors of the Company) to the Board of Directors of the Company, in each case, as of the date hereof, and becomes known to the Board of Directors of the Company after the date of this Agreement.

(l) “Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its subsidiaries.

(m) “Company Joint Venture” shall mean any Joint Venture of the Company or any of its subsidiaries, each Cash Equity Fund and each Tax Equity Fund;

(n) “Company LTIP Award” an award of “LTIP Credits” made pursuant to a Company LTIP Plan;

(o) “Company LTIP Plans” means, collectively, the V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for District Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Operations Leaders; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Recruiting Regional Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Managers (Technicians); V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Sales Managers; and the V Solar Holdings, Inc. Amended and Restated 2013 Long Term Incentive Pool Plan for Sales Managers;

(p) “Company Material Adverse Effect” means any event, fact, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, facts, developments, circumstances changes, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on or with respect to the business, results of operation, assets or financial condition of the Company and its subsidiaries taken as a whole, provided that no events, facts, developments, circumstances, changes, effects or occurrences to the extent relating to, arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions (including the imposition or adjustment of tariffs), (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries (provided, that the foregoing exceptions shall not apply to the representations and warranties set forth in Sections 3.4 and 3.5(a)), or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the written request of Parent or Merger Sub, (iv) changes, after the date hereof, of applicable Laws or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vi) any Contagion Event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (vii) any change in the price or trading volume of the Company Shares or the credit rating of the Company (provided that, in the case of this clause (vii), the events, facts, developments, circumstances changes, effects or occurrences underlying any such failure or decline may be taken into account in determining whether there has been or reasonably be expected to be a Company Material Adverse Effect to the extent not excluded by another clause of this definition), or (viii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, in the case of this clause (viii), the events, facts, developments, circumstances changes, effects or occurrences underlying any such failure or decline may be taken into account in determining whether there has been or reasonably be expected to be a Company Material Adverse Effect to the extent not excluded by another clause of this definition); except (A) in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a Company Material Adverse Effect); and (B) in the case of clause (vi), to the extent that the Company and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to other direct-to-home solar companies operating in the states in which the Company and its subsidiaries operate (in which case, solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a Company Material Adverse Effect); it being agreed, for purposes of this Agreement, that COVID-19 (including Laws and policies effected in connection therewith and actions taken in response or in relation to COVID-19, such Laws and such policies) has not, as of the date of this Agreement, disproportionately affected the Company and its subsidiaries, taken as a whole, compared to other direct-to-home solar companies operating in the states in which the Company and its subsidiaries operate. Notwithstanding anything to the contrary in this Agreement, any event, fact, development, circumstance, change, effect, or occurrence that arises out of a Law, directive, guideline or recommendation promulgated by any Governmental Entity related to COVID-19 shall not be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect, regardless of whether such effect is materially disproportionate.

(q) “Company Project” means each solar energy and/or energy storage project developed or owned by the Company, one of its subsidiaries or a Company Joint Venture;

(r) “Company Project Financing” means any transaction or series of related transactions pursuant to which the Company or any of its subsidiaries or any Company Joint Venture that is a financing of the Company Projects or components thereof, the revenues generated by the Company Projects or components thereof, the Customer Agreements or Environmental Attributes generated by the Company Projects, in each case, without recourse to the Company other than any recourse pursuant to customary guaranties in support of tax equity transactions entered into by a Company Joint Venture or for the purpose of indemnification of certain bad acts (such as negligence, willful misconduct, or fraud) on the part of a Company Joint Venture, including pursuant to any Cash Equity Transaction Documents, Tax Equity Transaction Documents or Company Debt Facilities;

(s) “Company Stock Plans” means collectively, the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and the Vivint Solar, Inc. 2014 Equity Incentive Plan, as each may be amended from time to time;

(t) “Company Termination Payment” means $54,000,000;

(u) “Contagion Event” means any contagious disease, epidemic or pandemic (including the COVID-19 pandemic);

(v) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(w) “COVID-19 Response” means any workforce reduction, social distancing measure, office closure or safety measure adopted pursuant to any Law, directive, guideline or recommendation promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention, in each case, in response to or in connection with the COVID-19 pandemic.

(x) “Customer Agreement” means a power purchase agreement, lease agreement, or system purchase agreement for the sale of power from, the lease of, or the sale of, respectively, a Company Project;

(y) “Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to a Project, the production of electrical energy from a Project and its displacement of conventional energy generation, including (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the earth’s climate by trapping heat in the atmosphere; and (c) the reporting rights related to these avoided emissions, including the right of a party to report the ownership of accumulated green tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party, and include green tag reporting rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program. Notwithstanding the foregoing, and for the avoidance of doubt, Environmental Attributes shall not include any Renewable Energy Incentives. Without limiting the generality of the foregoing, Environmental Attributes include carbon trading credits, renewable energy credits or certificates, emissions reduction credits, investment credits, emissions allowances, green tags, tradable renewable credits and Green-e® products;

(z) “Exchange Ratio” means 0.55;

(aa) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants

and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(bb) “Intellectual Property Rights” means intellectual property rights, whether arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks registered and unregistered, domain names, trade dress rights, and applications including intent to use applications to register any of the foregoing, and all goodwill associated therewith; (ii) rights in inventions (whether patentable or unpatentable), patents, utility models and any statutory rights with respect to the protection of inventions, and all applications for any of the foregoing; (iii) rights in works of authorship, including copyrights (whether registered and unregistered) and applications for registration of any of the foregoing; (iv) rights in trade secrets, know-how, technical data, specifications, research and development information, product roadmaps, customer lists and any other confidential or proprietary information; (v) any other proprietary or intellectual property rights of any kind or nature; and (vi) any similar or equivalent rights to any of the foregoing.

(cc) “Joint Venture” of a person means any person that is not a subsidiary of such first person, in which such first person and/or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person;

(dd) “Knowledge” (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Schedule 9.5(dd) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Schedule 9.5(dd) of the Parent Disclosure Letter;

(ee) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(ff) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries.

(gg) “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property.

(hh) “Parent Cash Equity Fund” means each Person listed on Schedule 9.5(hh) of the Parent Disclosure Letter;

(ii) “Parent Credit Facility” means that certain Credit Agreement, dated as of April 1, 2015, among Sunrun Inc., AEE Solar, Inc., Sunrun South LLC and Sunrun Installation Services Inc., as borrowers, Clean Energy Experts, LLC, as a guarantor, KeyBank National Association, as administrative agent, Silicon Valley Bank, as collateral agent, and the lenders from time to time party thereto, as amended, supplemented or otherwise modified from time to time;

(jj) “Parent Customer Agreement” means a power purchase agreement, lease agreement, or system purchase agreement for the sale of power from, the lease of, or the sale of, respectively, a Parent Project;

(kk) “Parent ESPP” means the Parent’s 2015 Employee Stock Purchase Plan, as amended and restated.

(ll) “Parent Equity Award” means any Parent Option, Parent RSU or other equity or equity-based award issued and outstanding, or authorized to be issued, pursuant to a Parent Stock Plan.

(mm) “Parent Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any event, fact, development, circumstance or occurrence relating to any Parent Acquisition Proposal, Parent Superior Proposal, the market price or trading of shares of Parent Common Stock or the Company or its Affiliates) that materially improves the financial condition or results of operation of Parent and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board of Directors of Parent) to the Board of Directors of Parent, in each case, as of the date hereof, and becomes known to the Board of Directors of Parent after the date of this Agreement.

(nn) “Parent Joint Venture” means any Joint Venture of Parent or any of its subsidiaries;

(oo) “Parent Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Parent or any of its subsidiaries.

(pp) “Parent Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which Parent or any of its subsidiaries holds any Parent Leased Real Property.

(qq) “Parent Material Adverse Effect” means any event, fact, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, facts, developments, circumstances changes, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on or with respect to the business, results of operation, assets or financial condition of Parent and its subsidiaries taken as a whole; provided that no events, facts, developments, circumstances, changes, effects or occurrences to the extent relating to, arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions (including the imposition or adjustment of tariffs), (ii) general changes or developments in the industries in which Parent or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of Parent and its subsidiaries (provided, that the foregoing exceptions shall not apply to the representations and warranties set forth in Sections 4.4 and 4.5(a)), or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein or any action taken or omitted to be taken by Parent at the written request of the Company, (iv) changes, after the date hereof, of applicable Laws or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vi) any Contagion Event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (vii) any change in the price or trading volume of the shares of Parent Common Stock or the credit rating of the Company (provided that, in the case of this clause (vii), the events, facts, developments, circumstances changes, effects or occurrences underlying any such failure or decline may be taken into account in determining whether there has been or reasonably be expected to be a Parent Material Adverse Effect to the extent not excluded by another clause of this definition), or (viii) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, in the case of this clause (viii), the events, facts, developments, circumstances changes, effects or occurrences underlying any such failure or decline may be taken into account in determining whether there has been or reasonably be expected to be a Parent Material Adverse Effect to the extent not excluded by another clause of this definition; except (A) in the cases of clauses (i), (ii), (iv) or (v), to the extent that Parent and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Parent and its subsidiaries operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a Parent Material Adverse Effect); and (B) in the case of clause (vi), to the extent that Parent and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to other direct-to-home solar companies operating in the states in which Parent and its subsidiaries operate (in which case, solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or reasonably be expected to be a Parent Material Adverse Effect); it being agreed, for purposes of this Agreement, that COVID-19 (including Laws and policies effected in connection therewith and actions taken in response or in relation to COVID-19, such Laws and such policies) has not, as of the date of this Agreement, disproportionately affected Parent and its subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its subsidiaries operate in the states in which Parent and its subsidiaries operate. Notwithstanding anything to the contrary in this Agreement, any event, fact, development, circumstance, change, effect, or occurrence that arises out of a Law, directive, guideline or recommendation promulgated by any Governmental Entity related to COVID-19 shall not be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect, regardless of whether such effect is materially disproportionate.

(rr) “Parent Option” means any outstanding option to purchase shares of Parent Common Stock under the Parent Stock Plans;

(ss) “Parent Permitted Liens” means all (A) Liens permissible under any applicable loan agreements and indentures, (B) statutory liens securing payments not yet delinquent, (C) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as currently conducted in any material respect, (D) imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, (E) encumbrances affecting the interest of the grantor or lessor of any easements, leasing or licenses affecting any real property which were not granted by Parent or any of its subsidiaries, (F) Liens for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (G) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (H) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business, and statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements, (I) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent and (K) Liens set forth on Schedule 9.5(ss) of the Parent Disclosure Letter;

(tt) “Parent Project” means each solar energy and/or energy storage project developed or owned by Parent, one of its subsidiaries or a Parent Joint Venture;

(uu) “Parent RSU” means any outstanding restricted stock unit under the Parent Stock Plans;

(vv) “Parent Stock Plans” means collectively, the Sunrun Inc. 2015 Equity Incentive Plan, Sunrun Inc. 2014 Equity Incentive Plan, Sunrun Inc. 2013 Equity Incentive Plan, Sunrun Inc. Amended and Restated 2008

Equity Incentive Plan and the Mainstream Energy Corporation 2009 Stock Plan, each as amended from time to time;

(ww) “Parent Tax Equity Fund” means each Person listed on Schedule 9.5(ww) of the Parent Disclosure Letter;

(xx) “Parent Tax Equity Fund Investor” means each Person listed on Schedule 9.5(xx) of the Parent Disclosure Letter.

(yy) “Parent Termination Payment” means $107,000,000;

(zz) “Per Share Cash Equivalent” means an amount equal to the Per Share Merger Consideration multiplied by the Closing VWAP;

(aaa) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or “group” (as defined pursuant to Section 13(d) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(bbb) “Replacement RSU Award” means a restricted stock unit award granted under the Parent assumed Vivint Solar, Inc. 2014 Equity Incentive Plan that can be settled in shares of Parent Common Stock.

(ccc) “Regulatory Termination Payment” means $45,000,000;

(ddd) “Renewable Energy Incentive” means: (i) federal, state, or local tax credits or other tax benefits (such as accelerated depreciation) associated with the construction or ownership of, or production or sale of electricity from, a Project, including any energy tax credits under Section 48 of the Code or any successor provision, production tax credits or governmental payments made in lieu of such tax credits or other benefits, (ii) any federal, state or local grants, rebates, subsidized financing or any other subsidy relating to the renewable energy property of the Company or any Project or the output thereof, and/or (iii) any other form of incentive that is not an Environmental Attribute and that is available with respect to the Company or a Project;

(eee) “Section 1603 Grant” means any cash grant obtained with respect to Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended;

(fff) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity; provided, however, that no Company Joint Venture shall be a “subsidiary” of the Company and no Parent Joint Venture shall be a “subsidiary” of Parent;

(ggg) “Tax Equity Fund” means each Person listed on Schedule 9.5(ggg) of the Company Disclosure Letter;

(hhh) “Tax Equity Investor” means each Person listed on Schedule 9.5(hhh) of the Company Disclosure Letter;

(iii) “Tax Equity Transaction Documents” means the agreements, instruments and other documents set forth on Schedule 9.5(iii) of the Company Disclosure Letter, as they may be amended from time to time;

(jjj) “Third Party” means any Person other than the Parties and their respective Affiliates and Representatives acting on such Party’s behalf or, directly or indirectly, at the such Party’s direction.

(kkk) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(lll) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

SECTION 9.8 Parties in Interest; Measure of Damages. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.11 and Section 6.21 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof and (b) at any time with respect to the provisions of Section 8.2(e), (f), (g) and (h), which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Each of the Company and Parent agrees that the other Party has the right to seek damages in respect of any breach of this Agreement on behalf of their respective equityholders (which each Party acknowledges and agrees may include damages based on a decrease in share value or lost premium).

SECTION 9.9 Governing Law. This Agreement, the Merger and any other matters relating hereto and any disputes relating hereto (in law, contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, each of the Company, Parent and Merger Sub shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.5, by the Company, Parent or Merger Sub, and to cause the Company, Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
Vivint Solar, Inc.

By:	/s/ David Bywater
Name: David Bywater
Title: Chief Executive Officer

[Signature Page—Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
Sunrun Inc.

By:	/s/ Lynn Jurich
Name: Lynn Jurich
Title: Chief Executive Officer

MERGER SUB:
Viking Merger Sub, Inc.

By:	/s/ Lynn Jurich
Name: Lynn Jurich
Title: Chief Executive Officer

[Signature Page—Merger Agreement]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIVINT SOLAR, INC.

ARTICLE I.

The name of the corporation is Vivint Solar, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, or in such other location as the Board of Directors may from time to time determine or the business of the Corporation may require. The Corporation’s registered agent for service of process at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV.

The Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation has authority to issue is 1,000 with a par value of $0.01 per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VI.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VII.

Reference is made to the Amended and Restated Certificate of Incorporation of the Corporation dated October 3, 2014 (the “Prior Charter”). To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no director of the Corporation, nor Blackstone (as defined in the Prior Charter), with respect to action taken by Blackstone pursuant to Section 5.5 of the Prior Charter, shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation (and Blackstone with respect to actions taken pursuant to Section 5.5 of the Prior Charter) shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation or Blackstone existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII.

Except as provided in ARTICLE VII above, the Corporation reserves the right to amend, repeal or modify any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *    *    *

Exhibit B

BYLAWS

OF

VIVINT SOLAR, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808 or in such other location as the Board of Directors may from time to time determine or the business of the corporation may require. The corporation’s registered agent for service of process at such address is Corporation Service Company.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors from time to time, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. Said seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business purposes as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of the stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this section.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL and applicable law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section (or elected or appointed pursuant to Article IV of these Bylaws) shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this section, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14, or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors, pursuant to a resolution adopted by directors representing a quorum of the Board of Directors, or (iv) the holders of shares entitled to cast not less than 20% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. At any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), stockholders holding 5% or more of the outstanding shares shall have the right to call a special meeting of stockholders as set forth in Section 18(b) of these Bylaws.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than 35 nor more than 120 days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting pursuant to the Certificate of Incorporation, these Bylaws or applicable law. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting (including giving consent pursuant to Section 13) shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination by any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action to which the stockholders consent is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d) An electronic mail, facsimile or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section, provided that any such electronic mail, facsimile, or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic mail, facsimile, or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic mail, facsimile, or electronic transmission. The date on which such electronic mail, facsimile, or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic mail, facsimile, or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by electronic mail, facsimile, or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent, and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile, or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate, or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate, or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b) At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(ii) the Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of the stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL, the term of office of any director shall terminate upon that election of a successor.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to elect such director.

(b) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer (if a director), the President (if a director), or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving; provided, however, that such number shall never be less than 1/3 of the total number of directors except that when one director is authorized, then one director shall constitute a quorum. At any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in this section to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending, or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of paragraphs (a) or (b) of this Section may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of

Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal, or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this section shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or if the Chief Executive Officer is not a director or is absent, the President (if a director), or if the President is not a director or is absent, the most senior Vice President (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary directed to do so by the Chief Executive Officer or President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors, or by the Chief Executive Officer or other officer if so authorized by the Board of Directors.

(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no Chief Executive Officer and no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section.

(c) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of President. In the absence or disability of the Chief Executive Officer or if the office of Chief Executive Officer is vacant, the President shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. If the office of Chief Executive Officer is vacant, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(e) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

(g) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time. The Chief Executive Officer may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the Chief Executive Officer or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written or electronic consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name, or to enter into contracts on behalf of the corporation, except as otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries of funds to the credit of the corporation or on special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of shares of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers, including but not limited to the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Restrictions on Transfer.

(a) No holder of any of the shares of stock of the corporation may sell, transfer, assign, pledge, or otherwise dispose of or encumber any of the shares of stock of the corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”) without the prior written consent of the corporation, upon duly authorized action of its Board of Directors. The corporation may withhold consent for any legitimate corporate purpose, as determined by the Board of Directors. Examples of the basis for the corporation to withhold its consent include, without limitation, (i) if such Transfer to individuals, companies, or any other form of entity identified by the corporation as a potential competitor or considered by the corporation to be unfriendly; (ii) if such Transfer increases the risk of the corporation having a class of security held of record by 2,000 or more persons, or 500 or more persons who are not accredited investors (as such term is defined by the SEC), as described in Section 12(g) of the 1934 Act and any related regulations, or otherwise requiring the corporation to register any class of securities under the 1934 Act; (iii) if such Transfer would result in the loss of any federal or state securities law exemption relied upon by the corporation in connection with the initial issuance of such shares or the issuance of any other securities; (iv) if such Transfer is facilitated in any manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation any trading portal or internet site intended to facilitate secondary transfers of securities; (v) if such Transfer is to be effected in a brokered transaction; or (vi) if such Transfer represents a Transfer of less than all of the shares then held by the stockholder and its affiliates or is to be made to more than a single transferee.

(b) If a stockholder desires to Transfer any shares, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. Any shares proposed to be transferred to which Transfer the corporation has consented pursuant to paragraph (a) of this Section will first be subject to the corporation’s right of first refusal located in Section 37 of these Bylaws.

(c) At the option of the corporation, the stockholder shall be obligated to pay to the corporation a reasonable transfer fee related to the costs and time of the corporation and its legal and other advisors related to any proposed Transfer.

(d) Any Transfer, or purported Transfer, of shares not made in strict compliance with this Section shall be null and void, shall not be recorded on the books of the corporation and shall not be recognized by the corporation.

(e) The foregoing restriction on Transfer shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act of 1933, as amended (the “1933 Act”).

(f) The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing Transfer restrictions are in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

Section 37. Right of First Refusal. No stockholder shall Transfer any of the shares of stock of the corporation, except by a Transfer that meets the requirements set forth in this Section 37, in addition to any other restrictions or requirements set forth under applicable law or these Bylaws:

(a) If the stockholder desires to Transfer any of his or her shares of stock, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For 30 days following receipt of such notice, the corporation shall have the option to purchase up to all the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the corporation shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other Transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the corporation elects to purchase all of the shares or, with consent of the stockholder, a lesser portion of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d) of this section.

(c) The corporation may assign its rights hereunder.

(d) In the event the corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within 30 days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(e) In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, subject to the corporation’s approval and all other restrictions on Transfer located in Section 36 of these Bylaws, within the 60-day period following the expiration or waiver of the option rights granted to the corporation and/or its assignees(s) herein, Transfer the shares specified in said transferring stockholder’s notice that were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this Bylaw in the same manner as before said Transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the right of first refusal in paragraph (a) of this Section:

(1) A stockholder’s Transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family, or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such Transfer;

(2) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent Transfer of said shares by said institution shall be conducted in the manner set forth in this Bylaw;

(3) A stockholder’s Transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation;

(4) A stockholder’s Transfer of any or all of such stockholder’s shares to a person who, at the time of such Transfer, is an officer or director of the corporation;

(5) A corporate stockholder’s Transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder;

(6) A corporate stockholder’s Transfer of any or all of its shares to any or all of its stockholders; or

(7) A Transfer by a stockholder that is a limited or general partnership to any or all of its partners or former partners in accordance with partnership interests.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section and any other restrictions set forth in these Bylaws, and there shall be no further Transfer of such stock except in accordance with this section and the other provisions of these Bylaws.

(g) The provisions of this Bylaw may be waived with respect to any Transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This Bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h) Any Transfer, or purported Transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this Bylaw are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act of 1933, as amended.

(j) The certificates representing shares of stock of the corporation that are subject to the right of first refusal in paragraph (a) of this section shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(k) To the extent this Section conflicts with any written agreements between the corporation and the stockholder attempting to Transfer shares, such agreement shall control.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40. Execution of Other Securities. All bonds, debentures, and other corporate securities of the corporation, other than stock certificates (covered in Section 34 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer, Treasurer, or an Assistant Treasurer; provided, however, that where any such bond, debenture, or other corporate security shall be authenticated by the manual signature or, where permissible, facsimile signature of a trustee under an indenture pursuant to which such bond, debenture, or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture, or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture, or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture, or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture, or other corporate security so signed or attested shall have been delivered, such bond, debenture, or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 44. Indemnification of Directors, Officers and Others.

(a) Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article XI, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect (but, in the case of any amendment to the DGCL, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director of the corporation or an officer of the corporation, or while a director of the corporation or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b) Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article XI, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect (but, in the case of any amendment to the DGCL, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Successful Defense. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in paragraph (a) or (b) of this Section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Indemnification of Others. Subject to the other provisions of this Article XI, the corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

(e) Advancement of Expenses. Subject to the other provisions of this Article XI, to the fullest extent permitted by the DGCL, expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and, if required by the DGCL or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article XI or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise shall be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate and shall be subject to the corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in clause (ii) or (iii) of paragraph (f) of this Section prior to a determination that the person is not entitled to be indemnified by the corporation. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (h) of this Section, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(f) Limitation of Indemnification. Subject to the requirements in paragraph (c) of this Section and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article XI in connection with any Proceeding (or any part of any Proceeding): (i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any amount in excess beyond the amount paid; (ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); (iii) for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements); (iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding), (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under paragraph (g) of this Section or (d) otherwise required by applicable law; or (v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(g) Determination; Claim. If a claim for indemnification or advancement of expenses under this Article XI is not paid in full within 60 days after a written claim for indemnification has been received by the corporation or 20 days after a written claim for an advancement of expenses has been received by the corporation, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article XI, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

(h) Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

(i) Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

(j) Survival. The rights to indemnification and advancement of expenses conferred by this Article XI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or these Bylaws shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(l) Certain Definitions. For the purposes of this Section:

(1) references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(2) references to “other enterprises” shall include employee benefit plans;

(3) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan;

(4) references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(5) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article XI.

ARTICLE XII

NOTICES

Section 45. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph, or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in paragraph (a) of this Section, or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 46. Amendments. The Board of Directors is expressly empowered to adopt, amend, or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend, or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 47. Loans to Officers. Except as otherwise prohibited under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit, or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 48. Annual Report.

(a) Subject to the provisions of paragraph (b) of this section, the Board of Directors shall cause an annual report to be sent to each stockholder of the corporation not later than 120 days after the close of the corporation’s fiscal year. Such report shall include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit from the books and records of the corporation. When there are more than 100 stockholders of record of the corporation’s shares, as determined by Section 605 of the CGCL, additional information as required by Section 1501(b) of the CGCL shall also be contained in such report, provided that if the corporation has a class of securities registered under Section 12 of the 1934 Act, the 1934 Act shall take precedence. Such report shall be sent to stockholders at least 15 days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

(b) If and so long as there are fewer than 100 holders of record of the corporation’s shares, the requirement of sending of an annual report to the stockholders of the corporation is hereby expressly waived.

Section 49. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall in each case be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 49. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.

Annex B

July 6, 2020

Sunrun Inc.

225 Bush Street, Suite 1400

San Francisco, California 94104

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Sunrun Inc. (“Parent”) with respect to the fairness, from a financial point of view, to Parent of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Parent, Viking Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc. (the “Company”). We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”), pursuant to which each share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company issued and outstanding immediately prior to the effective time of the Transaction (each such share, a “Company Share”) (other than the Cancelled Company Shares, as defined in the Agreement) will be converted into the right to receive 0.55 (the “Exchange Ratio”) shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), and the Company will become a wholly owned subsidiary of Parent. We also understand that, in connection with the execution of the Agreement, 313 Acquisition LLC, an affiliate of The Blackstone Group Inc. (“Blackstone”) and a stockholder of the Company, will enter into a support agreement with Parent (the “Company Stockholder Support Agreement”) and certain affiliates of Tiger Global Management, LLC that are stockholders of Parent will enter into a support agreement with the Company (the “Parent Stockholder Support Agreement” and, together with the Company Stockholder Support Agreement, the “Support Agreements”).

In arriving at our opinion, we have reviewed execution copies of the Agreement and the Support Agreements and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including (i) certain forward-looking financial information relating to the Company prepared by the management of the Company (the “Company Financial Information”), (ii) financial forecasts and assumptions relating to the Company prepared by the management of Parent, including certain normalized terminal year projections and an estimate of the perpetuity growth rate thereafter for a portion of the Company’s business (the “Parent Projections for the Company”) and (iii) financial forecasts and assumptions relating to Parent prepared by the management of Parent, including certain normalized terminal year projections and an estimate of the perpetuity growth rate thereafter for a portion of Parent’s business (the “Parent Projections for Parent”), and have met with the management of each of the Company and Parent, and certain of their respective representatives and affiliates, to discuss the business and prospects of the Company and Parent. We also reviewed estimates prepared by Parent’s management with respect to the cost savings, synergies and other pro forma effects of the Transaction, including the costs and capital necessary to achieve such cost savings, synergies and other pro forma effects (collectively, the “Synergies”), anticipated by Parent’s management to result from the Transaction. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Parent Projections for the Company and the Parent Projections for Parent, we have been advised by the management of Parent, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company and Parent, respectively. With respect to the Synergies, we have been advised by the management of Parent, and we have assumed with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the potential cost savings, synergies and other pro forma effects of the Transaction, net of costs and capital to achieve such cost savings, synergies and other pro forma effects, estimated to result from the Transaction and have assumed that the Synergies will be realized in the amounts and at the times indicated thereby. At your direction, we have assumed that the Parent Projections for the Company, the Parent Projections for Parent and the Synergies are a reasonable basis upon which to evaluate the Company, Parent and the Transaction and, at your direction, we have relied upon the Parent Projections for the Company, the Parent Projections for Parent and the Synergies for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Financial Information, the Parent Projections for the Company, the Parent Projections for Parent or the Synergies, or the assumptions and methodologies upon which they are based. We have assumed, with your consent and at your direction, that neither the Company nor Parent will be cash taxpayers in the foreseeable future, and therefore, with your consent and at your direction, we have not taken into account any value that may be attributable to the Company’s or Parent’s net operating loss tax carryforwards, and have not analyzed and are expressing no opinion or view as to the value of any such net operating loss tax carryforwards with respect to either the Company or Parent, for purposes of our analyses or this opinion.

For purposes of our analyses and this opinion, we have been advised and we have assumed, the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, or the contemplated benefits of the Transaction. In addition, for purposes of our analyses and this opinion, we have assumed, with your consent, that the Transaction and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement and the Support Agreements, when executed by the parties thereto, will conform to the drafts reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to Parent of the Exchange Ratio set forth in the Agreement, and does not address any other aspect or implication of the Transaction or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Support Agreements, the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that Parent has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Parent, the Company or the Transaction. In addition, as you are aware, the Parent Projections for the Company, the Parent Projections for Parent and the Synergies reflect certain assumptions regarding the residential solar industry that are subject to significant uncertainty and volatility, both inherent to the industry and as exacerbated by current market conditions, and that, if different than assumed, could have a material impact on our analyses and this opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Parent, nor does it address the underlying business decision of the Board or Parent to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock or Parent Common Stock may be purchased, sold or otherwise transferred at any time.

We have acted as financial advisor to Parent in connection with the Transaction and will receive a fee for our services, a portion of which we became entitled to receive upon the rendering of our opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Parent and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having participated in certain offerings of debt securities for Parent and having acted as a counterparty to Parent or its affiliates in various derivatives and tax equity financing transactions. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having participated in certain offerings of equity and debt securities for the Company and in various derivatives transactions of the Company or its affiliates. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Blackstone, its affiliates and portfolio companies of investment funds affiliated or associated with Blackstone for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having participated in various offerings of debt and equity securities for affiliates and portfolio companies of investment funds affiliated or associated with Blackstone and having acted as financial advisor to affiliates of Blackstone in connection with their acquisition of the remaining equity interests in Tallgrass Energy, LP completed in April 2020. We are also a lender to Parent, the Company and Blackstone (or one or more of their respective affiliates). We and our affiliates may in the future provide investment banking and other financial advice and services to Parent, the Company, Blackstone and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, the Company, Blackstone and their respective affiliates, and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of Parent or the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio set forth in the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

Annex C

July 6, 2020

Board of Directors

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, UT 84043

Members of the Board:

We understand that Vivint Solar, Inc. (the “Company”), Sunrun, Inc. (the “Buyer”) and Viking Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 6, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by the Buyer, Merger Sub, any wholly owned subsidiary of the Buyer or the Company immediately prior to the effective time of the Merger, including shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), will be converted into the right to receive 0.55x shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of the Buyer (the “Buyer Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Cancelled Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by McKinsey & Co. for the Buyer, provided by the Buyer (the “Synergies Information”), and included in our analysis at the direction of the management of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including the Synergies Information, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including the Synergies Information, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)

Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial advisors and in certain discussions among representatives of the Company and the Buyer and their legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including the Synergies Information, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the Synergies Information; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company, and have provided financial advisory and financing services for The Blackstone Group L.P. (“Blackstone”), an affiliate of a significant stockholder of the Company, as well as certain majority controlled affiliates and portfolio companies of Blackstone (together with Blackstone, the “Blackstone Related Entities”), and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer, the Company and the Blackstone Related Entities in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, the Blackstone Related Entities or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Buyer and the Company should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Cancelled Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Todd Giardinelli
Todd Giardinelli Managing Director

Annex D

July 6, 2020

The Board of Directors

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, Utah 84043

Members of the Board of Directors:

We understand that Vivint Solar, Inc. (“Vivint Solar”) proposes to enter into an Agreement and Plan of Merger, dated as of July 6, 2020 (the “Agreement”), among Vivint Solar, Sunrun Inc. (“Sunrun”) and Viking Merger Sub, Inc., a wholly owned subsidiary of Sunrun (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Vivint Solar (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Vivint Solar (“Vivint Solar Common Stock”) will be converted into the right to receive 0.55 (the “Exchange Ratio”) of a share of the common stock, $0.0001 par value per share, of Sunrun (“Sunrun Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Vivint Solar Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Vivint Solar and Sunrun;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vivint Solar furnished to or discussed with us by the management of Vivint Solar, including certain stand-alone financial forecasts relating to Vivint Solar prepared by the management of Vivint Solar (such forecasts, “Vivint Solar Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sunrun furnished to or discussed with us by the management of Sunrun, including certain select stand-alone financial forecasts related to Sunrun prepared by the management of Sunrun (such forecasts, “Sunrun Forecasts”) and discussed with the management of Vivint Solar its assessment of the Sunrun Forecasts;

(4)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sunrun furnished to or discussed with us by the management of Vivint Solar, including certain stand-alone financial forecasts relating to Sunrun prepared by the management of Vivint Solar (such forecasts, “Vivint Solar-Sunrun Forecasts”) and discussed with the management of Vivint Solar its assessments as to the likelihood of Sunrun achieving the future financial results reflected in the Vivint Solar-Sunrun Forecasts;

(5)

reviewed certain estimates as to the amount and timing of cost savings net of cost to achieve (collectively, the “Synergies”) anticipated by the managements of Vivint Solar and Sunrun to result from the Merger;

(6)	discussed the past and current business, operations, financial condition and prospects of Vivint Solar and Sunrun with members of senior management of Vivint Solar;

(7)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Sunrun;

(8)

reviewed the trading histories for Vivint Solar Common Stock and Sunrun Common Stock and a comparison of such trading histories with each other and with the trading history of another company we deemed relevant;

The Board of Directors

Vivint Solar, Inc.

(9)	compared certain financial and stock market information of Vivint Solar and Sunrun with similar information of other companies we deemed relevant;

(10)

considered the results of the efforts taken on behalf of Vivint Solar to solicit indications of interest and definitive proposals from third parties with respect to a possible acquisition of Vivint Solar;

(11)	reviewed the Agreement; and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Vivint Solar and Sunrun that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sunrun Forecasts, we have been advised by Sunrun, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sunrun as to the future financial performance of Sunrun. With respect to the Vivint Solar Forecasts, we have been advised by Vivint Solar, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vivint Solar as to the future financial performance of Vivint Solar. With respect to the Synergies, we have been advised by Vivint Solar, and have assumed, that they have also been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Sunrun and Vivint Solar as to the matters covered thereby. As you aware, we have not been provided with, and the Sunrun Forecasts did not include, complete stand-alone financial forecasts relating to Sunrun prepared by the management of Sunrun. You have advised us, and we have assumed at your direction, that the Vivint Solar-Sunrun Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vivint Solar as to the future financial performance of Sunrun, based on Vivint Solar management’s assessment of the past and current business, operations and prospects of Sunrun taking into account, among other things, the Sunrun Forecasts and, at the direction of Vivint Solar, we have relied on the Vivint Solar-Sunrun Forecasts for purposes of our opinion. We have also relied, at the direction of Vivint Solar, on the assessments of the management of Vivint Solar as to Sunrun’s ability to achieve the Synergies and have been advised by Vivint Solar, and have assumed, with the consent of Vivint Solar, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vivint Solar or Sunrun, nor have we made any physical inspection of the properties or assets of Vivint Solar or Sunrun. We have not evaluated the solvency or fair value of Vivint Solar or Sunrun under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Vivint Solar, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Vivint Solar, Sunrun or the contemplated benefits of the Merger. We also have assumed, at the direction of Vivint Solar, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. We were not requested to, and we did not, participate in the negotiation of the terms of the Merger. Our opinion is limited

The Board of Directors

Vivint Solar, Inc.

to the fairness, from a financial point of view, of the Exchange Ratio to holders of Vivint Solar Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vivint Solar or in which Vivint Solar might engage or as to the underlying business decision of Vivint Solar to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Sunrun Common Stock actually will be when issued or the prices at which Vivint Solar Common Stock or Sunrun Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Vivint Solar in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Vivint Solar has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Vivint Solar, Blackstone (as defined below), Sunrun and certain of their respective affiliates or portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vivint Solar and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as placement agent, bookrunner and/or manager on various equity and debt offerings by Vivint Solar and/or its subsidiaries, (ii) having acted or acting as a structure and/or arranger of, and/or as a principal in, various tax equity, warehouse and other financing transactions undertaken by Vivint Solar and/or its subsidiaries; and (iii) having provided or providing certain commodity trading and treasury management services to Vivint Solar and/or its subsidiaries.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to The Blackstone Group, Inc., an affiliate of Vivint Solar, and certain of its affiliates and portfolio companies other than Vivint Solar (collectively, “Blackstone”) and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blackstone in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Blackstone, including but not limited to in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Blackstone and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services and treasury and trade services and products to Blackstone.

The Board of Directors

Vivint Solar, Inc.

It is understood that this letter is for the benefit and use of the Board of Directors of Vivint Solar (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Vivint Solar, Sunrun or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Vivint Solar Common Stock.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Article VIII of the Sunrun certificate of incorporation and Article IX of the Sunrun bylaws authorize indemnification of Sunrun’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or “officer” (as determined pursuant to Section 145(c) of the DGCL) of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Sunrun’s bylaws generally provide its directors and officers with the right to have their expenses (including attorneys’ fees) actually and reasonably incurred in defending any proceeding for which they may be entitled to indemnification paid by Sunrun in advance of the final disposition of such proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified.

As authorized in accordance with the Sunrun bylaws, Sunrun has purchased and maintains insurance, at its expense and on behalf of directors and officers, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that Sunrun enters into with respect to the sale of securities may also provide for indemnification provisions.

Article VII of the Sunrun certificate of incorporation provides that a director of Sunrun shall not be personally liable to Sunrun or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of that agreement and solely for the benefit of the parties to that agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, as well as by information contained in certain filings and documents incorporated by reference in the registration statement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, in the case of the merger agreement, such representations and warranties (1) will not survive completion of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except as a result of fraud or a willful breach, and (2) were made only as of the dates specified in the merger agreement. Accordingly, the merger agreement is not included to provide investors with any factual information regarding the parties or their respective businesses.

Sunrun and Vivint Solar acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Sunrun and Vivint Solar may be found elsewhere in the registration statement and Sunrun’s and Vivint Solar’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Exhibit Index

Exhibit	Description

2.1†	Agreement and Plan of Merger, dated as of July 6, 2020, by and among Sunrun Inc., Viking Merger Sub, Inc. and Vivint Solar, Inc. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Amended and Restated Certificate of Incorporation of Sunrun (incorporated by reference to Exhibit 3.1 to Sunrun’s Quarterly Report filed with the Commission on September 15, 2015)

3.2	Amended and Restated Bylaws of Sunrun (incorporated by reference to Exhibit 3.2 to Sunrun’s Quarterly Report filed with the Commission on September 15, 2015)

3.3	Amendment to Amended and Restated Bylaws of Sunrun (incorporated by reference to Exhibit 3.1 to Sunrun’s 8-K filed with the Commission on July 10, 2020)

4.1	Form of common stock certificate of Sunrun (incorporated by reference to Exhibit 4.1 to Sunrun’s Form S-1 filed with the Commission on June 25, 2015)

5.1	Form of Opinion of Cooley LLP as to the validity of the shares of Sunrun common stock to be issued in the merger

8.1	Form of Opinion of Cooley LLP as to certain tax matters

8.2	Form of Opinion of Simpson Thacher & Bartlett LLP as to certain tax matters

10.1	Support Agreement, dated as of July 6, 2020, by and among Sunrun Inc. and 313 Acquisition LLC (incorporated by reference to Exhibit 10.1 to Sunrun’s 8-K filed with the Commission on July 10, 2020)

10.2	Support Agreement, dated as of July 6, 2020, by and among Vivint Solar, Inc., Tiger Global Investments, L.P. and Tiger Global Long Opportunities Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to Sunrun’s 8-K filed with the Commission on July 10, 2020)

10.3	Registration Rights Agreement, dated as of July 6, 2020, by and among Sunrun Inc. and the other parties thereto (incorporated by reference to Exhibit 10.3 to Sunrun’s 8-K filed with the Commission on July 10, 2020)

23.1	Consent of Cooley LLP for legality and tax opinions (included in Exhibits 5.1 and 8.1)

23.2	Consent of Simpson Thacher & Bartlett LLP for tax opinion (included in Exhibit 8.2)

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of Sunrun

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm of Vivint Solar

24.1	Power of Attorney of Directors of Sunrun (included on the signature page of this registration statement and incorporated herein by reference)

99.1	Consent of Credit Suisse Securities (USA) LLC

99.2	Consent of Morgan Stanley & Co. LLC

99.3	Consent of BofA Securities, Inc.

99.4	Consent of David Bywater

99.5	Form of Sunrun Proxy Card

99.6	Form of Vivint Solar Proxy Card

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange commission upon request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 14, 2020.

SUNRUN INC.

By:	/s/ Lynn Jurich
	Name:	Lynn Jurich
	Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers whose signature appears below constitutes and appoints Lynn Jurich and Edward Fenster, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign this and/or any or all amendments (including post-effective amendments) to this registration statement and to sign any registration statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated below, on August 14, 2020.

Signature	Title

/s/ Lynn Jurich Lynn Jurich	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Tom vonReichbauer Tom vonReichbauer	Chief Financial Officer (Principal Financial Officer)

/s/ Michelle Philpot Michelle Philpot	Chief Accounting Officer (Principal Accounting Officer)

/s/ Edward Fenster Edward Fenster	Chairman and Director

/s/ Katherine August-deWilde Katherine August-deWilde	Director

/s/ Leslie Dach Leslie Dach	Director

/s/ Alan Ferber Alan Ferber	Director

/s/ Mary Powell Mary Powell	Director

/s/ Gerald Risk Gerald Risk	Director